you
As filed with the Securities and Exchange Commission on August 5, 2010

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICAN REALTY CAPITAL TRUST, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

106 York Road
Jenkintown, Pennsylvania 19046
(215) 887-2189

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas S. Schorsch
AMERICAN REALTY CAPITAL TRUST, INC.
106 York Road
Jenkintown, Pennsylvania 19046

(215) 887-2189

(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:

Peter M. Fass, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

Approximate Date of Commencement of Proposed Sale to Public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check, the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amounts to be Registered	Proposed Offering Price Per Unit	Proposed Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common Stock, par value $0.01 per share	32,500,000	$10.00	$325,000,000.00	$23,172.50
Distribution Reinvestment Plan
Common Stock, par value $0.01 per share	2,631,578	$9.50	$25,000,000.00	$1,782.50
Total	35,131,578		$350,000,000.00	$24,955.00

The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, AUGUST 5, 2010 AMERICAN REALTY CAPITAL AMERICAN REALTY CAPITAL TRUST, INC.

Maximum Offering of 32,500,000 Shares of Common Stock

American Realty Capital Trust, Inc. is a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes, or REIT.  We will invest primarily in freestanding, single-tenant retail properties net leased to investment grade and other creditworthy tenants.

We commenced our initial public offering of shares of our common stock on January 25, 2008, which we refer to as our initial offering.  As of July 27, 2010, we had raised gross offering proceeds of $328.7 million from 8,604 stockholders pursuant to our initial offering, which will terminate no later than January 25, 2011, unless extended through no later than July 25, 2011.  As of July 27, 2010, we owned 169 geographically diverse properties comprising approximately 2.9 million square feet of gross leasable area, located in 30 states.

In this follow-on offering, we are offering up to 32,500,000 shares of our common stock, $0.01 par value per share, in our primary offering for $10.00 per share, with discounts available for certain categories of purchasers. We are also offering up to 2,631,578 shares pursuant to our distribution reinvestment plan at a purchase price of $9.50 per share. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan.

See “Risk Factors” for a description of some of the risks you should consider before buying shares of our common stock.  These risks include the following:

•
As of July 27, 2010 we have made 169 geographically diverse acquisitions but have not identified specific properties to acquire with the net proceeds we will receive from this follow-on offering.  You will be unable to evaluate the economic merit of our future investments before we make them and there may be a substantial delay in receiving a return, if any, on your investment.

•
There are substantial conflicts among us and our sponsor, advisor, dealer manager and property manager, such as the fact that our principal executive officers own a majority interest in our advisor, our dealer-manager and our property manager, and our advisor and other affiliated entities may compete with us and acquire properties suitable to our investment objectives.

•	No public market currently exists, and one may never exist, for shares of our common stock. If you are able to sell your shares, you would likely have to sell them at a substantial discount.

•
Distributions payable to our stockholders may, without limitation, include distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of capital, reduce the amount of capital we ultimately invest in properties and negatively impact the value of your investment.

•	If we do not remain qualified to be taxed as a REIT, it would reduce the amount of income available for distribution and limit our ability to make distributions to our stockholders.

•
You may not own more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

•
We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls, but we will not incur debt to the extent it will restrict our ability to qualify as a REIT.

•
We are dependent on our advisor to select investments and conduct our operations.  Adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•	This is a “best efforts” offering and we might not sell all of the shares being offered.

These are speculative securities and this investment involves a high degree of risk.  You should purchase these securities only if you can afford a complete loss of your investment.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering.  Any representation to the contrary is a criminal offense.

The use of projections in this offering is prohibited.  Any representation to the contrary, and any predictions, written or oral, as to the amount or certainty of any future benefit or tax consequence that may flow from an investment in this program is not permitted.  All proceeds from this offering are funds held in trust until subscriptions are accepted and funds are released.

	Price to Public	Selling Commissions	Dealer Manager Fee	Net Proceeds (Before Expenses)
Follow-On Primary Offering
Per Share	$10.00	$0.70	$0.30	$9.00
Total Maximum	$350,000,000	$24,500,000	$10,500,000	$35,000,000

The dealer manager of this offering, Realty Capital Securities, LLC, is a member firm of the Financial Industry Regulatory Authority (FINRA) is our affiliate and will offer the shares on a best efforts basis.  The minimum investment amount generally is $1,000.  See the “Plan of Distribution” section of this prospectus for a description of compensation that may be received by our dealer manger and other broker-dealers in this offering.

We commenced our initial public offering of 150,000,000 shares of common stock on January 25, 2008, which we refer to as our initial offering.  We will offer shares under the initial offering until January 25, 2011, unless such initial offering is extended to a date no later than July 25, 2011.  We will sell shares under the follow-on offering until the earlier of the date on which all shares under the follow-on offering have been sold or August 5, 2012, two years from the date of this prospectus.

August 5, 2010

Suitability Standards

An investment in our common stock involves significant risk and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment.  Initially, we will not have a public market for our common stock, and we cannot assure you that one will develop, which means that it may be difficult for you to sell your shares.  This investment is not suitable for persons who require immediate liquidity or guaranteed income, or who seek a short-term investment.

In consideration of these factors, we have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders.  These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

The minimum purchase is 100 shares ($1,000), except in certain states as described below.  Purchases in amounts above the $1,000 minimum and all subsequent purchases may be made in whole or fractional shares, again subject to the limitations described below for certain states.  You may not transfer fewer shares than the minimum purchase requirement.  In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase.  In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, and jointly meet suitability standards, provided that each such contribution is made in increments of $100.00 or ten (10) whole shares.  You should note that an investment in shares of our company will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”)..

The minimum purchase for Maine, New York, Tennessee and North Carolina residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000).  The minimum purchase for Minnesota residents is 250 shares ($2,500), except for IRAs and other qualified retirement plans which must purchase a minimum of 200 shares ($2,000).  Following an initial subscription for at least the required minimum investment, any investor may make additional purchases in increments of at least 100 shares ($1,000), except for purchases made by residents of Maine and Minnesota, whose additional investments must meet their state’s minimum investment amount, and purchases of shares pursuant to the initial offering’s distribution reinvestment plan and automatic purchase plan, which may be in lesser amounts.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above.  Shares will be sold only to investors in these states who meet the special suitability standards set forth below:

•
Kentucky — Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

•
Massachusetts, Ohio, Iowa, Pennsylvania and Oregon — Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000.  The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Ohio, Iowa, Pennsylvania or Oregon resident’s net worth.

•
Michigan — Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000.  The maximum investment in the issuer and its affiliates cannot exceed 10% of the Michigan resident’s net worth.

•	Tennessee — In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

•
Kansas — In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts.  “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

•
Missouri — In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

•
California — In addition to the suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

i

•
Alabama and Mississippi — In addition to the suitability standards above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

In all states listed above, net worth is to be determined excluding the value of a purchaser’s home, furnishings and automobiles.

Each sponsor, participating broker-dealer, authorized representative or any other person selling shares on our behalf is required to:

•
make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker-dealer, including such investor’s age, investment objectives, income, net worth, financial situation and other investments held by such investor; and

•	maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

In making this determination, your participating broker-dealer, authorized representative or other person selling shares on our behalf will, based on a review of the information provided by you in the subscription agreement (Appendix A), consider whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transferability of our common stock;

•	the background and qualifications of our advisor; and

•	the tax consequences of an investment in our common stock.

In the case of sales to fiduciary accounts, the suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares or by the beneficiary of the account.  Given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, our suitability standards are intended to help ensure that shares of our common stock are an appropriate investment for those of you who become investors.

In order to ensure adherence to the suitability standards above, requisite criteria must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix A.  In addition, our advisor and dealer manager must make every reasonable effort to determine that the purchase of our shares (including the purchase of our shares through the automatic purchase plan) is a suitable and appropriate investment for an investor.  In making this determination, our advisor and dealer manager will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information.  Executed Subscription Agreements will be maintained in our records for six years.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the USA PATRIOT Act), the units offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “Prohibited Partner,” which means anyone who is:

•
a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

•
subject to additional restrictions imposed by the following statutes or regulations and executive orders issued thereunder:  the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

AMERICAN REALITY CAPITAL TRUST, INC.

Interests in Other Real Estate Programs	62
Other Activities of American Realty Capital Advisors, LLC and Its Affiliates	62
Competition in Acquiring, Leasing and Operating of Properties	63
Affiliated Dealer Manager	63
Affiliated Property Manager	63
Lack of Separate Representation	63
Joint Ventures with Affiliates of American Realty Capital Advisors, LLC	63
Receipt of Fees and Other Compensation by American Realty Capital Advisors, LLC and Its Affiliates	63
Certain Conflict Resolution Procedures	64
INVESTMENT OBJECTIVES AND POLICIES	66
General	66
American Realty Capital’s Business Plan	66
Acquisition and Investment Policies	67
Making Loans and Investments in Mortgages	79
Acquisition of Properties from Affiliates	80
Section 1031 Exchange Program	81
Disposition Policies	83
Investment Limitations	83
Change in Investment Objectives and Limitations	84
Investment Company Act Considerations	84
Real Property Investments	86
Potential Property Investments	112
Other Policies	112
PLAN OF OPERATION	113
General	113
Liquidity and Capital Resources	113
Results of Operations	114
Inflation	114
SELECTED FINANCIAL DATA	115
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS	117
Overview	117
Recent Market Conditions	118
Application of Critical Accounting Policies	118
Liquidity and Capital Resources	124
Election as a REIT	125
Inflation	125
Related-Party Transactions and Agreements	125
Conflicts of Interest	125
Impact of Recent Accounting Pronouncements	125
Off Balance Sheet Arrangements	125
PRIOR PERFORMANCE SUMMARY	126
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	129
ERISA CONSIDERATIONS	143
General	143
Minimum and Other Distribution Requirements — Plan Liquidity	144
Annual or More Frequent Valuation Requirement	144
Fiduciary Obligations — Prohibited Transactions	144
Plan Assets—Definition	145
Plan Assets — Registered Investment Company Exception	145
Publicly Offered Securities Exemption	145
Plan Assets — Operating Company Exception	145
Plan Assets — Not Significant Investment Exception	146
Consequences of Holding Plan Assets	146
Prohibited Transactions	146
Prohibited Transactions — Consequences	147
Reporting	147
DESCRIPTION OF SHARES	148

v

Common Stock	148
Preferred Stock	148
Dilution of Our Shares	149
Meetings and Special Voting Requirements	149
Restrictions on Ownership and Transfer	150
Automatic Purchase Plan	151
Distribution Policy and Distributions	151
Stockholder Liability	155
Business Combinations	155
Control Share Acquisitions	156
Subtitle 8	156
Advance Notice of Director Nominations and New Business	157
Share Repurchase Program	157
Restrictions on Roll-up Transactions	158
SUMMARY OF OFFERING DISTRIBUTION REINVESTMENT PLAN	159
OUR OPERATING PARTNERSHIP AGREEMENT	160
General	160
Capital Contributions	160
Operations	160
Exchange Rights	161
Amendments to the Partnership Agreement	162
Termination of the Partnership	162
Transferability of Interests	162
PLAN OF DISTRIBUTION	163
The Offering	163
Realty Capital Securities, LLC	163
Compensation We Will Pay for the Sale of Our Shares	163
Shares Purchased by Affiliates	164
Volume Discounts	165
Subscription Process	166
Status of the Initial Offering	166
HOW TO SUBSCRIBE	167
SUPPLEMENTAL SALES MATERIAL	167
LEGAL MATTERS	168
EXPERTS	168
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	169
WHERE YOU CAN FIND MORE INFORMATION	170
APPENDIX A: SUBSCRIPTION AGREEMENT	1
APPENDIX B: PRIOR PERFORMANCE TABLES	1
ARC Growth Partnership, LP	B-12

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type.  Please see “Prospectus Summary” and the remainder of this prospectus for more detailed information about this offering.

Q:	What is a REIT?

A:	In general, a real estate investment trust, or REIT, is a company that:

•	makes an election to be treated as a REIT for U.S. federal income tax purposes;

•	pays distributions to investors each year of at least 90% of its taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid;

•
avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT generally is not subject to U.S. federal corporate income taxes and excise taxes on its net income, provided certain tax requirements are satisfied; and combines the capital of many investors to acquire, with the proceeds from our initial offering and this follow-on offering, a large-scale diversified real estate portfolio under professional management.

Q:	How do you differentiate yourself from your competitors who offer non-traded public REIT shares or real estate limited partnership units?

A:
We focus on acquiring a diversified portfolio of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants.  The net leases with our tenants allow us to pass through all operating and capital expenses items directly to our tenant.  The tenant is billed directly for all expense items and capital costs and the tenant pays such costs directly to the provider without having to go through us.  Multi-tenant retail and commercial properties, unlike our net lease properties, are subject to much greater volatility in operating results due to unexpected increases in operating costs or unforeseen capital and repair expenses.  Our leases allow us to pass through these costs to the tenant.

We intend to build a portfolio where 50% or more of our distributions are from rents guaranteed by investment grade tenants.  We believe that in addition to simply having investment grade tenants in your portfolio, the majority of the properties must be tenanted by investment grade (S&P rated BBB- or better) companies in order to maximize the investors’ risk-adjusted return.  While we intend to pay distributions equivalent to those of our competitors, we believe that the risk-adjusted returns on our portfolio are superior to those of our competitors due to the high concentration of investment grade tenants, the duration of our leases, i.e., 15 years and greater, and the net lease structure of these leases.

Additionally, since we acquire long term leases with minimum, non-cancelable lease terms of ten or more years, the majority of which will be fifteen years or greater, we are less subject to vacancy risk and tenant turnover than our competitors who invest in multi-tenant properties.  This allows us to better withstand periods of economic uncertainty versus properties with a number of short term leases.  Our individual investments also tend to be smaller because we buy freestanding single-tenant properties versus multi-tenant properties such as malls, shopping centers and office buildings.  This allows us to achieve much greater diversification by geography, tenant mix and property type.  By achieving such diversification, we are less likely to be negatively affected by economic downturns in local markets.

Q:	Generally, what are the terms of your leases?

A:
We seek to acquire properties that have leases with investment grade and other creditworthy tenants.  We expect that our leases generally will be triple-net leases, which means that the tenant is responsible for all costs and expenses related to the use and operation of the property, including, but not limited to, the cost of maintenance, repairs, property taxes and insurance, utilities and all other operating and capital costs.  In certain of these leases, we will be responsible for the repair and/or replacement of specific structural and load bearing components of a property, such as the roof or structure of the building.  We expect that our leases generally will have terms of ten or more years, oftentimes with multiple renewal options.  We may, however, enter into leases that have a shorter term.

Q:	How will you determine creditworthiness of prospective tenants and select potential investments?

A:
We determine creditworthiness pursuant to various methods, including reviewing financial data and other information about the tenant.  In addition, we may use an industry credit rating service to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant.  We will compare the reports produced by these services to the relevant financial and other data collected from these parties before consummating a lease transaction.  Such relevant data from potential tenants and guarantors include income and cash flow statements and balance sheets for current and prior periods, net worth or cash flow of guarantors, and business plans and other data we deem relevant.

Our Advisor considers relevant real property and financial factors in selecting properties, including condition and location of the property, its income-producing capacity and the prospects for its long-term appreciation.  Acquisitions or originations of loans are evaluated for the quality of income, and the quality of the borrower and the security for the loan or the nature and possibility of the acquisition of the underlying real estate asset.  Investments in other real estate-related securities will adhere to similar principles.  In addition, we consider the impact of each investment as it relates to our portfolio as a whole.

Q:	What is the experience of your officers and directors both in real estate in general and with net leased assets in particular?

A:
Nicholas S. Schorsch, our chairman and chief executive officer, founded and formerly served as President, CEO and Vice-Chairman of American Financial Realty Trust since its inception as a REIT in September 2002 until August 2006.  American Financial Realty Trust is a publicly traded REIT listed on the NYSE that invests exclusively in office, bank branches and other operationally critical real estate assets that are net leased to tenants in the financial service industry such as banks and insurance companies.  Through American Financial Resource Group and its successor corporation, now American Financial Realty Trust, Mr. Schorsch has executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate properties with transactional value of approximately $5 billion.  In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young.

William M. Kahane, our President, Chief Operating Officer and Treasurer, began his career as a real estate lawyer practicing in the public and private sectors from 1974-1979.  From 1981-1992 Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989.  In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate today.  Mr. Kahane is currently a Managing Director of GF Capital Management & Advisors LLC, a New York based merchant banking firm, where he directs the company’s real estate investments.  GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management.

Peter M. Budko, our Executive Vice President and Chief Investment Officer, founded and formerly served as Managing Director and Group Head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997-2006.  The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants.  While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets.  From 1987-1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Market (predecessor to Bank of America Securities) becoming head of the group in 1990.

Brian S. Block has served as Executive Vice President and Chief Financial Officer since September 2007.  He is also Executive Vice President and Chief Financial Officer of American Realty Capital, LLC and American Realty Capital Properties, LLC.  Mr. Block is responsible for the accounting, finance and reporting functions at ARC.  He has extensive experience in SEC reporting requirements as well as REIT tax compliance matters.  Mr. Block has been instrumental in developing ARC’s infrastructure and positioning the organization for growth.  Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000.  Subsequently, Mr. Block was the Chief Financial Officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002.  While at AFRT, Mr. Block served as Chief Accounting Officer from 2003 to 2007 and oversaw the financial, administrative and reporting functions of the organization.  He is a certified public accountant and is a member of the AICPA and PICPA.  Mr. Block serves on the REIT Committee of the Investment Program Association.

Edward M. Weil, Jr., our Executive Vice President and Secretary, was formerly the Senior Vice President of Sales and Leasing for American Financial Realty Trust, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio.  Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter.

Please also see herein the section “Adverse Business Developments and Conditions.”

Q:	What is your environmental review policy?

A:
We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property.  However, we may purchase a property without obtaining such assessment if our advisor determines it is not warranted.  A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns.  In addition, a visual survey of neighboring properties is conducted to assess surface conditions or activities that may have an adverse environmental impact on the property.  Furthermore, local governmental agency personnel are contacted who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property.  A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property.  We expect that in most cases we will request, but will not always obtain, a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.  Additionally, many of our leases contain clauses that require a tenant to reimburse and indemnify us for any environmental contamination occurring at the property.

Q:	Do you expect to enter into joint ventures?

A:
Possibly.  We may enter into joint ventures on property types that meet our overall investment strategy and return criteria that would otherwise not be available to us because the current owners may be reluctant to sell a 100% interest in their property.  We may also enter into a joint venture with a third party who has control over a particular investment opportunity but does not have sufficient equity capital to complete the transaction.  We may enter into joint ventures with our affiliates or with third parties.  Generally, we will only enter into a joint venture in which we will control the decisions of the joint venture.  If we do enter into joint ventures, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture.

Q:	Will distributions be taxable as ordinary income?

A:
Yes and no.  Generally, distributions that you receive (not designated as capital gains dividends), including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent the distribution is from current or accumulated earnings and profits.  However, distributions that we designate as capital gains dividends will generally be taxable as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year. We expect that some portion of your distributions may not be subject to tax in the year received because depreciation expense reduces taxable income but does not reduce cash available for distribution.  The portion of your distribution (not designated as a capital gain dividend or, for taxable years beginning before January 1, 2011, qualified dividend income) that is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment.  This defers a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates.  However, because each investor’s tax considerations are different, we recommend that you consult with your tax advisor.  You also should review the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”

Q:	How does a best efforts offering work?

A:
When shares are offered to the public on a “best efforts” basis, the brokers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares.  Therefore, we may not sell all of the shares that we are offering.

Q.	What kind of offering is this?

A:
This is a follow-on offering to our initial offering.  Through our dealer manager, we are offering a maximum of $350,000,000 in shares in our primary offering on a “best efforts” basis for $10.00 per share.

Q.	What is a follow-on offering?

A:
Our initial offering commenced on January 25, 2008 and will terminate on or before January 25, 2011, unless such initial offering is extended to a date no later than July 25, 2011.  We will continue to sell shares of our common stock pursuant to this second public offering, or “follow-on” offering, according to the terms, fees and conditions described in this prospectus.

Q.	How long will this offering last?

A:
This is a continuous offering that will end no later than August 5, 2012 two years from the date of the prospectus, unless extended.  If we extend beyond August 5, 2012, we will supplement the prospectus accordingly.  We may also terminate this offering at any time.

Q:	What will you do with the money raised in this offering before you invest the proceeds in real estate?

A:
Until we invest the net proceeds of this offering in real estate, we may use a portion of the proceeds to fund distributions and we may invest in short-term, highly liquid or other authorized investments, such as money market mutual funds, certificates of deposit, commercial paper, interest-bearing government securities and other short-term investments.  We may not be able to invest the proceeds in real estate promptly and such short-term investments will not earn as high of a return as we expect to earn on our real estate investments.

Q:	What is an “UPREIT”?

A:
UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds substantially all of its properties through a partnership in which the REIT holds an interest as a general partner and/or a limited partner, approximately equal to the value of capital raised by the REIT through sales of its capital stock.  We use an UPREIT structure because a sale of property directly to a REIT generally is a taxable transaction to the selling property owner.  In an UPREIT structure, a seller of a property that desires to defer taxable gain on the sale of its property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and defer taxation of gain until the seller later exchanges its UPREIT units on a one-for-one basis for REIT shares.  If the REIT shares are publicly traded, at the time of the exchange of units for shares, the former property owner will achieve liquidity for its investment.  Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of certain unfavorable U.S. federal income tax consequences

Q:	Who can buy shares?

A:
Generally, you may buy shares pursuant to this prospectus provided that you have either (a) a net worth of at least $70,000 and a gross annual income of at least $70,000, or (b) a net worth of at least $250,000.  For this purpose, net worth does not include your home, home furnishings and automobiles.  Residents of certain states may have a different standard.  You should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	Who should buy shares?

A:
An investment in our shares may be appropriate for you if you meet the minimum suitability standards mentioned above, seek to diversify your personal portfolio with a finite-life real estate-based investment, which among its benefits hedges against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation, and are able to hold your investment for a time period consistent with our liquidity plans.  Persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, are not appropriate investors for us, as our shares will not meet those needs.

Q:	May I make an investment through my IRA, SEP or other tax-deferred account?

A:
Yes.  You may make an investment through your individual retirement account (“IRA”), a simplified employee pension (“SEP”) plan or other tax-deferred account.  In making these investment decisions, you should consider, at a minimum, (a) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (b) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (c) whether the investment will generate unrelated business taxable income (“UBTI”) to your IRA, plan or other account, (d) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (e) the need to value the assets of your IRA, plan or other account annually or more frequently, and (f) whether the investment would constitute a prohibited transaction under applicable law.

Q:	Is there any minimum investment required?

A:
Yes.  Generally, you must invest at least $1,000.  Investors who already own our shares can make additional purchases for less than the minimum investment.  You should carefully read the more detailed description of the minimum investment requirements appearing under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	What type of reports on my investment will I receive?

A:	We will provide you with periodic updates on the performance of your investment with us, including:

•	following our commencement of distributions to stockholders, four quarterly or 12 monthly distribution reports;

•	three quarterly financial reports only by written request;

•	an annual report;

•	an annual Form 1099; if applicable and

•	supplements to the prospectus during the offering period, via mailings or website access.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;

•	facsimile;

•	electronic delivery; or

•	posting, or providing a link, on our affiliated website, which is www.americanrealtycap.com.

Q:	When will I get my detailed tax information?

A:	If applicable your Form 1099 tax information will be placed in the mail by January 31 of each year.

Q:	How do I subscribe for shares?

A:
If you choose to purchase shares in this offering and you are not already a stockholder, you will need to complete and sign a subscription agreement, like the one contained in this prospectus as Appendix A, for a specific number of shares and pay for the shares at the time you subscribe.

x

Q:	Who is the transfer agent?

A:	The name and address of our transfer agent is:

DST Systems, Inc.
430 W 7th St
Kansas City, MO 64105-1407
Phone (866) 771-2088
Fax (877) 694-1113

To ensure that any account changes are made promptly and accurately, all changes including your address, ownership type and distribution mailing address should be directed to the transfer agent.

Q:	Who can help answer my questions?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Realty Capital Securities, LLC
Three Copley Place
Suite 3300
Boston, MA 02116
1-877-373-3522
www.americanrealtycap.com

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus.  Because it is a summary, it may not contain all of the information that is important to you.  To understand this offering fully you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock.

Status of the Initial Offering

We commenced our initial public offering of 150,000,000 shares of common stock on January 25, 2008, which we refer to as our initial offering.  As of  July 27, 2010, we had issued 33,045,410 shares of common stock.  Total gross proceeds from these issuances were $328.7 million.  As of July 27, 2010, the aggregate value of all share issuances and subscriptions outstanding was $330.2 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP).  We will offer these shares until January 25, 2011, unless the initial offering is extended to no later than July 25, 2011, provided that the offering will be terminated if all of the shares are sold before then.  As of July 27, 2010, there were approximately 116,955,000 shares of our common stock outstanding, excluding shares available under the initial offering’s distribution reinvestment plan.

In this follow-on offering, we are offering up to 35,000,000 shares of our common stock, $0.01 par value per share, in our primary offering for $10.00 per share, with discounts available for certain categories of purchasers.

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc. is a Maryland corporation, incorporated on August 17, 2007 that qualifies as a REIT.  We expect to use the net proceeds from this offering to acquire and operate a portfolio of commercial real estate primarily consisting of freestanding, single-tenant properties net leased to investment grade and other creditworthy tenants located throughout the United States and Commonwealth of Puerto Rico.  Because we have invested in a limited number of properties and have not yet identified any specific additional properties to purchase, other than as described in the “Investment Objectives and Policies” section herein, we may be considered to be a blind pool.

Our corporate offices are located at 106 York Road, Jenkintown, PA 19046.  Our telephone number is 215-887-2189.  Our fax number is 215-887-2585, and the e-mail address of our investor relations department is investorservices@americanrealtycap.com.

Our executive offices are located at 405 Park Avenue, New York, New York 10022.  Our telephone number is 212-415-6500 and our fax number is 212-421-5799.

Our regional sales offices are located at Three Copley Place, Suite 3300, Boston, MA 02116.  Our telephone number is 877-373-2522 and our fax number is 857-350-9597.

Additional information about us and our affiliates may be obtained at www.americanrealtycap.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

REIT Status

If we remain qualified as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders.  To maintain our REIT qualification under the Code, we must meet a number of  organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to our stockholders, determined without regard to the deduction for dividends paid and excluding any net capital gain.  If we fail to remain qualified for taxation as a REIT in any subsequent year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT.  Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to some federal, state and local taxes on our income and property and to U.S. federal income taxes and excise taxes on our undistributed income. See “Material U.S. Federal Income Tax Considerations.”

Advisor

American Realty Capital Advisors, LLC, a Delaware limited liability company, is our advisor and is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions on our behalf.

Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  Currently, we have five directors, Nicholas S. Schorsch, William M. Kahane, Leslie D. Michelson, William G. Stanley and Robert H. Burns.  Each of the latter three is independent of American Realty Capital Advisors, LLC.  Each of our executive officers and two of our directors are affiliated with American Realty Capital Advisors, LLC.  Our charter, which requires that a majority of our directors be independent of us, our sponsor, American Realty Capital Advisors, LLC, or any of our or their affiliates, provides that our independent directors will be responsible for reviewing the performance of American Realty Capital Advisors, LLC and must approve other matters set forth in our charter.  See the “Conflicts of Interest — Certain Conflict Resolution Procedures” section of this prospectus.  Our directors will be elected annually by the stockholders.

Operating Partnership

We expect to own substantially all of our real estate properties through American Realty Capital Operating Partnership, L.P., our operating partnership.  We may, however, own properties directly, through subsidiaries of American Realty Capital Operating Partnership, L.P. or through other entities.  We are the sole general partner of American Realty Capital Operating Partnership, L.P. and American Realty Capital Advisors, LLC is the initial limited partner of American Realty Capital Operating Partnership, L.P.  Our ownership of properties in American Realty Capital Operating Partnership, L.P. is referred to as an “UPREIT.” This UPREIT structure may enable sellers of properties to transfer their properties to American Realty Capital Operating Partnership, L.P. in exchange for limited partnership units of American Realty Capital Operating Partnership, L.P. and defer potential gain recognition for U.S. federal income tax purposes with respect to such transfers of properties.  The holders of units in American Realty Capital Operating Partnership, L.P. may have their units redeemed for cash or, at our option, shares of our common stock.  At present, we have no plans to acquire any specific properties in exchange for units of American Realty Capital Operating Partnership, L.P.

Summary Risk Factors

Following are some of the risks relating to your investment:

•
Our advisor and its affiliates will face conflicts of interest, including significant conflicts among us and our advisor, since (a) our principal executive officers own a majority interest in our advisor, our dealer manager and our property manager, (b) our advisor and other affiliated entities may compete with us and acquire properties suitable to our investment objectives, and (c) our advisor’s compensation arrangements with us and other American Realty Capital-sponsored programs may provide incentives that are not aligned with the interests of our stockholders.

•
This may be considered a blind pool offering since we own a limited number of properties and, other than as described in the “Investment Objectives and Policies” section herein, we have not identified any specific additional properties to acquire with the proceeds of this offering.  As a result, you will be unable to evaluate the economic merit of all of our future investments prior to our making them and there may be a substantial delay in receiving a return, if any, on your investment.

•
Our charter generally prohibits you from acquiring or owning, directly or indirectly, more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock and contains additional restrictions on the ownership and transfer of our shares.  Therefore, your ability to control the direction of our company will be limited.

•
No public market currently exists for shares of our common stock and one may never exist.  If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

•
This is a best efforts offering and we might not sell all of the shares being offered.  If we raise substantially less than the maximum follow-on offering, we may not be able to invest in a diverse portfolio of properties, and the value of your investment may vary more widely with the performance of specific properties.  There is a greater risk that you will lose money in your investment if we cannot diversify our portfolio of investments by geographic location, tenant mix and property type.

•
We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls, but we will not incur debt to the extent it will restrict our ability to qualify as a REIT.

•
Until the proceeds from this offering are invested and generating operating cash flow sufficient to make distributions to our stockholders, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital, reduce the amount of capital we ultimately invest in properties, and negatively impact the value of your investment.

•	If we fail to continue to qualify as a REIT for U.S. federal income tax purposes, our operations and ability to make distributions to our stockholders would be adversely affected.

•
We are dependent on our advisor to select investments and conduct our operations.  Adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•
Our board of directors has the authority to designate and issue one or more classes or series of preferred stock without stockholder approval, with rights and preferences senior to the rights of holders of common stock, including rights to payment of distributions.  If we issue any shares of preferred stock, the amount of funds available for the payment of distributions on the common stock could be reduced or eliminated.

•	We may be deemed to be an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) and thus subject to regulation under the Investment Company Act.

Before you invest in us, you should carefully read and consider the more detailed “Risk Factors” section of this prospectus.

Description of Investments

We employ a focused investment strategy:  acquire single-tenant, freestanding properties, net-leased on a long-term basis to investment-grade and other creditworthy tenants.  From a geographical standpoint, our target properties:  (i) enjoy a strong location on “Main Street, USA,” e.g., pharmacies, banks, restaurants, gas/convenience stores; or (ii) are situated along high traffic transit corridors at locations carefully selected by the corporate tenant to support operationally essential corporate distribution/warehouse and logistical facilities.

We believe that American corporations, seeking to reduce the costs of distributing their goods and services, are re-evaluating supply chain management and distribution/warehouse capabilities.  We believe that this has led to an increased need for well-located real estate from which corporations may cost-efficiently aggregate from suppliers and deploy to their regional retail stores.  We consider these two operationally essential categories as complementary to our overall portfolio.

American Realty Capital Trust seeks to build a diversified portfolio comprised primarily of freestanding single-tenant bank branch, convenience store, retail, office and industrial properties that are double-net and triple-net leased to investment grade (S&P BBB- or better) and other creditworthy tenants.  Triple-net (NNN) leases typically require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses.  Double-net (NN) leases typically provide that the landlord is responsible for maintaining the roof and structure, or other structural aspects of the property, while the tenant is responsible for all remaining expenses associated with the property.  We seek to build a portfolio where at least 50% of the portfolio will be comprised of properties leased to investment grade tenants.  While most of our investment will be directly in such properties, we may also invest in entities that own or invest in such properties.  We shall strive to assemble a portfolio of real estate that is diversified by industry, geography, tenants, credits, and use.  We do not anticipate any single tenant or geographic concentration to comprise more than 10% of our portfolio.  We anticipate that our portfolio will consist primarily of freestanding, single-tenant properties net leased for use as bank branches, convenience stores, retail, office and industrial establishments.  Although we expect our portfolio will consist primarily of freestanding, single-tenant properties, we will not forgo opportunities to invest in other types of real estate investments that meet our overall investment objectives.  Additionally, we expect to further diversify our portfolio by making first mortgage, bridge or mezzanine loans on single-tenant net-leased properties.  We will acquire or invest in properties and loans located only in the United States and the Commonwealth of Puerto Rico.

Our advisor, American Realty Capital Advisors, LLC, will make recommendations to our board of directors for our investments.  All acquisitions of commercial properties will be evaluated for tenant creditworthiness and the reliability and stability of their future income and capital appreciation potential.  We will consider the risk profile, credit quality and reputation of potential tenants and the impact of each particular acquisition as it relates to the portfolio as a whole.  Our board of directors will exercise its fiduciary duties to our stockholders in determining to approve or reject each of these investment recommendations.  See the section of this prospectus captioned “Investment Objectives and Policies — Real Property Investments” for a more detailed descriptions.  As we acquire properties, we will supplement this prospectus to describe material changes to our portfolio.

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  The board is responsible for the overall management and control of our affairs.  The board has retained American Realty Capital Advisors, LLC to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision.  As described in greater detail under “Our Advisor,” below, our advisor will be responsible for making investment decisions where the purchase price of a particular property is less than $15,000,000 and the investment does not exceed stated leverage limitations.  Where such leverage limitations are exceeded, or where the purchase price is equal to or greater than $15,000,000, investment decisions will be made by our board of directors.

Because, other than as described in the “Investment Objectives and Policies” section herein, we have not yet identified any specific properties to purchase, we are considered to be a blind pool.  As we acquire properties, we will supplement this prospectus to describe material changes to our portfolio.

Real Estate Investments Summary

The REIT has acquired the following real estate investments through July 27, 2010:

•	Distribution and Warehouse Facilities

•	a FedEx Cross-Dock facility in Snowshoe, PA; a FedEx Freight Facility in Houston, TX; and a FedEx Freight West, Inc. distribution facility in West Sacramento, CA;

•	a leasehold interest in a build-to-suit Home Depot Distribution Facility in Topeka, KS;

•	2 Fresenius Medical Care Distribution Facilities located in Apple Valley, CA and Shasta Lake, CA, respectively;

•	1 build-to-suit warehouse facility for Reckitt Benckiser located in Tooele, UT, near Salt Lake City;

•	Banks

•	15 First Niagara (formerly Harleysville National Bank and Trust Company) bank branch properties in various Pennsylvania locations;

•	18 Rockland Trust Company bank branch properties in various Massachusetts locations;

•	52 PNC Bank (including 2 formerly National City Bank) branches in Florida, Pennsylvania, New Jersey and Ohio;

•	Drug Stores

•	6 Rite Aid properties in various locations in Pennsylvania and Ohio;

•	3 Walgreens locations located in Sealy, TX, Byram MS and LeRoy, NY;

•
25 newly constructed retail stores from CVS Caremark located in 16 states — Illinois, South Carolina, Texas, Georgia, Michigan, New York, Arizona, North Carolina, California, Alabama, Florida, Indiana, Maine, Minnesota, Missouri, and Nevada;

•	Automobile Service

•	6 recently constructed Bridgestone retail stores in various locations in Oklahoma and Florida;

•	4 Advanced Auto locations located in Michigan, Alabama and Mississippi;

•
12 recently constructed Bridgestone Firestone auto-centers located in Albuquerque, NM, Rockwell, TX, Weatherford, TX, League City, TX, Crowley, TX, Allen, TX, Pearland, TX, Austin, TX, Grand Junction, CO, Benton, AR, Wichita, KS and Baton Rouge, LA;

•	Restaurants

•
11 restaurants from Jack In the Box, Inc. located in Desloge, MO; The Dalles, OR; Vancouver, WA, Corpus Christi, TX Houston, TX, South Houston, TX;  two properties in Victoria, TX; Beaumont, TX Ferris, TX and Forney, TX.

•	3 built-to suit, free-standing restaurant for International House of Pancakes located in Hilton Head, SC, Buford, GA and Cincinnati, OH;

•	Retail

•	4 build-to-suit properties from Jared the Galleria of Jewelry located in Amherst, NY, Lake Grove, NY and Watchung, NJ and Plymouth, Massachusetts; and

•	1 Super Stop & Shop supermarket located in Nanuet, NY.

•	1 build to suit free standing retail property for Tractor Supply located in DuBois, PA

•	1 build to suit free standing retail property for Dollar General located in Jacksonville, FL

The amount of the Year 1 yield based upon the contract purchase price of the acquired properties as compared to the Year 1 total rent is approximately 8.38% which excludes contractual rent increases occurring in future years.  The amounts in the following table are as of March 31, 2010 (dollars in thousands)

Selected Financial Data

The selected financial data presented below has been derived from our consolidated financial statements as of the periods indicated:

Balance sheet data (amounts in thousands)

	March 31,	December 31,
	2010	2009	2008	2007
Total real estate investments, at cost	$419,994	$338,556	$164,770	$—
Total assets	417,239	339,277	164,942	938
Mortgage notes payable	225,118	183,811	112,742	—
Total short-term equity	0	15,878	30,926	—
Other notes payable	13,000	13,000	1,090	—
Intangible lease obligation, net	9,006	9,085	9,400	—
Total liabilities	254,736	228,721	163,183	738
Total stockholders’ equity	162,503	110,556	1,759	200

Operating data (amounts in thousands except per share data)

	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from August 17, 2007 (date of inception) to December 31, 2007
Total revenue	$7,428	$14,964	$5,546	$—
Expenses
Property management fees to affiliate	—	—	4	—
Asset management fees to affiliate	—	145	—	—
Acquisition and transaction related costs	341	506	—	—
General and administrative	224	507	380	1
Depreciation and amortization	3,785	8,315	3,056	—
Total operating expenses	4,350	9,473	3,440	1
Operating income (loss)	3,078	5,491	2,106	(1)
Other income (expenses)
Interest expense	(3,673)	(10,353)	(4,774)	—
Interest income	11	52	3	—
Gains on sales to noncontrolling interest holders, net	335	—	—	—
Gains (losses) on derivative instruments	(152)	495	(1,618)	—
Total other expenses	3,479	(9,805)	(6,389)	—
Net loss	$(401)	$(4,315)	$(4,283)	$(1)
Other data
Modified funds from operations (1) (2)	$3,314	$3,460	$477	$—
Cash flows provided by (used in) operations	2,060	(2,526)	4,013	(200)
Cash flows used in investing activities	(81,438)	(173,786)	(97,456)	—
Cash flows provided by financing activities	77,146	180,435	94,330	200
Per share data
Net loss per common share – basic and diluted	$(0.02)	$(0.74)	$(6.02)	$—
Distributions declared	$.70	$.67	$.65	$—
Weighted-average number of common shares outstanding, basic and diluted	17,845,489	5,768,761	711,524	—

(1)
We consider funds from operations (“FFO”) and modified funds from operations (“MFFO”) a useful indicator of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO and MFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO and MFFO in accordance with the current National Association of Real Estate Investment Trust’s (“NAREIT”) definition (as we do) or may interpret the current NAREIT definition differently than we do. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs.

(2)	The FFO and MFFO measurement is applicable for the nine months ended December 31, 2008.

Estimated Use of Proceeds of This Follow-On Offering

The following table sets forth our best estimates of how we intend to use the proceeds raised in this follow-on offering, assuming we sell the maximum number of shares pursuant to the initial offering as well as this follow-on offering.  Depending primarily on the number of shares we sell in this follow-on offering, we estimate for each share sold in this follow-on offering approximately $8.71, as in the initial offering, will be available for the purchase of real estate.  We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties.  The table below sets forth our estimated use of proceeds from this offering:

	Maximum Initial Offering (Not Including Distribution Reinvestment Plan)	Maximum Follow- On Offering[1]
	Amount	Amount	Percent
Gross Offering Proceeds	$1,500,000,000	$325,000,000	100%
Less Public Offering Expenses:
Selling Commissions and Dealer Manager Fee	150,000,000	32,500,000	10.0%
Organization and Offering Expenses	22,500,000	4,875,000	1.5%
Amount Available for Investment	1,327,500,000	287,625,000	88.5%
Acquisition and Development:
Acquisition and Advisory Fees	13,275,000	2,545,481	0.885%
Acquisition Expenses	6,000,000	1,150,500	0.4%
Initial Working Capital Reserve	1,500,000	325,000	0.1%
Amount Invested in Properties	$1,306,725,000	$283,604,019	87.115%

(1) The total amount raised between the initial and follow-on offering will not exceed $1.5 billion, excluding any funds raised by the distribution reinvestment plan.

Investment Objectives

Our primary investment objectives are:

•	to provide current income for you through the payment of cash distributions; and

•	to preserve, protect and return your invested capital.

We also seek capital gain from our investments.  Our core investment strategy for achieving these objectives is to acquire, own and manage a portfolio of freestanding commercial properties that are leased to a diversified group of creditworthy companies on a single-tenant, net lease basis.  Net leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses (referred to as “triple-net leases”).  See the “Investment Objectives and Policies” section of this prospectus for a more complete description of our investment policies and investment restrictions.

Conflicts of Interest

American Realty Capital Advisors, LLC, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•
The management personnel of American Realty Capital Advisors, LLC, each of whom may in the future make investment decisions for other American Realty Capital-sponsored programs and direct investments, must determine which investment opportunities to recommend to us or another American Realty Capital-sponsored program or joint venture, and must determine how to allocate resources among us and any other future American Realty Capital-sponsored programs;

•	American Realty Capital Advisors, LLC may structure the terms of joint ventures between us and other American Realty Capital-sponsored programs;

•	American Realty Capital Advisors, LLC and its affiliates will have to allocate their time between us and other real estate programs and activities in which they may be involved in the future; and

•
American Realty Capital Advisors, LLC and its affiliates will receive fees in connection with transactions involving the purchase, financing, management and sale of our properties, and, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders.

Our officers and two of our directors also will face these conflicts because of their affiliation with American Realty Capital Advisors, LLC.  These conflicts of interest could result in decisions that are not in our best interests.  See the “Conflicts of Interest” section of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with American Realty Capital Advisors, LLC.

_______________

(1)	The investors in this offering will own registered shares of common stock in American Realty Capital Trust, Inc.

(2)
The Individuals are our Sponsors, Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block, and Edward M. Weil, Jr., whose ownership in the affiliates is represented by direct and indirect interests.

(3)	American Realty Capital II, LLC currently owns 20,000 shares of our common stock.

(4)
American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Dealer Manager Agreement with Realty Capital Securities, LLC, which will serve as our dealer manager.

(5)
American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into an Advisory Agreement with American Realty Capital Advisors, LLC, which will serve as our advisor.

(6)
American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Property Management Agreement with American Realty Capital Properties, LLC, which serves as our property manager.

(7)	American Realty Capital Operating Partnership, L.P. owns the properties indirectly through respective special purpose entities.

Prior Offering

For a summary of the prior offerings of our Sponsors see the section of this prospectus captioned “Prior Offering Summary.”

Terms of The Offering

We commenced our initial public offering of shares of our common stock on January 25, 2008, which we refer to as our initial offering.  As of July 27, 2010, we had raised gross offering proceeds of $328.7 million from 8,604 stockholders pursuant to our initial offering, which will terminate no later than January 25, 2011, unless the initial offering is extended to no later than July 25, 2011.  As of July 27, 2010, we owned 169 geographically diverse properties comprising approximately 2.9 million square feet of gross leasable area, located in 30 states.

In this follow-on offering ,we are offering up to 32,500,000 shares of our common stock, $0.01 par value per share. for $10.00 per share, with discounts available for certain categories of purchasers.  We are also offering up to 2,631,578 shares pursuant to our distribution reinvestment plan at a purchase price of $9.50 per share. We will sell shares under the follow-on offering until the earlier of the date on which all shares under the follow-on offering have been sold or August 5, 2012, two years from the date of this prospectus. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan.

Under the Securities Act of 1933, as amended (the “Securities Act”), and in some states, we may not be able to continue the offering for these periods without filing a new registration statement.  We may terminate this offering at any time prior to the stated termination date.

Compensation to Advisor and its Affiliates

In our initial offering, our Advisor, American Realty Capital Advisors, LLC, and its affiliates receive compensation and reimbursement for services relating to the initial offering and the investment and management of our assets.  In this follow-on offering, we will have the same compensation and fee structure as in our initial offering.  The most significant items of compensation are included in the table below.  The selling commissions and dealer manager fee may vary for different categories of purchasers.  See the “Plan of Distribution” section of this prospectus.  The table below assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Type of Compensation	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Maximum Initial Offering (150,000,000 shares)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Selling Commission	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers.	$18,373,000	$105,000,000	$24,500,000
Dealer Manager Fee	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$8,441,000	$45,000,000	$10,500,000
Other Organization and Offering Expenses	We will reimburse American Realty Capital Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses.	$14,027,000	$22,500,000	$5,250,000

Type of Compensation	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Maximum Initial Offering (150,000,000 shares)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Operational Stage
Acquisition Fees	We will pay to American Realty Capital Advisors, LLC 1% of the contract purchase price of each property acquired.	$4,982,000	$13,275,000	$3,500,000
Acquisition Expenses	We will reimburse American Realty Capital Advisors, LLC for acquisition expenses (including personnel costs) incurred in acquiring property We expect these fees to be approximately 0.5% of the purchase price of each property. In no event will the total of all acquisition and advisory fees and acquisition expenses payable with respect to a particular investment exceed 4% of the contract purchase price.	$2,626,000	$6,000,000	$1,750,000
Asset Management Fees	We will pay American Realty Capital Advisors, LLC a yearly fee equal to 1% of the contract purchase price of each property plus costs and expenses incurred by the advisor in providing asset management services, payable semiannually, based on assets held by us on the measurement date, adjusted for appropriate closing dates for individual property acquisitions.	$495,000	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value there is no maximum dollar amount of this fee.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value there is no maximum dollar amount of this fee.
Property Management and Leasing Fees
For the management and leasing of our properties, we will pay to American Realty Capital Properties, LLC, an affiliate of our advisor, a property management fee (a) 2% of gross revenues from our single tenant properties and (b) 4% of gross revenues from our multi-tenant properties, plus, in each case, market-based leasing commissions applicable to the geographic location of the property.  We also will reimburse American Realty Capital Properties, LLC’s costs of managing the properties.  American Realty Capital Properties, LLC or its affiliates may also receive a fee for the initial leasing of newly constructed properties, which would generally equal one month’s rent.  In the unlikely event that American Realty Capital Properties, LLC assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, us.  This fee will not exceed 5% of the cost of the tenant improvements.  The aggregate of all property management and leasing fees paid to our affiliates plus all payments to third parties for such fees will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location as determined by a survey of brokers and agents in such area.
		–	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Maximum Initial Offering (150,000,000 shares)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Operating Expenses
We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar noncash reserves and excluding any gain from the sale of assets for that period.  Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.
		–	Not determinable at this time.	Not determinable at this time.
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain, and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay the advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing, subject to certain limitations.	$2,778,000	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing there is no maximum dollar amount of this fee.	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing there is no maximum dollar amount of this fee.
Liquidation/Listing Stage
Real Estate Commissions	A brokerage commission paid on the sale of property, not to exceed the lesser of one-half of reasonable, customary and competitive real estate commission or 3% of the contract price for property sold (inclusive of any commission paid to outside brokers), in each case, payable to our advisor if our advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale.	–	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)	15% of remaining net sale proceeds after return of capital contributions plus payment to investors of a 6% cumulative, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation. We will not be entitled to the Subordinated Participation in Net Sale Proceeds unless our investors have received a 6% cumulative non-compounded return on their capital contributions.	–	Not determinable at this time. There is no maximum amount of these payments.	Not determinable at this time. There is no maximum amount of these payments.

Type of Compensation	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Maximum Initial Offering (150,000,000 shares)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)	15% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an 6% cumulative, non-compounded annual return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation. We will not be entitled to the Subordinated Incentive Listing Fee unless our investors have received a 6% cumulative non-compounded return on their capital contributions.	–	Not determinable at this time. There is no maximum amount of this fee.	Not determinable at this time. There is no maximum amount of this fee.

Status of Fees Paid and Deferred

The following table sets forth the fees and expenses paid through June 30, 2010 (amounts in thousands):

	Total Fees Paid	Total Fees Deferred	Total Fees Forgiven
January 1, 2008 to December 31, 2008
Organizational and Offering Expenses	$2,289	–	$200
Acquisition Fees	$1,507	–	–
Finance Coordination Fees	$1,131	–	–
Property Management Fees	–	–	$100
Asset Management Fees	–	–	$733
January 1, 2009 to December 31, 2009
Organizational and Offering Expenses	$7,202	–	$3,800
Acquisition Fees	$1,690	–	–
Finance Coordination Fees	$880	–	–
Property Management Fees	–	–	$300
Asset Management Fees	$145	–	$1,779
January 1, 2010 to July 1, 2010
Organizational and Offering Expenses	$4,536	–	–
Acquisition Fees	$1,785	–	–
Finance Coordination Fees	$767	–	–
Property Management Fees	–	–	$314
Asset Management Fees	$350	–	$1,663

Distributions

To maintain our qualification as a REIT, we are required, among other things, to generally make aggregate annual distributions to our stockholders of at least 90% of our annual REIT taxable income (which does not necessarily equal net income as calculated in accordance with GAAP, determined without regard to the deduction for dividends paid and excluding any net capital gain.  Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.  We calculate our monthly distributions based upon daily record and distribution declaration dates so investors may be entitled to distributions immediately upon purchasing our shares.  The payment date is the 2nd day following each month-end to stockholders of record at the close of business each day during the applicable period.  As of July 1, 2010, distributions paid to shareholders totaled $12.3 million.  On January 27, 2010, the Board of Directors approved an increase in its annual cash distribution to $.70, paid monthly.  Based on a $10.00 share price, this increase, effective April 1, 2010, results in an annualized distribution rate of 7.0%.  As of July 27, 2010, cash used to pay our distributions was entirely generated from funds received from operating activities and fee waivers from our advisor.  Our distributions have not been paid from any other sources.  We have continued to pay distributions to our shareholders each month since our initial dividend payment.  To date, the Company’s distributions have been paid with a combination of cash flows from operations and the proceeds from the sales of common stock.  There can be no assurance that cash flows from operations will be sufficient to pay distributions in future periods.  In the event we do not have enough cash to make distributions in the future, we may borrow, use proceeds from this offering, issue additional securities or sell assets in order to fund distributions.

See the section of this prospectus captioned “Description of Shares — Distribution Policy and Distributions” for a description of our distributions.

Listing or Liquidation

We will seek to list our shares of common stock for trading on the New York Stock Exchange, NASDAQ Stock Market or any successor exchange or market when and if our independent directors believe listing would be in the best interest of our stockholders.  However, at this time, we have no intention to list our shares.  We do not anticipate that there will be any market for our common stock unless and until our shares are listed.  If we do not list our shares of common stock on the New York Stock Exchange or NASDAQ Stock Market by December 1, 2018, we intend to either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of our corporation.

If we seek and do not obtain stockholder approval of an extension or amendment to the listing deadline, we intend then to adopt a plan of liquidation and commence an orderly liquidation of our properties.

Distribution Reinvestment Plan

Pursuant to our distribution reinvestment plan, you may have the distributions you receive from us reinvested in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be the higher of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. No sales commissions or dealer manager fees will be paid on shares sold under our distribution reinvestment plan. If you participate in the distribution reinvestment plan, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay such liability. We may terminate the distribution reinvestment plan at our discretion at any time upon ten days prior written notice to you. Additionally, we will be required to discontinue sales of shares under the distribution reinvestment plan on the earlier of August 5, 2012, which is two years from the effective date of this offering, or the date we sell all of the shares registered for sale under the distribution reinvestment plan, unless we file a new registration statement with the Securities and Exchange Commission and applicable states. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan.

Pursuant to the initial offering distribution reinvestment, investors from the initial offering had the option to reinvest the distributions they receive from us in additional shares of our common stock.  The purchase price per share under our distribution reinvestment plan is currently $9.50 per share.

Share Repurchase Program

Our board of directors has adopted a share repurchase program that enables our stockholders to sell their shares to us in limited circumstances.  Our share repurchase program permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below.

Our common stock is currently not listed on a national securities exchange and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders.  In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year and who purchased their shares from us or received the shares through a non-cash transaction, not in the secondary market, may present all or a portion consisting of the holder’s shares to us for repurchase at any time in accordance with the procedures outlined below.  At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for repurchase for cash to the extent that we have sufficient funds available to us to fund such repurchase.  We will not pay to our board of directors, advisor or its affiliates any fees to complete any transactions under our share repurchase program.

During the term of the initial and follow-on offering and any subsequent public offering of our shares, the purchase price per share will depend on the length of time you have held such shares as follows:  after one year from the purchase date - 96.25% of the amount you actually paid for each share; and after two years from the purchase date - 97.75% of the amount you actually paid for each share; and after three years from the purchase date - 100% of the amount you actually paid for each share; (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).  At any time we are engaged in an offering of shares, the per share price for shares purchased under our repurchase plan will always be equal to or lower than the applicable per share offering price.  Thereafter, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).  Our board of directors will announce any purchase price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders.  Our board of directors shall use the following criteria for determining the net asset value of the shares:  value of our assets (estimated market value) less the estimated market value of our liabilities, divided by the number of shares.  The Board, with advice from the Advisor, (i) will make internal valuations of the market value of its assets based upon the current capitalization rates of similar properties in the market, recent transactions for similar properties acquired by the Company and any extensions, cancellations, modifications or other material events affecting the leases, changes in rents or other circumstances related to such properties, (ii) review internal appraisals prepared by the Advisor following standard commercial real estate appraisal practice and (iii) every three years or earlier, in rotation will have all of the properties appraised by an external appraiser.  Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement.  Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).  In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

We will redeem our shares on the last business day of the month following the end of each quarter.  Requests for repurchases must be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month.  You may withdraw your request to have your shares repurchased at any time prior to the last day of the applicable quarter.  Shares presented for repurchase will continue to earn daily distributions up to and including the repurchase date.

Our board of directors may choose to amend, suspend or terminate our share repurchase program upon 30 days’ notice at any time.

On November 12, 2008, the Company’s board of directors modified the Share Repurchase Program (“share repurchase plan”) to fund purchases under the share repurchase plan, not only from the initial offering’s Distribution Reinvestment Plan (“DRIP”), but also from operating funds of the Company.  Accordingly, purchases under the share repurchase plan, subject to the terms of the share repurchase plan, may be funded from the proceeds from the sale of shares under the DRIP, from proceeds of the sale of shares in a public offering, and with other available allocated operating funds.  However, purchases under the share repurchase plan by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year.  The other terms and conditions of the share repurchase plan remain unchanged.

As of June 30, 2010, we received requests to redeem 77,759 common shares pursuant to our share repurchase program.  We redeemed 100% of the redemption requests at an average price per share of $9.91 per share.  We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our initial offering’s distribution reinvestment plan and from operating funds of the Company

Description of Shares

Uncertificated Shares

Our board of directors has authorized the issuance of shares of our stock without certificates.  We expect that, unless and until our shares are listed on the New York Stock Exchange or NASDAQ Stock Market, we will not issue shares in certificated form.  Our transfer agent maintains a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds.  With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the record owner and the new owner delivers a properly executed stock transfer form to us, along with a fee to cover reasonable transfer costs, in an amount determined by our board of directors.  We will provide the required form to you upon request.  The transfer will be effective and the transferee of the shares will be recognized as the holder of such shares within five business days of our receipt of the required documentation, subject to restrictions in our charter.  If the transferor (original owner) is participating in the Share Repurchase Program at the time of transfer, then distributions owed and paid after the transfer date will be paid in the form of cash and not reinvested in additional shares.  The transferor will continue to earn dividends up to and including the transfer date.

Stockholder Voting Rights and Limitations

We hold annual meetings of our stockholders for the purpose of electing our directors and conducting other business matters that may be presented at such meetings.  We may also call special meetings of stockholders from time to time.  You are entitled to one vote for each share of common stock you own at any of these meetings.

Restriction on Ownership and Transfer

Our charter contains restrictions on ownership and transfer of the shares that, among other restrictions, prevent any one person from owning more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, unless exempted by our board of directors.  For a more complete description of the shares, including this and other restrictions on the ownership and transfer of our shares, please see the “Description of Shares” section of this prospectus.  Our charter also limits your ability to transfer your shares to prospective stockholders unless (a) they meet the minimum suitability standards regarding income or net worth, which are described in the “Suitability Standards” section immediately following the cover page of this prospectus, and (b) the transfer complies with minimum purchase requirements, which are described above in the sections entitled “Suitability Standards” and “How to Subscribe.”

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC using a continuous offering process.  Periodically, as we make material investments or have other material developments, we will provide a prospectus supplement that may add, update or change information contained in this prospectus.  Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement.  The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus.  You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described below under “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”

RISK FACTORS

An investment in our common stock involves various risks and uncertainties.  You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock.  The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition.  These risks could cause the value of our common stock to decline and could cause you to lose all or part of your investment.  The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in American Realty Capital Trust, Inc.

Except as described herein, we have no prior operating history or established financing sources, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

Except as described in this prospectus, we have no operating history and you should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor to predict our future results.  We were incorporated on August 17, 2007.  We have limited investments in real estate or otherwise.  Although Mr. Schorsch, Mr. Kahane and other members of our advisor’s management have significant experience in the acquisition, finance, management and development of commercial real estate, the prior performance of real estate investment programs sponsored by affiliates of Mr. Schorsch, Mr. Kahane and our advisor may not be indicative of our future results.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development.  To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategies;

•	increase awareness of the American Realty Capital Trust, Inc. name within the investment products market;

•	expand and maintain our network of licensed securities brokers and other agents;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and

•	continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Please also see herein the section entitled “Adverse Business Developments and Conditions.”

As of July 27, 2010, we have made 169 geographically diverse acquisitions but have not identified any additional properties to acquire with the net proceeds we will receive from this follow-on offering, and therefore, you will not have the opportunity to evaluate all of our investments before we make them, which makes an investment in us more speculative.

Other than the acquisitions as described in the “Investment Objectives and Policies” section herein, you will be unable to evaluate the manner in which the net proceeds are invested.  Additionally, we will not provide you with information to evaluate our investments prior to our acquisition of properties.  We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of freestanding, single-tenant commercial properties net leased to investment grade or other creditworthy tenants.  We may also, in the discretion of our advisor, invest in other types of real estate or in entities that invest in real estate.  We will acquire or invest in properties located only in the United States and the Commonwealth of Puerto Rico.  In addition, our advisor may make or invest in mortgage, bridge or mezzanine loans or participations therein on our behalf if our board of directors determines, due to the state of the real estate market or in order to diversify our investment portfolio or otherwise, that such investments are advantageous to us.  We have established policies relating to the creditworthiness of tenants of our properties, but our board of directors will have wide discretion in implementing these policies, and you will not have the opportunity to evaluate potential tenants.  For a more detailed discussion of our investment policies, see the “Investment Objectives and Policies —Acquisition and Investment Policies” section of this prospectus.

There is no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares.

There currently is no public market for our shares and there may never be one.  If you are able to find a buyer for your shares, you may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards.  Our charter also prohibits the ownership of more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock by a single investor, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares.  Moreover, our share repurchase program includes numerous restrictions that would limit your ability to sell your shares to us.  Our board of directors may reject any request for repurchase of shares, or amend, suspend or terminate our share repurchase program upon 30 days’ notice.  Therefore, it will be difficult for you to sell your shares promptly or at all.  If you are able to sell your shares, you will likely have to sell them at a substantial discount to the price you paid for the shares.  It also is likely that your shares would not be accepted as the primary collateral for a loan.  You should purchase the shares only as a long-term investment because of the illiquid nature of the shares.  See “Suitability Standards,” “Description of Shares — Restrictions on Ownership and Transfer” and “Share Repurchase Program” elsewhere for a more complete discussion on the restrictions on your ability to transfer your shares.

If we, through American Realty Capital Advisors, LLC, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of American Realty Capital Advisors, LLC, our advisor, in acquiring of our investments, selecting tenants for our properties and securing independent financing arrangements.  We currently do not own any properties or have any operations, financing or investments.  Except for investors who purchase shares in this offering after such time as this prospectus is supplemented to describe one or more identified investments, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments.  You must rely entirely on the management ability of American Realty Capital Advisors, LLC and the oversight of our board of directors.  We cannot be sure that American Realty Capital Advisors, LLC will be successful in obtaining suitable investments on financially attractive terms or that, if it makes investments on our behalf, our objectives will be achieved.  If we, through American Realty Capital Advisors, LLC, are unable to find suitable investments, we will hold the proceeds of this offering in an interest-bearing account, invest the proceeds in short-term, investment-grade investments or, if we cannot find at least one suitable investment within one year after we reach our minimum offering, and if our board of directors determines it is in our best interests, liquidate.  In such an event, our ability to pay distributions to our stockholders would be adversely affected.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment.

We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs.  Delays we encounter in the selection, acquisition and, in the event we develop properties, development of income-producing properties, likely would adversely affect our ability to make distributions and the value of your overall returns.  In such event, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital.  Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties.  This, in turn, would reduce the value of your investment.  In particular, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space.  Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular properties.  If American Realty Capital Advisors, LLC is unable to obtain suitable investments, we will hold the proceeds of this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments.  If we cannot invest proceeds from this offering within a reasonable amount of time, or if our board of directors determines it is in the best interests of our stockholders, we will return the uninvested proceeds to investors.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a best efforts basis, whereby the brokers participating in the offering are only required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares.  As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio.  If we are unable to raise substantial proceeds in this offering, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make.  In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase.  If we only are able to make a few investments, we would not achieve any asset diversification.  Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment.  Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments.  In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, including Nicholas S. Schorsch and William M. Kahane, each of whom would be difficult to replace.  Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or our advisor.  If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer.  We maintain separate key man life insurance policies on each of Nicholas S. Schorsch, William M. Kahane, Brian S. Block, Peter M. Budko and Edward M. Weil, Jr.  We believe that our future success depends, in large part, upon our advisor's ability to hire and retain highly skilled managerial, operational and marketing personnel.  Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel.  If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  Our charter, in the case of our directors, officers, employees and agents, and the advisory agreement, in the case of our advisor, generally require us to indemnify our directors, officers, employees and agents and our advisor and its affiliates for actions taken by them in good faith and without negligence or misconduct.  Additionally, our charter limits the liability of our directors and officers subject to the conditions imposed by Maryland law, subject to the limitations required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Associations, also known as the NASAA REIT Guidelines.  Although our charter does not allow us to exonerate and indemnify our directors and officers to a greater extent than permitted under Maryland law and the NASAA REIT Guidelines, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them.  In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases which would decrease the cash otherwise available for distribution to you.  See the section captioned “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” elsewhere herein.

Risks Related to Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below.  The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts.

American Realty Capital Advisors, LLC will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

Affiliates of our advisor have sponsored other real estate investment programs, American Realty Capital New York Recovery REIT, Inc. (“Recovery REIT”) and Phillips Edison-ARC Shopping Center REIT Inc. (“PECO”).  Recovery REIT intends to acquire quality income-producing commercial real estate, as well as make real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located in the New York metropolitan area, primarily New York City.  PECO intends to invest primarily in necessity-based neighborhood and community shopping centers throughout the United States, with a focus on grocery anchored shopping centers.  Affiliates of our advisor may sponsor additional other real estate investment programs in the future.  We may buy properties at the same time and/or in the same geographic areas as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of American Realty Capital Advisors, LLC.  There is a risk that American Realty Capital Advisors, LLC will choose a property that provides lower returns to us than a property purchased by another American Realty Capital-sponsored program.  We cannot be sure that officers and key personnel acting on behalf of American Realty Capital Advisors, LLC and on behalf of managers of other American Realty Capital-sponsored programs will act in our best interests when deciding whether to allocate any particular property to us.  Also, although our board of directors adopted a policy whereby we may not acquire properties from affiliated entities, we may in the future, with the approval of our board, change our policy and acquire properties from, or sell properties to, other American Realty Capital-sponsored programs, and although we will do so consistent with our investment procedures, objectives and policies, transactions entered between us and our affiliates will not be subject to arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties.  However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its fair market value as determined by a qualified independent appraiser selected by our independent directors.  In addition, a majority of our directors, including a majority of independent directors, who have no financial interest in the transaction, must determine that the transaction is fair and reasonable to us and that the transaction is at a price to us not greater than the cost to our affiliate or, if the price to us exceeds the cost paid by our affiliate, that there is substantial justification for the excess cost.  Furthermore, if one of the other American Realty Capital-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.  You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.  Similar conflicts of interest may apply if our advisor determines to make or purchase mortgage, bridge or mezzanine loans or participations therein on our behalf, since other American Realty Capital-sponsored programs may be competing with us for these investments.

American Realty Capital Advisors, LLC faces conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense.

We may enter into joint ventures with other American Realty Capital-sponsored programs for the acquisition, development or improvement of properties.  American Realty Capital Advisors, LLC may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement.  The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.  In addition, American Realty Capital Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture.  Since American Realty Capital Advisors, LLC and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive.  In addition, we may assume liabilities related to the joint venture that exceeds the percentage of our investment in the joint venture.

American Realty Capital Advisors, LLC and its officers and employees and certain of our key personnel face competing demands relating to their time, and this may cause our operating results to suffer.

American Realty Capital Advisors, LLC and its officers and employees and certain of our key personnel and their respective affiliates are key personnel, general partners and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours and may have other business interests as well.  Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities.  All of our executive officers will spend at least a majority of their time involved in our operations and Messrs. Budko, Block and Weil will spend substantially all of their time involved in our operations.  However, during times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than is necessary or appropriate.  If this occurs, the returns on our investments may suffer.

Our officers face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

Each of our executive officers, including Nicholas S. Schorsch, who also serves as the chairman of our board of directors, and William M. Kahane, president and chief operating officer, also are officers of our advisor, our property manager, our dealer manager and other affiliated entities.  As a result, these individuals owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us or our stockholders.  Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities.  Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties, to affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor, (f) compensation to our advisor, and (g) our relationship with our dealer manager and property manager.  If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets.

American Realty Capital Advisors, LLC faces conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our advisory agreement, American Realty Capital Advisors, LLC or its affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders.  However, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders.  In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees.  In addition, our advisor’s or its affiliates’ entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle the advisor to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest.  Our advisory agreement will require us to pay a performance-based termination fee to our advisor or its affiliates in the event that we terminate the advisor prior to the listing of our shares for trading on an exchange or, absent such listing, in respect of its participation in net sales proceeds.  To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination fee, termination of the advisory agreement would be in our best interest.  In addition, the requirement to pay the fee to the advisor or its affiliates at termination could cause us to make different investment or disposition decisions than we would otherwise make, in order to satisfy our obligation to pay the fee to the terminated advisor.  Moreover, our advisor will have the right to terminate the advisory agreement upon a change of control of our company and thereby trigger the payment of the performance fee, which could have the effect of delaying, deferring or preventing the change of control.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

Proskauer Rose LLP acts as legal counsel to us and also represents our advisor and some of its affiliates.  There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all of such parties.  If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected.  Moreover, should a conflict of interest not be readily apparent, Proskauer Rose LLP may inadvertently act in derogation of the interest of the parties which could affect our ability to meet our investment objectives.

We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program, which increases the risks you face as a stockholder.

An affiliate of American Realty Capital Advisors, LLC, our advisor, has developed a program to facilitate real estate acquisitions for persons (“1031 Participants”) who seek to reinvest proceeds from a real estate sale and qualify that reinvestment for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (“Section 1031 Exchange Program”).  The program is described in greater detail under “Investment Objectives and Criteria —Acquisition and Investment Policies — Section 1031 Exchange Program.”  The Section 1031 Exchange Program involves a private placement of co-tenancy interests in real estate.  There are significant tax and securities disclosure risks associated with these private placement offerings of co-tenancy interests to 1031 Participants.  For example, in the event that the Internal Revenue Service conducts an audit of the purchasers of co tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co- tenancy interests and its sponsors.  We anticipate providing certain financial guarantees, described in “Investment Objectives and Policies — Section 1031 Exchange Program,” in the event co-tenancy interests in such offerings are not sold and could therefore be named in or otherwise required to defend against lawsuits brought by 1031 Participants.  Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to you.  In addition, disclosure of any such litigation may limit our future ability to raise additional capital through the sale of stock or borrowings.  To date, we have engaged in four Section 1031 Exchange Programs raising aggregate proceeds of $10,080,802.

We are subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment; these risks could reduce the value of our co-tenancy investments and your overall return.

Our participation in the Section 1031 Exchange Program involves an obligation to purchase any co-tenancy interests in a property that remain unsold at the completion of a Section 1031 Exchange Program private placement offering.  Accordingly, we could be required to purchase the unsold co-tenancy interests and thus become subject to the risks of ownership of properties in a co-tenancy arrangement with unrelated third parties.

Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate such as the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals that are inconsistent with our business interests or goals;

•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•
the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents, or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-tenants owning interests in the property.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns.  In the event that our interests become adverse to those of the other co-tenants, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants.  Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the 1031 Participants.  We might want to sell our co-tenancy interests in a given property at a time when the other cotenants in such property do not desire to sell their interests.  Therefore, we may not be able to sell our interest in a property at the time we would like to sell.  In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned entirely.

Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future; this could reduce the number of investments we can make and limit our ability to make distributions to you.

Institutional lenders may view our obligations under agreements to acquire unsold co-tenancy interests in properties as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future.  Lenders providing lines of credit may restrict our ability to draw on our lines of credit by the amount of our potential obligation.  Further, our lenders may view such obligations in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders that limit the amount of loans they can make to any one borrower.  These events could limit our operating flexibility and our ability to make distributions to you.

Risks Related to This Offering and Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT.  Unless exempted by our board of directors, no person may own more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.  This and other restrictions in our charter on the ownership and transfer of our stock may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.  See the “Description of Shares — Restrictions on Ownership and Transfer” section of this prospectus.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 250,000,000 shares of stock.  In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue.  Our board of directors may classify or reclassify any unissued preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of repurchase of any such stock.  Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock.  Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.  See the “Description of Shares — Preferred Stock” section of this prospectus.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit your ability to exit the investment.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.  The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.  Pursuant to the statute, our board of directors has exempted any business combination involving American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC.  Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC.  As a result, American Realty Capital Advisors, LLC and any affiliate of American Realty Capital Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.  The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.  For a more detailed discussion of the Maryland laws governing us and the ownership of our shares of common stock, see the section of this prospectus captioned “Description of Shares — Business Combinations.”

Maryland law also limits the ability of a third party to buy a large stake in us and exercise voting power in electing directors.

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the corporation’s disinterested stockholders by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares of stock owned by interested stockholders, that is, by the acquirer, by officers or by directors who are employees of the corporation, are excluded from shares entitled to vote on the matter.  “Control shares” are voting shares of stock that would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power.  Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” means the acquisition of control shares.  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.  Our bylaws contain a provision exempting from the Control Share Acquisition act any and all acquisitions of our common stock by American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC.  This statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer by anyone other than our affiliates or any of their affiliates.  For a more detailed discussion on the Maryland laws governing control share acquisitions, see the section of this prospectus captioned “Description of Shares — Control Share Acquisitions.”

If we are required to register as an investment company under the Investment Company Act, we could not continue our business, which may significantly reduce the value of your investment.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (Investment Company Act).  Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities.  Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40 test.”  If we would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act and certain No-Action Letters from the Securities and Exchange Commission.  Under Section 3(c)(5)(C), the SEC staff generally requires a company to maintain at least 55% of its assets directly in qualifying assets and at least 80% of the entity’s assets in qualifying assets and in a broader category of real estate related assets to qualify for this exception.  Mortgage-related securities may or may not constitute such qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans.  Our ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.  See the section entitled “Investment Objectives and Policies — Investment Company Act of 1940” in this prospectus.  We intend to monitor compliance with these requirements on an ongoing basis.  If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate, and these investments must be made within a year after the offering ends.  If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of the offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns.  This would reduce the cash available for distribution to investors and possibly lower your returns.

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past.  These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago.  No assurance can be given that the SEC staff will concur with our classification of our assets.  In addition, the SEC staff, may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act.  If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain.  In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.  If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us.  In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You are bound by the majority vote on matters on which you are entitled to vote, and therefore, your vote on a particular matter may be superseded by the vote of others.

You may vote on certain matters at any annual or special meeting of stockholders, including the election of directors.  However, you will be bound by the majority vote on matters requiring approval of a majority of the stockholders even if you do not vote with the majority on any such matter.

If you do not agree with the decisions of our board of directors, you only have limited control over changes in our policies and operations and may not be able to change such policies and operations.

Our board of directors determines our major policies, including our policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions.  Our board of directors may amend or revise these and other policies without a vote of the stockholders.  Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;

•	amendments of our charter (including a change in our investment objectives), except certain amendments that do not adversely affect the rights, preferences and privileges of our stockholders;

•	our liquidation or dissolution;

•	a reorganization of our company, as provided in our charter; and

•	mergers, consolidations or sales or other dispositions of substantially all of our assets, as provided in our charter.

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investments.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders.  These policies may change over time.  The methods of implementing our investment policies may also vary, as new real estate development trends emerge and new investment techniques are developed.  Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders.  As a result, the nature of your investment could change without your consent.

You are limited in your ability to sell your shares pursuant to our share repurchase program and may have to hold your shares for an indefinite period of time.

Our board of directors may amend the terms of our share repurchase program without stockholder approval.  Our board of directors also is free to suspend or terminate the program upon 30 days notice or to reject any request for repurchase.  In addition, the share repurchase program includes numerous restrictions that would limit your ability to sell your shares.  Generally, you must have held your shares for at least one year in order to participate in our share repurchase program.  If our board of directors authorizes a repurchase from legally available funds, we will limit the number of shares repurchased pursuant to our share repurchase program as follows:  (a) during any calendar year, the number of shares we will redeem will be limited to the proceeds in the initial offering’s distribution reinvestment plan (shares requested for repurchase upon the death of a stockholder will not be subject to this limitation); and (b) funding for the repurchase of shares will be limited to the net proceeds we receive from the sale of shares under our initial offering’s distribution reinvestment plan.  These limits might prevent us from accommodating all repurchase requests made in any year.  See the “Description of Shares — Share Repurchase Program” section of this prospectus for more information about the share repurchase program.  These restrictions severely limit your ability to sell your shares should you require liquidity, and limit your ability to recover the value you invested or the fair market value of your shares.

We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay.

Our board of directors has arbitrarily determined the selling price of the shares consistent with our initial offering and comparable real estate investment programs in the market, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares.  Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of the prospectus or us customarily performed in underwritten offerings.

The dealer manager, Realty Capital Securities, LLC, is one of our affiliates and will not make an independent review of us or the offering.  Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering.  If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering.  Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker.

Your interest in us will be diluted if we issue or offer additional shares.

Existing stockholders and potential investors in the initial offering and this follow-on offering do not have preemptive rights to any shares issued by us in the future.  Our charter currently authorizes us to issue up to 250,000,000 shares of stock, of which 240,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock.

Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval.  All of such shares may be issued in the discretion of our board of directors.  Existing stockholders and investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, in the event that we (a) sell shares in this offering or sell additional shares in the future, including those issued pursuant to follow-on offerings or our initial offering’s distribution reinvestment plan, (b) sell securities that are convertible into shares of our common stock, (c) issue shares of our common stock in a private offering of securities to institutional investors, (d) issue shares of our common stock upon the exercise of the options granted to our independent directors, (e) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement, or (f) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of American Realty Capital Operating Partnership, L.P., existing stockholders and investors purchasing shares in this offering will likely experience dilution of their equity investment in us.  In addition, the partnership agreement for American Realty Capital Operating Partnership, L.P. contains provisions that would allow, under certain circumstances, other entities, including other American Realty Capital-sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of American Realty Capital Operating Partnership, L.P.  Because the limited partnership units of American Realty Capital Operating Partnership, L.P. may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between American Realty Capital Operating Partnership, L.P. and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.  To the extent we issue additional equity interests after you purchase shares of our common stock in this offering, your percentage ownership interest in us will be diluted.  In addition, depending upon the terms and pricing of any additional offerings and the value of our real properties and other real estate-related assets, you may also experience dilution in the book value and fair market value of your shares.  Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Payment of fees to American Realty Capital Advisors, LLC and its affiliates reduces cash available for investment and distribution.

American Realty Capital Advisors, LLC and its affiliates will perform services for us in connection with the offer and sale of the shares, the selection and acquisition of our investments, and the management and leasing of our properties, the servicing of our mortgage, bridge or mezzanine loans, if any, and the administration of our other investments.  They are paid substantial fees for these services, which reduces the amount of cash available for investment in properties or distribution to stockholders.  For a more detailed discussion of the fees payable to such entities in respect of this offering, see the “Management Compensation” section of this prospectus.

We may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders.  Distributions will be based principally on cash available from our operations.  The amount of cash available for distributions is affected by many factors, such as our ability to buy properties as offering proceeds become available, rental income from such properties, and our operating expense levels, as well as many other variables.  Actual cash available for distributions may vary substantially from estimates.  We cannot assure you that we will be able to pay or maintain our current anticipated level of distributions or that distributions will increase over time.  We cannot give any assurance that rents from the properties will increase, that the securities we buy will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties, mortgage, bridge or mezzanine loans or any investments in securities will increase our cash available for distributions to stockholders.  Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders.  We may not have sufficient legally available cash from operations to make a distribution required to qualify for or maintain our REIT status.  We may increase borrowing or use proceeds from this offering to make distributions, each of which could be deemed to be a return of your capital.  We may make distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow.  Any such distributions will constitute a return of capital and may reduce the amount of capital we ultimately invest in properties and negatively impact the value of your investment.  For a description of the factors that can affect the availability and timing of cash distributions to stockholders, see the section of this prospectus captioned “Description of Shares — Distributions Policy.”

We will not calculate the net asset value per share for our shares until 18 months after completion of our last offering, therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering and for a substantial period of time thereafter.

Until 18 months after the termination of this follow-on offering or the termination of any subsequent offering of our shares, we intend to use the offering price of shares in our most recent offering as the per share value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of the per share value, in which case we will use the offering price less the per share amount of the special distribution).  Beginning 18 months after the completion of the last offering of our shares, our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.  We will disclose this net asset value to stockholders in our filings with the SEC.  Therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering.  See “Investment by Tax-Exempt Entities and ERISA Considerations —Annual or More Frequent Valuation Requirement.”

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	changes in insurance costs; and

•	periods of high interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

Many of our properties will depend upon a single tenant for all or a majority of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

We expect that many of our properties will be occupied by only one tenant or will derive a majority of their rental income from one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants.  Lease payment defaults by tenants could cause us to reduce the amount of distributions we pay.  A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage.  In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property.  If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.  A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States.  Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court.  Post-bankruptcy debts would be paid currently.  If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full.  If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages.  If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid.  This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums.  Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you.  In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease.  If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected.

A high concentration of our properties in a particular geographic area, or that have tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We expect that our properties will be diverse according to geographic area and industry of our tenants.  However, in the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area would have a magnified adverse effect on our portfolio.  Similarly, if our tenants are concentrated in a certain industry or industries, any adverse effect to that industry generally would have a disproportionately adverse effect on our portfolio.

If a sale-leaseback transaction is recharacterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it.  In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be recharacterized as either a financing or a joint venture, either of which outcomes could adversely affect our business.  If the sale-leaseback were recharacterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant.  In that event, we would no longer have the right to sell or encumber our ownership interest in the property.  Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property.  The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance.  If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property.  If the sale-leaseback were recharacterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property.  As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property.  Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases.  If vacancies continue for a long period of time, we will suffer reduced revenues which may result in less cash to be distributed to stockholders.  In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with prolonged vacancies could suffer, which could further reduce your return.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose.  In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing.  The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from that property.

We may be unable to secure funds for future tenant improvements or capital needs, which could adversely impact our ability to pay cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space.  In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops.  We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses.  We intend to reserve only 0.1% of the gross proceeds from this offering for future capital needs.  Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings.  These sources of funding may not be available on attractive terms or at all.  If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control.  We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us.  We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold.  We cannot assure you that we will have funds available to correct such defects or to make such improvements.  Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property.  These provisions would restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such property, which may lead to a decrease in the value of our assets.

Many of our leases will not contain rental increases over time.  Therefore, the value of the property to a potential purchaser may not increase over time, which may restrict our ability to sell a property, or in the event we are able to sell such property, may lead to a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions, which preclude pre-payments of a loan, could materially restrict us from selling or otherwise disposing of or refinancing properties.  These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you.  Lock out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.  Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist.  In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Any properties that we buy in the future will be, subject to operating risks common to real estate in general, any or all of which may negatively affect us.  If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses.  The properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.  While we expect that many of our properties will be leased on a triple-net-lease basis or will require the tenants to pay all or a portion of such expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we may have to pay those costs.  If we are unable to lease properties on a triple-net-lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect funds available for future acquisitions or cash available for distributions.

Adverse economic conditions will negatively affect our returns and profitability.

Recent events have exacerbated the general economic slowdown that has affected the nation as a whole and the local economies where our properties may be located. Economic weakness and higher unemployment, combined with higher costs, especially for energy, food and commodities, has put considerable pressure on consumer spending, which, along with the lack of available debt financing, has resulted in many U.S. companies experiencing poorer financial and operating performance over the past twelve months than in prior periods. As a result, this slowdown has reduced demand for space and removed support for rents and property values. Our operating results may be affected by the following market and economic challenges, which may result from a continued or exacerbated general economic slow down experienced by the nation as a whole or by the local economics where our properties may be located:

•	poor economic conditions may result in tenant defaults under leases;

•	re-leasing may require concessions or reduced rental rates under the new leases;

•	constricted access to credit may result in tenant defaults or non-renewals under leases; and

•
increased insurance premiums may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults.  Increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

A continuing environment of declining prices could further weaken real estate markets. We do not know how long the slowdown will last, or when, or even if, real estate markets will return to more normal conditions. Since we cannot predict when real estate markets may recover, the value of our properties may decline if market conditions persist or worsen. Further, the results of operations for a property in any one period may not be indicative of results in future periods, and the long-term performance of such property generally may not be comparable to, and cash flows may not be as predictable as, other properties owned by third parties in the same or similar industry. The already weak conditions in the real estate markets could be further exacerbated by a deterioration of national or regional economic conditions. Our property values and operations could be negatively affected to the extent that the current economic downturn is prolonged or becomes more severe.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

Generally, each of our tenants will be responsible for insuring its goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts that our advisor determines are sufficient to cover reasonably foreseeable losses.  Tenants of single-user properties leased on a triple-net-lease basis typically are required to pay all insurance costs associated with those properties.  Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses.  However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.  Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims.  Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans.  It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties.  In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.  We may not have adequate, or any, coverage for such losses.  The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government, and has been renewed until December 31, 2014.  We cannot be certain how this act will impact us or what additional cost to us, if any, could result.  If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Real estate-related taxes may increase and if these increases are not passed on to tenants, our income will be reduced.

Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property.  Generally, from time to time our property taxes increase as property values or assessment rates change or for other reasons deemed relevant by the assessors.  An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property.  Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis.  Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions to you.

CC&Rs may restrict our ability to operate a property.

Some of our properties are contiguous to other parcels of real property, comprising part of the same commercial center.  In connection with such properties, there are significant covenants, conditions and restrictions, known as “CC&Rs,” restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties.  Moreover, the operation and management of the contiguous properties may impact such properties.  Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

While we do not currently intend to do so, we may use proceeds from this offering to acquire and develop properties upon which we will construct improvements.  We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables.  If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance.  A builder’s performance may also be affected or delayed by conditions beyond the builder’s control.  Delays in completion of construction could also give tenants the right to terminate preconstruction leases.  We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction.  These and other such factors can result in increased costs of a project or loss of our investment.  In addition, we will be subject to normal lease-up risks relating to newly constructed projects.  We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property.  If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

While we do not currently intend to do so, we may invest in unimproved real property.  Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups.  Although we intend to limit any investment in unimproved property to property we intend to develop, your investment nevertheless is subject to the risks associated with investments in unimproved real property.

If we contract with an affiliated development company for newly developed property, we cannot guarantee that our earnest money deposit made to the development company will be fully refunded.

While we currently do not have an affiliated development company, our sponsor and/or its affiliates may form a development company.  In such an event, we may enter into one or more contracts, either directly or indirectly through joint ventures with affiliates or others, to acquire real property from an affiliate of American Realty Capital Advisors, LLC that is engaged in construction and development of commercial real properties.  Properties acquired from an affiliated development company may be either existing income-producing properties, properties to be developed or properties under development.  We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties.  In the case of properties to be developed by an affiliated development company, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property by our affiliate.  At the time of contracting and the payment of the earnest money deposit by us, our development company affiliate typically will not have acquired title to any real property.  Typically, our development company affiliate will only have a contract to acquire land, a development agreement to develop a building on the land and an agreement with one or more tenants to lease all or part of the property upon its completion.  We may enter into such a contract with our development company affiliate even if at the time of contracting we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property.  However, we will not be required to close a purchase from our development company affiliate, and will be entitled to a refund of our earnest money, in the following circumstances:

•	our development company affiliate fails to develop the property;

•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

•	we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

The obligation of our development company affiliate to refund our earnest money will be unsecured, and no assurance can be made that we would be able to obtain a refund of such earnest money deposit from it under these circumstances since our development company affiliate may be an entity without substantial assets or operations.  However, our development company affiliate’s obligation to refund our earnest money deposit may be guaranteed by American Realty Capital Properties, LLC, our property manager, which will enter into contracts to provide property management and leasing services to various American Realty Capital-sponsored programs, including us, for substantial monthly fees.  As of the time American Realty Capital Properties, LLC may be required to perform under any guaranty, we cannot assure that American Realty Capital Properties, LLC will have sufficient assets to refund all of our earnest money deposit in a lump sum payment.  If we were forced to collect our earnest money deposit by enforcing the guaranty of American Realty Capital Properties, LLC, we will likely be required to accept installment payments over time payable out of the revenues of American Realty Capital Properties, LLC operations.  We cannot assure you that we would be able to collect the entire amount of our earnest money deposit under such circumstances.  See “Investment Objectives and Policies —Acquisition and Investment Policies.”

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do.  Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.  In addition, the number of entities and the amount of funds competing for suitable investments may increase.  Any such increase would result in increased demand for these assets and therefore increased prices paid for them.  If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Our properties face competition that may affect tenants’ ability to pay rent and the amount of rent paid to us may affect the cash available for distributions and the amount of distributions.

Our properties typically are, and we expect will be, located in developed areas.  Therefore, there are and will be numerous other properties within the market area of each of our properties that will compete with us for tenants.  The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged.  We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for customer traffic and creditworthy tenants.  This could result in decreased cash flow from tenants and may require us to make capital improvements to properties that we would not have otherwise made, thus affecting cash available for distributions, and the amount available for distributions to you.

Delays in acquisitions of properties may an have adverse effect on your investment.

There may be a substantial period of time before the proceeds of this offering are invested.  Delays we encounter in the selection, acquisition and/or development of properties could adversely affect your returns.  Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space.  Therefore, you could suffer delays in the payment of cash distributions attributable to those particular properties.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety.  These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals.  Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.  This liability could be substantial.  In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates.  Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us.  Future laws, ordinances or regulations may impose material environmental liability.  Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.  In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance.  Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire.  In addition, any such assessment that we do obtain may not reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us.  The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.  See “Investment Objectives and Policies — Environmental Matters.”

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash.  However, in some instances we may sell our properties by providing financing to purchasers.  When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders.  Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of.  In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.  If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to our stockholders.

Our recovery of an investment in a mortgage, bridge or mezzanine loan that has defaulted may be limited

There is no guarantee that the mortgage, loan or deed of trust securing an investment will, following a default, permit us to recover the original investment and interest that would have been received absent a default.  The security provided by a mortgage, deed of trust or loan is directly related to the difference between the amount owed and the appraised market value of the property.  Although we intend to rely on a current real estate appraisal when we make the investment, the value of the property is affected by factors outside our control, including general fluctuations in the real estate market, rezoning, neighborhood changes, highway relocations and failure by the borrower to maintain the property.  In addition, we may incur the costs of litigation in our efforts to enforce our rights under defaulted loans.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

Our properties will be subject to the Americans with Disabilities Act of 1990 (the “Disabilities Act”).  Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons.  The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities.  The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages.  We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act.  However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner.  If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you.

Economic conditions may adversely affect our income.

The global financial markets have undergone a fundamental down-turn since mid-2007, which has had an adverse impact on the availability of credit to businesses generally. To the extent that the global economic recession continues and/or, intensifies, it has the potential to materially affect our operating results and financial condition, the value of our properties and other investments we make, the availability or the terms of financing that we may anticipate utilizing, and our ability to make principal and interest payments on, or refinance, any outstanding debt when due, and/or, for our leased properties, the ability of our tenants to enter into new leasing transactions or satisfy rental payments under existing leases as follows:

  •   Debt Markets — The debt markets are currently experiencing volatility as a result of certain factors, including the tightening of underwriting standards by lenders and credit rating agencies. Should overall borrowing costs increase, our operations may generate lower returns. The amount of capital that is available to finance real estate has decreased, which: (1) limits the ability of real estate investors to make new acquisitions and to benefit from reduced real estate values or to realize enhanced returns on real estate investments; (2) has slowed real estate transaction activity; and (3) may result in an inability to refinance debt. All  of these developments may result in price or value decreases of real estate assets and impact our ability to raise equity capital.

  •   Real Estate Markets — The recent global economic recession has caused commercial real estate values to decline substantially. As a result, there may be uncertainty in the valuation, or in the stability of the value, of the properties we acquire that could result in a substantial decrease in the value of our properties after we purchase them. Consequently, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge or record a loss on sale in earnings.

  •   Government Intervention — The disruptions in the global financial markets have led to extensive and unprecedented government intervention, which is intended to stimulate the flow of capital and to strengthen the U.S. economy in the short term. We cannot predict the actual effect of the government intervention and what effect, if any, additional governmental intervention may have on the financial markets and/or on us.

Our success may be hampered by the current slow down in the real estate industry.

Our business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets.  The current macroeconomic environment and accompanying credit crisis has negatively impacted the value of commercial real estate assets, contributing to a general slow down in our industry, which may continue through 2010 and beyond.  A prolonged and pronounced recession could continue or accelerate the reduction in overall transaction volume and size of sales and leasing activities that we have already experienced, and would continue to put downward pressure on our revenues and operating results.  To the extent that any decline in our revenues and operating results impacts our performance, our results of operations, financial condition and ability to pay distributions to our stockholders could also suffer.

Adverse geopolitical conditions may negatively affect our returns and profitability.

The United States’ armed conflict in various parts of the world could have a further impact on our tenants. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in higher energy costs and increased economic uncertainty in the United States or abroad. Our revenues will be dependent upon payment of rent by retailers, which may be particularly vulnerable to uncertainty in the local economy. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to you.

Net leases may not result in fair market lease rates over time.

We expect a large portion of our rental income to come from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances.  Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years.  As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

Our real estate investments may include special use single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

We focus our investments on commercial and industrial properties, including special use single tenant properties.  These types of properties are relatively illiquid compared to other types of real estate and financial assets.  This illiquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions.  With these properties, if the current lease is terminated or not renewed or, in the case of a mortgage loan, if we take such property in foreclosure, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property.  In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed.  These and other limitations may affect our ability to sell or re-lease properties and adversely affect returns to you.

Risks Associated with Debt Financing

We may incur mortgage indebtedness and other borrowings, which may increase our business risks.

In most instances, we have acquired, and expect to acquire, real properties by using either existing financing or borrowing new funds.  In addition, we have incurred mortgage debt and pledged all or some of our real properties as security for that debt to obtain funds to acquire additional real properties and may continue to do so.  We may borrow if we need funds to satisfy the REIT tax qualification requirement that we generally distribute at least 90% of our annual REIT taxable income (which does not necessarily equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, to our stockholders.  We may also borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors.  There is no limitation on the amount we may borrow against any single improved property.  However, under our charter, we are required to limit our borrowings to 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of our gross assets as of the date of any borrowing, unless excess borrowing is approved by a majority of the independent directors.  Our borrowings will not exceed 300% of our net assets (generally equal to 75% of cost), unless the excess is approved by a majority of our independent directors, which is the maximum level of indebtedness permitted under the NASAA REIT Guidelines.  We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of this limitation since we will then be in the process of raising our equity capital to acquire our portfolio.  As a result, we expect that our debt levels will be higher until we have invested most of our capital.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced.  In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions.  In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment.  For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage.  If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds.  In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status.  We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties.  When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity.  If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.  If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected which could result in our losing our REIT status and would result in a decrease in the value of your investment.

Current state of debt markets could have a material adverse impact on our earnings and financial condition

Continued volatility in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.  Domestic and international financial markets currently are experiencing continued volatility which has been brought about in large part by failures in the U.S. banking system. This volatility has severely impacted the availability of credit and has contributed to rising costs associated with obtaining credit. If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments. If this volatility in the credit markets persists, our ability to borrow monies to finance the purchase of, or other activities related to, properties and other real estate related assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.

The dislocations in the debt markets has reduced the amount of capital that is available to finance real estate, which, in turn, (a) will no longer allow real estate investors to rely on capitalization rate compression to generate returns and (b) has slowed real estate transaction activity, all of which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans.  Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long-term quality of the underlying real estate.  In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets.  Although this may benefit us for future acquisitions, it could negatively impact the current value of our existing assets.

In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of companies seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we pay for these investments.

Finally, the pervasive and fundamental disruptions that the global financial markets are currently undergoing have led to extensive and unprecedented governmental intervention. Although the government intervention is intended to stimulate the flow of capital and to undergird the U.S. economy in the short term, it is impossible to predict the actual effect of the government intervention and what effect, if any, additional interim or permanent governmental intervention may have on the financial markets and/or the effect of such intervention on us and our results of operations. In addition, there is a high likelihood that regulation of the financial markets will be significantly increased in the future, which could have a material impact on our operating results and financial condition.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms.  If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced.  If any of these events occur, our cash flow would be reduced.  This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt.  Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace American Realty Capital Advisors, LLC as our advisor.  These or other limitations may adversely affect our flexibility and our ability to achieve our investment and operating objectives.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

We expect that we will incur indebtedness in the future.  To the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you.  In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Our charter generally limits us to incurring debt no greater than 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of all of our assets as of the date of any borrowing, unless any excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing.  We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of this limitation since we will then be in the process of raising our equity capital to acquire our portfolio.  As a result, we expect that our debt levels will be higher until we have invested most of our capital.  High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants.  These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

U.S. Federal Income Tax Risks

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We have elected to be taxed as a REIT beginning with the tax year ending December 31, 2008 and intend to operate in a manner that will allow us to continue to qualify as a REIT.  In order for us to qualify as a REIT, we must satisfy certain requirements set forth in the Code and Treasury Regulations and various factual matters and circumstances that are not entirely within our control.  We intend to structure our activities in a manner designed to satisfy all of these requirements.  However, if certain of our operations were to be recharacterized by the Internal Revenue Service, or the IRS, such re-characterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT.  Proskauer Rose LLP, our legal counsel, has rendered its opinion that we qualify as a REIT, based upon our representations as to the manner in which we are and will be owned, invest in assets and operate, among other things.  However, our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific rules, the various tests imposed by the Code.  Proskauer Rose LLP will not review these operating results or compliance with the qualification standards on an ongoing basis.  This means that we may fail to satisfy the REIT requirements in the future.  Also, this opinion represents Proskauer Rose LLP’s legal judgment based on the law in effect as of the date of this prospectus.  Proskauer Rose LLP’s opinion is not binding on the IRS or the courts and we will not apply for a ruling from the IRS regarding our status as a REIT.  Future legislative, judicial or administrative changes to U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates.  In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status.  Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability.  In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions.  If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% for tax years beginning before January 1, 2011. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including the market price of our common stock.

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties.  While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes, the IRS could challenge such characterization.  In the event that any sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed.  If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization.  Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. If we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will incur a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code. From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur.

As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares as part of a distribution in which shareholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year. To help insure that we meet these tests, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, as long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning  (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state, and local income taxes.  For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax.  We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs.  We may also decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income.  In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly.  However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax.  We may also be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as taxable REIT subsidiaries (“TRS”), which are subject to full U.S. federal, state, local and foreign corporate-level income taxes.  Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock.  Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder.  Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets.  You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.  You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for U.S. federal income tax purposes as a corporation.  As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders.  Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make or liquidate attractive investments from our portfolio. Thus, compliance with the REIT requirements may hinder our operating performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally may not include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) may consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRS. If we fail to comply with these requirements at the end of any calendar quarter, we must remedy the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and experiencing adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to generally distribute at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) each year, determined without regard to the deduction for dividends paid and excluding any net capital gain. In order to satisfy this requirement, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Generally, under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the price of our common stock.

Further, while Revenue Procedure 2010-12 generally applies only to taxable dividends payable in a combination of cash and stock with respect to the taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. Federal Income Tax Considerations.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

As long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with a prohibited transaction safe harbor available under the Code for properties held for at least two years. However, despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding any TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations have been structured in such a manner that we will not be treated as inadvertenly paying preferential dividends, we can provide no assurance to this effect.

Our ownership of a taxable REIT subsidiary will be limited and our transactions with a taxable REIT subsidiary will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s length terms.

A REIT may own up to 100% of the stock of one or more TRSs.  A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT.  Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.  A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS.  Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.  In addition, the TRS rules in certain instances limit the deductibility of interest paid or accrued by a TRS to its affiliated REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

We intend to use a TRS for short- and medium-term net lease assets that we intend to acquire and promptly resell for immediate gain.  Our TRS will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed.  We anticipate that securities of our TRS will not make up more than 25% of the value of our total assets.  We will monitor the value of our investments in our TRS for the purpose of ensuring compliance with TRS ownership limitations.  Furthermore, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm’s length terms to avoid incurring the 100% penalty tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% penalty tax discussed above.

If our operating partnership failed to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will qualify to be treated as a partnership for U.S. federal income tax purposes. As a partnership, our operating partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be required to include its allocable share of the operating partnership’s income in computing its taxable income. We cannot assure you, however, that the IRS, will not challenge our operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, the failure of our operating partnership to qualify as a partnership would cause it to become subject to U.S. federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to the Foreign Investment in Real Property Tax of 1980, as amended, known as FIRPTA, on the gain recognized on the disposition.  Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.  We cannot assure you that we will qualify as a “domestically controlled” REIT.  If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock.  See “Material U.S. Federal Income Tax Considerations — Special Tax Considerations for Non-US. Stockholders — Sale of our Shares by a Non-US. Stockholder.”

In order to avoid triggering additional taxes and/or penalties, if you intend to invest in our shares through pension or profit-sharing trusts or IRAs, you should consider additional factors.

If you are investing the assets of a pension, profit-sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that, among other things:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of ERISA;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce UBTI for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA or Code requirements; and

•	your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

For a more complete discussion of the foregoing risks and other issues associated with an investment in shares by retirement plans, please see the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law.  Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated.  Therefore, such statements are not intended to be a guarantee of our performance in future periods.  Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission.  We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this registration statement, and we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Any forward-looking statements are subject to unknown risks and uncertainties, including those discussed in the “Risk Factors” section of this registration statement.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we have used proceeds raised in the initial offering and intend to use the proceeds raised in this follow-on offering, assuming that we sell the maximum offering of 150,000,000 shares of common stock pursuant to the initial offering and 32,500,000 shares of common stock pursuant to this follow-on offering; the combined total offering amount will not exceed $1.5 billion.  Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time.  Assuming a maximum offering, we expect that approximately 87.115% of the money that stockholders invest will be used to buy real estate or make other investments and approximately 0.1% will be used for working capital, while the remaining approximately 12.885% will be used to pay expenses and fees including the payment of fees to Realty Capital Advisors, LLC, our advisor, and Realty Capital Securities, LLC, our dealer manager.

	Actual Initial Offering Amount (as of June 30, 2010)	Maximum Initial Offering(1) (Not Including Distribution Reinvestment Plan)	Maximum Follow- On Offering(9)
		Amount	Amount	Percent
Gross Offering Proceeds	$328,652,000	$1,500,000,000	$325,000,000	100%
Less Public Offering Expenses:
Selling Commissions and Dealer Manager Fee(2)	$26,814,000	150,000,000	32,500,000	10.0%
Organization and Offering Expenses(3)	$14,027,000	22,500,000	4,875,000	1.5%
Amount Available for Investment(4)	$287,811,000	287,625,000	287,625,000	88.5%
Acquisition and Development:
Acquisition and Advisory Fees(5)	$4,982,000	13,275,000	2,545,481	0.885%
Acquisition Expenses(6)	$2,626,000	6,000,000	1,150,500	0.4%
Initial Working Capital Reserve(7)	—	1,500,000	325,000	0.1%
Amount Invested in Properties(8)	$280,203,000	$1,306,725,000	$283,604,019	87.115%

(1)
Assumes the maximum initial offering is sold, which includes 150,000,000 shares offered to the public at $10.00 per share.  No effect is given to the shares offered pursuant to our initial offering’s distribution reinvestment plan.

(2)
Includes selling commissions equal to 7% of aggregate gross offering proceeds, which commissions may be reduced for volume discounts described in “Plan of Distribution – Volume Discounts” herein, and a dealer manager fee equal to 3% of aggregate gross offering proceeds, both of which are payable to the dealer manager, an affiliate of our advisor.  The dealer manager, in its sole discretion, may reallow selling commissions of up to 7% of gross offering proceeds to other broker-dealers participating in this offering attributable to the shares sold by them and will reallow its dealer manager fee up to 3% of gross offering proceeds in marketing fees to broker-dealers participating in this offering based upon such factors as the volume of sales of such broker-dealers, the level of marketing support provided by such broker-dealers and the assistance of such broker-dealers in marketing the offering, or to reimburse representatives of such broker-dealers for the costs and expenses of attending our educational conferences and seminars.  See the “Plan of Distribution” section of this prospectus for a description of the volume discount provisions.

(3)
Organization and offering expenses consist of reimbursement of actual legal, accounting, printing and other accountable offering expenses, including amounts to reimburse American Realty Capital Advisors, LLC, our advisor, for marketing, salaries and direct expenses of its employees, and employees of its affiliates while engaged in registering and marketing the shares (including, without limitation, development of marketing materials and marketing presentations, and participating in due diligence, training seminars and educational conferences) and other marketing, coordination, administrative oversight and organization costs, other than selling commissions and the dealer manager fee.  American Realty Capital Advisors, LLC and its affiliates are responsible for the payment of organization and offering expenses, other than selling commissions and the dealer manager fee, to the extent they exceed 1.5% of gross offering proceeds, without recourse against or reimbursement by us; provided, however, that in no event will we pay or reimburse organization and offering expenses in excess of 10% of the gross offering proceeds.  We currently estimate that approximately $5,250,000 of organization and offering costs will be incurred if the maximum follow-on offering of 35,000,000 shares is sold.

(4)
Until required in connection with the acquisition and/or development of properties, substantially all of the net proceeds of the offering and, thereafter, any working capital reserves we may have, may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.

(5)
Acquisition fees are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in and the purchase, development or construction of properties.  We will pay to our advisor, acquisition fees of 1% of the gross purchase price of each property acquired, which for purposes of this table we have assumed is an aggregate amount equal to our estimated amount invested in properties.  Acquisition fees do not include acquisition expenses.  For purposes of this table, we have assumed that no financing is used to acquire properties or other real estate assets.

(6)
Acquisition expenses include legal fees and expenses, travel expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties.  For purposes of this table, we have assumed expenses of 0.5% of average invested assets, which for purposes of this table we have assumed is our estimated amount invested in properties; however, expenses on a particular acquisition may be higher.  Notwithstanding the foregoing, the total of all acquisition expenses and acquisition fees payable with respect to a particular property or investment shall be reasonable, and shall not exceed an amount equal to 4% of the gross purchase price of the property, or in the case of a mortgage loan 4% of the funds advanced, unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.

(7)
Working capital reserves typically are utilized for extraordinary expenses that are not covered by revenue generation of the property, such as tenant improvements, leasing commissions and major capital expenditures.  Alternatively, a lender may require its own formula for escrow of working capital reserves.  Because we expect most of our leases will be “net” leases, as described elsewhere herein, we do not expect to maintain significant working capital reserves.

(8)	Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves.=

(9)	The total amount raised between the initial and follow-on offering will not exceed $1.5 billion, excluding any funds raised by the distribution reinvestment plan.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  The board is responsible for the overall management and control of our affairs.  The board has retained American Realty Capital Advisors, LLC to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision.  As described in greater detail under “Our Advisor,” below, our advisor will be responsible (with the approval of the independent directors, in the case of the purchase of a property from an affiliate) for making investment decisions where the purchase price of a particular property is less than $15,000,000 and the investment does not exceed stated leverage limitations.  Where such leverage limitations are exceeded or where the purchase price is equal to or greater than $15,000,000, investment decisions will be made by our board of directors.

Our charter has been reviewed and ratified by our entire board of directors, including the independent directors.  This ratification by our board of directors is required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, also known as the NASAA REIT Guidelines.

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors, and after we commence this offering may not be fewer than three nor more than nine.  Our charter provides that, after we commence this offering, a majority of the directors must be independent directors, except for a period of up to 60 days after the death, resignation or removal of an independent director.  An “independent director” is a person who is not one of our officers or employees or an officer or employee of American Realty Capital Advisors, LLC or its affiliates or any other real estate investment trust organized by our sponsor or advised by American Realty Capital Advisors, LLC, has not otherwise been affiliated with such entities for the previous two years and does not serve as a director of more than three REITs organized by any principal executive or advised by American Realty Capital Advisors, LLC.  Of our five directors, three are considered independent directors.  There are no family relationships among any of our directors or officers, or officers of our advisor.  Each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us.  At least one of the independent directors must have at least three years of relevant real estate experience and at least one of our independent directors must be a financial expert with at least three years of relevant financial experience.  Currently, substantially all of our directors has substantially in excess of three years of relevant real estate experience.  Furthermore, our board of directors believe that diversity is an important attribute of the members who comprise our board of directors and that the members should represent an array of backgrounds and experiences. In making its determinations, the nominating and corporate governance committee reviews the appropriate experience, skills and characteristics required of directors in the context of our business. This review includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills relating to the understanding of the real estate industry, accounting or financial expertise. The nominating and corporate governance committee also gives consideration to the board having a diverse and appropriate mix of backgrounds and skills, the requirements in our charter and ability to exercise independence of thought, objective perspective and mature judgment and understand our business operations and objectives.
Each director will serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualified.  Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors.  Independent directors shall nominate replacements for vacancies in the independent director positions.  If at any time there are no directors in office, successor directors shall be elected by the stockholders.  Each director will be bound by the charter and the bylaws.

The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require.  The directors meet quarterly or more frequently if necessary.  Our directors are not required to devote a substantial portion of their time to discharge their duties as our directors.  Consequently, in the exercise of their responsibilities, the directors heavily rely on our advisor.  Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor.  The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

Our board of directors has established policies on investments and borrowing, the general terms of which are set forth in this prospectus.  The directors may establish further policies on investments and borrowings and are required to monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

The independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders.  In addition, a majority of the directors, including a majority of the independent directors who are not otherwise interested in the transaction, must determine that any transaction with American Realty Capital Advisors, LLC or its affiliates is fair and reasonable to us.  The independent directors also are responsible for reviewing the performance of American Realty Capital Advisors, LLC and determining that the compensation to be paid to American Realty Capital Advisors, LLC is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out.  Specifically, the independent directors consider factors such as:

•	the amount of the fees paid to American Realty Capital Advisors, LLC or its affiliates in relation to the size, composition and performance of our investments;

•	the success of American Realty Capital Advisors, LLC in generating appropriate investment opportunities;

•	rates charged to other REITs, and other investors by advisors performing similar services;

•	additional revenues realized by American Realty Capital Advisors, LLC and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by American Realty Capital Advisors, LLC;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio relative to the investments generated by American Realty Capital Advisors, LLC or its affiliates for its other clients.

Neither our advisor or any of its affiliates nor any director may vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (a) the removal of such director or American Realty Capital Advisors, LLC as our advisor, or (b) any transaction between us and American Realty Capital Advisors, LLC, such director or any of their respective affiliates.

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including property acquisitions.  However, our bylaws provide that our board must establish an audit committee composed of three independent directors (one of whom must be an expert in the field of finance) and may establish an Executive Committee, a Compensation Committee or such other committees as the board believes appropriate.  The board will appoint the members of the committee in the board’s discretion.  Our bylaws require that a majority of the members of each committee of our board other than the audit committee be comprised of independent directors.  Our board of directors has established and adopted charters for an audit committee, a conflicts committee and a nominating and corporate governance committee.

Audit Committee

Our board of directors has established an audit committee, which consists of our three independent directors.  The chairman of the audit committee is Leslie Michelson.  The audit committee, by approval of at least a majority of the members, selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.  Our board of directors has adopted a charter for the audit committee that sets forth its specific functions and responsibilities, which can be found at http://www.americanrealtycap.com/uploads/AuditCommitteeCharter.pdf.  The financial statements contained in the prospectus were audited by our independent registered public accounting firm who were not approved or selected by an audit committee containing any independent directors.  Also, the financial statements were not reviewed by independent directors.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors, all of whom, other than the Independent Directors, are employees only of American Realty Capital Advisors, LLC and not of any other of the affiliates.

Name	Age	Position(s)
Nicholas S. Schorsch	49	Chairman of the Board of Directors and Chief Executive Officer
William M. Kahane	62	President, Chief Operating Officer, Treasurer and Director
Peter M. Budko	50	Executive Vice President and Chief Investment Officer
Brian S. Block	38	Executive Vice President and Chief Financial Officer
Edward M. Weil, Jr.	43	Executive Vice President and Secretary
Leslie D. Michelson	59	Independent Director
William G. Stanley	54	Independent Director
Robert H. Burns	80	Independent Director

Nicholas S. Schorsch has served as the chairman of the board and chief executive officer of our company since our formation.  He also has been the chief executive officer of American Realty Capital Properties, LLC, and American Realty Capital Advisors, LLC since its formation.  Since October 2009, Mr. Schorsch has also served as Chairman of the Board and Chief Executive Officer of Recovery REIT and Chief Executive Officer of the property manager and advisor of Recovery REIT.  Prior to his current position with our company, from September 2006 to July 2007, Mr. Schorsch was Chief Executive Officer of an affiliate, American Realty Capital, a real estate investment firm.  Mr. Schorsch founded and formerly served as President, CEO and Vice-Chairman of American Financial Realty Trust (“AFR”) since its inception as a REIT in September 2002 until August 2006.  American Financial Realty Trust is a publicly traded REIT that invests exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial service industry such as banks and insurance companies.  Through American Financial Resource Group and its successor corporation, now American Financial Realty Trust, Mr. Schorsch has executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion.  In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young.  From 1995 to September 2002, Mr. Schorsch served as CEO and President of American Financial Resource Group (“AFRG”), AFR’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries.  In 1998, Mr. Schorsch was engaged in operating Arlington Cemetery and several other AFRG highly specialized enterprises when he learned that First Union Corporation was divesting 105 bank branches.  He offered to buy the entire portfolio and approximately one month later Mr. Schorsch had closed on all 105 branches.  Prior to this transaction, it was very unusual to buy a portfolio of this magnitude without first “cherry-picking” the best locations.  Prior to AFRG, Mr. Schorsch served as President of a non-ferrous metal product manufacturing business, Thermal Reduction.  He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corpro (NYSE) in 1994.  We believe that Mr. Schorsch’s previous experience as president, Chief Executive Officer and vice chairman of AFR and his significant real estate acquisition experience make him well qualified to serve as our Chairman of the Board.

William M. Kahane has served as President, chief operating officer, treasurer and director of our company since its formation.  He has been active in the structuring and financial management of commercial real estate investments for over 25 years.  He is also president, chief operating officer and treasurer of American Realty Capital Properties, LLC and American Realty Capital Advisors, LLC.  Since October 2009, Mr. Kahane has also served as the president, treasurer and director of Recovery REIT and president, chief operating officer and treasurer of both the property manager and advisor of Recovery REIT.  Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979.  From 1981 – 1992 Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989.  In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the Chairman.  Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (2003 to 2006), during which time Mr. Kahane served as Chairman of the Finance Committee of the Board of Trustees.  Mr. Kahane has been a Managing Director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he directs the firm’s real estate investments since 2001.  GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management.  Mr. Kahane also was on the Board of Directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as Chairman.  We believe that Mr. Kahane’s prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate make him well qualified to serve as a member of our Board of Directors.

Peter M. Budko has served as Executive Vice President and Chief Investment Officer of our company since its formation.  He also is executive vice president and chief investment officer of American Realty Capital Advisors, LLC, American Realty Capital Properties, LLC and Realty Capital Securities, LLC.  Since October 2009, Mr. Budko has also served as Executive Vice President & Chief Operating Officer of Recovery REIT and Executive Vice President of both the property manager and advisor of Recovery REIT.  Prior to his current position, from January 2007 to July 2007, Mr. Budko was Chief Operating Officer of an affiliated American Realty Capital real estate investment firm.  Mr. Budko founded and formerly served as Managing Director and Group Head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997 – 2006.  The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants.  While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets.  From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Market (predecessor to Bank of America Securities) becoming head of the group in 1990.

Brian S. Block has served as Executive Vice President and Chief Financial Officer since September 2007.  He is also Executive Vice President and Chief Financial Officer of American Realty Capital, LLC and American Realty Capital Properties, LLC.  Since October 2009, Mr. Block has also served as Executive Vice President & Chief Financial Officer of Recovery REIT, Inc. and of both the property manager and advisor of Recovery REIT, Inc.  Mr. Block is responsible for the accounting, finance and reporting functions at ARC.  He has extensive experience in SEC reporting requirements as well as REIT tax compliance matters.  Mr. Block has been instrumental in developing ARC’s infrastructure and positioning the organization for growth.  Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000.  Subsequently, Mr. Block was the Chief Financial Officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002.  While at AFRT, Mr. Block served as Chief Accounting Officer from 2003 to 2007 and oversaw the financial, administrative and reporting functions of the organization.  He is a certified public accountant and is a member of the AICPA and PICPA.  Mr. Block serves on the REIT Committee of the Investment Program Association.

Edward M. Weil, Jr. has served as our Executive Vice President and Secretary since May 2007.  He is also executive vice president and secretary of American Realty Capital Advisors, LLC and American Realty Capital Properties, LLC.  Since October 2009, Mr. Weil has also served as Executive Vice President and Secretary of Recovery REIT and of both the property manager and advisor of Recovery REIT.  He was formerly the Senior Vice President of Sales and Leasing for American Financial Realty Trust (AFR, from April 2004 to October 2006), where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio.  Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter.  After working at AFR, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFR, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co.

Leslie D. Michelson was appointed as an Independent Director of our company on January 22, 2008.  He was also appointed as an Independent Director of Recovery REIT on October 27, 2009.  Mr. Michelson has served as the Chairman and Chief Executive Officer of Private Health Management, a retainer-based primary care medical practice management company since April 2007.  Mr. Michelson served as Vice Chairman and Chief Executive Officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and currently serves on its Board of Directors.  Mr. Michelson served on the Board of Directors of Catellus Development Corp.  (a publicly traded national mixed-use and retail developer) from 1997 until 2004 when the company was sold to ProLogis.  Mr. Michelson was a member of the Audit Committee of the Board of Directors for 5 years.  From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies.  From March 2000 to August 2001, he served as Chief Executive Officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs.  From 1999 to March 2000, Mr. Michelson served as an advisor of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries.  From June 1998 to February 1999, Mr. Michelson served as Chairman and Co-Chief Executive Officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm.  From 1988 to 1998, he served as Chairman and Chief Executive Officer of Value Health Sciences, Inc., an applied health services research firm he co-founded.  Since June 2004 and through the present, he has been and is a director of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, Highlands Acquisition Company, a AMEX-traded special purpose acquisition company, and Landmark Imaging, a privately held imaging center.  Also since June 2004 and through the present, he has been and is a Director of ALS-TDI, a philanthropy dedicated to curing Amyotrophic Lateral Sclerosis (ALS), commonly known as Lou Gehrig’s disease.  Mr. Michelson received his BA. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976.  We believe that Mr. Michelson’s previous experience as a member of the Board of Directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as a member of the Audit Committee and his legal education make him well qualified to serve as a member of our Board of Directors.

William G. Stanley was appointed as an Independent Director of our company on January 22, 2008.  He was also appointed as an Independent Director of Recovery REIT on October 27, 2009.  Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC (SLS), a FINRA member broker-dealer, since 2004, and the founder and president of The Stanley-Laman Group, Ltd (SLG), a registered investment advisor for high net worth clients since 1997.  SLG has built a multi-member staff which critically and extensively studies the research of the world’s leading economists and technical analysts to support its tactical approach to portfolio management.  Over its history, SLG and SLS have assembled a unique and impressive array of intellectual property in the investment, estate, tax and business planning arenas and boasts a portfolio management returns that rivals or exceeds top global managers.  Additionally SLG counts some of the countries wealthiest and most successful business owners and entrepreneurs as its clients.  Mr. Stanley has been Managing Member of Stanley Laman Securities, LLC from 2004 to the present and President of the Stanley-Laman Group, Ltd.  Mr. Stanley has earned designations as a Chartered Financial Consultant, Chartered Life Underwriter, and received his Masters of Financial Sciences from the American College in 1997.  From 1977 to 1979, Mr. Stanley served as a District Field Representative at General Electric Capital.  From 1979 to 1986, Mr. Stanley was a Senior Vice President at Capital Analysts (CA) of Radnor, Pennsylvania, a national investment advisory firm.  From 1986 to 1991, Mr. Stanley was Senior Vice President at First Capital Analysts (CA Affiliate).  Stanley’s practice within CA was to serve the ultra high net worth private business owners and investors and specialized in bringing creative investment and planning trends to his clients.  In the early 1980’s Mr. Stanley identified the emergence of cable television, real estate syndications, equipment leasing, mutual funds, and high yield bonds as investment trends.  Mr. Stanley rose quickly within CA and became a national production leader.  At 30, he chaired the CA National Field Advisory Board.  As the Chair of that Board, Mr. Stanley brought the interest in technology and creativity that was forged at GE to CA.  CA employed teams consisting of lawyers, accountants and other financial specialists to support their integrated approach to investment and tax planning.  We believe that Mr. Stanley’s significant background in finance makes him well qualified to serve on our Board of Directors.

Robert H. Burns was appointed as an Independent Director of our company on January 22, 2008.  He was also appointed as an Independent Director of Recovery REIT on October 27, 2009.  Mr. Burns is a hotel industry veteran with an international reputation and over thirty years of hotel, real estate, food and beverage and retail experience.  Mr. Burns founded and built the luxurious Regent International Hotels brand, which he sold in 1992.

From 1970 to 1992, Mr. Burns served as chairman and chief executive officer of Regent International Hotels, where he was personally involved in all strategic and major operating decisions.  In this connection, Mr. Burns and his team of professionals performed site selection, obtained land use and zoning approvals, performed all property due diligence, financed each project by raising both equity and arranging debt, oversaw planning, design and construction of each hotel property, and managed each asset.  Each Regent hotel typically contained a significant food and beverage element and high-end retail component, frequently including luxury goods such as clothing, jewelry, and well as retail shops.  In fact, Mr. Burns is extremely familiar with the retail landscape as his flagship hotel in Hong Kong was part of a mixed-use complex anchored by a major enclosed shopping center connected to the Regent Hong Kong.  Thus, Mr. Burns has over forty (40) years as a manager and principal acquiring, financing, developing and operating properties.

Mr. Burns opened the first Regent hotel in Honolulu, Hawaii, in 1970.  From 1970 to 1979, the company opened and managed a number of prominent hotels, but gained truly international recognition in 1980 with the opening of The Regent Hong Kong, which brought a new dimension in amenities and service to hotels in the city and attracted attention throughout the world.  It was in this way that the hotel innovatively combined the Eastern standard of service excellence with the Western standard of luxurious spaces.  In all, Mr. Burns developed over 18 major hotel projects including the Four Seasons Hotel in New York City, the Beverly Wilshire Hotel in Beverly Hills, the Four Seasons Hotel in Milan, Italy, and the Four Seasons Hotel in Bali, Indonesia.

Mr. Burns currently serves as Chairman of Barings’ Chrysalis Emerging Markets Fund (since 1991) and as a director of Barings’ Asia Pacific Fund (since 1986).  Additionally, he is a member of the executive committee of the board of directors of Jazz at Lincoln Center in New York City (since 2000), and chairs the Robert H. Burns Foundation which he founded in 1992 and which funds the education of Asian students at American schools.  Mr. Burns frequently lectures at Stanford Business School.

Mr. Burns was chairman and co-founder of the World Travel and Tourism Council (1994 to 1996), a forum for business leaders in the travel and tourism industry.  With Chief Executives of some one hundred of the world’s leading travel and tourism companies as its members, WTTC has a unique mandate and overview on all matters related to travel and tourism.  He served as a faculty member at the University of Hawaii (1963 to 1994) and as president of the Hawaii Hotel Association (1968 to 1970).

Mr. Burns began his career in Sheraton’s Executive Training Program in 1958, and advanced rapidly within Sheraton and then within Westin Hotels (1962 to 1963).  He later spent eight years with Hilton International Hotels (1963 to 1970).

Mr. Burns graduated from the School of Hotel Management at Michigan State University (1958), and the University of Michigan’s Graduate School of Business (1960), after serving three years in the U.S. Army in Korea.  For the past 5 years Mr. Burns has devoted his time to owning and operating Villa Feltrinelli on Lago di Garda, in Northern Italy, a small, luxury hotel, and working on developing hotel projects in Asia, focusing on Vietnam and China.  We believe that Mr. Burns’ experience as a real estate developer for over forty (40) years, during which he developed over eighteen (18) major hotel projects, make him well qualified to serve as a member of our Board of Directors.

Compensation of Directors

We pay to each of our independent directors a retainer of $25,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $250 for each meeting the director attends by telephone.  In the event there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).  In addition, we have reserved 1,000,000 shares of common stock for future issuance upon the exercise of stock options that may be granted to our independent directors pursuant to our stock option plan (described below).  We have granted each of our independent directors options to purchase 6,000 shares of common stock.  Three thousand shares were granted to them on the date such independent director was elected as a director and an additional 3,000 were granted at the first annual stockholders meeting.  The independent directors shall receive additional 3,000-share option grants on the date of each annual meeting of stockholders, each with an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share.  The independent directors received their second options to purchase 3,000 shares at the 2009 annual stockholders’ meeting.  The total number of options granted will not exceed 10% of the total outstanding shares at the time of grant.  All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  If a director is also an employee of American Realty Capital Trust, Inc. or American Realty Capital Advisors, LLC or their affiliates, we do not pay compensation for services rendered as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)
Independent Directors(2)	$25,000 yearly retainer; $2,000 for all meetings personally attended by the directors and $250 for each meeting attended via telephone.(1)
We have granted each of our independent directors options to purchase 12,000 shares of common stock.  An initial 3,000 options were granted to them on the date such independent director was elected as a director.  Such options have an exercise price equal to $10.00 per share and vest after two years from the date of grant Nonqualified options will be granted on the date of each annual stockholder meeting to purchase 3,000 shares of common stock at $10.00 per share until the termination of the initial public offering, and thereafter, at fair market value Accordingly the additional grants of 3,000 options each occurred in connection with our annual shareholders meetings to date.

(1)
If there is a board meeting and one or more committee meetings in one day, the director’s fees shall not exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).

(2)	An independent director who is also an audit committee chairperson will receive an additional $500 for personal attendance of all audit committee meetings.

Stock Option Plan

We have adopted a stock option plan under which our independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options.  Our stock option plan is designed to enhance our profitability and value for the benefit of our stockholders by enabling us to offer independent directors stock-based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

We have authorized and reserved 1,000,000 shares of our common stock for issuance under our stock option plan.  The board of directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under our stock option plan to reflect any change in our capital structure or business, stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Our stock option plan provides for the automatic grant of a nonqualified stock option to each of our independent directors, without any further action by our board of directors or the stockholders, to purchase 3,000 shares of our common stock on the date of each annual stockholder’s meeting.  The exercise price for all stock options granted under our stock option plan will be fixed at $10.00 per share until the termination of our initial public offering, and thereafter the exercise price for stock options granted to our independent directors will be equal to the last sales price reported for a share on the last business day preceding the annual meeting of stockholders.  It is intended that the exercise price for options granted under our stock option plan will be at least 100% of the fair market value of our common stock as of the date the option is granted.  The term of each such option will be 10 years.  Options granted to non-employee directors will vest and become exercisable on the second anniversary of the date of grant, provided that the independent director is a director on the board of directors on that date.  As of July 27, 2010, we have granted the independent directors options to purchase 27,000 shares of common stock under the stock option plan.  Notwithstanding any other provisions of our stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code.  The total number of options granted will not exceed 10% of the total outstanding shares at the time of grant.

Restricted Share Plan

On January 22, 2010, our Board of Directors adopted our employee and director incentive restricted share plan.  The Board of Directors adopted the plan to:

•	furnish incentives to individuals chosen to receive restricted shares because they are considered capable of improving our operations and increasing profits;

•	encourage selected persons to accept or continue employment with our advisor and its affiliates; and

•	increase the interest of our employees, officers and directors in our welfare through their participation in the growth in the value of our common shares.

Our restricted share plan provides for the automatic grant of 3,000 restricted shares of common stock to each of our independent directors, without any further action by our board of directors or the stockholders, on the date of each annual stockholder’s meeting.  Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Our employee and director incentive restricted share plan provides us with the ability to grant awards of restricted shares to our directors, officers and employees (if we ever have employees), employees of our advisor and its affiliates, employees of entities that provide services to us, directors of the advisor or of entities that provide services to us, certain of our consultants and certain consultants to the advisor and its affiliates or to entities that provide services to us.  The total number of common shares reserved for issuance under the employee and director incentive restricted share plan is equal to 2.0% of our authorized shares.

Restricted share awards entitle the recipient to common shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives.  Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us.  Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested.  Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed.  Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.  As of July 27, 2010, we have granted the independent directors 9,000 restricted shares under the plan.  We have also authorized the transfer of 1,500,000 shares of restricted stock to our advisor effective August 16, 2010 for our advisor to grant to its employees at its discretion.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we have issued, and we intend to issue, options to purchase our common stock under our independent directors’ stock option plan, and we intend to issue, restricted share awards under our employee and director incentive restricted share plan, each of which is described above.  This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code.

Under Section 409A, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements.  Stock options with an exercise price that is less than the fair market value of the underlying stock as of the date of grant would be considered a “nonqualified deferred compensation plan.” It is intended that the restricted share awards will not be considered “nonqualified deferred compensation.”

If Section 409A applies to any of the awards issued under the plan, or if Section 409A applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Section 409A, then (a) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (b) interest at the underpayment rate plus 1% would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) would be imposed upon the recipient and (c) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income.  Furthermore, if the affected individual is our employee, we would be required to withhold federal income taxes on the amount deferred but includible in income due to Section 409A, although there may be no funds currently being paid to the individual from which we could withhold such taxes.  We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Section 409A, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A, unless such award, agreement or arrangement complies with the timing and other requirements of Section 409A.  It is our current belief, based upon the statute, the regulations issued under Section 409A and legislative history, the options we have granted and that we currently intend to implement and the restricted share awards that we currently intend to grant will not be subject to taxation under Section 409A because neither the options nor the restricted share awards will be considered a “nonqualified deferred compensation plan.”  Nonetheless, there can be no assurances that any options award, agreement or arrangement which we have entered into will not be affected by Section 409A, or that any such award, agreement or arrangement will not be subject to income taxation under Section 409A.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Except as set forth below, our charter and bylaws limit the personal liability of our directors and officers to us and our stockholders for monetary damages and require us to indemnify and pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of the company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity;

•
any individual who, while a director or officer of the company and at the request of the company, serves or has served as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; and

•	our advisor and of any of its affiliates, acting as an agent of the company.

Our charter provides that a director, our advisor or any of its affiliates will be indemnified by us for losses suffered by it and held harmless for losses suffered by us only if all of the following conditions are met:

•	the director, our advisor or its affiliate has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the director, our advisor or its affiliate was acting on our behalf or performing services for us; and

•
the liability or loss was not the result of (A) negligence or misconduct by the director (other than an independent director), our advisor or its affiliate or (B) gross negligence or willful misconduct by an independent director.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders.  Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Our charter also prohibits us from providing indemnification for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•
a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

Our charter further prohibits us from paying or reimbursing the reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor, in advance of final disposition of a proceeding, unless:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the director, our advisor or its affiliate provides us with a written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification;

•
the proceeding was initiated by a third party who is not a stockholder or, if initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such reimbursement or advancement of expenses; and

•
the director, our advisor or its affiliate provides us with a written undertaking to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest if it is ultimately determined that the director, our advisor or its affiliate did not comply with the requisite standard of conduct.

Provided the above conditions are met, we have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of its/their obligations under the advisory agreement.  As a result, we and our stockholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the charter and bylaws or the advisory agreement.

In addition to the limitations imposed by our charter, Maryland law provides that a Maryland corporation may not limit the liability of directors and officers to the corporation and its stockholders if such liability results from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law also allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

We have been informed that the SEC and some states’ securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

The general effect to investors of any arrangement under which any controlling person, director or officer of us is insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance.  In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.

The Advisor

Our advisor is American Realty Capital Advisors, LLC.  Our officers and two of our directors also are officers, key personnel and/or members of American Realty Capital Advisors, LLC.  American Realty Capital Advisors, LLC has contractual responsibility to us and our stockholders pursuant to the advisory agreement.  American Realty Capital Advisors, LLC is indirectly wholly-owned and controlled by Messrs.  Schorsch and Kahane and certain other executives.

The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
Nicholas S. Schorsch	49	Chief Executive Officer
William M. Kahane	62	President, Chief Operating Officer and Treasurer
Peter M. Budko	50	Executive Vice President and Chief Investment Officer
Brian S. Block	38	Executive Vice President and Chief Financial Officer
Edward M. Weil, Jr.	43	Executive Vice President and Secretary
Louisa Quarto	42	Senior Vice President

The backgrounds of Messrs. Schorsch, Kahane, Budko, Block and Weil are described in the “Management — Executive Officers and Directors” section of this prospectus.  The background of Ms Quarto is described in the “Management — Affiliated Companies — Dealer Manager” section of this prospectus.

In addition to the directors and key personnel listed above, American Realty Capital Advisors, LLC employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us.  As of the date of this prospectus our advisor is the sole limited partner of American Realty Capital Operating Partnership, L.P.

The Advisory Agreement

Many of the services to be performed by American Realty Capital Advisors, LLC in managing our day-to-day activities are summarized below.  This summary is provided to illustrate the material functions that we expect American Realty Capital Advisors, LLC will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties.  Under the terms of the advisory agreement, American Realty Capital Advisors, LLC will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors.  In its performance of this undertaking, American Realty Capital Advisors, LLC, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations;

•	investigate, select, and, on our behalf, engage and conduct business with such third parties as the advisor deems necessary to the proper performance of its obligations under the advisory agreement;

•	consult with our officers and board of directors and assist the board of directors in the formulating and implementing of our financial policies;

•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	review and analyze each property’s operating and capital budget;

•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;

•	survey local brokers and agents to determine market rates fees charged by management and leasing companies for similar services provided by the property manager;

•	arrange, structure and negotiate financing and refinancing of properties;

•
enter into leases of property and service contracts for assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such assets, including the servicing of mortgages; and

•
prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies.

The advisor may not acquire any property with a purchase price that is equal to or greater than $15,000,000 or finance any such acquisition, on our behalf, without the prior approval of a majority of our board of directors.  The actual terms and conditions of transactions involving investments in such properties will be determined in the sole discretion of the advisor, subject at all times to such board of directors approval.  Conversely, the advisor may acquire any real property with purchase price that is lower than $15,000,000, or finance any such acquisition, on our behalf, without the prior approval of the board of directors (unless the purchase is from an affiliate, in which case the independent directors shall approve the purchase), if the following conditions are satisfied:  (a) the investment in the property would not, if consummated, violate our investment guidelines, (b) the investment in the property would not, if consummated, violate any restrictions on indebtedness; and (c) the consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor.

The advisory agreement has a one-year term ending January 25, 2011, and may be renewed for an unlimited number of successive one-year periods.  Additionally, either party may terminate the advisory agreement without penalty immediately upon a change of control of us, or upon 60 days’ written notice without penalty.  If we elect to terminate the agreement, we must obtain the approval of a majority of our independent directors.  In the event of the termination of our advisory agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.  On June 2, 2010, we and American Realty Capital Operating Partnership, L.P. entered into an amended and restated advisory agreement with American Realty Capital Advisors, LLC which amended the advisory agreement to provide that in the event our Board of Directors decides to internalize any management services provided by American Realty Capital Advisors, LLC, neither we nor American Realty Capital Operating Partnership, L.P. will pay any compensation to American Realty Capital Advisors, LLC or its affiliates in connection with the internalization transaction.

We pay American Realty Capital Advisors, LLC a yearly asset management fee equal to 1% of the gross purchase price of our assets.  We also pay American Realty Capital Advisors, LLC acquisition fees equal to 1% of the gross purchase price of each property or asset that we acquire, along with reimbursement of acquisition expenses.  We also pay to American Realty Capital Advisors, LLC a finance coordination fee equal to 1% of the amount available and/or outstanding under any debt financing that we obtain and use for the acquisition of properties and other investments or that is assumed, directly or indirectly, in connection with the acquisition of properties.

Additionally, we are required to pay to American Realty Capital II, LLC or American Realty Capital II, LLC fees based on a percentage of proceeds or stock value upon our sale of assets or the listing of our common stock on the New York Stock Exchange or NASDAQ Stock Market, but only if, in the case of our sale of assets, our investors have received a return of their net capital (original share purchase price reduced by prior distributions of proceeds from the sale or refinancing of REIT assets) invested and an 6% annual cumulative, non-compounded return or, in the case of the listing of our common stock, the market value of our common stock plus the distributions paid to our investors exceeds the sum of the total amount of capital raised from investors plus the amount of cash flow necessary to generate an 6% annual cumulative, non-compounded return to investors.  Upon termination of the advisory agreement, we may be required to pay to American Realty Capital Advisors, LLC or American Realty Capital II, LLC a similar performance fee if American Realty Capital Advisors, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.  As agreed with the Ohio Division of Securities in connection with the qualification of the initial offering in that state, the advisor and the Company have agreed that any subordinated listing fee or termination payments due to the advisor will only be paid when assets acquired during the period that the advisor was entitled to such payments are sold or refinanced.  The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced.  In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the advisor into shares of the Company’s common stock.

For substantial assistance in connection with the sale of properties (as determined by a majority of the independent directors), the advisor or its affiliates shall receive an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 3% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price.  Notwithstanding anything to the contrary herein, no such fee shall be payable to the advisor or its affiliate for property sales if such sales involve the Company selling all or substantially all of its properties in one or more transactions designed to effectuate a business combination transaction (bringing together the Company and the operating partnership and one or more incorporated or unincorporated businesses into a single company that then carries on the activities of the separate combined entities, as opposed to a Company liquidation, in which case such fees would be payable if the advisor or an affiliate provides a substantial amount of assistance as provided above).

American Realty Capital Advisors, LLC and its officers, employees and affiliates engage in other business ventures and, as a result, their resources are not dedicated exclusively to our business.  However, pursuant to the advisory agreement, American Realty Capital Advisors, LLC is required to devote sufficient resources to our administration to discharge its obligations.  American Realty Capital Advisors, LLC currently has approximately 43 paid employees as of July 27, 2010.  However, certain of these employees may dedicate a portion of his or her time providing services to affiliates of our advisor.  Our advisor is responsible for a pro rata portion of each employee’s compensation based upon the approximate percentage of time the employee dedicates to our advisor.  American Realty Capital Advisors, LLC may assign the advisory agreement to an affiliate upon approval of a majority of our independent directors.  We may assign or transfer the advisory agreement to a successor entity; provided that at least a majority of our independent directors determines that any such successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation payable to the advisor.  Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management.  Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

The fees payable to American Realty Capital Advisors, LLC or its affiliates under the advisory agreement are described in further detail in the section captioned “Management Compensation” below.  We also describe in that section our obligation to reimburse American Realty Capital Advisors, LLC for organization and offering expenses, administrative and management services, and payments made by American Realty Capital Advisors, LLC to third parties in connection with potential acquisitions.

Affiliated Companies

American Realty Capital II, LLC

Upon termination of the Advisory Agreement, American Realty Capital II, LLC may be entitled to a performance fee if American Realty Capital II, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.  Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable.  Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and an 6% per year cumulative, non-compounded return.

American Realty Capital II, LLC cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee.  As agreed with the Ohio Division of Securities in connection with the qualification of the initial offering in that state, the advisor and the Company have agreed that any subordinated listing fee or termination payments due to the advisor will only be paid when assets acquired during the period that the advisor was entitled to such payments are sold or refinanced.  The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced.  In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the advisor into shares of the Company’s common stock.  If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability.  Any portion of the subordinated participation in net sale proceeds that American Realty Capital II, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.  Furthermore, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay American Realty Capital Advisors, LLC any further subordinated participation in net sale proceeds.  In no event will the amount paid to American Realty Capital II, LLC under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.

If at any time the shares become listed on the New York Stock Exchange or NASDAQ Stock Market, we will negotiate in good faith with American Realty Capital II, LLC a fee structure appropriate for an entity with a perpetual life.  Our independent directors must approve the new fee structure negotiated with American Realty Capital II, LLC.  The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation.

Property Manager

Our properties are managed and leased initially by American Realty Capital Properties, LLC, our property manager.  American Realty Capital Properties, LLC is indirectly wholly-owned and controlled by Messrs.  Schorsch and Kahane.  Nicholas S. Schorsch serves as chief executive officer of American Realty Capital Properties, LLC.  William M. Kahane serves as its president and treasurer.  Peter M. Budko serves as Executive Vice President and Chief Investment Officer of American Realty Capital Properties, LLC.  Brian S. Block serves as Executive Vice President and Chief Financial Officer of American Realty Capital Properties, LLC.  Edward M. Weil, Jr. serves as Executive Vice President and Secretary of American Realty Capital Properties, LLC.  See the “Conflicts of Interest” section of this prospectus.

American Realty Capital Properties, LLC was organized in 2007 to lease and manage properties that we or our affiliated entities acquire.  In accordance with the property management and leasing agreement, we pay to American Realty Capital Properties, LLC a property management fee (a) 2% of gross revenues from our single tenant properties and (b) 4% of gross revenues from our multi-tenant properties.  In addition, we pay leasing commissions to American Realty Capital Properties, LLC based upon the customary leasing commission applicable to the geographic location of the property; provided however, that the aggregate of all property management and leasing fees paid to the property manager plus all payments to third parties may not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location.  American Realty Capital Properties, LLC derives substantially all of its income from the property management and leasing services it performs for us and other American Realty Capital-sponsored programs.

The company intends to build a portfolio comprised almost entirely of triple-net (NNN)(1) and double-net (NN)(2) leased real estate.  Given the terms of these leases, tenant improvements will almost always be the responsibility of the tenant.  There may be limited circumstances where tenant improvements become the landlord’s responsibility, e.g., Governmental Services Administration (GSA) leases, at which point the property manager will have to seek approval from our advisors on our behalf pursuant to the terms of the Advisory Agreement prior to providing tenant improvement services.  In the event that American Realty Capital Properties, LLC assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, us.  This fee will not exceed 5% of the cost of the tenant improvements.  The property manager will only provide these services if it does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described under “Material U.S. Federal Income Tax Considerations” below.

The property management agreement among American Realty Capital Operating Partnership, L.P., American Realty Capital Trust, Inc.  and American Realty Capital Properties, LLC has a one-year term ending January 25, 2011, and is subject to successive one-year renewals unless American Realty Capital Properties, LLC provides written notice of its intent to terminate 30 days’ prior to the expiration of the initial or renewal term.  We may also terminate the agreement upon 30 days’ prior written notice in the event of negligence or misconduct by the property manager.

American Realty Capital Properties, LLC hires, directs and establishes policies for employees who have direct responsibility for the operations of each property we acquire, which may include, but is not be limited to, on-site managers and building and maintenance personnel.  Certain employees of the property manager may be employed on a part-time basis and also may be employed by our advisor or certain companies affiliated with it.

The property manager also directs the purchase of equipment and supplies, and supervises all maintenance activity, for our properties.  The management fees paid to the property manager cover, without additional expense to us, all of the property manager’s general overhead costs.  The principal office of the property manager is located at 106 Old York Road, Jenkintown, PA 19046.

Dealer Manager

Realty Capital Securities, LLC, our dealer manager, is a member firm of the Financial Industry Regulatory Authority (FINRA).  Realty Capital Securities, LLC was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital Trust, Inc., its affiliates and its predecessors.

Realty Capital Securities, LLC provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus.  It may also sell a limited number of shares at the retail level.  The compensation we will pay to Realty Capital Securities, LLC in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Compensation We Will Pay for the Sale of Our Shares.”

Realty Capital Securities, LLC is controlled by Messrs.  Schorsch and Kahane and certain other officers.  Realty Capital Securities, LLC is an affiliate of both our advisor and the property manager.  See “Conflicts of Interest.”

The current officers of Realty Capital Securities, LLC are:

Name	Age	Position(s)
Louisa Quarto	42	President and Secretary
Kamal Jafarnia	43	Executive Vice President and Chief Compliance Officer
Alex MacGillivray	48	Senior Vice President and National Sales Manager

[1]	Triple-net leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any.
[2]
Double-net leases typically have the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property.

The backgrounds of Messrs. Jafarnia and MacGillivray and Ms. Quarto are described below:

Louisa Quarto joined Realty Capital Securities, LLC in April 2008 and currently serves as President.  Ms Quarto served as Chief Compliance Officer for Realty Capital Securities, LLC from May 2008 until February 2009.  Ms Quarto’s responsibilities include overseeing national accounts, operations and compliance activities for Realty Capital Securities.  From February 1996 through April 2008 Ms Quarto was with W. P. Carey & Co. LLC, most recently as Executive Director and Chief Management Officer of Carey Financial, LLC, the broker-dealer subsidiary of W. P. Carey, where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups.  Ms Quarto earned a Bachelor of Arts from Bucknell University and an MBA in Finance and Marketing from The Stern School of Business at New York University.  She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and Chair of its Finance Committee.

Kamal Jafarnia is Executive Vice President and Chief Compliance Officer for Realty Capital Securities, LLC and is Senior Vice President for American Realty Capital.  Mr. Jafarnia joined Realty Capital Securities, LLC in November 2008 and became its Chief Compliance Officer in February 2009.  Mr. Jafarnia has more than 15 years experience both as an attorney and as a compliance professional, including 10 years of related industry experience in financial services.  Before joining American Realty Capital, he served as Executive Vice President of Franklin Square Capital Partners and as Chief Compliance Officer of FB Income Advisor, LLC, the registered investment advisor to Franklin Square’s proprietary offering, where he was responsible for overseeing the regulatory compliance programs for the firm.  Prior to Franklin Square Capital Partners, Mr. Jafarnia was Assistant General Counsel and Chief Compliance Officer for Behringer Harvard and Behringer Securities, LP, respectively, where he coordinated the selling group due diligence and oversaw the regulatory compliance efforts.  Prior to Behringer Harvard, Mr. Jafarnia worked as Vice President of CNL Capital Markets, Inc. and Chief Compliance Officer of CNL Fund Advisors, Inc.  Mr. Jafarnia earned a Bachelor of Arts from the University of Texas at Austin and his law degree from Temple University School of Law in Philadelphia, PA.  He is currently participating in the Masters of Laws degree program in Securities and Finance Regulation at the Georgetown University Law Center in Washington, DC. Mr. Jafarnia holds FINRA Series 6, 7, 24, 63 and 65 licenses.

Alex MacGillivray joined Realty Capital Securities, LLC in June 2009 and currently serves as Senior Vice President and National Sales Manager.  Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by Realty Capital Securities, LLC.  Prior to joining Realty Capital Securities, LLC, he was a Director of Sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels.  Before joining Prudential Financial in 2006, he was a National Sales Manager at Lincoln Financial overseeing a team focused on variable annuity sales.  Before joining Lincoln Financial in 2003, he was a senior sales executive at AXA/Equitable.  Mr. MacGillivray also has prior sales experience at Fidelity Investments and Van Kampen Merritt.  Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.

Investment Decisions

The primary responsibility for the investment decisions of American Realty Capital Advisors, LLC and its affiliates, the negotiation for these investments, and the property management and leasing of these investment properties resides with Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. American Realty Capital Advisors, LLC seeks to invest in commercial properties on our behalf that satisfy our investment objectives.  To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties.  If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our sponsor or any of their affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors.  In addition, the advisor may purchase on our account, without the prior approval of the board of directors, properties whose purchase price is less than $15,000,000 (unless the purchase is from an affiliate, in which case the independent directors shall approve the purchase), if the following conditions are satisfied:

•	The investment in the property would not, if consummated, violate our investment guidelines;

•	The investment in the property would not, if consummated, violate any restrictions on indebtedness; and

•
The consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor and acceptable to the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value.  We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisors, LLC.  On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor.  The Board of Directors determined that this practice will remain in effect during the remaining term of the initial offering and the follow-on offering.

Certain Relationships and Related Transactions

Advisory Agreement We have entered into an Advisory Agreement with American Realty Capital Advisors, LLC, whereby American Realty Capital Advisors, LLC will manage our day-to-day operations.  In return, we will pay to American Realty Capital Advisors, LLC an asset management fee equal to 1% of the gross purchase price of our assets.  We also will pay to American Realty Capital Advisors, LLC 1% of the gross purchase price of each property or asset that we acquire, as an acquisition fee, along with reimbursement of acquisition expenses.  We also will pay to American Realty Capital Advisors, LLC a financing coordination fee equal to 1% of the amount available under any debt financing that we obtain and use for the acquisition of properties and other investments.  Additionally, we will be required to pay to American Realty Capital Advisors, LLC or its affiliates fees based on a percentage of proceeds or stock value upon our sale of assets or the listing of our common stock on the New York Stock Exchange or The Nasdaq Stock Market, but only if, in the case of our sale of assets, our investors have received a return of their net capital invested and an 6% annual cumulative, non-compounded return or, in the case of the listing or quotation of our common stock, the market value of our common stock plus the distributions paid to our investors exceeds the sum of the total amount of capital raised from investors plus the amount of cash flow necessary to generate an 6% annual cumulative, non-compounded return to investors, and such fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee.  For substantial assistance in connection with the sale of properties (as determined by a majority of the independent directors), the advisor or its affiliates shall receive an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 3% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price.  Notwithstanding anything to the contrary herein, no such fee shall be payable to the advisor or its affiliate for property sales if such sales involve the Company selling all or substantially all of its properties in one or more transactions designed to effectuate a business combination transaction (bringing together the Company and the operating partnership and one or more incorporated or unincorporated businesses into a single company that then carries on the activities of the separate combined entities, as opposed to a Company liquidation, in which case such fees would be payable if the advisor or an affiliate provides a substantial amount of assistance as provided above).

Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors.  Mr. Schorsch also is the chief executive officer of American Realty Capital Advisors, LLC.  William M. Kahane, our President, Chief Operating Officer and Treasurer is the President, Chief Operating Officer and Treasurer of American Realty Capital Advisors, LLC.  Along with certain executives, Mr. Schorsch and Mr. Kahane are indirect owners of American Realty Capital Advisors, LLC.  Peter M. Budko, our executive vice president and chief investment officer, is the executive vice president and chief investment officer of American Realty Capital Advisors, LLC. Brian S. Block, our executive vice president and chief financial officer, is the senior vice president and chief financial officer of American Realty Capital Advisors, LLC. Edward M. Weil, Jr., our executive vice president and secretary is the executive vice president and secretary of American Realty Capital Advisors, LLC.  For a further description of this agreement, see “Management — The Advisory Agreement” and “Management Compensation.” See also “Conflicts of Interest.”

Property Management Agreement.  We entered into a Property Management Agreement with American Realty Capital Properties, LLC.  We will pay to American Realty Capital Properties, LLC fees equal to (a) 2.0% from our single tenant properties and (b) 4% of the gross revenues from our multi-tenant properties.  In addition, we will pay leasing commissions to American Realty Capital Properties, LLC based upon the customary leasing commissions applicable to the geographic location of the property, subject to certain limits.  Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors, is the chief executive officer of American Realty Capital Properties, LLC.  William M. Kahane, our President, Chief Operating Officer and Treasurer is the President, Chief Operating Officer and Treasurer of American Realty Capital Properties, LLC.  Mr. Schorsch and Mr. Kahane are indirect owners of American Realty Capital Properties, LLC.  Peter M. Budko, our executive vice president and chief investment officer, is the executive vice president and chief investment officer of American Realty Capital Properties, LLC.  Brian S. Block, our executive vice president and chief financial officer, is the senior vice president and chief financial officer of American Realty Capital Properties, LLC.  Edward M. Weil, Jr., our executive vice president and secretary is the executive vice president and secretary of American Realty Capital Properties, LLC.  For a further description of this agreement, see “Management — Affiliated Companies — Property Manager” and “Management Compensation.” See also “Conflicts of Interest.”

Dealer Manager Agreement.  We entered into a Dealer Manager Agreement with Realty Capital Securities, LLC, our dealer manager.  We will pay to Realty Capital Securities, LLC 7% of the gross offering proceeds from this offering.  Realty Capital Securities, LLC may reallow all of the selling commission to participating broker-dealers.  Realty Capital Securities, LLC also will waive the selling commission with respect to shares sold by an investment advisory representative.  Additionally, we will pay to Realty Capital Securities, LLC a dealer manager fee equal to 3% of the gross offering proceeds sold through broker-dealers.  Realty Capital Securities, LLC may reallow all or part of the dealer manager fee to participating broker-dealers.  Nicholas S. Schorsch, our chief executive officer and a member of our board of directors, indirectly and together with Mr. Kahane owns a majority of the ownership and voting interests of Realty Capital Securities, LLC.  William M. Kahane, our president and a member of our board of directors, indirectly and together with Mr. Schorsch owns a majority of the ownership and voting interests of Realty Capital Securities, LLC.  Louisa Quarto and Bradford Watt are the co-presidents and secretaries of Realty Capital Securities, LLC.  For a further description of this agreement, see “Management — Affiliated Companies — Dealer Manager,” “Management Compensation” and “Plan of Distribution.” See also “Conflicts of Interest.”

American Realty Capital II, LLC.  Upon termination of the Advisory Agreement, American Realty Capital II, LLC may be entitled to a performance fee if American Realty Capital II, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.  Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable.  Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and an 6% per year cumulative, non-compounded return.  The payment of these fees to American Realty Capital II, LLC is related to our successful performance because of the fact that American Realty Capital II, LLC would receive this fee only if it is entitled to a subordinated participation in the net proceeds at the liquidation of the portfolio.  The “subordinated participation in net sale proceeds,” also known as the “promote,” is a success-based performance fee.  It is meant to motivate the advisor to obtain the highest possible selling price for the property.  The fee is calculated as 15% of the remaining net sale proceeds after the investors have received a return of their net capital invested and a 6% annual cumulative, non-compounded return.  If the advisor does not succeed in achieving a purchase price that would result in an annual cumulative non-compounded return greater than 6%, then the advisor would not earn this incentive fee.  As agreed with the Ohio Division of Securities in connection with the qualification of the offering in that state, the advisor and the Company have agreed that any subordinated listing fee or termination payments due to the advisor will only be paid when assets acquired during the period that the advisor was entitled to such payments are sold or refinanced.  The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced.  In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the advisor into shares of the Company’s common stock.

American Realty Capital Exchange, LLC.  American Realty Capital Exchange, LLC (“ARCX”) is a subsidiary of American Realty Capital Advisors, LLC (the “Advisor”).  Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code.  As a result of demand in the marketplace for this type of offering, our Advisor has developed a program to facilitate these transactions, referred to as like-kind exchanges.  ARCX will acquire real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges (“1031 Participants”).  ARCX will acquire the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepare and market a private placement memorandum for the sale of co-tenancy interests in that property.  See “Section 1031 Exchange Program” within the prospectus.  To date, we have engaged in four Section 1031 Programs raising aggregate gross proceeds of  $10,080,802.

MANAGEMENT COMPENSATION

We have no paid employees.  American Realty Capital Advisors, LLC, our advisor, and its affiliates manages our day-to-day affairs.  The following table summarizes all of the compensation and fees we pay in our initial offering and follow-on offering to American Realty Capital Advisors, LLC and its affiliates, including amounts to reimburse their costs in providing services.  The selling commissions may vary for different categories of purchasers.  See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee.

Type of Compensation(1)	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Initial Maximum Offering (150,000,000 shares)(2)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Offering Stage

Selling Commissions — Realty Capital Securities, LLC(3)	We will pay to Realty Capital Securities, LLC 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Realty Capital Securities, LLC, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$18,373,000	$105,000,000	$24,500,000

Dealer Manager Fee — Realty Capital Securities, LLC(3)	We will pay to Realty Capital Securities, LLC 3% of the gross offering proceeds before reallowance to participating broker-dealers. Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$8,441,000	$45,000,000	$10,500,000

Reimbursement of Other Organization and Offering Expenses — American Realty Capital Advisors, LLC(4)	We will reimburse American Realty Capital Advisors, LLC up to 1.5% of our gross offering proceeds. American Realty Capital Advisors, LLC will incur or pay our organization and offering expenses (excluding selling commissions and the dealer manager fee). We will then reimburse American Realty Capital Advisors, LLC for these amounts up to 1.5% of aggregate gross offering proceeds.	$14,027,000	$22,500,000	$5,250,000

Acquisition and Operations Stage

Acquisition Fees — American Realty Capital Advisors, LLC(5)(6)	We will pay to American Realty Capital Advisors, LLC 1% of the contract purchase price of each property or asset.	$4,982,000	$13,275,000	$3,500,000

Acquisition Expenses — American Realty Capital Advisors, LLC(7)	We will reimburse our advisor for acquisition expenses (including, personnel costs) incurred in the process of acquiring property. We expect these expenses to be approximately 0.5% of the purchase price of each property(8). In no event will the total of all fees and acquisition expenses payable with respect to a particular property or investment exceed 4% of the contract purchase price.	$2,626,000	$6,000,000	$1,750,000

Type of Compensation(1)	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Initial Maximum Offering (150,000,000 shares)(2)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Asset Management Fee — American Realty Capital Advisors, LLC(9)	We will pay to American Realty Capital Advisors, LLC a yearly fee equal to 1% of the contract purchase price of all the properties payable semiannually based on assets held by us on the measurement date, adjusted for appropriate closing dates for individual property acquisitions.	$495,000
Actual amounts are dependent upon the aggregate asset value of our properties and, therefore, cannot be determined at the present time.  Because the fee is based on a fixed percentage of aggregate asset value there is no limit on the aggregate amount of these fees.

Actual amounts are dependent upon the aggregate asset value of our properties and, therefore, cannot be determined at the present time.  Because the fee is based on a fixed percentage of aggregate asset value there is no limit on the aggregate amount of these fees.

Property Management Fees — American Realty Capital Properties, LLC(10)(16)	We will pay to American Realty Capital Properties, LLC (a) 2% of the gross revenues from our single tenant properties and (b) 4% of the gross revenues from our multi-tenant properties, plus reimbursement of American Realty Capital Properties, LLC costs of managing the properties. In the event that American Realty Capital Properties, LLC assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, us. This fee will not exceed 5% of the cost of the tenant improvements.	—
Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time.  Because the fee is based on a fixed percentage of the gross revenue and/or market rates, there is no limit on the aggregate amount of these fees.

Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time.  Because the fee is based on a fixed percentage of the gross revenue and/or market rates, there is no limit on the aggregate amount of these fees.

Leasing Commissions — American Realty Capital Properties, LLC(11)(16)	We will pay to American Realty Capital Properties, LLC prevailing market rates. American Realty Capital Properties, LLC may also receive a fee for the initial leasing of newly constructed properties, which generally would equal one month’s rent.	—
Actual amounts are dependent upon prevailing market rates in the geographic regions in which we acquire property and, therefore, cannot be determined at the present time.  There is no limit on the aggregate amount of these commissions.

Actual amounts are dependent upon prevailing market rates in the geographic regions in which we acquire property and, therefore, cannot be determined at the present time.  There is no limit on the aggregate amount of these commissions.

Financing Coordination Fee — American Realty Capital Advisors, LLC(7)
For services in connection with the origination or refinancing of any debt financing we obtain and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay our advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing; provided, however, that our advisor will not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which our advisor received such a fee.  Financing coordination fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire and/or assume such permanent financing.  However, no acquisition fees will be paid on the investments of loan proceeds from any line of credit until such time as we have invested all net offering proceeds.
$2,778,000
Actual amounts are dependent on the amount of any debt financing or refinancing and, therefore, cannot be determined at the present time.  Because the fee is based on a fixed percentage of any debt financing, there is no limit on the aggregate amount of these fees.

Actual amounts are dependent on the amount of any debt financing or refinancing and, therefore, cannot be determined at the present time.  Because the fee is based on a fixed percentage of any debt financing, there is no limit on the aggregate amount of these fees.

Type of Compensation(1)	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Initial Maximum Offering (150,000,000 shares)(2)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Operating Expenses — American Realty Capital Advisors, LLC(11)
We will reimburse the expenses incurred by American Realty Capital Advisors, LLC in connection with its provision of administrative services, including related personnel costs, subject to the limitation that we will not reimburse our advisor for any amount by which the operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar noncash reserves and excluding any gain from the sale of assets for that period.
		—	Actual amounts are dependent upon the expenses incurred and, therefore, cannot be determined at the present time.	Actual amounts are dependent upon the expenses incurred and, therefore, cannot be determined at the present time.

Liquidation/Listing Stage

Real Estate Commissions — American Realty Capital Advisors, LLC or its Affiliates(12)	For substantial assistance in connection with the sale of properties, we will pay our advisor or its affiliates a brokerage commission paid on the sale of property, not to exceed the lesser of one-half of reasonable customary and competitive real estate commission or 3% of the contract price of each property sold (inclusive of commissions paid to third party brokers); provided, however, in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price.	—
Actual amounts are dependent upon the contract price of properties sold and, therefore, cannot be determined at the present time.  Because the commission is based on a fixed percentage of the contract price for a sold property, there is no limit on the aggregate amount of these commissions.

Actual amounts are dependent upon the contract price of properties sold and, therefore, cannot be determined at the present time.  Because the commission is based on a fixed percentage of the contract price for a sold property, there is no limit on the aggregate amount of these commissions.

Type of Compensation(1)	Determination of Amount for Initial Offering and Follow-On Offering	Amounts Paid in Initial Offering (as of June 30, 2010	Estimated Amount for Initial Maximum Offering (150,000,000 shares)(2)	Estimated Maximum Amount for Follow-On Offering (32,500,000 shares)
Subordinated Participation in Net Sale Proceeds — American Realty Capital II, LLC(13)(14)(15)
After investors have received a return of their capital contributions invested and a 6% annual cumulative, non- compounded return, then American Realty Capital II, LLC is entitled to receive 15% of remaining net sale proceeds.  We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates incentive compensation.  American Realty Capital II, LLC will not be entitled to the Subordinated Participation in Net Sale Proceeds unless our investors have received a 6% cumulative non-compounded return on their capital contributions.
		—	Actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these payments.	Actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these payments.

Subordinated Incentive Listing Fee — American Realty Capital II, LLC(13)(14) (15)
Upon listing our common stock on the New York Stock Exchange or NASDAQ Stock Market, our advisor is entitled to a fee equal to 15% of the amount, if any, by which (a) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (b) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 6% annual cumulative, non-compounded return to investors.  We have no intent to list our shares at this time.  We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates incentive compensation.  American Realty Capital II, LLC will not be entitled to the Subordinated Incentive List Fee unless our investors have received a 6% cumulative non-compounded return on their capital contributions.
—
Actual amounts are dependent upon total equity and debt capital we raise and results of operations and, therefore, cannot be determined at the present time.  There is no limit on the aggregate amount of this fee.

Actual amounts are dependent upon total equity and debt capital we raise and results of operations and, therefore, cannot be determined at the present time.  There is no limit on the aggregate amount of this fee.

(1)
We will pay all fees, commissions and expenses in cash, other than the subordinated participation in net sales proceeds and incentive listing fees with respect to which we may pay to American Realty Capital Advisors, LLC in cash, common stock, a promissory note or any combination of the foregoing, as we may determine in our discretion.

(2)
The estimated maximum dollar amounts are based on the sale of a maximum of 150,000,000 shares to the public at $10.00 per share and the sale of 25,000,000 shares at $9.50 per share pursuant to our distribution reinvestment plan under the initial offering.

(3)	Selling commissions and, in some cases, the dealer manager fee, will not be charged with regard to shares sold to or for the account of certain categories of purchasers. See “Plan of Distribution.”

(4)
These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse American Realty Capital Advisors, LLC for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers.  Our advisor will be responsible for the payment of all such organization and offering expenses to the extent such expenses exceed 1.5% of the aggregate gross proceeds of this offering.

(5)
This estimate assumes the amount of proceeds available for investment is equal to the gross offering proceeds less the public offering expenses, and we have assumed that no financing is used to acquire properties or other real estate assets.  Our board’s investment policies limit our ability to purchase property if the total of all acquisition fees and expenses relating to the purchase exceeds 4% of the contract purchase price unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.

(6)
Included in the computation of such fees will be any real estate commission, acquisition and advisory fee, development fee, construction fee, non-recurring management fee, loan fees, financing coordination fees or points or any fee of a similar nature, which in the aggregate will not exceed 6% of the sale price of such property or properties.

(7)	Actual gross amounts determined on a leveraged basis are dependent upon the aggregate purchase price of our properties and, therefore, cannot be determined at the present time.

(8)
Based on the Sponsors’ experience with the acquisitions completed by American Financial Realty Trust and our acquisitions completed to date, acquisition expenses are generally 0.5% of the purchase price of each property.

(9)
Aggregate asset value will be equal to the aggregate value of our assets (other than investments in bank accounts, money markets funds or other current assets) at cost before deducting depreciation, bad debts or other similar non-cash reserves and without reduction for any debt relating to such assets at the date of measurement, except that during such periods in which our board of directors is determining on a regular basis the current value of our net assets for purposes of enabling fiduciaries of employee benefit plans stockholders to comply with applicable Department of Labor reporting requirements, aggregate asset value is the greater of (a) the amount determined pursuant to the foregoing or (b) our assets’ aggregate valuation most recently established by our board without reduction for depreciation, bad debts or other similar non-cash reserves and without reduction for any debt secured by or relating to such assets.

(10)
The property management and leasing fees payable to American Realty Capital Properties, LLC are subject to the limitation that the aggregate of all property management and leasing fees paid to American Realty Capital Properties, LLC and its affiliates plus all payments to third parties for property management and leasing services may not exceed the amount that other non-affiliated property management and leasing companies generally charge for similar services in the same geographic location.  Additionally, all property management and leasing fees, including both those paid to American Realty Capital Properties, LLC and third parties, are subject to the limit on total operating expenses as described on the following two pages.  American Realty Capital Properties, LLC may subcontract its duties for a fee that may be less than the fee provided for in our property management agreement with American Realty Capital Properties, LLC.

(11)
We may reimburse our advisor in excess of that limit in the event that a majority of our independent directors determine, based on unusual and non-recurring factors, that a higher level of expense is justified.  In such an event, we will send notice to each of our stockholders within 60 days after the end of the fiscal quarter for which such determination was made, along with an explanation of the factors our independent directors considered in making such determination.  We will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.

We lease a portion of our office space from an affiliate of our advisor and share the space with other American Realty Capital-related entities.  The amount we will pay under the lease will be determined on a monthly basis based upon on the allocation of the overall lease cost to the approximate percentage of time, size of the area that we utilize and other resources allocated to us.

(12)
Although we are most likely to pay real estate commissions to American Realty Capital Advisors, LLC or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage.

(13)
Upon termination of the Advisory Agreement, American Realty Capital II, LLC may be entitled to a similar performance fee if American Realty Capital II, LLC would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.  Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable.  Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and an 6% per year cumulative, non-compounded return.

American Realty Capital II, LLC cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee.  As agreed with the Ohio Division of Securities in connection with the qualification of the offering in that state, the advisor and the Company have agreed that any subordinated listing fee or termination payments due to the advisor will only be paid when assets acquired during the period that the advisor was entitled to such payments are sold or refinanced.  The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced.  In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the advisor into shares of the Company’s common stock.  If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability.  Any portion of the subordinated participation in net sale proceeds that American Realty Capital II, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.  In no event will the amount paid to American Realty Capital II, LLC under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.

(14)
If at any time the shares become listed on the New York Stock Exchange or NASDAQ Stock Market, we will negotiate in good faith with American Realty Capital II, LLC a fee structure appropriate for an entity with a perpetual life.  Our independent directors must approve the new fee structure negotiated with American Realty Capital II, LLC.  The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation.  As agreed with the Ohio Division of Securities in connection with the qualification of the offering in that state, the advisor and the Company have agreed that any subordinated listing fee or termination payments due to the advisor will only be paid when assets acquired during the period that the advisor was entitled to such payments are sold or refinanced.  The payment of such subordinated listing fee or termination fee will be paid by the issuance of a non-interest bearing, non-transferable promissory note in the amount of such fee. The note will be payable as the subject assets are sold or refinanced.  In the event that the note is not paid in full in three years after issuance and the Company is listed, the note is convertible at the option of the advisor into shares of the Company’s common stock.  In the event the subordinated incentive listing fee is earned by American Realty Capital II, LLC as a result of the listing of the shares, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay American Realty Capital Advisors, LLC any further subordinated participation in net sale proceeds.

(15)
Our charter and the Partnership Agreement of American Realty Capital Operating Partnership, L.P.  provide that before any subordinated participation in net sales proceeds or subordinated incentive listing fee is paid to American Realty Capital II, LLC, the shareholders of our stock have to receive a 6% cumulative non-compounded return on their original purchase price for their shares.  American Realty Capital II, LLC will not be entitled to the Subordinated Participation in Net Sale Proceeds unless our investors have received a 6% cumulative non-compounded return on their capital contributions.  American Realty Capital II, LLC will not be entitled to the Subordinated Incentive List Fee unless our investors have received a 6% cumulative non-compounded return on their capital contributions.

(16)
All fees and commissions under the Property Management Agreement will be no less favorable than fees and commissions from transactions with unaffiliated third parties performing property management for double and triple net leases.

At least a majority of our independent directors must determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs.  Each such determination will be reflected in the minutes of our board of directors.  The total operating expenses (as defined in the NASAA REIT Guidelines) of the company will not exceed, in any fiscal year, the greater of 2% of the Average Invested Assets (as defined in the NASAA REIT Guidelines) or 25% of Net Income (as defined in the NASAA REIT Guidelines), unless our independent directors find that, based on unusual and non-recurring factors, a higher level of expense is justified for that year.  Our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory agreement are being carried out.

Each such determination will be recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of American Realty Capital Advisors, LLC in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by American Realty Capital Advisors, LLC through its relationship with us;

•	the quality and extent of service and advice furnished by American Realty Capital Advisors, LLC;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by American Realty Capital Advisors, LLC for the account of other clients.

Since American Realty Capital Advisors, LLC and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf, such as the property management fees for operating our properties and the subordinated participation in net sale proceeds, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions.  However, American Realty Capital Advisors, LLC is obligated to exercise good faith and integrity in all its dealings with respect to our affairs pursuant to the advisory agreement.  See “Management — The Advisory Agreement.”

STOCK OWNERSHIP

The following table shows, as of the date of July 27, 2010, the amount of our common stock beneficially owned by (a) any person who is known by us to be the beneficial owner of more than 5% of our outstanding shares, (b) members of our board of directors and proposed directors, (c) our executive officers, and (d) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned(2)
Name of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
Nicholas S. Schorsch, Chairman of the Board of Directors, Chief Executive Officer(3)	56,621	*	%
William M. Kahane, President, Chief Operating Officer, Director and Treasurer(3)	56,621	*	%
Peter M. Budko, Executive Vice President and Chief Investment Officer	2,880	*	%
Edward M. Weil, Jr., Executive Vice President and Secretary	1,260	*	%
Brian S. Block, Executive Vice President and Chief Financial Officer	780	*	%
Leslie D. Michelson, Independent Director(4)	10,146	*	%
William G. Stanley, Independent Director(5)	58,205	*	%
Robert H. Burns, Independent Director(6)	54,077	*	%
All directors and executive officers as a group (seven persons)	240,590	*
_____________
(1)	Address of each beneficial owner listed is:

Nicholas S. Schorsch c/o American Realty Capital 106 Old York Road Jenkintown, PA 19046	William M. Kahane c/o American Realty Capital 405 Park Avenue New York, NY 10022

Peter M. Budko c/o American Realty Capital 405 Park Avenue New York, NY 10022	Edward M. Weil, Jr. c/o American Realty Capital 106 Old York Road Jenkintown, PA 19046

Brian S. Block c/o American Realty Capital 106 Old York Road Jenkintown, PA 19046	Leslie D. Michelson c/o American Realty Capital 405 Park Avenue New York, NY 10022

William G. Stanley c/o American Realty Capital 405 Park Avenue New York, NY 10022	Robert H. Burns c/o American Realty Capital 405 Park Avenue New York, NY 10022

(2)
Based on 33,045,410 shares of common stock outstanding as of July 27, 2010.  Shares of common stock subject to stock options that are currently exercisable or exercisable within sixty days of July 27, 2010 as well as shares of restricted stock which vest within sixty days of July 27, 2010, are deemed outstanding in addition to the 33,045,410 shares of common stock outstanding as of July 27, 2010 for computing the percentage ownership of the person holding the stock options or shares that will vest, but are not deemed outstanding for computing the percentage ownership of any other person.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(3)	The shares owned in the aggregate by Messrs. Schorsch, Kahane, Budko, Block and Weil include 20,000 shares owned by American Realty Capital II, LLC.

(4)
Shares owned by Mr. Michelson include options to purchase 3,000 shares of common stock, 6,550 shares issued for Board related services in lieu of cash consideration and 596 shares issued under the DRIP.

(5)
Shares owned by Mr. Stanley include options to purchase 3,000 shares of common stock, 6,633 shares issued for Board related services in lieu of cash consideration, 4,128 shares issued under the DRIP and 44,444 shares purchased by Mr. Stanley.

(6)
Shares owned by Mr. Burns include options to purchase 3,000 shares of common stock, 6,633 shares issued for Board related services in lieu of cash consideration, 8,320 shares issued under the DRIP and 44,444 shares purchased by Mr. Burns.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with American Realty Capital Advisors, LLC, our advisor, and its affiliates, including conflicts related to the arrangements pursuant to which American Realty Capital Advisors, LLC and its affiliates will be compensated by us.  Our agreements and compensation arrangements with our advisor and its affiliates were not determined by arm’s-length negotiations.  See the “Management Compensation” section of this prospectus.  Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor adopted to address these conflicts, are described below.

Although there are currently no other American Realty Capital-sponsored programs and none are currently anticipated, our advisor and its affiliates will try to balance our interests with their duties to any other future American Realty Capital-sponsored programs.  However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock.  In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us.  For a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Affiliates of our officers and entities owned or managed by such affiliates may acquire or develop real estate for their own accounts, and have done so in the past.  Furthermore, affiliates of our officers and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered.  Our advisor, its affiliates and affiliates of our officers are not obligated to present to us any particular investment opportunity that comes to their attention, even if such opportunity is of a character that might be suitable for investment by us.  Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of the properties.  We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties.  However, to the extent that affiliates own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest.  Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

Other Activities of American Realty Capital Advisors, LLC and Its Affiliates

We will rely on American Realty Capital Advisors, LLC for the day-to-day operation of our business.  As a result of the interests of members of its management in other American Realty Capital-sponsored programs and the fact that they also are engaged, and will continue to engage, in other business activities, American Realty Capital Advisors, LLC and its affiliates have conflicts of interest in allocating their time between us and other American Realty Capital-sponsored programs and other activities in which they are involved.  However, American Realty Capital Advisors, LLC believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the American Realty Capital-sponsored programs and other ventures in which they are involved.  All of our executive officers will spend at least a majority of their time involved in our operations and Messrs. Budko, Block and Weil will spend substantially all of their time involved in our operations.

In addition, each of our executive officers also serves as an officer of our advisor, our property manager, our dealer manager and/or other affiliated entities.  As a result, these individuals owe duties to these other entities, which may conflict with the duties that they owe to us and our stockholders.

On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor.  The Board of Directors determined that this practice will remain in effect during the remaining term of the initial offering and the follow-on offering.  If the Company’s Board of Directors decides to amend the company’s current policy, we may purchase properties or interests in properties from affiliates of American Realty Capital Advisors, LLC.  The prices we would pay to affiliates of our advisor for these properties would not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties.  However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its current appraised value, which must be determined by a qualified independent appraiser selected by our independent directors.  In addition, a majority of our directors, including our independent directors, who have no financial interest in the transaction must determine that the transaction is fair and reasonable and that the transaction is at a price to us no greater than the cost paid by our affiliate or, if the price to us exceeds such cost, that there is substantial justification for the excess cost.

Competition in Acquiring, Leasing and Operating of Properties

Conflicts of interest will exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by other American Realty Capital-sponsored programs are located.  In such a case, a conflict could arise in the acquisition or leasing of properties in the event that we and another American Realty Capital-sponsored program were to compete for the same properties or tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another American Realty Capital-sponsored program were to attempt to sell similar properties at the same time.  Conflicts of interest may also exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances.  American Realty Capital Advisors, LLC will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons.  In addition, American Realty Capital Advisors, LLC will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties.  However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

Since Realty Capital Securities, LLC, our dealer manager, is an affiliate of American Realty Capital Advisors, LLC, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities.  See the “Plan of Distribution” section of this prospectus.

Affiliated Property Manager

We expect that all of our properties will be managed and leased by our affiliated property manager, American Realty Capital Properties, LLC, pursuant to a property management and leasing agreement.  Our agreement with American Realty Capital Properties, LLC has a one-year term, which may be renewed for an unlimited number of successive one-year terms upon the mutual consent of the parties.  Each such renewal shall be for a term of no more than one year.  It is the duty of our board of directors to evaluate the performance of the property manager annually before renewing the agreement.  We may terminate the agreement in the event of negligence or misconduct on the part of American Realty Capital Properties, LLC.  We expect American Realty Capital Properties, LLC to also serve as property manager for properties owned by affiliated real estate programs, some of which may be in competition with our properties.  Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties.  For a more detailed discussion of the anticipated fees to be paid for property management services, see the “Management Compensation” section of this prospectus.

Lack of Separate Representation

Proskauer Rose LLP acts, and may in the future act, as counsel to us, American Realty Capital Advisors, LLC, Realty Capital Securities, LLC and their affiliates in connection with this offering or otherwise.  There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all of such parties.  In the event that a dispute were to arise between us, American Realty Capital Advisors, LLC, Realty Capital Securities, LLC or any of their affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of American Realty Capital Advisors, LLC

We may enter into joint ventures with other American Realty Capital-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties.  See “Investment Objectives and Policies —Acquisition and Investment Policies — Joint Venture Investments.” American Realty Capital Advisors, LLC and its affiliates may have conflicts of interest in determining that American Realty Capital-sponsored program should enter into any particular joint venture agreement.  The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals.  In addition, should any such joint venture be consummated, American Realty Capital Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture.  Since American Realty Capital Advisors, LLC and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by American Realty Capital Advisors, LLC and Its Affiliates

A transaction involving the purchase and sale of properties may result in the receipt of commissions, fees and other compensation by American Realty Capital Advisors, LLC and its affiliates, including acquisition and advisory fees, the dealer manager fee, property management and leasing fees, real estate brokerage commissions and participation in non-liquidating net sale proceeds.  However, the fees and compensation payable to American Realty Capital Advisors, LLC and its affiliates relating to the sale of properties will only payable after the return to the stockholders of their capital contributions plus cumulative returns on such capital.  Subject to oversight by our board of directors, American Realty Capital Advisors, LLC will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions.  Therefore, our advisor and our property manager may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees will generally be payable to our advisor, our property manager and their affiliates regardless of the quality or performance of the properties acquired or the services provided to us.  See the “Management Compensation” section of this prospectus.

Certain Conflict Resolution Procedures

Every transaction that we enter into with American Realty Capital Advisors, LLC or its affiliates will be subject to an inherent conflict of interest.  Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and American Realty Capital Advisors, LLC or any of its affiliates.

In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to (a) transactions we enter into with our sponsor, our advisor, any director or their affiliates, (b) certain future offerings, and (c) allocation of investment opportunities among affiliated entities.  These restrictions include, among others, the following:

•
On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor.  The Board of Directors determined that this practice will remain in effect during the remaining term of the initial offering and the follow-on offering.

•
We will not make any loans to our sponsor, our advisor, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage, bridge or mezzanine loans involving our sponsor, our advisor, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and on terms no less favorable to us than those available from third parties.  In addition, our sponsor, our advisor any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.  As approved by all of our independent directors pursuant to our charter, the advisor may lend to American Realty Capital Operating Partnership, LP up to ten million dollars ($10,000,000) from time to time as needed to provide short-term financing relating to property acquisitions.  Such borrowed funds will be repaid within 180 days or sooner, not subject to a pre-payment penalty, and will accrue interest at a fair and competitive (commercially reasonable) rate of interest.

•
Our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, that we will not reimburse our advisor for the amount, if any, by which our total operating expenses, including the advisor asset management fee, paid during the previous fiscal year exceeded the greater of:  (a) 2% of our average invested assets for that fiscal year, or (b) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.

•
In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by American Realty Capital Advisors, LLC, for both us and one or more other entities affiliated with American Realty Capital Advisors, LLC, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity.  It will be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us.  In determining whether or not an investment opportunity is suitable for more than one program, American Realty Capital Advisors, LLC, subject to approval by our board of directors, shall examine, among others, the following factors:

•	the anticipated cash flow of the property to be acquired and the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of property, geographic area and tenant concentration;

•	the policy of each program relating to leverage of properties;

•	the income tax effects of the purchase to each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

•
If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of American Realty Capital Advisors, LLC, to be more appropriate for a program other than the program that committed to make the investment, American Realty Capital Advisors, LLC may determine that another program affiliated with American Realty Capital Advisors, LLC or its affiliates will make the investment.  Our board of directors has a duty to ensure that the method used by American Realty Capital Advisors, LLC for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.

•
We will not accept goods or services from our sponsor, our advisor, any director or their affiliates or enter into any other transaction with our sponsor, our advisor, any director or their affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction determines that such transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisors, LLC.  The foregoing recommendation shall be reviewed annually by the Board of Directors.  On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor.  The Board of Directors determined that this practice will remain in effect during the remaining term of the initial offering and the follow-on offering.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with American Realty Capital Advisors, LLC.

______________
(1)	The investors will own registered shares of common stock in American Realty Capital Trust, Inc.

(2)
The Individuals are our Sponsors, Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block, and Edward M. Weil, Jr., whose ownership in the affiliates is represented by direct and indirect interests.

(3)	American Realty Capital II, LLC currently owns 20,000 shares of our common stock.

(4)
American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Dealer Manager Agreement with Realty Capital Securities, LLC, which serves as our dealer manager.

(5)
American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into an Advisory Agreement with American Realty Capital Advisors, LLC, which serves as our advisor.

(6)
American Realty Capital Trust, Inc. and American Realty Capital Operating Partnership, L.P. have entered into a Property Management Agreement with American Realty Capital Properties, LLC, which serves as our property manager.

(7)	American Realty Capital Operating Partnership, L.P. owns the properties indirectly through respective special purpose entities.

INVESTMENT OBJECTIVES AND POLICIES

General

We invest in commercial real estate properties.  Our primary investment objectives are:

•	to provide current income for you through the payment of cash distributions; and

•	to preserve and return your capital contributions.

We also seek capital gain from our investments.  You may be able to obtain a return on all or a portion of your capital contribution in connection with the sale of your shares if we list our shares on an exchange.  We cannot assure you that we will attain any of these objectives.  See “Risk Factors.”

Our core investment strategy for achieving these objectives is to acquire, own and manage a portfolio of free standing commercial properties that are leased to a diversified group of credit worthy companies on a single tenant, net lease basis.  Net leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses (referred to as “triple-net leases”).

We will seek to list our shares of common stock for trading on a national securities exchange only if a majority of our directors believe listing would be in our best interests.  We do not intend to list our shares at this time.  We do not anticipate that there will be any market for our common stock until our shares are listed or quoted.  In making the decision to apply for listing of our shares or provide other forms of liquidity, such as selling our properties and other assets either on a portfolio basis or individually or engaging in a business combination transaction, our board of directors will evaluate whether listing the shares, liquidating or another transaction would be in our best interests.  It cannot be determined at this time the circumstances, if any, under which the board of directors would determine to list the shares.  If we do not list our shares of common stock on the New York Stock Exchange or NASDAQ Stock Market by December 1, 2018, we intend to either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval to adopt a plan of liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we intend then to adopt a plan of liquidation and begin an orderly sale of our properties.

Our board of directors may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders.  Our independent directors will review our investment policies, which we discuss in detail below, at least annually to determine that our policies are in the best interest of our stockholders.

American Realty Capital’s Business Plan

In 2006, Nicholas S. Schorsch and William M. Kahane (“Sponsors”) resigned their positions with American Financial Realty Trust (NYSE:  AFR), the company they had been instrumental in building into the nation’s largest owner of real estate leased to financial institutions, to form American Realty Capital (“ARC”), which acquires net leased properties.  ARC’s first acquisition was completed in December 2006.  Since then through September 30, 2009, ARC has acquired 104 properties totaling approximately 1.0 million rentable square feet with a total acquisition cost of $231.8 million.  Its pipeline includes properties under contract at a cost of approximately $86.6 million, with closings scheduled to occur through November 2009.  See also “Prior Performance Summary.” Through their real estate knowledge, and understanding of the capital markets, our Sponsors have built a real estate platform that will allow them to continue to expand their real estate net lease business, including the investing of the proceeds of this offering.

ARC primarily acquires freestanding, single-tenant properties net leased to investment grade and other creditworthy tenants throughout the United States and Puerto Rico.  All of its acquisitions must meet the following investment criteria, they:

•	provide stable and predictable income, with maximum current yield;

•	are diversified across industry segments, geographies, and credits, assuring the security diversification affords;

•	offer returns comparable to equity with the security of fixed-income assets; and

•	potentially appreciate because of the value of the underlying real estate.

ARC’s expertise in real estate and finance will enable the REIT to acquire a diversified portfolio of properties providing a competitive risk-adjusted return.  Through ARC’s ability to purchase and finance a large number of properties, ARC is able to minimize risk, to create diversification, to protect yield and to achieve its investment objectives.  ARC’s principals have a track-record of acquiring many properties and a network of relationships within most major real estate financial institutions.  These relationships with financial institutions, including lenders, assure our investors that we have access to debt capital and the ability to negotiate favorable debt terms on a property by property basis.  Our ability to achieve favorable debt terms allows us to lever our investors’ equity prudently and meet our established investment objectives.  ARC approaches real estate as follows:

•	takes an institutional, categorical approach based on asset class, geography, and tenancy;

•
underwrites each property individually, while employing an overall methodology that rests on the premise that by assembling a portfolio that is diverse in terms of geography, asset class and tenant credit, will create a diverse portfolio that is negatively correlated to the public real estate equity markets, which in turn results in a portfolio comprised of a collection of properties whose sum is potentially more valuable than its individual components because individual property market risk is reduced, thus improving risk-adjusted returns; and

•	utilizes our rigorous site evaluation and due diligence processes to assure that it can meet its investment objectives.

ARC’s team is made up of persons with extensive legal, accounting, finance, operations and underwriting experience.  ARC is able to approach sale-leaseback opportunities and offer, structure and implement leases that provide a business solution to the tenant’s financial, accounting, legal and strategic objectives.  ARC attempts to create value for its tenants through specific business-oriented lease structures not offered by other real estate buyers.  Its experience in structuring operating leases, as well as incorporating specific tenant requests, gives tenants the opportunity to create flexibility not typically found in traditional sale-leaseback transactions.  This in turn has made ARC, the landlord of choice for several tenants and provides ARC with opportunities not readily available in the market place.

Through its understanding of the debt markets and relationships with the commercial mortgage backed securities (“CMBS”) providers and the general lending industry, ARC is able match each investment opportunity with the appropriate borrowing source.

The diligence team is made up of real estate professionals, many with legal backgrounds.  The rigorous due diligence processes coupled with institutional procedures helps ARC buy only appropriate real estate.

Acquisition and Investment Policies

Types of Investments

We employ a focused investment strategy:  acquire single-tenant, freestanding properties, net-leased on a long-term basis to investment-grade and other creditworthy tenants.  From a geographical standpoint, our target properties:  (i) enjoy a strong location on “Main Street, USA,” e.g., pharmacies, banks, restaurants, gas/convenience stores; or (ii) are situated along high traffic transit corridors at locations carefully selected by the corporate tenant to support operationally essential corporate distribution/warehouse and logistical facilities.

We believe that American corporations, seeking to reduce the costs of distributing their goods and services, are re-evaluating supply chain management and distribution/warehouse capabilities.  We believe that this has led to an increased need for well-located real estate from which corporations may cost efficiently aggregate from suppliers and deploy to their regional retail stores.  We consider these two operationally essential categories as complementary to our overall portfolio.

American Realty Capital Trust shall seek to build a diversified portfolio comprised primarily of free-standing single-tenant bank branch, convenience store, retail, office and industrial properties that are double-net and triple-net leased to investment grade (S&P BBB- or better) and other creditworthy tenants.  Triple-net (NNN) leases typically require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and all other operating and capital expenses.  Double-net (NN) leases typically provide that the landlord is responsible for maintaining the roof and structure, or other structural aspects of the property, while the tenant is responsible for all remaining expenses associated with the property.  As of July 27, 2010, 84.8% of the total square footage of our portfolio was leased to tenants in triple-net lease arrangements while the remaining 15.2% was leased with double-net lease arrangements. We will seek to build a portfolio where at least 50% of the portfolio will be comprised of properties leased to investment grade tenants.  While most of our investment will be directly in such properties, we may also invest in entities that own or invest in such properties.  We shall strive to assemble a portfolio of real estate that is diversified by industry, geography, tenants, credits, and use.  We do not anticipate any single tenant or geographic concentration to comprise more than 10% of our portfolio.  We anticipate that our portfolio will consist primarily of freestanding, single-tenant properties net leased for use as bank branches, convenience stores, retail, office and industrial establishments.  Although we expect our portfolio will consist primarily of freestanding, single-tenant properties, we will not forgo opportunities to invest in other types of real estate investments that meet our overall investment objectives.

Additionally, we expect to further diversify our portfolio by making first mortgage, bridge or mezzanine loans on single-tenant net-leased properties.  We will acquire or invest in properties and loans located only in the United States and the Commonwealth of Puerto Rico.  See “— Making Loans and Investments in Mortgages.”

We expect that our properties will be leased to investment grade or creditworthy prominent, nationwide or local banking, convenience store, retail, office and industrial tenants.  Our advisor will primarily target bank branch, convenience store, retail, office and industrial tenants with established track records.

Our advisor believes that a REIT focusing on the acquisition of single-tenant freestanding, bank branch, convenience store, retail, office and industrial properties double-net and triple-net leased to investment-grade and other creditworthy tenants for periods of 10 to 25 years or greater presents an optimal risk-adjusted return and will help us achieve our investment objectives; (a) to provide current income for you through the payment of cash distributions and (b) to preserve and return your capital and to maximize risk-adjusted returns.  Unlike funds that invest solely in multitenant properties, or in properties that are predominantly occupied by non-investment grade tenants and subject to short-term leases, we plan to acquire a diversified portfolio comprised primarily of investment grade and creditworthy single-tenant properties that are net leased for minimum periods of 10 to 25 years.  By primarily acquiring long-term single-tenant double-net and triple-net properties, we can create an investment vehicle that produces stable and predictable revenue that is supported by long-term leases guaranteed by investment-grade and creditworthy corporations.  In addition, single-tenant free-standing net-leased properties leased long-term, as compared to shopping centers, malls, office buildings, apartments and other traditional multi-tenant complexes, typically are insulated from operating expense increases and vacancy risk.

We will seek to build a diversified portfolio.  There is no limit to the number of properties we acquire that may be leased to a particular tenant that we may acquire, however, we will seek to have no more than 10% of the portfolio concentrated in any one tenant or regional geography.  The board of directors, including a majority of the independent directors, will review our properties and potential investments in terms of diversification.  Our profitability and our ability to diversify our investments, geographically, by industry, by tenant and by credit will be limited by the amount of funds at our disposal.  If our assets become geographically concentrated, an economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions.

The following table details the geographic distribution of our portfolio as of July 27, 2010 (dollars in thousands):

	Number of	Square	Sq Ft	Net Operating	NOI
State/Possession	Properties	Feet	%	Income (NOI)%

ALABAMA	2	19,029	0.7%	$461,752	1.1%
ARIZONA	2	26,026	0.9%	663,984	1.6%
ARKANSAS	1	7,575	0.3%	187,708	0.4%
CALIFORNIA	5	287,908	10.0%	4,925,131	11.5%
COLORADO	1	8,167	0.3%	205,799	0.5%
FLORIDA	6	51,334	1.8%	1,758,932	4.1%
GEORGIA	4	43,423	1.5%	1,191,290	2.8%
ILLINOIS	2	24,105	0.8%	726,685	1.7%
INDIANA	1	13,225	0.5%	490,201	1.1%
KANSAS	2	473,176	16.5%	2,369,444	5.5%
LOUISIANA	1	7,575	0.3%	203,110	0.5%
MAINE	1	13,225	0.5%	338,117	0.8%
MASSACHUSETTS	19	127,214	4.4%	2,738,219	6.4%
MICHIGAN	2	24,847	0.9%	555,152	1.3%
MINNESOTA	1	13,013	0.5%	235,143	0.6%
MISSISSIPPI	3	27,944	1.0%	646,563	1.5%
MISSOURI	2	15,607	0.5%	467,541	1.1%
NEVADA	1	13,662	0.5%	264,831	0.6%
NEW JERSEY	34	185,418	6.5%	2,572,081	6.0%
NEW MEXICO	1	8,142	0.3%	199,198	0.5%
NEW YORK	5	99,043	3.5%	3,045,824	7.1%
NORTH CAROLINA	4	50,340	1.8%	1,070,901	2.5%
OHIO	6	53,550	1.9%	982,541	2.3%
OKLAHOMA	5	49,193	1.7%	1,149,193	2.7%
OREGON	1	2,436	0.1%	148,000	0.3%
PENNSYLVANIA	35	374,943	13.1%	5,680,507	13.3%
SOUTH CAROLINA	2	17,117	0.6%	480,573	1.1%
TEXAS	18	254,469	8.9%	6,113,487	14.3%
UTAH	1	574,106	20.0%	2,667,669	6.2%
WASHINGTON	1	2,865	0.1%	199,200	0.5%

	169	2,868,677	100%	$42,738,777	100%

The following table details the industry distribution of our portfolio as of July 27, 2010 (dollars in thousands):

					Net
			Square	Net	Operating
	No. of	Square	Foot	Operating	Income
Industry	Buildings	Feet	%	Income	%

Auto Retail	4	26,253	0.9%	$468	1.1%
Auto Services	18	150,935	5.3%	3,689	8.6%
Distribution	1	574,106	20.0%	2,668	6.2%
Freight	3	326,876	11.4%	6,620	15.5%
Healthcare	2	140,000	4.9%	1,159	2.7%
Home Maintenance	1	465,600	16.2%	2,192	5.1%
Pharmacy	34	447,779	15.6%	11,114	26.0%
Restaurant	14	41,650	1.5%	2,381	5.6%
Retail Banking	85	582,670	20.3%	9,249	21.6%
Specialty Retail	5	44,788	1.6%	1,136	2.7%
Supermarket	1	59,032	2.1%	1,946	4.6%
Discount Retail	1	8,988	0.3%	118	0.3%

	169	2,868,677	100%	$42,740	100%

We will generally target properties that have remaining lease terms in excess of fifteen years.  We may acquire properties with shorter terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes.  We currently expect all of our acquisitions will be in the United States and Commonwealth of Puerto Rico.

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net proceeds of this offering that may be invested in a single property.  The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition of properties and the amount of proceeds raised in this offering.  For a further description, see the section titled “— Other Possible Investments” below.

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisors, LLC.  The foregoing recommendation shall be reviewed annually by the Board of Directors.  On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor.  The Board of Directors determined that this practice will remain in effect during the remaining term of the initial offering and the follow-on offering.

We intend to incur debt to acquire properties where our board determines that incurring such debt is in our best interest.  In addition, from time to time, we may acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available.  We will use the proceeds from such loans to acquire additional properties.  See “— Borrowing Policies” under this section for a more detailed explanation of our borrowing intentions and limitations.

American Realty Capital, LLC, an affiliate of our Advisor, has entered into a Sourcing Agreement with Sandler O’Neill Mortgage Finance L.P., a subsidiary of Sandler O’Neill + Partners, L.P., whereby Sandler, in exchange for certain considerations, will source for American Realty Capital, LLC sale-leaseback and other real estate related acquisitions from certain banks, thrifts, credit unions and insurance companies.  Sandler shall source potential transactions and shall exclusively offer all potential transactions to American Realty Capital, LLC which shall have the right of first refusal.  Founded in 1988, Sandler O’Neill + Partners, L.P.  is recognized throughout the United States (and increasingly overseas) as a leader in providing the full suite of investment banking, advisory, balance sheet management, brokerage and research services to financial institutions and their investors.  American Realty Capital, LLC will present to us and our Advisor, with a right of first refusal, potential transactions offered by Sandler pursuant to the sourcing agreement.  Our Advisor will recommend to us only potential transactions that are consistent with our investment objectives and policies.  Our agreement with Sandler O’ Neill remains in effect until February 2011.

Creditworthy Tenants

In evaluating potential property acquisitions consistent with our investment objectives, we will apply credit underwriting criteria to the tenants of existing properties.  Similarly, we will apply credit underwriting criteria to possible new tenants when we are re-leasing properties in our portfolio.  Tenants of our retail properties will typically be national or super-regional retail chains that are investment grade or otherwise creditworthy entities having significant net worth and operating income.  Generally, these tenants must be experienced multi-unit operators with a proven track record in order to meet the credit tests applied by our advisor.  We will apply the same rigorous underwriting standards to all of our potential tenants in other industries.

In analyzing potential net lease investment opportunities, the advisor will review all aspects of a transaction, including the credit worthiness of the tenant or borrower and the underlying real estate fundamentals to determine whether a potential acquisition satisfies our acquisition criteria.  The advisor may consider the following aspects of each transaction:

Tenant/Borrower Evaluation.  The advisor evaluates each potential tenant or borrower for its creditworthiness, typically considering factors such as financial condition, management experience; industry health; industry position and fundamentals; operating history; and capital structure, as well as other factors that may be relevant to a particular investment.  In evaluating a possible investment, the creditworthiness of the tenant or borrower often will be a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration.

Properties Important to Tenant/Borrower Operations.  Our advisor will focus on properties that it believes are essential or highly important to the ongoing operations of the tenant, since it is anticipated that these properties provide better protection in the event of a bankruptcy, as the tenant/borrower is less likely to risk the loss of a mission critical lease or property in a bankruptcy proceeding.

Diversification.  The advisor will attempt to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, geographic location or tenant/borrower industry.  By diversifying our portfolio, our advisor reduces the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region.

Lease Terms.  Generally, the net leased properties in which we invest will be leased on a full recourse basis to our tenants or their affiliates.  In addition, our advisor will seek to include a clause in each lease that provides for increases in rent over the term of the lease.  These rent increases are fixed or tied generally to increases in indices such as the CPI, and paid on specific dates.  In the case of retail stores, the lease may provide for participation in gross revenues above stated sales levels.

Collateral Evaluation.  Our advisor reviews the physical condition of each property, and conducts a market evaluation to determine the likelihood of replacing the rental stream if the tenant defaults, or of a sale of the property in such circumstances.  Our advisor also generally will conduct, or require the seller to conduct, Phase I or similar environmental site assessments in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition.  If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and indemnify us against any potential claims, losses or expenses arising from such matters.  Although our advisor generally relies on its own analysis in determining whether to make an investment, each real property purchased by us will be appraised by an independent appraiser that is independent of our advisor, prior to acquisition.  All independent appraisers must be approved by our independent directors.  The contractual purchase price (plus direct acquisition costs, which may not exceed fair market value, but excluding acquisition fees, payable to our advisor) for a property we acquire will not exceed its appraised value.  The appraisals may take into consideration, among other things, market rents, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit, the conditions of the credit markets at the time the lease transaction is negotiated, and comparable sales and replacement cost.  The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold by us may be greater or less than the appraised value.  In cases of special purpose real estate, a property is examined in light of the prospects for the tenant/borrower’s enterprise and the financial strength and the role of that asset in the context of the tenant/borrower’s overall viability.  Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met.

“Investment Grade.”  A tenant will be considered “investment grade” when the tenant has a debt rating by Moody’s of Baa3 or better or a credit rating by Standard & Poor’s or Fitch of BBB- or better, or its payments are guaranteed by a company with such rating.  In cases where a tenant does not have a Standard & Poor’s, Moody’s or Fitch rating, we will consider a tenant to be “investment grade” if it has received a rating of 1 or 2 by the National Association of Insurance Commissioners (“NAIC”) on a debt private placement or is a wholly owned subsidiary of a parent company, constituting a majority of the parent company’s assets, and the parent company has a debt rating by Moody’s of Baa3 or better or a credit rating by Standard & Poor’s or Fitch of BBB – or better. NAIC 1 is assigned to obligations exhibiting the highest quality.  Credit risk is at its lowest and the issuer’s credit profile is stable.  NAIC 2 is assigned to obligations of high quality. Credit risk is low but may increase in the intermediate future and the issuer’s credit profile is reasonably stable.  Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease our concentration of investment grade tenants in the future.

Moody’s, Standard & Poor’s and Fitch’s ratings are opinions of future relative creditworthiness or expected loss based on an evaluation of franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. It is expected that lower rated entities and obligations will default, on average, at a higher frequency than more highly rated entities and obligations.

A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies with adequate financial security. However, certain protective elements may be lacking or may be unreliable over any given period of time. Standard & Poor’s assigns a credit rating to both companies as a whole and to each issuance or class of a company’s debt. A Standard & Poor’s or Fitch credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s and Fitch, is assigned to companies that exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the company to meet its financial commitments. Thus, investment grade tenants will be judged by Standard & Poor’s and Fitch to have at least adequate protection parameters, and will in some cases have extremely strong financial positions.

Description of Net Leased Assets

We currently expect that most of our property acquisitions will be of long-term, freestanding net leased assets.  We expect many of our long-term net leased asset acquisitions will be through sale-leaseback transactions, in which we acquire properties directly from companies that simultaneously lease the properties back from us.  These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, real property mortgages, or sales of shares of common stock.

We typically purchase single-tenant properties with existing “net” leases, and when spaces become vacant or existing leases expire we anticipate entering into “net” leases.  “Net” leases means leases that typically require that tenants pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs related to the property, in addition to the lease payments.  There are various forms of net leases, typically classified as triple net or double net.  Triple-net (NNN) leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any.  Double-net (NN) leases typically have the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property.  In the event that we acquire multi-tenant properties, we expect to have a variety of lease arrangements with the tenants of such properties.  Since each lease is an individually negotiated contract between two or more parties, each contract will have different obligations of both the landlord and tenant.  Many large national retail tenants have standard lease forms that generally do not vary from property to property, and we will have limited ability to revise the terms of leases to those tenants.  At this time, the various obligations of the landlord and tenant under the leases to be associated with our properties have not been determined. As of July 27, 2010 our properties are 100% leased. Lease expirations occur between 2016 and 2035 with an average remaining lease term of 15.3 years.

We anticipate that a majority of our acquisitions will have minimum, non-cancelable lease terms of ten to twenty-five years or greater at the time of the acquisition.  We may acquire properties under which the lease term has partially expired.  We also may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes.  Under most commercial leases, tenants are obligated to pay a predetermined annual base rent.  Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term and/or percentage rent that can be calculated by a number of factors.  Under triple- and double-net leases, the tenants are generally required to pay the real estate taxes, insurance, utilities and common area maintenance charges associated with the properties.  Generally, the leases will require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy.  As a precautionary measure, our advisor may obtain, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers one year of annual rent in the event of a rental loss.  The secondary insurance coverage names the ownership entity as the named insured on the policy.  The insurance coverage will insure American Realty Capital Trust, Inc.  and any entity formed under it.  Some leases may require that we procure the insurance for both commercial general liability and property damage insurance; however, the premiums are fully reimbursable from the tenant.  In the event that we procure such insurance, the policy will list us as the named insured on the policy and the tenant as the additional insured.  Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to our advisor on an annual basis.  The insurance certificates will be carefully tracked and reviewed for compliance by our advisor’s property management department.

In general, leases may not be assigned or subleased without our prior written consent.  If we do consent to an assignment or sublease, the original tenant generally will remain fully liable under the lease unless we release that tenant from its obligations under the lease.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to the injury to, or the pollution of the environment and the protection of human health and safety.  These laws and regulations generally govern releases and discharges of pollutants into the air, water or soil, the use, storage, treatment, transportation and disposal of hazardous substances and wastes, and the remediation of contamination associated with such releases, discharges, maintenance and disposal.  State and federal laws in this area, or the interpretation thereof, may become more stringent in the future, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire.

Other Possible Investments

Although we expect that most of our property acquisitions will be of the type described above, we may make other investments to expand and diversify our portfolio.  We expect to invest primarily in commercial properties leased to a diversified group of companies on a single-tenant net lease basis and in other real estate related assets.  At this time we are unable to predict what percentage of our assets may consist of investments other than long-term net leases.  We may also invest in other commercial properties (such as business and industrial parks, manufacturing facilities, convenience stores and warehouse and distribution facilities,) in order to reduce overall portfolio risks or enhance overall portfolio returns if our advisor and board of directors determine that it would be advantageous to do so when opportunities arise.  Further, to the extent that our advisor and board of directors determine it is in our best interest, due to the state of the real estate market, in order to diversify our investment portfolio or otherwise, we will make or invest in mortgage loans, including, bridge loans or mezzanine loans secured by the same types of commercial properties that we intend to acquire.

Our criteria for investing in mortgage loans will be substantially the same as those involved in our investment in properties.  We do not intend to make loans to other persons (other than mortgage loans), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than interests in real estate.  We do not plan to make investments in sub-prime mortgages.

Investment Decisions

American Realty Capital Advisors, LLC will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our properties, subject to the approval of our board of directors.  In pursuing our investment objectives and making investment decisions for us, American Realty Capital Advisors, LLC will evaluate the proposed terms of the purchase against all aspects of the transaction, including the condition and financial performance of the property, the terms of existing leases and the creditworthiness of the tenant, terms of the lease and property and location characteristics.  Because the factors considered, including the specific weight we place on each factor, will vary for each potential investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

In addition to procuring and reviewing an independent valuation estimate and property condition report, our advisor also will, to the extent such information is available, consider the following:

•	Creditworthiness of the tenant;

•	Physical appearance and condition of the property;

•	Economic conditions affecting the immediate and surrounding trade area of the property;

•	Alternative uses of the property;

•	Property operating performance; and

•	Area competition.

Our advisor will consider whether properties are leased by, or have leases guaranteed by, companies that maintain an investment grade rating by Standard & Poor’s, Moody’s Investor Services or Fitch, Inc.. Our advisor also will consider non-rated and non-investment grade rated tenants that we consider creditworthy, as described in “ — Investment Grade and Other Creditworthy Tenants” above.

Our advisor will review the terms of each existing lease by considering various factors, including, rent escalations, remaining lease term, renewal option terms, tenant purchase options, termination options, scope of the landlord’s maintenance, repair and replacement requirements, projected net cash flow yield, and projected internal rates of return.

Conditions to Closing Our Acquisitions

Generally, we will condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications

•	surveys

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to American Realty Capital Advisors, LLC

•	environmental reports

•	financial statements covering recent operations of properties having operating histories

•	title and liability insurance policies

•	tenant estoppel certificates.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property.  However, we may purchase a property without obtaining such assessment if our advisor determines it is not warranted.  A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns.  In addition, a visual survey of neighboring properties is conducted to assess surface conditions or activities that may have an adverse environmental impact on the property.  Furthermore, local governmental agency personnel are contacted who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property.  A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property.  We expect that in most cases we will request, but will not always obtain, a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.  Additionally, many of our leases will contain clauses that require a tenant to reimburse and indemnify us for any environmental contamination occurring at the property.

We may enter into purchase and sale arrangements with a seller or developer of a suitable property under development or construction.  In such cases, we will be obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by us in advance.  In such cases, prior to our acquiring the property, we generally would receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications.  If renovation or remodeling is required prior to the purchase of a property, we expect to pay a negotiated maximum amount to the seller upon completion.  We do not currently intend to construct or develop properties or to render any services in connection with such development or construction.

In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property.  The amount paid for an option, if any, normally is surrendered if the property is not purchased and normally is credited against the purchase price if the property is purchased.

In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate.  See “Risk Factors — General Risks Related to Investments in Real Estate.”

Ownership Structure

Our core investment strategy is to acquire, own and manage a portfolio of commercial properties leased to a diversified group of companies on a single-tenant net lease basis.  These leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and other operating and capital expenses (referred to as triple-net leases).

We currently expect that most of our property acquisitions will be through long-term net leased assets.  We expect many of our long-term net leased asset acquisitions will be through long-term sale leaseback transactions, in which we acquire properties from companies that simultaneously lease the properties back from us.  These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, real property mortgages, or share sales of common stock.  We will attempt to structure such sale-leaseback transaction so that the lease will be characterized as a “true lease,” so that we will be treated as the owner of the property for U.S. federal income tax purposes.  However, the Internal Revenue Service could challenge this characterization.  In the event that any sale-leaseback transaction is recharacterized as a financing transaction for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed.  See “Material U.S. Federal Income Tax Considerations — Sale-Leaseback Transactions.”

Such investments may take the form of holding fee title or a long-term leasehold estate.  We will acquire such interests either directly through our operating partnership, or indirectly through limited liability companies, limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with the developers of the properties, affiliates of American Realty Capital Advisors, LLC or other persons.  See the section captioned “Our Operating Partnership Agreement” elsewhere in this prospectus and the “— Joint Venture Investments” section below.

Joint Venture Investments

We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with third parties as well as affiliated entities, including other real estate programs sponsored by affiliates of our advisor for the acquisition, development or improvement of properties with affiliates of our advisor, including other real estate programs sponsored by affiliates of our advisor.  We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties.  In determining whether to invest in a particular joint venture, American Realty Capital Advisors, LLC will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described above in “— Investment Decisions” for the selection of our real estate property investments.

Our general policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest.  In the event that the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture.  In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

American Realty Capital Advisors, LLC may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement.  The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.  In addition, American Realty Capital Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture.  Since American Realty Capital Advisors, LLC and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive.  In addition, we may have liabilities that exceed the percentage of our investment in the joint venture.

We may enter into joint ventures with other American Realty Capital real estate programs only if a majority of our directors not otherwise interested in the transaction and a majority of our independent directors approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.

Borrowing Policies

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors.  By operating on a leveraged basis, we will have more funds available for investment in properties.  This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio.  There is no limitation on the amount we may borrow against any single improved property.  However, under our charter, we are required to limit our borrowings to 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of our gross assets as of the date of any borrowing (and to 300% of our net assets (as defined in our charter)), unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing.  In the event that we issue preferred stock that is entitled to a preference over the common stock in respect of distributions or liquidation or is treated as debt under GAAP, we will include it in the leverage restriction calculations, unless the issuance of the preferred stock is approved or ratified by our stockholders.  We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of this limitation since we will then be in the process of raising our equity capital to acquire our portfolio.  However, we anticipate that our overall leverage following our offering stage will be within our charter limit.

Our advisor will use its best efforts to obtain financing on the most favorable terms available to us.  All of our financing arrangements must be approved by a majority of our board members including a majority of our independent directors.  Lenders may have recourse to assets not securing the repayment of the indebtedness.

Our advisor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment.  The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership is some refinancing proceeds are reinvested in real estate.

Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate.  When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.  To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted and we may not be able to adequately diversify our portfolio.

We may not borrow money from any of our directors or from our advisor or its affiliates unless such loan is approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) as fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties.

As approved by all of our independent directors pursuant to our charter, the advisor may lend to American Realty Capital Operating Partnership, LP up to ten million dollars ($10,000,000) from time to time as needed to provide short-term financing relating to property acquisitions.  Such borrowed funds will be repaid within 180 days or sooner, not subject to a pre-payment penalty, and will accrue interest at a fair and competitive (commercially reasonable) rate of interest.

Our operating partnership may, with the approval from our independent board of directors, utilize unsecured revolving equity lines in connection with property acquisitions as opportunities present themselves, which equity shall be repaid as we raise common equity.  Currently, we have one such equity lines:  (1) up to $10 million dollars provided by certain managing principals of American Realty Capital II, LLC, which as of July 27, 2010 has been paid in full

In addition, short-term bridge equity facilities may be obtained from third parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts.  We view the use of short-term equity facilities as an efficient and accretive means of acquiring real estate in advance of raising equity capital.  Accordingly, we can take advantage of buying opportunities as we expand our fund raising activities.  A third party contributed a total of approximately $8 million of preferred but unsecured equity towards the acquisition of the Harleysville Properties and the Rockland Properties.  The preferred equity in the Rockland Properties was convertible into shares of common stock in the REIT.  The balances have been paid in full.

On July 27, 2010, through our operating partnership, we entered into a credit agreement with Capital One, N.A. to obtain a secured revolving credit facility in an aggregate maximum principal amount of $30,000,000.  The proceeds of loans made under the credit agreement shall be used to finance the acquisition of net leased, investment or non-investment grade properties.  The initial term of the credit agreement is 30 months, which may be extended by 12 months, subject to satisfaction of certain conditions, including payment of an extension fee.

Any loan made under the credit agreement shall bear floating interest at per annum rates equal to either one month LIBOR plus 3.25% or three month LIBOR plus 3.25%, at our sole option.  In the event of a default, Capital One, N.A. has the right to terminate its obligations under the credit agreement, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans.

We intend to collateralize the line of credit with certain properties which we currently own or will acquire.  We have not yet drawn on the Line of Credit which shall be used to augment our acquisition activities.

Diversification Through Real Estate

Traditionally, investment portfolios have contained a balance of stocks, bonds, mutual funds and cash equivalents.  To the extent investors seek portfolio diversification through real estate ownership, they often select publicly-traded real estate companies, primarily REITs.  The issue with these REITs and other exchange traded companies, is that they tend to be closely correlated to the broader equities market, thus defeating, in part, the rationale for owning this asset category.  Investing in a private REIT such as ours may add an additional level of diversification and a low correlation to investments listed on the public exchanges.  Moreover, such an investment may augment current returns, provide income growth, furnish asset appreciation, and allow ownership of a high quality, diversified portfolio of real estate.

Diversification is a strategy designed to reduce exposure to portfolio risk by combining a variety of investments which are unlikely to appreciate or depreciate at the same time.  One way to diversify an existing portfolio of stocks and bonds is to add real estate to the portfolio mix.  Because most investors cannot build a sufficiently diverse portfolio of real estate on their own, they may choose to invest in either publicly traded or non-traded Real Estate Investment Trusts (“REITs”).  (See:  “What is a REIT” in the FAQs).

Change in Value From Year to Year

Past performance is no guarantee of future results.

NCREIF Index:  The National Council of Real Estate Investment Fiduciaries index is an unmanaged, market-weighted index of non-traded, unleveraged properties owned by tax exempt entities.  NCREIF was established to serve the institutional real estate investment community as a non-partisan collector, processor, validator and disseminator of real estate performance information.  NCREIF members, like us, are not traded on any public exchange.  NCREIF includes dividends.

NAREIT Index:  The NAREIT Equity REIT Index is an unmanaged, market-weighted index of publicly-traded, tax-qualified REITs traded on the New York Stock Exchange, the American Stock Exchange and the NASDAQ Stock Market System.  NAREIT includes dividends.

S&P 500 Index:  The Standard & Poor’s 500 Index is an unmanaged, capitalization-weighted index of 500 stocks.  The index is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries and is adjusted to reflect dividends paid.

The chart above shows that the S&P 500 and NAREIT indices have exhibited significant volatility from 1997 to 2009.  NCREIF, on the other hand, has returned stable and predictable returns year after year.

Direct Private Placements as an Alternative to Traditional Investment Vehicles

While the chart above tracks changes in value from 1997 to June 30, 2010 in the S&P 500, NAREIT and NCREIF indices the diagram below follows the growth of one dollar invested in these same 3 indices during the same time period.

$1 Invested in 1997

Sources:  NAREIT, NCREIF and S&P 500

The chart shows that over the last 12 years real estate has outperformed the S&P 500, and that within the real estate sector itself, the NCREIF index has out performed publicly traded REITs.  The value of one dollar invested in NAREIT almost tripled over the 10 year period in question, while one dollar invested in NCREIF more than tripled while demonstrating more consistent performance.  During this time period the S&P 500 proved to be a less successful investment than either NAREIT or NCREIF.  As you can see from comparing the two immediately preceding charts the S&P 500 was the most volatile index, while achieving the lowest comparative returns.  The value of the NCREIF index is computed as follows:  NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology.  Each property must be independently appraised a minimum of once every three years.  The value of the capital component of the NCREIF index return is predominately the product of the real property appraisals discussed below.  In addition, property income results are reported quarterly for purposes of determining the income component of the index.

However, the NAREIT index, while only slightly underperforming the NCREIF index, has exhibited much more volatility.  NAREIT is comprised of publicly traded REITs, and stock prices are highly susceptible to broader market movements.  The NCREIF index, however, is not correlated to the public securities markets.

This means that NCREIF members and their investors are less susceptible to severe market movements.  Not being listed on an exchange aligns management and the investors’ incentives to view the investment over a longer investment horizon.

In addition to being an important tool in portfolio diversification, real estate is considered to be a good hedge against inflation.  We believe that our portfolio can act as an inflation hedge because of the contractual rent increases in many of our leases.  However, actual results from operations and, accordingly, cash available for distribution, will be affected by a number of factors, including the rents we receive from our tenants, our financing costs, the ability of our tenants to meet their lease obligations, and unanticipated expenditures not otherwise paid by the tenant.

In addition to being an important tool in portfolio diversification and enjoying lower volatility, real estate is considered to be a good hedge against inflation.  We believe that our portfolio can act as an inflation hedge because of the contractual rent increases that are built into many of our leases.  As a result of such increases, additional revenue should increase the amount of cash available for distribution to our stockholders.  However, our actual results of operations and, accordingly, cash available for distribution, will be affected by a number of factors, including the revenue we receive from our tenants, our debt obligations, interest expense, the ability of our tenants to meet their obligations, and unanticipated expenditures.

The qualifications for valuation of investments in the NCREIF Property Index (“NPI”) are:

•	Operating properties only.

•	Property types — apartments, hotels, industrial properties, office buildings, and retail only.

•	Can be wholly owned or in a joint venture structure.

•	Investment returns are reported on a non-leveraged basis. While there are properties in the index that have leverage, returns are reported to NCREIF as if there is no leverage.

•	Must be owned/controlled by a qualified tax-exempt institutional investor or its designated agent.

•	Existing properties only (no development projects).

•	Calculations are based on quarterly returns of individual properties before deduction of asset management fees.

•	Each property’s return is weighted by its market value.

•	Income and Capital Appreciation changes are also calculated.

•
The NPI is a quarterly time series composite total rate of return measure of investment performance of a very large pool of individual commercial real estate properties acquired in the private market for investment purposes only.  All properties in the NPI have been acquired, at least in part, on behalf of tax-exempt institutional investors — the great majority being pension funds.  As such, all properties are held in a fiduciary environment.

•
Properties in the NPI are accounted for using market value accounting standards.  Data contributed to NCREIF is expected to comply with the Regional Economic Information System (REIS, Inc.).  Because the NPI measures performance at the property level without considering investment or capital structure arrangements, information reported to the index will be different from information reported to investors.  For example, interest expense reported to investors would not be included in the NPI.  However, because the property information reported to the index is expected to be derived from the same underlying books and records, because it is expected to form the underlying basis for investor reporting, and because accounting methods are required to be consistent, fundamentally consistent information expectations exist.

•
NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology.  Each property must be independently appraised a minimum of once every three years.

•
Because the NPI is a measure of private market real estate performance, the capital value component of return is predominately the product of property appraisals.  As such, the NPI is often referred to as an “appraisal based index.”

Shareholders should not expect the same performance as the NPI because the NPI does not factor in the fees or expenses that we are subject to.

Making Loans and Investments in Mortgages

We may, from time to time, make mortgage, bridge or mezzanine loans and other loans that qualify as such under Internal Revenue Service REIT rules and other loans relating to real property, including loans in connection with the acquisition of investments in entities that own real property.  Although we do not have a formal policy, our criteria for investing in loans will be substantially the same as those involved in our investment in properties.

We will not make or invest in mortgage, bridge or mezzanine loans unless we obtain an appraisal concerning the underlying property from a certified independent appraiser except for mortgage, bridge or mezzanine loans insured or guaranteed by a government or government agency.  We will maintain each appraisal in our records for at least five years, and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense.  In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make or invest in mortgage, bridge or mezzanine loans on any one property if the aggregate amount all mortgage, bridge or mezzanine loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless substantial justification exists.  Our charter contains numerous additional limitations on us with respect to the manner in which we may invest our funds, including the manner in which we may make or invest in mortgage, bridge or mezzanine loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.  Our board of directors may find such justification in connection with the purchase of mortgage, bridge or mezzanine loans that are in default where we intend to foreclose upon the property in order to acquire the underlying assets and where the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.  See “— Investment Limitations.”

Subject to the limitations contained in our charter, we may invest in first, second and third mortgage, bridge or mezzanine loans, wraparound mortgage, bridge or mezzanine loans, construction mortgage, bridge or mezzanine loans on real property, and loans on leasehold interest mortgages.  We also may invest in participations in mortgage, bridge or mezzanine loans.  Second and wraparound mortgage, bridge or mezzanine loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount that when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.  A wraparound loan is one or more junior mortgage, bridge or mezzanine loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan.  Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage, bridge or mezzanine loans.  Third mortgage, bridge or mezzanine loans are secured by third deeds of trust on real property that is already subject to prior first and second mortgage indebtedness, in an amount that, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.  Construction loans are loans made for either original development or renovation of property.  Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years.  In addition, if the mortgage property is being developed, the amount of the construction loan generally will not exceed 75% of the post-development appraised value.  Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property.  These loans are generally for terms of from six months to 15 years.  Leasehold interest loans generally do not exceed 75% of the value of the leasehold interest and require personal guaranties of the borrowers.  The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date of the lease terminates.  These loans would generally permit us to cure any default under the lease.  Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.

In evaluating prospective loan investments, our advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;

•	in the case of loans secured by real property or loans otherwise dependent on real property for payment:

•	the property’s potential for capital appreciation or depreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases or decreases;

•	the degree of liquidity of the investment;

•	geographic location of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the property is located or that otherwise affect the borrower; and

•	any other factors that the advisor believes are relevant.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders.  Our advisor will evaluate all potential loan investments to determine if the term of the loan, the security for the loan and the loan-to-value ratio meets our investment criteria and objectives.  An officer, director, agent or employee of our advisor will inspect the property securing the loan, if any, during the loan approval process.  We do not expect to make or invest in mortgage or mezzanine loans with a maturity of more than ten years from the date of our investment, and anticipate that most loans will have a term of five years.  We do not expect to make or invest in bridge loans with a maturity of more than one year (with the right to extend the term for an additional one year) from the date of our investment.  Most loans which we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature which we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term.  We will not originate loans with negative amortization provisions.

We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower.  Pursuant to our advisory agreement, our advisor will be responsible for servicing and administering any mortgage, bridge or mezzanine loans in which we invest.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices.  In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage, bridge or mezzanine loans.  Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness.  We may determine not to make mortgage, bridge or mezzanine loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

As approved by all of our independent directors pursuant to our charter, the advisor may lend to American Realty Capital Operating Partnership, LP up to ten million dollars ($10,000,000) from time to time as needed to provide short-term financing relating to property acquisitions.  Such borrowed funds will be repaid within 180 days or sooner, not subject to a pre-payment penalty, and will accrue interest at a fair and competitive (commercially reasonable) rate of interest.

Acquisition of Properties from Affiliates

Effective March 31, 2009, the Board of Directors approved the recommendation of the officers of the Company that the Company not pursue any opportunities to acquire real property from an entity affiliated with its advisor, American Realty Capital Advisors, LLC.  It was determined that the foregoing recommendation would be reviewed annually by the Board of Directors.  On March 9, 2010, the Board of Directors of the Company approved the recommendation of the officers of the Company that the Company continue not to pursue any opportunities to acquire real property from an entity affiliated with its advisor. The Board of Directors determined that this practice will remain in effect during the remaining term of the initial offering.

We may in the future, with the approval of our board of directors, change our policy against acquiring properties from entities affiliated with us and acquire properties or interests in properties from or in co-ownership arrangements with affiliated entities, including properties acquired from affiliates engaged in construction and development of commercial real properties.  We intend to pay incentive fees or real estate commissions at market rates consistent with amounts generally charged for similar services in the area by unaffiliated parties.  We will not acquire any property from an affiliate unless a majority of our directors, including independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us.  The purchase price that we will pay for any property we acquire from our affiliates, including property developed by an affiliate as well as property held by an affiliate that has already been developed, may not exceed the current appraised value of the property, which must be determined by a qualified independent appraiser selected by our independent directors.  In addition, a majority of our directors, including independent directors, not otherwise interested in the transaction must determine that the price of the property we acquire from an affiliate does not exceed the cost of the property to our affiliate, or, if the price of the property we acquire from an affiliate exceeds such cost, that substantial justification for the excess exists and the excess is reasonable.

In the case of properties we acquire from an affiliate that have not been constructed at the time of contracting, our affiliate will generally be required to obtain an independent “as built” appraisal for the property prior to our contracting for the property, in which case the purchase price we will pay under the purchase contract will not exceed the anticipated fair market value of the developed property as determined by the appraisal.  Our contract with any affiliate engaged in development of properties for sale to us will require it to deliver to us at closing title to the property, as well as an assignment of leases.

In the case of properties to be developed by any of our affiliates and sold to us, if any of our affiliates develop properties, we anticipate that our development company affiliate will:

•	acquire a parcel of land;

•	enter into contracts for the construction and development of a commercial building thereon;

•	enter into an agreement with one or more tenants to lease all or a majority of the property upon its completion;

•	secure an earnest money deposit from us, which may be used for acquisition and development expenses;

•	secure a financing commitment from a commercial bank or other institutional lender to finance the remaining acquisition and development expenses;

•	complete the development and allow the tenant or tenants to take possession of the property; and

•	provide for the acquisition of the property by us.

We will be required to pay a substantial sum to our development company affiliate at the time of entering into the contract as a refundable earnest money deposit to be credited against the purchase price at closing, which will be applied to the cost of acquiring the land and initial development costs.  We expect that the earnest money deposit will represent approximately 20% to 30% of the purchase price of the developed property set forth in the purchase contract.

We may enter into a contract to acquire property from an affiliate engaged in property development even if we have not yet raised sufficient proceeds to enable us to pay the full amount of the purchase price at closing.  We may also elect to close a purchase before the development of the property has been completed, in which case we would obtain an assignment of the construction and development contracts from our affiliate and would complete the construction either directly or through a joint venture with an affiliate.  Any contract between us, directly or indirectly through a joint venture with an affiliate, and an affiliated development company for the purchase of property to be developed will provide that we will be obligated to purchase the property only if:

•
the affiliated development company completes the improvements, which generally will include the completion of the development, in accordance with the specifications of the contract, and at the agreed upon price;

•	one or more approved tenants takes possession of the building under a lease satisfactory to our advisor, and executes an estoppel; and

•	we have sufficient proceeds available for investment at closing to pay the balance of the purchase price remaining after payment of the earnest money deposit.

Our advisor will not cause us to enter into a contract to acquire property from an affiliated development company if it does not reasonably anticipate that funds will be available to purchase the property at the time of closing.  If we enter into a contract to acquire property from an affiliated development company and, at the time for closing, are unable to purchase the property because we do not have sufficient proceeds available for investment, we will not be required to close the purchase of the property and will be entitled to a refund of our earnest money deposit from the affiliated development company.  Because the affiliated development company may be an entity without substantial assets or operations, our board of directors may require that the affiliated development company’s obligation to refund our earnest money deposit be guaranteed by another entity, such as American Realty Capital Properties, LLC, our affiliated property manager, which provides property management and leasing services to various American Realty Capital programs, including us, for substantial monthly fees.  As of the time American Realty Capital Properties, LLC or any other guarantor may be required to perform under any guaranty, we cannot assure you that such guarantor will have sufficient assets to refund all of our earnest money deposit in a lump sum payment.  In such a case, we would be required to accept installment payments over time payable out of the revenues of the guarantor’s operations We cannot assure you that we would be able to collect the entire amount of our earnest money deposit under such circumstances.  See “Risk Factors — General Risks Related to Investments in Real Estate.”

Section 1031 Exchange Program

Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code.  An affiliate of American Realty Capital Advisors, LLC, our advisor, has developed a program (the “Section 1031 Exchange Program”) to facilitate these transactions, referred to as like-kind exchanges.  For each such transaction (a “Section 1031 Program Transaction”), an American Realty Capital affiliate will create a single-member limited liability company (each of which we refer to as a “American Realty Capital Exchange LLC”).  American Realty Capital Exchange LLC will acquire real estate to be owned in co-tenancy arrangements with persons wishing to engage in like-kind exchanges (“1031 Participants”).  American Realty Capital Exchange LLC will acquire the subject property and, either concurrently with or following such acquisition, prepare and market a private placement memorandum for the sale of co-tenancy interests in that property.  When a 1031 Participant wishes to acquire a co-tenancy interest, the American Realty Capital Exchange LLC will deed (or cause the American Realty Capital Exchange LLC’s seller to deed) an undivided co-tenancy interest in the subject property to a newly formed single-member limited liability company and then sell that entity to the 1031 Participant.

American Realty Capital anticipates that properties acquired in connection with the Section 1031 Exchange Program initially will be financed entirely with debt.  The American Realty Capital Exchange LLC acquiring the property may obtain a first mortgage secured by the property acquired for a portion of the purchase price.  In order to finance the remainder of the purchase price, the American Realty Capital Exchange LLC will obtain a short-term loan from an institutional lender (the “Bridge Loan”).  Following its acquisition of a property, a American Realty Capital Exchange LLC will attempt to sell co-tenancy interests in the property to 1031 Participants in the manner described above.  The American Realty Capital Exchange LLC will use the proceeds of these sales to pay off the short-term acquisition loan.

When an American Realty Capital Exchange LLC initially acquires a property, we may enter into a contract with the American Realty Capital Exchange LLC and/or American Realty Capital Exchange LLC’s Bridge Loan lender.  The contract would provide that, if the American Realty Capital Exchange LLC cannot sell all of the co-tenancy interests in that particular property to 1031 Participants, we will purchase any remaining unsold co-tenancy interests.  The purchase price generally would equal the American Realty Capital Exchange LLC’s cost of those interests (i.e., the amount of the remaining Bridge Loan).  We may execute an agreement providing for the potential purchase of the unsold co-tenancy interests from a American Realty Capital Exchange LLC only if our conflicts committee approves of the transaction as being fair, competitive and commercially reasonable to us.  The price to us may be no greater than the cost of the co-tenancy interests to the American Realty Capital Exchange LLC unless the conflicts committee finds substantial justification for such excess and such excess is reasonable.  In addition, a fair market value appraisal for each property must be obtained from an independent expert selected by our conflicts committee, and in no event may we purchase co-tenancy interests from an affiliate at a price that exceeds the current appraised value for the property interests.  Moreover, we may enter into one or more additional contractual arrangements obligating us to purchase co-tenancy interests in a particular property directly from the 1031 Participants.  In consideration for such obligations, the American Realty Capital Exchange LLC would pay us a fee in an amount currently anticipated to range between 1.0% and 1.5% of the amount of the Bridge Loan.  These fees could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification.  If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other nonqualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years.  Our failure to qualify as a REIT would adversely affect your return on your investment.  While we will monitor these fees and any other non-qualifying income, we could fail to satisfy this test.

In the event that we have any obligation to acquire any interest in a property pursuant to the Section 1031 Exchange Program, our conflicts committee will be required to approve each acquisition.  Accordingly, American Realty Capital intends that each American Realty Capital Exchange LLC will purchase only real estate properties that otherwise meet our investment objectives.

All purchasers of co-tenancy interests, including us if we purchase co-tenancy interests, will be required to execute a tenants-in-common agreement with the other purchasers of co-tenancy interests in that particular property.  They may also be required to execute a property management and leasing agreement with American Realty Capital, which would provide for the payment of property management and leasing fees to American Realty Capital.  If we are required to purchase co-tenancy interests pursuant to one or more of these contractual arrangements, we will be subject to various risks associated with co-tenancy arrangements that are not otherwise present in real estate investments, such as the risk that the interests of the 1031 Participants will become adverse to our interests.

The Operating Partnership has transferred forty-nine percent (49%) of its ownership interest in the Federal Express Distribution Facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida (when we acquired this property, it was a National City Bank property; see “Real Property Investments — National City Bank Properties”), to American Realty Capital DST I (the “Trust”), a Section 1031 Exchange Program. Realty Capital Securities, LLC has offered membership interests of up to forty-nine percent (49%), or $2,567,000, in the Trust to investors in a private offering. The remaining interests of no less than 51% will be retained by the Operating Partnership. To date, cash payments of $2,567,000 have been accepted by the Operating Partnership.

The Operating Partnership has transferred thirty-five and 2/10th percent (35.2%) of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida (when we acquired this property, it was a National City Bank property; see “Real Property Investments — National City Bank Properties”), to American Realty Capital DST II (the “Trust II”), a Section 1031 Exchange Program. Realty Capital Securities has offered membership interests of thirty-five and 2/10th percent (35.2%), or $493,802, in the Trust II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by the Operating Partnership. To date, cash payments of $493,802 have been accepted by the Operating Partnership.

The Operating Partnership has transferred forty-nine percent (49%) of its ownership interest in three CVS properties, located in Smyrna, GA, Chicago, IL and Visalia, CA to American Realty Capital DST III (the “Trust III”), a Section 1031 Exchange Program. Realty Capital Securities has offered membership interests of up to forty-nine percent (49%), or $3,050,000, in the Trust III to investors in a private offering. The remaining interests of no less than fifty-one percent (51%) will be retained by the Operating Partnership. To date, cash payments of $3,050,000 have been accepted by the Operating Partnership.

The Company purchased a Walgreens property in Sealy, TX under a tenant in common arrangement (“TIC”) with a third party investor. Under the TIC arrangement, the third party assumed a forty-four percent (44%) interest in the property at the time of acquisition for an investment of $1,200,000. The remaining interest of fifty-six percent (56%) was retained by the Company. To date cash payments of $1,200,000 have been accepted by the Operating Partnership.

The Operating Partnership shall transfer up to forty-nine percent (49%) of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico to American Realty Capital DST IV (the “Trust IV”), a Section 1031 Exchange Program. Realty Capital Securities has offered membership interests of up to forty-nine percent (49%), or $7,294,000, in the Trust IV to investors in a private offering. The remaining interests of no less than fifty-one percent (51%) will be retained by the Operating Partnership. To date, cash payments of $2,770,000 have been accepted by the Operating Partnership

Disposition Policies

We intend to hold each property we acquire for an extended period, generally eight to ten years.  However, circumstances might arise that could result in the early sale of some properties.  We may sell a property before the end of the expected holding period if we believe the sale of the property would be in the best interests of our stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, specific real estate market circumstances, and current tenant creditworthiness, with a view to achieving maximum capital appreciation.  We cannot assure you that this objective will be realized.  The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease and the “sales multiple” applied to that rent.  If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation.  In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price.  In these instances, our taxable income may exceed the cash received in the sale.  The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

Investment Limitations

Our charter and investment policies place numerous limitations on us with respect to the manner in which we may invest our funds or issue securities.  These limitations cannot be changed unless our charter is amended, which requires approval of our stockholders, or we otherwise change our investment policies.  Unless our charter is amended, or we revise our investment policies, we will not:

•
borrow in excess of 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or the aggregate fair market value of all assets owned by us as of the date of any borrowing, unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the justification for such excess borrowing;

•
borrow in excess of 300% of our net assets as of the date of the borrowing, unless the excess is approved by a majority of the independent directors and disclosed to our stockholders in our quarterly report to stockholders next following such borrowing along with justification for such borrowing;

•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;

•
acquire or invest in an asset from our advisor or sponsor, any director or any of their affiliates without obtaining an appraisal of the fair market value of the asset from a qualified independent appraiser selected by our independent directors;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•
make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•
make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are unreasonable or exceed 6% of the purchase price of the property or, in the case of a mortgage loan, 6% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;

•	invest in indebtedness secured by a mortgage on real property which is subordinate to a lien or other indebtedness of our advisor, our sponsor, any of our directors or any of our affiliates;

•
invest in equity securities unless a majority of our directors, including independent directors, not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•
invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•
make any investment that we believe is inconsistent with our objectives of qualifying or remaining qualified as a REIT unless and until our board of directors determines that REIT qualification is not in our best interests;

•	engage in any short sale;

•	engage in trading, as opposed to investment activities;

•	engage in underwriting activities or distribute, as an agent, securities issued by others;

•	invest in foreign currency or bullion;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

•
issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with transactions with affiliated entities or persons, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

Change in Investment Objectives and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders.  Each determination and the basis therefor shall be set forth in the minutes of the meetings of our board of directors.  The methods of implementing our investment policies also may vary as new real estate development trends emerge and new investment techniques are developed.  The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of our directors, without the approval of our stockholders.

Investment Company Act Considerations

We intend to conduct our operations so that the Company and its subsidiaries are each exempt from registration as an investment company under the Investment Company Act.  Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•
pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposed to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis.  “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property.  We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest.  We anticipate that our assets generally will be held in wholly or majority-owned subsidiaries of the Company, each formed to hold a particular asset.

We intend to conduct our operations so that the Company and most, if not all, of its wholly and majority-owned subsidiaries will comply with the 40% test.  We will continuously monitor our holdings on an ongoing basis to determine the compliance of the Company and each wholly and majority-owned subsidiary with this test.  We expect that most, if not all, of the Company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.  Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.”  Accordingly, we believe that the Company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the Company nor any of its wholly and majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities.  Rather, the Company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate.  Consequently, the Company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our Company is made by us.  The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person.  The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company.  We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for the purposes of the 40% test.  We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so.  If the SEC staff were to disagree with our treatment of one or more subsidiary entries as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test.  Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act.  If the Company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”  In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real-estate related assets” under the Investment Company Act.  Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past.  These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago.  No assurance can be given that the SEC staff will concur with our classification of our assets.  In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act.  If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

•
Real Property.  Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets.  In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real-estate-related assets.  We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

•
Securities.  We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.

•
Loans.  Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan.  However, we will consider loans with loan-to-value ratios in excess of 100% to be real-estate related assets.  We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We will classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan.  With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset.  The SEC staff has not issued no-action letters specifically addressing construction loans.  If the SEC staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if:  (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to:  (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real-estate related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments.  For example, these restrictions may limit the ability of the Company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate.  Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our Company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act.  To maintain compliance with the Section 3(c)(5)(C) exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain.  In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly.  Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.  Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Real Estate Investments Summary

The REIT has acquired the following real estate investments through July 27, 2010:

•	Distribution and Warehouse Facilities

•	a FedEx Cross-Dock facility in Snowshoe, PA; a FedEx Freight Facility in Houston, TX; and a FedEx Freight West, Inc. distribution facility in West Sacramento, CA;

•	a leasehold interest in a build-to-suit Home Depot Distribution Facility in Topeka, KS;

•	2 Fresenius Medical Care Distribution Facilities located in Apple Valley, CA and Shasta Lake, CA, respectively;

•	1 build-to-suit warehouse facility for Reckitt Benckiser located in Tooele, UT, near Salt Lake City;

•	Banks

•	15 First Niagara (formerly Harleysville National Bank and Trust Company) bank branch properties in various Pennsylvania locations;

•	18 Rockland Trust Company bank branch properties in various Massachusetts locations;

•	52 PNC Bank including 2 formerly National City Bank branches in Florida, Pennsylvania, New Jersey and Ohio;

•	Drug Stores

•	6 Rite Aid properties in various locations in Pennsylvania and Ohio;

•	3 Walgreens locations located in Sealy, TX, Byram MS and LeRoy, NY;

•
25 newly constructed retail stores from CVS Caremark located in 16 states — Illinois, South Carolina, Texas, Georgia, Michigan, New York, Arizona, North Carolina, California, Alabama, Florida, Indiana, Maine, Minnesota, Missouri, and Nevada;

•	Automobile Service

•	6 recently constructed Bridgestone retail stores in various locations in Oklahoma and Florida;

•	4 Advanced Auto locations located in Michigan, Alabama and Mississippi;

•
12 recently constructed Bridgestone Firestone auto-centers located in Albuquerque, NM, Rockwell, TX, Weatherford, TX, League City, TX, Crowley, TX, Allen, TX, Pearland, TX, Austin, TX, Grand Junction, CO, Benton, AR, Wichita, KS and Baton Rouge, LA;

•	Restaurants

•
11 restaurants from Jack In the Box, Inc. located in Desloge, MO; The Dalles, OR; Vancouver, WA, Corpus Christi, TX, Houston, TX, South Houston, TX;  two properties in Victoria, TX; Beaumont, TX Ferris, TX and Forney, TX.

•	3 built-to suit, free-standing restaurant for International House of Pancakes located in Hilton Head, SC, Buford, GA and Cincinnati, OH;

•	Retail

•	4 build-to-suit properties from Jared the Galleria of Jewelry located in Amherst, NY, Lake Grove, NY and Watchung, NJ and Plymouth, Massachusetts; and

•	1 Super Stop & Shop supermarket located in Nanuet, NY.

•	1 Build to suit free standing retail property for Tractor Supply located in DuBois, PA

•	1 Build to suit free standing retail property for Dollar General located in Jacksonville, FL

The amount of the Year 1 yield based upon the contract purchase price of the acquired properties as compared to the Year 1 total rent is approximately 8.38%, which excludes contractual rent increases occurring in future years. The amounts in the following table are as of June 30, 2010 except for Tractor supply and Dollar general which are as of the acquisition date . (dollars in thousands):

	Purchase Price(1)	Current Mortgage Debt	Effective Interest Rate	Portfolio- Level Leverage	Rent		Base Rent Increase (Year 2)(3)
					Year 1	Year 2
Federal Express Distribution Center (PA)	$10,208	$6,965	6.29%	68.2%	$703	$703	3.78% and 3.65% in years 6 and 11, respectively
Harleysville National Bank Portfolio	41,676	31,000	6.59%	74.4%	3,004	3,064	—
Rockland Trust Company Portfolio	33,117	23,414	4.92%	70.7%	2,306	2,340	1.5% annually
PNC Bank (formerly National City Bank)	6,853	4,375	4.58%	63.8%	466	466	10% after 5 years
Rite Aid Portfolio	18,839	12,808	6.97%	68.0%	1,404	1,404	—
PNC Bank Portfolio	44,813	32,704	5.25%	73.0%	2,960	2,960	10% after 5 years
FedEx Freight Facility (TX)	31,692	16,184	6.033%	51.1%	2,580	2,580	1% increase in years 5 and 9
Walgreens Location	3,818	1,550	6.64%	40.6%	310	310	—
CVS Pharmacy Portfolio I	40,649	23,587	6.88%	58.0%	3,387	3,387	5% increase every 5 years
CVS Pharmacy Portfolio II	59,788	32,900	6.64%	55.0%	4,984	4,984	5% increase every 5 years
Home Depot Distribution Facility	23,532	12,150	6.25%	51,6%	1,806	1,839	2% annually
Bridgestone Firestone Portfolio	15,041	3,832	6,61%	25.48%	1,270	1,270	6.25% every 5 years
Advanced Auto Location	1,730	—	—	—	160	160	—
Fresenius Portfolio	12,462	6,068	6.72%	48.7%	1,023	1,023	Approximately 10% in years 2 and 7
Reckitt Benckiser	31,735	14,962	6.23%	47.2%	2,279	2,434	2.0% annually
Jack in the Box Portfolio	7,720	4,384	6.45%	56.8%	639	639	—
Jack in the Box-Houston	2,290	971	6.26%	42.4%
BSFS II Portfolio	26,414	—	—	—	2,150	2,150	6.25% every 5 years
Fed Ex Sacramento	34,171	15,000	5..57%	43.9%	2,761	2,880	Increases every 30 months based on CPI, min 5% / max 10%
Jared Jewelry	5,457	—	—	—	580	580	10% increase every 5 years
Walgreens II – Byram	5,684	3,000	5.58%	52.78%	453	453	—
IHOP	2,445	—	—	—	192	192	5% increase every 5 years
Advance Auto II	3,674	—	—	—	308	308	—
Super Stop & Shop	23,795	—	—	—	1,784	1,784	Increases approx 7.5% every 5 yrs
IHOP II	2,300	—	—	—	180	180	10% increase every 5 years
IHOP III	3,319	—	—	—	239	261	10% increase every 5 years
Jared Jewelry II	1,635	—	—	—	174	182	10% increase every 5 years
Jack in the box II	11,396	—	—	—	892	892	Increase every five years based on CPI with max 10%
Walgreens III	5,062	—	—	—	385	385	—
Tractor Supply	2,846	—	—	—	225	225	10% increase every 5 years
Dollar General	1,228	—	—	—	118	118	—

Total Portfolio	$515,389	245,854	6.11%	48.1%	39,722	40,153
Investment Grade Tenants (based on Rent – S&P BBB- or better)			86%
Average Remaining Lease Term (years) (4)			15.3
(1)
Base purchase for acquisitions prior to January 1, 2009 include capitalized acquisition related costs. Effective January 1, 2009, acquisition related costs are required to be expensed in accordance with GAAP.

(2)	Interest rate includes the effect of in-place hedges.
(3)	Increase does not take into account lease escalations that commence in future years or adjustments based on the Consumer Price Index.
(4)	As of June 30, 2010 or acquisition date for July 2010 acquisitions — Primary lease term only (excluding renewal option periods).
(5)	Weighted average rate as of June 30, 2010
(6)	The loan has a four-year term, with the first three years considered the initial term at an interest rate of 6.25%, and a one year extension at an interest rate of 6.50%.

The following is a summary of lease expirations for the next ten years as of June 30, 2010 (dollars in thousands):

Year	Expiring Revenues	Expiring Leases(1)	Square Feet	% of Gross Rev
2009	$—	—	—	—
2010	—	—	—	—
2011	—	—	—	—
2012	—	—	—	—
2013	—	—	—	—
2014	—	—	—	—
2015	—	—	—	—
2016	242	2	21,476	0.6%
2017	179	1	12,613	0.4%
2018	4,896	59	384,201	11.5%
2019	—	—	—	—
	$5,317	62	418,290	12.5%

(1)	The 62 leases listed above are with the following tenants: FedEx, Rockland Trust Company, PNC Bank and Rite Aid.

Real Property Investments

FedEx Property – Snowshoe, PA(1)

The REIT acquired a FedEx Cross-Dock facility in Snowshoe, Pennsylvania (the “FedEx Property”) as its initial investment on March 5, 2008.  On February 25, 2008, the REIT’s entire Board of Directors (with the two inside directors abstaining because the acquisition of the FedEx Property is an affiliated transaction) approved the acquisition of the FedEx Property, which acquisition closed on March 5, 2008.

The REIT acquired the FedEx Property at sellers’ cost, which does not exceed the fair market value of the FedEx Property as determined by an appraisal of a qualified independent appraiser.  The purchase price for the FedEx Property is approximately $10.0 million.  The FedEx Property is subject to approximately $7.0 million of existing debt.  The REIT funded the balance of the purchase price by issuing 342,502 of shares of common stock to the sellers.  Closing costs and fees aggregated approximately $215,000.

Our operating partnership, American Realty Capital Operating Partnership, L.P., entered into a purchase agreement to purchase the FedEx Property subject to customary due diligence and other conditions, as described above.  The sellers of the FedEx Property are two unaffiliated parties, who own approximately 70% of indirect interest in the FedEx Property, and our sponsors, Nicholas S. Schorsch and William M. Kahane, who own approximately 30% of indirect interest in the FedEx Property.  The FedEx Property is a shipping and distribution facility located at 401 E. Sycamore, Snowshoe, PA.  Built in 2004, the FedEx Property has 55,440 square feet of warehouse space.  The current sole tenant is FedEx and will remain the sole tenant on a double-net lease basis.
_____________

(1)
Our operating partnership has transferred forty-nine percent (49%) interest in the FedEx Property to American Realty Capital DST, I, a Section 1031 Exchange Program.  See “Section 1031 Exchange Program.”

FedEx Property Location	Acquisition Date	Purchase Price (1)(2)	Compensation to Advisor and Affiliates(3)

401 E. Sycamore	3/5/2008	$10,207,674	$170125
_______________

(1)	Sellers are our sponsors, Nicholas S. Schorsch and William M. Kahane, and two unaffiliated parties.

(2)	Purchase price includes all closing costs inclusive of the acquisition fee, which equals 1% of the contract purchase price.

(3)	Amounts include acquisition and finance coordination fees paid to our advisor for acquisition and finance coordination services rendered in connection with the property acquisition.

The property acquisition is subject to a double-net lease, pursuant to which the landlord is responsible for maintaining the property’s roof and structure, and the tenant is required to pay all other expenses associated with the property in addition to base rent.

The table below provides leasing information for the tenant at the property:

FedEx Property Location	Number of Tenants	Tenant	Renewal Options	Current Annual Base Rent	Base Rent per Square Foot	Total Square Feet Leased	Remaining Lease Term(1)
401 E. Sycamore	1	FedEx Freight East Inc.	13-year lease 2 five-year extension periods	$702,828	$12.68	55,440	8.4
_______________

(1)	Remaining lease term as of July 27, 2010.

The following table outlines the loan terms on the existing debt financing assumed in connection with acquisition of the FedEx Property.

FedEx Property Location	1st Mortgage Debt	Type	Rate	Maturity Date

401 E. Sycamore	$6,965,000	Interest only	6.29%	9/1/2037

FedEx Corporation, together with its subsidiaries, provides transportation, e-commerce, and business services.  It operates in four segments:  FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s.  The FedEx Express segment offers various shipping services for the delivery of packages and freight.  This segment also provides international trade services specializing in customs brokerage and global cargo distribution; international trade advisory services; and publishes customs duty and tax information, as well as provides Global Trade Data, an information tool that allows customers to track and manage imports.  The FedEx Ground segment provides business and residential money-back-guaranteed ground package delivery services.  The FedEx Freight segment offers regional next-day and second-day, and interregional less-than-truckload (LTL) freight services, as well as long-haul LTL freight services.  The FedEx Kinko’s segment provides document services, such as printing, copying, and binding services; and business services, such as high-speed Internet access and computer rental, videoconferencing, signs and graphics production, and direct mail services.  This segment also offers retail products, such as specialty papers, greeting cards, printer cartridges, stationery, and office supplies, as well as provides Web-based services.  The Company also offers supply chain solutions, including critical inventory logistics, transportation management, fulfillment, and fleet services.  FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee.  FedEx Corporation stock is listed on the New York Stock Exchange, and FedEx has a credit rating of BBB.

Because the FedEx Property is 100% leased to a single tenant on a long-term basis under a net lease, which transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant’s guarantor and affiliate, FedEx Corporation, are more relevant to investors than the financial statements of the individual property acquired in order to enable investors to evaluate the lessee’s credit-worthiness.  Additionally, because the properties are subject to a net lease, historical property financial statements provide limited information other than rental income, which is disclosed above.  Therefore, we have not provided audited financial statements of the properties acquired.

FedEx Freight Facility — Houston, TX

On July 8, 2009, the REIT acquired a newly constructed freight facility net leased to FedEx Freight and guaranteed by FedEx Corporation (the “FedEx Facility”).  The REIT’s Board of Trustees approved the acquisition of the FedEx Facility in May 2009.

The purchase price for the FedEx Facility was approximately $31.6 million.  The purchase price is comprised of a combination of short-term bridge financing and proceeds from the sale of common shares.  The Company entered into a one-year bridge credit facility with Amegy Bank of Texas and received proceeds of approximately $15.9 million.  The credit facility bears interest at an annual rate of equal to 5.75%.  The remaining portion of the purchase price was funded using available funds under the Company’s related party bridge facilities and equity capital.  The FedEx Facility is a freight facility of 152,640 square feet located in Houston, TX.  The current sole tenant of the property is FedEx Freight, a subsidiary of FedEx Corporation (“FedEx”) and will remain the sole tenant on a double-net lease basis.

Address	City, State	Purchase Price	Approximate Compensation to Advisor and Affiliates
9010 Jackrabbit Road	Houston, TX	$31,610,000	$468,000

The Fed Ex Facility is net leased to FedEx, pursuant to which FedEx is required to pay substantially all operating expenses (other than the costs to maintain and repair the roof and structure of the building) and capital expenditures in addition to base rent, simultaneously with the acquisition of the properties.  The primary lease term is fifteen years, having commenced on October 16, 2008, and provides for up to two successive five-year extensions.  Annual rent is approximately $2.6 million for the first year of the initial lease term, and annual rent will increase by 8% every five years.

Address	City, State	Total Square Feet Leased	Year 1 Gross Rent	Rent per Square Foot	Remaining Lease Term (Years)(1)
9010 Jackrabbit Road	Houston, TX	152,640	$2,600,000	$17.03	13.3
_______________

(1)	Lease expires on October 16, 2023, remaining lease term as of July 27, 2010.

Federal Express - Sacramento, CA

On April 30, 2010, we acquired one build-to-suit, freestanding, fee-simple distribution facility located in West Sacramento, California (the “FedEx Property”) for FedEx Freight West, Inc. (“FedEx Freight West”) for $34,211,889, inclusive of all closing costs and fees.  The FedEx Property contains 118,796 square feet of gross leasable area.  FedEx Freight West is a wholly owned subsidiary of the FedEx Corporation (NYSE:  “FDX”), the lease guarantor.

The original lease term at commencement was 15 years with 10.9 years currently remaining as of July 16, 2010.  The lease contains rental escalations equivalent to the cumulative increase in the Consumer Price Index over the previous 20 months, with a minimum increase of 5% and a maximum increase of 10%.  The lease provides for 3 renewal options of 5 years each followed by one renewal option of 4 years.  The lease is double-net with the landlord responsible for roof and structure.  The average annual base rent for the initial term is approximately $3,087,000.

We financed the acquisition of the FedEx Property with a 5-year first mortgage loan from Ladder Capital Finance, LLC, proceeds from the sale of our common stock, and a $3,000,000 investment from an unrelated third party.  The loan from Ladder Capital Finance, LLC will be secured by a mortgage on the FedEx Property.  The following table outlines the terms of the debt financing incurred in connection with the acquisition of the FedEx Property.

Mortgage Debt Amount	Rate	Maturity Date
$15,000,000	5.49%	5 years

FedEx Freight West provides regional less-than-truckload transportation services in the western United States.  The company transports general commodities and also provides online shipping transactions services.  FedEx Freight West was founded in 1966 as Viking  Delivery Service, Inc. and changed its name to Viking Freight System, Inc. in 1974 and then to Viking Freight, Inc. in 1966.  It further changed its name to FedEx Freight West, Inc. in 2002.  The company is based in San Jose, California.  As of February 12, 2001, FedEx Freight West was acquired by FedEx Corporation.

FedEx Corporation currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding FedEx Corporation are taken from the company’s  annual reports for the periods indicated

Consolidated Statements of Operations	For the Fiscal Year Ended
(in thousands)	5/31/2010	5/31/2009	5/31/2008	5/31/2007
Revenues	$34,734,000	$35,497,000	$37,953,000	$35,214,000
Operating Income	1,998,000	747,000	2,075,000	3,276,000
Net Income	1,184,000	98,000	1,125,000	2,016,000

Consolidated Balance Sheets	As of the Fiscal Year Ended
(in thousands)	5/31/2010	5/31/2009	5/31/2008	5/31/2007
Total Assets	$24,902,000	$24,244,000	$25,633,000	$24,000,000
Long-term Debt	1,668,000	1,930,000	1,506,000	2,007,000
Stockholders’ Equity	13,811,000	13,626,000	14,526,000	12,656,000

For more detailed financial information regarding FedEx Corporation, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

First Niagara (formerly Harleysville) Properties

The REIT acquired 15 Harleysville National Bank and Trust Company, which are now owned by First Niagara Bank (“First Niagara National Bank”) branch properties in various Pennsylvania locations (the “First Niagara Properties”) on March 12, 2008.  On February 25, 2008, the REIT’s entire Board of Directors (with the two inside directors abstaining because the acquisition is an affiliated transaction) approved the acquisition of the First Niagara Properties.

The REIT acquired the First Niagara Properties at seller’s cost, which does not exceed the fair market value of the First Niagara Properties as determined by an appraisal of a qualified independent appraiser.  The purchase price for the First Niagara Properties is approximately $41.0 million, which is subject to approximately $31.0 million of existing debt.  The remainder of the purchase price was paid with proceeds from the offering and revolving equity investments.(4) The seller of the First Niagara Properties is one of the REIT’s sponsors, Nicholas S. Schorsch.  The First Niagara Properties are commercial bank branch locations throughout Pennsylvania with an aggregate of 178,000 square feet.  The current sole tenant of the properties is First Niagara National Bank and will remain the sole tenant on a triple-net lease basis.

First Niagara Property Location	Acquisition Date	Approximate Purchase Price(1) (2)	Approximate Compensation to Advisor and Affiliates(3)
Harleysville, PA	3/12/2008	$13,578,000	TOTAL FOR ALL PROPERTIES = $720,000 (Acquisition Fee + Finance Coordination Fee)
Lansdale, PA	3/12/2008	1,828,000
Lansdale, PA	3/12/2008	1,618,000
Lansford, PA	3/12/2008	2,034,000
Lehighton, PA	3/12/2008	999,000
Limerick, PA	3/12/2008	1,694,000
Palmerton, PA	3/12/2008	3,319,000
Sellersville, PA	3/12/2008	1,162,000
Skippack, PA	3/12/2008	1,527,000
Slatington, PA	3/12/2008	1,194,000
Springhouse, PA	3/12/2008	4,071,000
Summit Hill, PA	3/12/2008	1,784,000
Walnutport, PA	3/12/2008	1,699,000
Wyomissing, PA	3/12/2008	1,552,000
Slatington, PA	3/12/2008	3,617,000
Total		$41,676,000
_____________

(1)	Seller is our sponsor, Nicholas S. Schorsch.

(2)	Purchase price includes all closing costs inclusive of the acquisition fee, which equals 1% of the contract purchase price.

(3)	Amounts include acquisition and finance coordination fees paid to our advisor for acquisition and finance coordination services rendered in connection with property acquisition.

(4)	The proceeds from the offering totaled approximately $2,046,000 and the revolving equity investments totaled $3,954,000 and $4,000,000.

Each property acquired is subject to a triple-net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.

First Niagara Property Location	Tenant	Guarantor	Total Square Foot Leased	% of Total Sq. Ft. Leased
Harleysville, PA	First Niagara Bank	same	80,275	100%
Lansdale, PA	First Niagara Bank	same	3,488	100%
Lansdale, PA	First Niagara Bank	same	3,690	100%
Lansford, PA	First Niagara Bank	same	7,285	100%
Lehighton, PA	First Niagara Bank	same	2,868	100%
Limerick, PA	First Niagara Bank	same	5,000	100%
Palmerton, PA	First Niagara Bank	same	11,602	100%
Sellersville, PA	First Niagara Bank	same	3,364	100%
Skippack, PA	First Niagara Bank	same	4,500	100%
Slatington, PA	First Niagara Bank	same	7,320	100%
Slatington, PA	First Niagara Bank	same	19,872	100%
Spring House, PA	First Niagara Bank	same	12,240	100%
Summit Hill, PA	First Niagara Bank	same	5,800	100%
Walnutport, PA	First Niagara Bank	same	5,490	100%
Wyomissing, PA	First Niagara Bank	same	4,980	100%
Total			177,774

The table below provides leasing information for the tenant at each respective property:

First Niagara Property Location	Number of Tenants	Tenant	Renewal Options	Current Annual Base Rent	Base Rent per Square Foot	Remaining Lease Term (2)
Harleysville, PA	1	First Niagara Bank	See Footnote(1)	$1,016,022	12.66
Lansdale, PA		First Niagara Bank		132,804	38.07
Lansdale, PA		First Niagara Bank		116,678	31.62
Lansford, PA		First Niagara Bank		148,614	20.40
Lehighton, PA		First Niagara Bank		70,209	24.48
Limerick, PA		First Niagara Bank		122,400	24.48
Palmerton, PA		First Niagara Bank		245,713	21.18
Sellersville, PA		First Niagara Bank		82,370	24.49
Skippack, PA		First Niagara Bank		110,160	24.48
Slatington, PA		First Niagara Bank		85,211	11.64
Slatington, PA		First Niagara Bank		266,797	13.43
Spring House, PA		First Niagara Bank		301,838	24.66
Summit Hill, PA		First Niagara Bank		130,152	22.44
Walnutport, PA		First Niagara Bank		123,196	22.44
Wyomissing, PA		First Niagara Bank		111,751	22.44
Total/Average				$3,063,915	$17.23	12.5
________________

(1)
The lease agreement for each First Niagara Property contains a number of consecutive renewal options.  After the initial contractual period, each lease may be renewed for two additional five-year terms.  After both five-year renewal options have been exercised, each lease may be renewed for an additional three-year period, then for six additional five-year periods and finally, one additional two-year period.

(2)	Remaining lease term as of July 16, 2010.

The following table outlines the loan terms on the existing debt financing on the First Niagara Properties.  The loan has a fixed rate of 6.59% for the first six (6) years of the loan term after which the rate resets to the then current five (5)-year Treasury rate plus 2.25% (with a floor of 6.5%), with interest only payments for the first three (3) years of the loan term, principal and interest payments based on a twenty (20)-year amortization period for years four (4) through ten (10) of the loan term and a 10-year maturity with a 5-year extension option.

First Niagara Property Location	1st Mortgage Debt	Rate	Maturity Date
Harleysville, PA	$10,104,229	6.59%	1/1/2018
Lansdale, PA	1,360,147	6.59%	1/1/2018
Lansdale, PA	1,203,780	6.59%	1/1/2018
Lansford, PA	1,513,258	6.59%	1/1/2018
Lehighton, PA	743,135	6.59%	1/1/2018
Limerick, PA	1,260,965	6.59%	1/1/2018
Palmerton, PA	2,469,757	6.59%	1/1/2018
Sellersville, PA	864,361	6.59%	1/1/2018
Skippack, PA	1,136,628	6.59%	1/1/2018
Slatington, PA	888,856	6.59%	1/1/2018
Spring House, PA	3,029,802	6.59%	1/1/2018
Summit Hill, PA	1,327,933	6.59%	1/1/2018
Walnutport, PA	1,264,531	6.59%	1/1/2018
Wyomissing, PA	1,155,084	6.59%	1/1/2018
Slatington, PA	2,677,534	6.59%	1/1/2018
Total	$31,000,000

Rockland Properties

On April 25, 2008, the REIT’s Board of Trustees approved the acquisition of certain property owned by Rockland Trust Company (the “Rockland Properties”).  The REIT acquired the Rockland Properties on May 2, 2008.

The purchase price for the Rockland Properties was approximately $32.1 million.  The Rockland Properties are subject to approximately $24.4 million of debt.  The remainder of the purchase price was funded with proceeds from the offering and revolving equity investments.(1)  Rockland Trust, the seller of the Rockland Properties, is an unaffiliated third party.  The Rockland Properties consist of commercial bank branches, bank branch/offices and operations centers throughout Southeastern Massachusetts and Cape Cod with an aggregate of approximately 121,000 square feet.  The current sole tenant of the properties is Rockland Trust Company.
_________________

(1)	The proceeds from the offering totaled approximately $2,205,000, the revolving equity investments totaled $2,500,000 and the short-term convertible redeemable preferred equity totaled $3,995,000.

Rockland Property Location	Acquisition Purchase Price(1)	Approximate Compensation to Advisor and Affiliates
Brockton, MA	$643,000	TOTAL FOR ALL PROPERTIES = $566,000 (Acquisition Fee + Finance Coordination Fee)
Chatham, MA	1,500,000
Hull, MA	692,000
Hyannis, MA	2,377,000
Middleboro, MA	3,495,000
Orleans, MA	1,371,000
Randolph, MA	1,540,000
Centerville, MA	1,129,000
Duxbury, MA	1,323,000
Hanover, MA	1,320,000
Middleboro, MA	922,000
Pembroke, MA	1,546,000
Plymouth, MA	5,173,000
Rockland, MA	4,095,000
Rockland, MA	1,769,000
S. Yarmouth, MA	1,586,000
Scituate, MA	1,263,000
West Dennis, MA	1,384,000
Total	$33,128,000
_________________

(1)	Approximate purchase price includes purchase price plus closing costs, inclusive of the acquisition fee, which equals 1% of the contract purchase price.

Each property is 100% leased on a triple-net basis to Rockland Trust Company, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.  The guarantor under the lease is Rockland Trust Company.  Each location has four concurrent renewal options, each for a five-year term at the then prevailing market rate.

Rockland Property Location	Total Square Feet Leased	Current Annual Base Rent	Base Rent per Square Foot	Remaining Lease Term (Years)(1)
Middleboro, MA	18,520	$250,020	$13.50
Hyannis, MA	8,948	170,012	19.00
Hull, MA	1,763	49,364	28.00
Randolph, MA	3,670	110,100	30.00
Duxbury, MA	2,667	90,678	34.00
Brockton, MA	1,835	45,875	25.00
Centerville, MA	2,977	77,402	26.00
Chatham, MA	3,459	107,229	31.00
Orleans, MA	3,768	97,968	26.00
Pembroke, MA	3,213	106,029	33.00
S. Yarmouth, MA	4,727	108,721	23.00
Scituate, MA	2,706	86,592	32.00
Rockland, MA	18,425	280,981	15.25
Rockland, MA	11,027	121,297	11.00
Hanover, MA	2,828	90,496	32.00
Plymouth, MA	25,358	355,012	14.00
Middleboro, MA	2,106	63,180	30.00
West Dennis, MA	3,060	94,860	31.00
Total/Average	121,057	$2,305,816	$19.05	11.0
________________

(1)	Weighted average remaining lease term as of July 16, 2010.

The following table outlines the loan terms on the debt financing assumed in connection with acquisition of the Rockland Properties:

Mortgage Debt Amount	Type	Rate	Maturity Date
$24,412,500	Variable	30-Day LIBOR+1.375%(1)	May 2013
______________

(1)	The Company entered into a rate lock agreement to limit its interest rate exposure. The LIBOR floor and cap are 3.54% and 4.125% (initial year), respectively.

Rite Aid Properties

On September 29, 2008, American Realty Capital Trust Inc. (the “REIT”) acquired 6 Rite Aid properties (the “Rite Aid Properties”).  The REIT acquired the Rite Aid Properties at sellers’ cost, which does not exceed the fair market value of the Rite Aid Properties as determined by an appraisal of a qualified independent appraiser.  The purchase price for the Rite Aid Properties is approximately $18.6 million.  The Rite Aid Properties are subject to approximately $12.8 million of assumed existing debt.  The remainder of the purchase price was funded with revolving equity investment of approximately $6,000,000 from a related party under an unsecured revolving equity facility.  The sellers of the Rite Aid Properties are two of the REIT’s sponsors, Nicholas S. Schorsch and William M. Kahane.  The Rite Aid Properties are drug stores in Ohio and Pennsylvania with an aggregate of approximately 75,000 square feet.  The current sole tenant of the properties is Rite Aid and will remain the sole tenant on a triple-net or double-net lease basis.

Rite Aid Property Location	Acquisition Purchase Price(1)	Approximate Compensation to Advisor and Affiliates
Lisbon, OH	$1,515,000	TOTAL FOR ALL PROPERTIES = $314,000 (Acquisition Fee + Finance Coordination Fee)
East Liverpool, OH	2,249,000
Carrollton, OH	2,376,000
Cadiz, OH	1,720,000
Pittsburgh, PA	6,334,000
Carlisle, PA	4,640,000
Total	$18,834,000
______________

(1)	Approximate purchase price includes purchase price plus closing costs, inclusive of the acquisition fee, which equals 1% of the contract purchase price.

Two of the property acquisitions (the Pennsylvania properties) are subject to a triple-net lease, pursuant to which the tenant is required to pay all operating expenses and capital expenditures in addition to base rent.  Four of the property acquisitions (the Ohio properties) are subject to double -net leases, pursuant to which the landlord is responsible for maintaining the property’s roof and structure, and the tenant is required to pay all other expenses associated with the property in addition to base rent.  The guarantor under the lease is Rite Aid Corp.  The Ohio locations have six concurrent renewal options, each for a five-year term.  The Pennsylvania locations have eight concurrent renewal options, each for a five-year term.  Renewal rates include certain increases for fixed percentages as well as market adjustments, as defined by the lease.

Rite Aid Property Location	Total Square Feet Leased	Current Annual Base Rent	Base Rent per Square Foot	Remaining Lease Term (Years)(1)
Lisbon, OH	10,141	$113,174	$11.16
East Liverpool, OH	11,362	169,333	14.90
Carrollton, OH	12,613	179,177	14.21
Cadiz, OH	11,335	129,024	11.38
Pittsburgh, PA	14,766	469,790	31.82
Carlisle, PA	14,702	343,728	23.38
Total/Average	74,919	$1,404,226	$18.74	13.0
_______________

(1)	Weighted average remaining lease term as of July 16, 2010.

The following table outlines the loan terms on the debt financing assumed in connection with acquisition of the Rite Aid Properties.

Mortgage Debt Amount	Type	Rate	Maturity Date
$ 12,808,265	Fixed–Interest Only	6.97%	September 2017

PNC Bank (formerly National City Bank) Properties

On August 29, 2008, the REIT’s Board of Trustees (with the two inside directors abstaining because the acquisition of 2 PNC Bank (formerly National City bank branches) (the “PNC Bank Properties”) is an affiliated transaction) approved the acquisition of the PNC Bank Properties.  The REIT acquired the branch located in Palm Coast, FL on September 16, 2008 (the “Palm Coast Property”)(1) and the bank branch located in Pompano Beach, FL on October 23, 2008 (the “Pompano Beach Property”).

The purchase price for the PNC Bank Properties was approximately $6.7 million.  The PNC Bank Properties are subject to approximately $4.5 million of debt, comprised of loans from TD Bank, NA. in the amounts of approximately $2.1 million for the Palm Coast Property and $2.4 million for the Pompano Beach Property.  The remainder of the purchase price was funded with revolving equity investment of approximately $2,400,000 from a related party under an unsecured revolving equity facility.  The seller of the PNC Bank Properties is an affiliated party.  The PNC Bank Properties are two bank branches in Florida with an aggregate of approximately 8,500 square feet.  The current sole tenant of the properties is PNC Bank Bank and will remain the sole tenant on a triple-net basis.

PNC Bank Property Location	Approximate Purchase Price	Approximate Compensation to Advisor and Affiliates
Palm Coast, FL	$3,100,000	$51,000
Pompano Beach, FL	3,800,000	61,000
Total	$6,900,000	$112,000

The properties are triple-net leased to PNC Bank Bank, pursuant to which PNC Bank Bank is required to pay all operating expenses and capital expenditures in addition to base rent, and have primary lease terms of 20 years with a remaining lease term of 18.6 years at July 16, 2010.  Annual rent is $466,465 for each of the first five years of the initial lease term, increased by 12% every five years for the Palm Coast Property and 10% every five years for the Pompano Beach Property.

PNC Bank Property Location	Total Square Feet Leased	Current Annual Base Rent	Base Rent per Square Foot
Palm Coast, FL	3,740	$210,000	$56.15
Pompano Beach, FL	4,663	256,465	55.00
Total	8,403	$466,465	$55.51

(1)
American Realty Capital Operating Partnership, L.P. transferred forty-nine percent (49%) interest in the Palm Coast Property to American Realty Capital DST, 1, a Section 1031 Exchange Program.  See “Section 1031 Exchange Program” in this prospectus.

The following table outlines the loan terms on the debt financing incurred in connection with acquisition of the PNC Bank Properties:

PNC Bank Property Location	Mortgage Debt Amount	Rate(1)	Maturity Date
Palm Coast, FL	$2,062,500	30-day LIBOR + 150%	September 16, 2013
Pompano Beach, FL	2,437,500	30-day LIBOR + 150%	October 23, 2013
Total/Average	$4,500,000

(1)
We limited our interest rate exposure by entering into a rate lock agreement with a LIBOR floor and cap of 3.37% and 4.45% (initial year), respectively, for a notional contract amount of approximately $4,115,000 and a fixed rate of 3.565% on a notional contract amount of approximately $385,000.

PNC Bank Properties

The REIT acquired 50 bank branches triple-net leased to PNC Bank, National Association (the “PNC Properties”) on November 25, 2008.  On August 12, 2008, the REIT’s Board of Directors approved the acquisition of the PNC Properties and as of November 18, 2008 approved the financings with TD Bank, N.A. and KBC Bank, N.V., each described below.

The purchase price for the PNC Properties was approximately $42.3 million.  The purchase price was paid with proceeds from the sale of common shares, first mortgage indebtedness, bridge equity from KBC Bank, N V.  (which bridge equity we expect to pay off during the first quarter of 2009), and funds from individuals of approximately $2,097,598, $33,398,902, $8,000,000 and $1,089,500, respectively.  The PNC Properties are bank branches in Pennsylvania, New Jersey and Ohio with an aggregate of approximately 275,000 square feet.  The current sole tenant of the properties is PNC Bank, National Association (“PNC Bank”) and will remain the sole tenant on a triple-net lease basis.

Address	City, State	Approximate Purchase Price(1)	Approximate Compensation to Advisor and Affiliates
1001 East Erie Ave	Philadelphia, PA	$904,000	TOTAL FOR ALL PROPERTIES
108 East Main Street	Somerset, PA	1,206,000	= $757,000
114 West State Street	Media, PA	754,000	(Acquisition Fee +
1152 Main Street	Paterson, NJ	829,000	Finance Coordination Fee)
1170 West Baltimore Pike	Media, PA	301,000
12 Outwater Lane	Garfield, NJ	1,206,000
1260 McBride Ave	West Paterson, NJ	678,000
141 Franklin Turnpike	Mahwah, NJ	829,000
1485 Blackwood-Clementon Rd	Clementon, PA	1,432,000
150 Paris Ave	Northvale, NJ	829,000
16 Highwood Ave	Tenafly, NJ	754,000
1921 Washington Valley Road	Martinsville, NJ	1,432,000

Address	City, State	Approximate Purchase Price(1)	Approximate Compensation to Advisor and Affiliates
1933 Bordentown Ave	Parlin, NJ	980,000
204 Raritan Valley College Drive	Somerville, NJ	1,281,000
207 S State St	Clarks Summit, PA	528,000
2200 Cottman	Philadelphia, PA	1,206,000
222 Ridgewood Ave	Glen Ridge, NJ	678,000
2431 Main Street	Trenton, NJ	1,507,000
294 Main Ave	Clifton, NJ	678,000
30 Main Street	West Orange, NJ	829,000
31 S Chester Rd	Swarthmore, PA	528,000
315 Haddon Ave	Haddonfield, PA	980,000
321 E 33rd St	Paterson, NJ	377,000
34 East Market Street	Blairsville, PA	678,000
359 Georges Rd	Dayton, NJ	1,206,000
36 Bergen St	Westwood, NJ	528,000
401 West Tabor Road	Philadelphia, PA	528,000
403 N Baltimore St	Dillsburg, PA	452,000
404 Pennsylvania Ave East	Warren, PA	678,000
410 Main Street	Orange, NJ	980,000
424 Broad Street	Bloomfield, NJ	829,000
425 Boulevard	Mountain Lakes, NJ	1,055,000
45 South Martine Ave	Fanwood, NJ	1,206,000
470 Lincoln Avenue	Pittsburgh, PA	678,000
49 Little Falls Road	Fairfield, NJ	1,959,000
501 Pleasant Valley Way	West Orange, NJ	528,000
555 Cranbury Road	East Brunswick, NJ	1,130,000
570 Pompton Ave	Cedar Grove, NJ	1,356,000
583 Kearny Ave	Kearny, NJ	829,000
588 Newark-Pompton Tnpk	Pompton Plains, NJ	301,000
5900 N Broad St	Philadelphia, PA	603,000
591 Route 33	Millstone, NJ	904,000
638 E Landis Ave	Vineland, NJ	754,000
6th & Spring Garden	Philadelphia, PA	980,000
7811 Tylersville Road	West Chester, OH	1,281,000
82 Greenbrook Road	Dunellen, NJ	1,155,000
8340 Germantown Ave	Philadelphia, PA	301,000
Cooper & Delsea	Deptford, NJ	979,000
RR1 Box 640	Tannersville, PA	903,000
TOTAL		$44,813,000

(1)	Approximate purchase price includes purchase price plus closing costs, inclusive of the acquisition fee, which equals 1% of the contract purchase price.

The properties are triple-net leased to PNC Bank, pursuant to which PNC Bank will be required to pay substantially all operating expenses and capital expenditures in addition to base rent, simultaneously with the acquisition of the properties, and will have primary lease terms of ten years, with a remaining lease term of 8.4 years as of July 16, 2010.  Annual rent is $2,960,000 for each of the first five years of the initial lease term, increased by 10% in year six.  The leases provide for up to four extensions of successive five-year terms with an increase in the rental rate by 10% for each additional renewal term.  Following the first year of the lease, the tenant has the right to terminate two leases within the PNC Properties each calendar year during the term of the lease, including renewal options, at any time upon at least twelve months’ prior written notice to the REIT.

Address	City, State	Total Square Feet Leased	Current Annual Base Rent	Rent per Square Foot
1001 East Erie Ave	Philadelphia, PA	3,653	$60,000	$16.42
108 East Main Street	Somerset, PA	7,322	80,000	10.93
114 West State Street	Media, PA	12,344	50,000	4.05
1152 Main Street	Paterson, NJ	4,405	55,000	12.49
1170 West Baltimore Pike	Media, PA	2,366	20,000	8.45
12 Outwater Lane	Garfield, NJ	7,372	80,000	10.85
1260 McBride Ave	West Paterson, NJ	2,963	45,000	15.19
141 Franklin Turnpike	Mahwah, NJ	3,281	55,000	16.76
1485 Blackwood-Clementon Rd	Clementon, PA	3,853	95,000	24.66
150 Paris Ave	Northvale, NJ	3,537	55,000	15.55
16 Highwood Ave	Tenafly, NJ	10,908	50,000	4.58
1921 Washington Valley Road	Martinsville, NJ	5,220	95,000	18.20
1933 Bordentown Ave	Parlin, NJ	4,355	65,000	14.93
204 Raritan Valley College Drive	Somerville, NJ	2,423	85,000	35.08
207 S State St	Clarks Summit, PA	7,170	35,000	4.88
2200 Cottman	Philadelphia, PA	3,617	80,000	22.12
222 Ridgewood Ave	Glen Ridge, NJ	9,248	45,000	4.87
2431 Main Street	Trenton, NJ	3,470	100,000	28.82
294 Main Ave	Clifton, NJ	1,992	45,000	22.59
30 Main Street	West Orange, NJ	5,340	55,000	10.30
31 S Chester Rd	Swarthmore, PA	3,126	35,000	11.20
315 Haddon Ave	Haddonfield, PA	4,828	65,000	13.46
321 E 33rd St	Paterson, NJ	2,837	25,000	8.81
34 East Market Street	Blairsville, PA	12,212	45,000	3.68
359 Georges Rd	Dayton, NJ	3,660	80,000	21.86
36 Bergen St	Westwood, NJ	5,160	35,000	6.78
401 West Tabor Road	Philadelphia, PA	8,653	35,000	4.04
403 N Baltimore St	Dillsburg, PA	2,832	30,000	10.59
404 Pennsylvania Ave East	Warren, PA	7,136	45,000	6.31
410 Main Street	Orange, NJ	8,862	65,000	7.33
424 Broad Street	Bloomfield, NJ	3,657	55,000	15.04
425 Boulevard	Mountain Lakes, NJ	2,732	70,000	25.62
45 South Martine Ave	Fanwood, NJ	2,078	80,000	38.50
470 Lincoln Avenue	Pittsburgh, PA	2,760	45,000	16.30
49 Little Falls Road	Fairfield, NJ	5,549	130,000	23.43
501 Pleasant Valley Way	West Orange, NJ	3,358	35,000	10.42
555 Cranbury Road	East Brunswick, NJ	16,324	75,000	4.59
570 Pompton Ave	Cedar Grove, NJ	4,773	90,000	18.86
583 Kearny Ave	Kearny, NJ	7,408	55,000	7.42
588 Newark-Pompton Tnpk	Pompton Plains, NJ	4,196	20,000	4.77
5900 N Broad St	Philadelphia, PA	7,070	40,000	5.66
638 E Landis Ave	Vineland, NJ	17,356	50,000	2.88
6th & Spring Garden	Philadelphia, PA	3,737	65,000	17.39
7811 Tylersville Road	West Chester, OH	2,988	85,000	28.45
82 Greenbrook Road	Dunellen, NJ	2,784	70,000	25.14
8340 Germantown Ave	Philadelphia, PA	7,096	20,000	2.82

Address	City, State	Total Square Feet Leased	Current Annual Base Rent	Rent per Square Foot
9 West Somerset Street	Raritan, NJ	8,033	80,000	9.96
Cooper & Delsea	Deptford, NJ	5,160	65,000	12.60
RR1 Box 640	Tannersville, PA	2,070	60,000	28.99
TOTAL/AVERAGE		272,436	$2,960,000	$10.75

The REIT has secured first mortgage indebtedness from TD Bank, N.A.  The following table outlines the loan terms on the debt financing incurred in connection with acquisition of the PNC Properties.  The loan will be secured by a mortgage on each of the PNC Properties.

Mortgage Debt Amount	Rate(1)	Maturity Date
$33,398,902	5.25%	November 25, 2013

(1)	Rate is the effective yield based on 30-day Libor plus 1.65%, and the effects of an interest rate swap entered into prior to closing on this mortgage.

PNC Bank is a $128.6 billion commercial bank holding company with $76.5 billion in deposits.  It is based in Pittsburgh, Pennsylvania, and has more than 1,100 branches, 3,900 automated teller machines and more than 25,000 employees.  It is rated S&P AA- and is one of the largest commercial banking companies in the United States ranked by assets and deposits.  It offers retail banking, corporate and institutional banking, asset management and global fund processing services.  The following information relates to PNC Bank’s Parent company, PNC Financial Services Group, Inc.:

	Three Months	For the Fiscal Year Ended
Consolidated Statements of Operations (in millions)	Ended March 31, 2010	2009	2008	2007
Revenues	$3,763	$16,228	$9,680	$10,088
Operating Income	648	3,225	2,760	3,292
Net Income	671	2,003	882	1,467

		As of December 31,
Consolidated Balance Sheets (in millions)	As of March 31, 2010	2008	2008	2007
Total Assets	$265,396	$269,863	$291,081	$138,920
Total Liabilities	238,578	239,921	263,433	122,412
Stockholders’ Equity	26,818	29,942	25,422	14,854

Walgreens Location — Sealy, TX

On July 17, 2009, the REIT acquired a fee ownership interest in a Walgreens retail location net leased to Walgreens Co.

The purchase price, excluding transaction costs and fees, was approximately $3.8 million and is comprised of a combination of mortgage financing, proceeds from the sale of common shares and funds received from an unaffiliated joint venture partner.  The Company entered into a ten-year financing agreement and received proceeds of approximately $1.6 million.  The note agreement bears interest at an initial rate of 6.55%.  Upon completion of this acquisition, the Company owns an approximate 56% interest in the asset, while the joint venture investor owns an approximate 44% interest.  The Walgreens location is a 14,850 square foot retail property located in Sealy, TX.  The current sole tenant of the property is Walgreens Co. and will remain the sole tenant on a triple-net lease basis.

Address	City, State	Purchase Price	Approximate Compensation to Advisor and Affiliates
1808 Meyer Street	Sealy, TX	$3,818,000	$54,000

The Walgreens location is net leased to Walgreens Co., pursuant to which Walgreens Co. is required to pay substantially all operating expenses (including all costs to maintain and repair the roof and structure of the building) and capital expenditures in addition to base rent, simultaneously with the acquisition of the properties.  The primary lease term is twenty-five years, having commenced June 18, 2007, and provides for up to fifty successive one-year extensions.  Annual rent is $310,000.

Address	City, State	Total Square Feet Leased	Year 1 Gross Rent	Rent per Square Foot	Remaining Lease Term (Years)(1)
1808 Meyer Street	Sealy, TX	14,850	$310,000	$20.88	22.0

(1)	Lease expires on June 18, 2032, remaining lease term as of July 16, 2010.

CVS Caremark Corporation Store Locations

On September 18, 2009, the Company acquired a portfolio of ten newly constructed retail stores (the “Stores”) directly from CVS Caremark Corporation (“CVS”).  The Stores contain an aggregate of 131,105 square feet, located in 9 states — Illinois, South Carolina, Texas, Georgia, Michigan, New York, Arizona, North Carolina and California.  The aggregate purchase price is approximately $40.8 million, inclusive of all closing costs and fees.

Address	City	State	Purchase Price	Approximate Compensation to Advisor and Affiliates
2250 41st Street	Moline	IL	$4,748,926
1002 Sams Crossing Rd	Columbia	SC	3,236,033
1000 E. Sandy Lake Dr.	Coppell	TX	5,875,437
800 East West Connector SW	Smyrna	GA	4,725,169
133 East Dunlap	Northville	MI	4,574,854
653 Route 9	Wilton	NY	4,305,659
6356 West Belmont	Chicago	IL	3,566,663
1625 N. 44th Street	Phoenix	AZ	3,527,631
11 River Ridge Drive	Asheville	NC	1,894,084
2135 North Dinuba Blvd	Visalia	CA	3,069,405
Total			$39,523,861	$633,000

The primary lease term under this net lease arrangement is twenty-five years, having commenced simultaneous with closing, and provides for two fixed-rent options of five years each, plus eight fair market value options of five years each.  The average annual base rent on a straight-line basis over the initial lease term is approximately $3.4 million.

Address	City	State	Total Square Feet Leased	Rent per Square Foot	Year 1 Rent	Remaining Lease Term (Years)(1)
2250 41st Street	Moline	IL	13,225	$30.78	$406,983
1002 Sams Crossing Rd	Columbia	SC	11,945	23.22	277,328
1000 E. Sandy Lake Dr.	Coppell	TX	12,900	39.03	503,525
800 East West Connector SW	Smyrna	GA	12,900	31.39	404,947
133 East Dunlap	Northville	MI	17,847	21.97	392,065
653 Route 9	Wilton	NY	13,225	27.90	368,995
6356 West Belmont	Chicago	IL	10,880	28.09	305,663
1625 N 44th Street	Phoenix	AZ	13,013	23.23	302,318
11 River Ridge Drive	Asheville	NC	11,945	13.59	162,323
2135 North Dinuba Blvd	Visalia	CA	13,225	19.89	263,048
Total			131,105	$25.84	$3,387,195	23.7

(1)	Lease will expire in September 2034. Remaining lease term is as of July 16, 2010.

The purchase price was comprised of a combination of proceeds from the sale of common shares and proceeds received from a ten-year non-recourse, fixed-rate first mortgage loan totaling approximately $23.8 million from Western & Southern Life Assurance Company.  The fixed interest rate is 6.875% for the initial five years of the loan term.

Mortgage Debt Amount	Rate	Maturity Date
$23,750,000	6.875%	September 2019

CVS, a pharmacy services company, provides prescriptions and related health care services in the United States.  CVS operates through two segments, Pharmacy Services and Retail Pharmacy.  The Pharmacy Service segment provides a range of prescription benefit management services, including mail order pharmacy services, specialty pharmacy services, plan design and administration, formulary management, and claims processing.  This segment serves primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans, and individuals.  As of December 31, 2008, the Pharmacy Services segment operated 58 retail specialty pharmacy stores, 19 specialty mail order pharmacies, and 7 mail service pharmacies located in 26 states of the United States, Puerto Rico, and the District of Columbia.  The Retail Pharmacy Segment sells prescription drugs, over-the-counter drugs, beauty products and cosmetics, photo finishing, seasonal merchandise, greeting cards, and convenience foods through its pharmacy retail stores, and online.  This segment also provides health care services.  As of December 31, 2008, this segment operated 6,923 retail drugstores located in 41 states and the District of Columbia; and 560 retail health care clinics in 27 states.  CVS was founded in 1892 and is headquartered in Woonsocket, Rhode Island.  CVS Caremark Corporation stock is listed on the New York Stock Exchange (NYSE:  “CVS”), and has a credit rating of BBB+ by Standard & Poor’s.

CVS Pharmacy Portfolio II

On November 3, 2009, the REIT’s Board of Directors approved the acquisition of the CVS Properties II.  On November 19, 2009, the Company acquired a portfolio of fifteen newly-constructed retail stores (the “CVS Properties II”) directly from CVS Pharmacy, Inc. The CVS Properties II contain an aggregate of approximately 199,000 square feet, located in 11 states -Alabama, Arizona, California, Florida, Georgia, Indiana, Maine, Minnesota, Missouri, North Carolina and Nevada.  The aggregate purchase price is approximately $60.0 million, inclusive of all closing costs and fees.

The purchase price is comprised of a combination of proceeds from the sale of the Company’s common shares and proceeds received from a five-year non-recourse, fixed-rate first mortgage loan totaling approximately $33.1 million.  The fixed interest rate is 6.55% for the term of the loan.

Address	City	State	Total Purchase Price	Compensation to Advisor and Affiliate(1)
5211 Neal Trail Dr.	Walkertown	NC	$3,705,204
612 N. Main St.	Creedmoor	NC	3,380,699
1888 Ogletree Rd.	Auburn	AL	4,224,431
4145 NW 53rd Ave.	Gainesville	FL	5,968,893
50 Duval Station Rd.	Jacksonville	FL	4,429,342
505 County Road 1100 N	Chesterton	IN	5,925,600
601 Howard Simmons Rd.	East Ellijay	GA	3,825,510
300 S. Commercial	Harrisonville	MO	3,757,909
151 Village Walk Dr.	Holly Springs	NC	3,806,651
384 Elm St.	Biddeford	ME	3,615,565
7996 Brooklyn Blvd.	Brooklyn Park	MN	2,706,251
1905 Marth Berry Blvd.	Rome	GA	3,033,849
1081 Steamboat Pkwy.	Reno	NV	3,036,074
180 N Dobson Rd.	Chandler	AZ	3,883,302
9256 E Slauson Ave.	Pico Rivera	CA	4,488,682

(1)	Compensation to advisor and affiliate includes acquisition fees and financing coordination fees.

The CVS Properties II are net leased to CVS Pharmacy, Inc., pursuant to which CVS Pharmacy, Inc. will be required to pay all operating expenses and capital expenditures in addition to base rent, simultaneously with the acquisition of the properties.  The weighted average primary lease term under this net lease arrangement is approximately 24.0 years as of July 16, 2010, having commenced simultaneous with closing, and provides for two fixed-rent options of five years each, plus eight fair market value options of five years each.  The average annual base rent on a straight-line basis over the initial lease term is approximately $5.4 million.  Annual rent is approximately $5.0 million for the first year of the initial lease term, and annual rent will increase by 5% every five years.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Initial Lease Term (Years)
5211 Neal Trail Dr.	Walkertown	NC	12,900	$37.72	$486,621	25
612 N. Main St.	Creedmoor	NC	12,900	27.91	360,000	25
1888 Ogletree Rd.	Auburn	AL	11,945	23.10	275,894	25
4145 NW 53rd Ave.	Gainesville	FL	13,225	36.78	486,371	25
50 Duval Station Rd.	Jacksonville	FL	13,225	23.19	306,725	25
505 County Road 1100 N	Chesterton	IN	13,225	23.53	311,160	25
601 Howard Simmons Rd.	East Ellijay	GA	13,225	22.89	302,760	25
300 S. Commercial	Harrisonville	MO	13,225	23.60	312,086	25
151 Village Walk Dr.	Holly Springs	NC	12,900	26.70	344,457	25
384 Elm St.	Biddeford	ME	13,013	17.93	233,306	25
7996 Brooklyn Blvd.	Brooklyn Park	MN	13,625	19.25	262,300	25
1905 Marth Berry Blvd.	Rome	GA	13,225	23.70	313,494	20
1081 Steamboat Pkwy.	Reno	NV	15,887	24.55	389,979	24
180 N Dobson Rd.	Chandler	AZ	13,013	25.87	336,617	24
9256 E. Slauson Ave.	Pico Rivera	CA	13,013	20.13	261,900	25
Total			198,546	$25.10	$4,983,670	24.7

The Company has secured first mortgage indebtedness from Ladder Capital Finance, LLC.  The following table outlines the terms of the debt financing incurred in connection with acquisitions of the CVS Properties II.  The non-recourse loan will be secured by a mortgage on all of the CVS Properties II.

Mortgage Debt Amount	Rate	Term
$33,068,100	6.55%(1)	five years

(1)	Weighted average rate — interest rate on fee simple properties is 6.50%; interest rate on leasehold properties is 6.65%.

The net leases are guaranteed by CVS Caremark Corporation (“CVS”), a pharmacy services company, which provides prescriptions and related healthcare services in the United States.  CVS operates through two segments, Pharmacy Services and Retail Pharmacy.  The Pharmacy Service segment provides a range of prescription benefit management services, including mail order pharmacy services, specialty pharmacy services, plan design and administration, formulary management, and claims processing.  This segment serves primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans, and individuals.  As of December 31, 2008, the Pharmacy Services segment operated 58 retail specialty pharmacy stores, 19 specialty mail order pharmacies, and 7 mail service pharmacies located in 26 states of the United States, Puerto Rico, and the District of Columbia.  The Retail Pharmacy Segment sells prescription drugs, over-the-counter drugs, beauty products and cosmetics, photo finishing, seasonal merchandise, greeting cards, and convenience foods through its pharmacy retail stores, and online.  This segment also provides health care services.  As of December 31, 2008, this segment operated 6,923 retail drugstores located in 41 states and the District of Columbia; and 560 retail health care clinics in 27 states.

CVS was founded in 1892 and is headquartered in Woonsocket, Rhode Island.  CVS stock is listed on the New York Stock Exchange (NYSE:  “CVS”), and has a credit rating of BBB+ by Standard & Poor’s.

CVS currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding CVS are taken from such filings:

(Amounts in millions)	Three Months Ended	For the Fiscal Year Ended
	Mar. 31, 2010	Dec. 31, 2009	Dec. 31, 2008	Dec. 29, 2007
Consolidated Statements of Operations
Net revenues	$23,760	$98,729	$87,472	$76,329
Gross profit	4,746	20,380	18,290	16,108
Net earnings	771	3,696	3,212	2,637

(Amounts in millions)		As of the Fiscal Year Ended
	Mar. 31, 2010	Dec. 31, 2009	Dec. 31, 2008	Dec. 29, 2007
Consolidated Balance Sheets
Total assets	$61,284	$61,641	$60,960	$54,722
Long-term debt	8,454	8,756	8,057	8,350
Shareholders’ equity	35,694	35,768	34,574	31,322

Home Depot Distribution Facility — Topeka, Kansas

On August 25, 2009, the REIT’s Board of Directors approved the acquisition of the Home Depot Facility.  On December 11, 2009, the Company acquired a leasehold interest in a build-to-suit Home Depot Distribution Facility that will service Home Depot stores in the Kansas City region (the “Home Depot Facility”).  The Home Depot Facility is a “Rapid Deployment Center” of approximately 465,600 square feet located in Topeka, KS.  The aggregate purchase price is approximately $23.5 million, inclusive of all closing costs and fees.  The primary lease term under this net lease arrangement is twenty years with a remaining lease term of 19.5 years at July 16, 2010, having commenced simultaneous with closing, and provides for two extensions of successive five-year terms.  The average annual base rent over the initial lease term is approximately $2.2 million.

The purchase price is comprised of a combination of proceeds from the sale of common shares and proceeds received from a four-year non-recourse, fixed-rate first mortgage loan totaling approximately $13.7 million.  The first three years of the loan are considered the initial term with a fixed interest rate of 6.25%, and the loan includes a one-year extension option at an interest rate of 6.50%.

Address	City	State	Total Purchase Price	Compensation to Advisor and Affiliate(1)
5200 SW Wenger Street	Topeka	KS	$23,531,680	$365,763

(1)	Compensation to advisor and affiliate includes acquisition fees and financing arrangement fees.

The Home Depot Facility is net leased to Home Depot U.S.A., Inc. (“Home Depot”) pursuant to which Home Depot will be required to pay all operating expenses and capital expenditures in addition to base rent, simultaneously with the acquisition of the properties, and have a primary lease term of 20 years.  Annual rent is approximately $1.8 million for the first year of the initial lease term, which increases 2% annually.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Remaining Lease Term (Years) (1)
5200 SW Wenger Street	Topeka	KS	465,600	$3.88	$1,805,961	19.5
(1)	Remaining lease term is as of July 19, 2010.

The Company had secured first mortgage indebtedness from the seller of the Home Depot Facility, HD Topeka, LLC of $13.6 million.  This facility was subsequently refinanced with a new first mortgage loan.  The following table outlines the terms of the debt financing incurred in connection with the current financing of the Home Depot Facility.  The loan will be secured by a mortgage on the Home Depot Facility.

Mortgage Debt Amount	Rate	Maturity Date
$12,150,000	5.95%	July 2020

Bridgestone Portfolio

On November 3, 2009, the REIT’s Board of Directors approved the acquisition of the Bridgestone properties.  The REIT acquired a portfolio of six recently-constructed Morgan Tire and Auto (“MTA”) stores in December 2009 and January 2010 (the “Bridgestone Properties”).  MTA is a wholly owned subsidiary of the Bridgestone Corporation.  MTA operates the stores as Hibdon Tires Plus.  Bridgestone Retail Operations, LLC, as further described below, guarantees the leases.  The portfolio consists of six build-to-suit, freestanding, fee-simple properties.  The purchase price for the Bridgestone Properties is approximately $15.0 million including closing costs and fees paid to the advisor.  The purchase price was paid with proceeds from the sale of common shares.  The Bridgestone Properties are located in Oklahoma and Florida, with an aggregate of 57,236 of square feet.  The current sole tenant of the properties is MTA and will remain the sole tenant on a double-net lease basis.  Bridgestone Retail Operations, LLC, which is a wholly owned subsidiary of Bridgestone Americas, Inc., will guarantee the property leases.

Address	City	State	Purchase Price	Approximate Compensation to Advisor and Affiliates
560 Shedeck Parkway	Yukon	OK	$2,517,019
1032 W. Danforth Road	Edmond	OK	2,533,728
7816 South Olympia Avenue	Tulsa	OK	2,628,549
Highway I-69 & 96th Street	Owasso	OK	2,432,567
13405 N. Pennsylvania Ave	Oklahoma City	OK	2,355,038
1781 Blanding Blvd.	Middleburg	FL	2,576,421
Total			$15,043,322	$147,625

The Bridgestone Properties are double-net leased to MTA, pursuant to which the landlord is responsible for maintaining the property’s roof and structure, and the tenant is required to pay all other expenses associated with the property in addition to base rent, simultaneously with the acquisition of the properties.  The Bridgestone Properties’ original lease at commencement was 15 years with an average of 13.9 years currently remaining as of July 16, 2010.  The double-net leases contain contractual rental escalations of 6.25% every five years, with the landlord responsible for roof and structure.  Annual rent is approximately $1.3 million for the first year of the initial lease term, and annual rent will increase by 6.25% every five years.  The lease provides for four renewal options at five years each.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Lease Term Remaining (Years) (1)
560 Shedeck Parkway	Yukon	OK	10,118	$21.00	$212,460
1032 W. Danforth Road	Edmond	OK	10,118	21.14	213,882
7816 South Olympia Avenue	Tulsa	OK	10,118	21.92	221,736
Highway I-69 & 96th Street	Owasso	OK	9,723	21.12	205,311
13405 N. Pennsylvania Ave	Oklahoma City	OK	9,116	21.80	198,743
1781 Blanding Blvd.	Middleburg	FL	8,143	26.71	217,459
Total/ Lease Term Remaining Average			57,336	$21.99	$1,269,591	13.9
(1)	Weighted average remaining lease term as of July 16, 2010.

We have financed the acquisition post-closing with a $3.8 million 20-year first mortgage loan from Zion First National Bank Capital at an interest rate of 6.519%.

Bridgestone Retail Operations, LLC, the lease guarantor, is a wholly owned subsidiary of Bridgestone Americas, Inc.  It consists of more than 2,200 company-owned vehicle service and tire locations across the United States, including Firestone Complete Auto Care, Tires Plus, ExpertTire and Wheel Works store locations.  Bridgestone Corp.  reports earnings on a consolidated basis and does not provide stand-alone financials on its subsidiaries.  For the fiscal year ended December 31, 2008, Bridgestone Corp.  posted net sales of $35.5 billion.  Bridgestone Corporation is rated “BBB+” by S&P and “A3” by Moody’s.

Advanced Auto Property

The REIT acquired an Advance Auto store in December 2009.  The 7,000 square foot facility in Plainfield, MI. was purchased for approximately $1.7 million and was paid for from the proceeds from the sale of common shares.  The remaining lease term on the facility is 11.4 years as of July 16, 2010, with an annual rent of approximately $160,000.

On June 4, 2010, we acquired three build-to-suit free standing, fee simple retail auto parts stores for Advance Auto Parts, Inc. for $3,683,000 inclusive of all closing costs and fees.  The properties contain 19,253 square feet of gross leasable area.  The properties are located in Harvest, Alabama, Vicksburg, Mississippi and Crystal Springs, Mississippi. The tenant is Advance Co., Inc., which is rated BBB- by Standard & Poor’s.

The primary lease term is 15 years, with an average of 13.0 years currently remaining.  The leases do not contain rent escalations during the primary term and are double net whereby the landlord is responsible for roof and structure.  The leases provide for three renewal options of 5 years each with 5% rental increase at each option.  The average annual base rent for the initial term is approximately $308,000.  The lease also provides for the payment of a percentage of sales over certain sales thresholds.

Fresenius Medical Distribution Portfolio

We acquired two build-to-suit distribution facilities from Fresenius Medical Care North America, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KgaA on January 29, 2010, to be leased by their wholly owned subsidiary Fresenius USA Manufacturing, Inc. (the “Fresenius Properties”).  The distribution facilities are each approximately 70,000 square feet, and are located in Apple Valley, CA and Shasta Lake, CA.  The aggregate purchase price was approximately $12.5 million, inclusive of all closing costs and fees.

Address	City	State	Purchase Price	Approximate Compensation to Advisor and Affiliates(1)
Navajo Rd and Lafayette Street	Apple Valley	CA	$6,107,965
3415 Bronze Court	Shasta lake	CA	6,374,759
Total			$12,482,724	$182,733

(1)	Compensation to Advisor and affiliate includes acquisition fees and financing arrangement fees.

The Fresenius Properties are double net leased whereby the landlord is responsible for roof and structure and the tenant is required to pay all other expenses.  The primary lease term is 15 years, with a remaining lease term of approximately 12.0 years as of July 16, 2010, and provides for contractual rent escalations of 10% every 5 years.  The lease will also provide for two 5-year renewal options.  The average annual base rent on a straight-line basis over the initial lease term is approximately $1.2 million.  The leases will be guaranteed by Fresenius National Medical Care Holdings, Inc. (a wholly owned subsidiary of Fresenius Medical Care AG & Co. KgaA (“Fresenius Medical Care”)) which has a senior unsubordinated rating of BB+ by Standard & Poor’s.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Lease Term Remaining (Years) (1)
Navajo Rd and Lafayette Street	Apple Valley	CA	70,000	$7.15	$500,500
3415 Bronze Court	Shasta lake	CA	70,000	7.47	522,900
Total/ Lease Term Remaining Average			140,000	$7.31	$1,023,400	12.0
(1)	Weighted average remaining lease term as of July 16, 2010.

The purchase price is comprised of a combination of approximately $6.1 million of proceeds received from a first mortgage loan and proceeds from the sale of common shares.

Mortgage Debt Amount	Rate	Maturity Date
$6,090,000	6.625%	February 11, 2015

Fresenius Medical Services is a kidney dialysis company, operating in both the field of dialysis products and the field of dialysis services operating more than 1,700 outpatient dialysis clinics in the United States.  The Renal Therapies Group, which was acquired by Fresenius Medical Services, is responsible for the manufacture and distribution of a variety of dialysis products and equipment, including dialysis machines, dialyzers and other dialysis related supplies.

Reckitt Benckiser Warehouse Facility — Tooele, UT

On February 16, 2010, American Realty Capital Trust, Inc. (the “Company”) acquired a build-to-suit warehouse facility for Reckitt Benckiser.  The warehouse facility is approximately 574,000 square feet, located in Tooele, Utah, near Salt Lake City.  The aggregate purchase price was approximately $32.0 million, inclusive of all closing costs and fees.  The primary lease term under this net lease arrangement, pursuant to which Reckitt Benckiser will be required to pay all operating expenses and capital expenditures in addition to base rent, is 12.3 years, with a remaining lease term of approximately 11.6 years as of July 16, 2010, and provides for annual rent escalations of 2% each year.  The lease also provides for three 5-year renewal options.  The average annual base rent on a straight-line basis over the initial lease term is approximately $2.7 million.

The purchase price is 50% comprised of proceeds from the sale of common shares and 50% from proceeds received from a first mortgage loan totaling approximately $15.0 million. We have granted a minority interest in the property to on unaffiliated third party.

Address	City	State	Purchase Price	Compensation to Advisor and Affiliates(1)
3226 Sheep Lane North	Tooele	UT	$31,748,538	$461,000

Compensation to advisor and affiliate includes acquisition fees and financing arrangement fees.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Remaining Lease Term (Years)
3226 Sheep Lane North	Tooele	UT	574,106	$4.16	$2,385,866	11.6
(1)	Weighted average remaining lease term as of July 16, 2010.

The Company has secured a seven-year non-recourse first mortgage loan from Bank of Texas.  The following table outlines the terms of the debt financing incurred in connection with acquisition of the warehouse facility.  The loan will be secured by a mortgage on the warehouse facility.

Mortgage Debt Amount	Rate	Maturity Date
$15,000,000	6.145%(1)	February 2017

(1)
The mortgage loan is a floating rate loan that bears an interest rate based on LIBOR plus 2.85%.  Simultaneously with the closing of the mortgage loan the Company entered into a swap agreement which converts the rate we will pay on the mortgage loan to a fixed rate of 6.145% for the term of the loan.

Bridgestone Firestone II

We acquired 12 Bridgestone Firestone properties in three separate transactions, on February 26, 2010 (2 locations), March 15, 2010 (4 locations) and March 31, 2010 (6 locations) for $26.41 million, inclusive of all closing costs and fees (the BSFS II Portfolio).  The BSFS II Portfolio consists of 12 recently constructed Bridgestone Firestone retail facilities.  The properties contain an aggregate of 93,581 square feet and are located in Albuquerque, NM, Rockwell, TX Weatherford, TX, League City, TX, Crowley, TX, Allen, TX Pearland, TX, Austin, TX, Grand Junction, CO, Benton, AR, Wichita, KS and Baton Rouge, LA.  The BSFS II Portfolio properties are 100% double net leased to Bridgestone Retail Operations, LLC, a wholly owned subsidiary of the Bridgestone Corporation (S&P:  BBB+).  The stores operate as Firestone Complete Auto Care.  The primary lease term under this net lease arrangement, pursuant to which BSFS will be required to pay all operating expenses and capital expenditures in addition to base rent, is 15 years, with a remaining lease term of approximately 13.5 years as of July 16, 2010.  The leases contain contractual rental escalations of 6.25% every five years, and provide for 5 renewal options of 5 years each.  The leases are double net whereby Bridgestone Operations, LLC is required to pay substantially all operating expenses, with the exception of costs to maintain and repair the roof and structure of the building.  The average annual base rent on a straight-line basis over the initial lease term is approximately $2.3 million.

The acquisition of the BSFS II Properties was financed with the proceeds from the sale of common stock.

Bridgestone Retail Operations, LLC is a wholly owned subsidiary of Bridgestone Americas, Inc.  It consists of more than 2,200 company-owned vehicle service and tire locations across the United States, including Firestone Complete Auto Care, Tires Plus, Expert Tire and Wheel Works store locations.  Bridgestone Americas, Inc. is the U.S. subsidiary of Bridgestone Corporation, which is headquartered in Tokyo, Japan and the largest tire producer in the world.  Bridgestone Corporation had assets of $30.2 billion and posted net sales of $27.9 billion for the fiscal year ended December 31, 2009.

Bridgestone Corporation is a multinational corporation with 179 production facilities in 25 countries and has one of the largest sales networks in the world, selling its products in over 150 countries.  In addition to being the largest tire producer in the world, Bridgestone Corporation has diversified business segments offering various services and products including chemical and industrial products, sporting goods and bicycles.

Jack in the Box Portfolio

On February 24, 2010, we acquired 4 recently-constructed restaurants for Jack In the Box, Inc. (“Jack”) for $8.3 million, inclusive of all closing costs and fees. The properties contain an aggregate 9,892 square feet of gross leasable area. The properties are located in Desloge, Missouri, The Dalles, Oregon, Vancouver, Washington and Corpus Christi, Texas.

The primary lease term is 20 years, having commenced simultaneous with closing with a remaining lease term of 19.6 years as of July 15, 2010. The leases contain contractual rental escalations every 5 years at the lesser of accumulated Consumer Price Index over the prior 5 year period or 10%. The leases provide for 4 renewal options of 5 years each and are triple-net, whereby Jack is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, including the cost of all capital expenditures in addition to base rent. The average annual base rent for the initial term is approximately $639,000.
The purchase price was comprised of a combination of the proceeds from the sale of the Company’s common stock and proceeds from a first mortgage loan. The Company has secured a 5 year mortgage from Wells Fargo Bank, N.A. The following table outlines the terms of the debt financing incurred in connection with the acquisition of the Jack in the Box Portfolio. The loan will be secured by a mortgage on the properties.

Mortgage Debt Amount	Rate	Term
$4,394,500	6.36% (fixed for term)	5 Years (matures March 2015)

On April 22, 2010, we acquired another recently-constructed restaurant for Jack located in Houston, Texas, for a purchase price of $1,816,000, inclusive of all closing costs and fees.  The property contains 2,038 square feet of gross leasable area.

The property has a primary lease term of 20 years, having commenced simultaneous with closing with a remaining lease term of 19.6 years as of July 15, 2010.  The lease contains a contractual rental escalation every 5 years at the lesser of accumulated Consumer Price Index over the prior 5 year period or 10%. The lease provides for 4 renewal options of 5 years each and is triple-net, whereby Jack is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is approximately $142,000.

We acquired the property with proceeds from the sale of our common stock.

On May 10, 2010, we secured a 5 year mortgage from Wells Fargo Bank, N.A.  The following table outlines the terms of the debt financing incurred in connection with the financing of the property.  The loan is secured by a mortgage on the Jack Property.

Mortgage Debt Amount	Effective Rate	Maturity Date
$970,760	6.17%	5 years (matures June 2015)

On June 29, 2010, we purchased six restaurants for Jack for $11,462,450, inclusive of all closing costs and fees. The properties contain an aggregate 14,975 square feet of gross leasable area. The properties are located in South Houston, TX, Victoria, TX, Beaumont, TX, Ferris, TX and Forney, TX.

The primary lease term is 20 years, having commenced simultaneous with closing. The leases contain contractual rental escalations every 5 years at the lesser of accumulated Consumer Price Index over the prior 5 year period with a maximum increase of  10%. The leases provide for 4 renewal options of 5 years each and are triple-net, whereby Jack is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, including the cost of all capital expenditures in addition to base rent. The average annual base rent for the initial term is approximately $892,000.

Jared the Galleria of Jewelry Property Portfolio

On May 6, 2010, we acquired three build-to-suit properties (the “Jared Properties”) for Jared the Galleria of Jewelry (“Jared”) for $5,474,083, inclusive of all closing costs and fees.  The Jared Properties contain 19,543 square feet of gross leasable area and are located in Amherst, New York, Lake Grove, New York and Watchung, New Jersey.

The original leases at commencement were 20 years with an average of 18.6 years currently remaining as of July 16, 2010.  The leases provides for 4 renewal options of 5 years each and are triple-net, whereby Jared is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is approximately $682,000.

We acquired the Jared Properties with proceeds from the sale of our common stock.

On June 29, 2010, we acquired one build-to-suit property from Jared for $1,641,489, inclusive of all closing costs and fees.  The property contains 6,157  square feet of gross leasable area and is located in Plymouth, New York.

The original lease at commencement was 20 years and four months with 16.6 years currently remaining as of July 16, 2010.  The leases provides for 4 renewal options of 5 years each and are triple net whereby Jared is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is approximately $209,000.

We acquired the property with proceeds from the sale of our common stock.  We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Jared the Galleria of Jewelry is a division of Sterling Jewelers Inc., a wholly owned subsidiary of Signet Jewelers Limited (Signet Group plc prior to September 2008, NYSE: SIG, LSE: SIG), the world’s largest specialty retail jeweler.  Jared stores are free standing single point destinations.  The stores retain a large selection of loose diamonds, and sell a number of exclusive ranges such as the Leo Diamond, the Leo Artisan, and the Peerless.  All stores offer a large selection of prestige Swiss watch brands including Omega, Tag Heuer, MontBlanc, Movado, Baume & Mercier, Raymond Weil, Tissot, and Swiss Army.  Several locations are also authorized Rolex dealers.

 Walgreens Portfolio

On May 17, 2010, we acquired a build-to-suit, freestanding, fee-simple pharmacy for Walgreen Co.  (“Walgreens) located in Byram, Mississippi for $5,687,000, inclusive of all closing costs and fees.  The property contains 14,820 square feet of gross leaseable area.  We previously purchased a Walgreens pharmacy in Sealey, Texas in July 2009.

The original lease term at commencement was 25 years with 22.7 years currently remaining as of July 16, 2010.  The lease does not contain rental escalations during the primary term, consistent with all newer Walgreen leases.  The lease is triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is $453,000.

We acquired the property with proceeds from the sale of our common stock.  We have financed the acquisition post closing with a $3.0 million first mortgage from Loews Corporation, LLC (Continental Casualty Company), at an interest rate of 5.5%.

On June 30, 2010, we acquired a build-to-suit, freestanding, fee-simple pharmacy for Walgreens located in LeRoy, New York for $5,068,958, inclusive of all closing costs and fees.  The Walgreens Property contains 13,386 square feet of gross leaseable area.

The original lease term at commencement was 25 years with 23.8 years currently remaining as of July 15, 2010.  The lease does not contain rental escalations during the primary term, consistent with all newer Walgreen leases.  The lease is triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is $385,000.

We acquired the property with proceeds from the sale of our common stock.  We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Walgreen Co. (NYSE: WAG) was founded in 1901 and is the nation’s largest drugstore chain based on sales.  As of February 29, 2010, Walgreens operated 7,680 locations in 49 states, Washington D.C., Puerto Rico and Guam.  The company has approximately 311,000 employees.  Prescription sales account for about 65% of Walgreens total sales, with nearly all payments made directly by third-parties such as managed care organizations and government and private insurance companies.  Approximately 5.3 million shoppers visit a Walgreens store daily.

International House of Pancakes Portfolio

On May 21, 2010, we acquired a build-to-suit, freestanding, fee-simple restaurant for International House of Pancakes (“IHOP”) located in Hilton Head, South Carolina for a purchase price of $2,449,000, inclusive of closing costs and fees.  The restaurant contains 5,172 square feet of gross leaseable area.  The tenant of the restaurant is IHOP Properties, Inc. and the lease is guaranteed by IHOP Corp. (now known as DineEquity, Inc.).

The original lease term at commencement was 25 years with 15.7 years currently remaining as of July 16, 2010.  The lease contains contractual rental escalations of 5% every 5 years and provides three renewal options of 5 years each.  The lease is triple net whereby IHOP Properties, Inc. is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is approximately $201,000.

We acquired the IHOP restaurant with proceeds from the sale of our common stock.

On June 25, 2010, we acquired a build-to-suit, freestanding, fee-simple restaurant for IHOP located in Buford, Georgia for a purchase price of $2,312,779, inclusive of closing costs and fees.  The restaurant contains 4,139 square feet of gross leaseable area.  The tenant of the restaurant is IHOP Properties, Inc. and the lease is guaranteed by IHOP Corp. (now known as DineEquity, Inc.).

The original lease term at commencement was 20 years with 11.7 years currently remaining as of July 15, 2010.  The lease contains contractual rental escalations of 10% every 5 years and provides three renewal options of 5 years each.  The lease is triple net whereby IHOP Properties, Inc. is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is approximately $204,000.

We acquired the IHOP restaurant with proceeds from the sale of our common stock.  We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On June 29, 2010, we acquired a build-to-suit, freestanding, fee-simple restaurant for IHOP located in Cincinnati, Ohio for a purchase price of $3,318,685, inclusive of closing costs and fees.  The restaurant contains 5,111 square feet of gross leaseable area.  The tenant of the restaurant is IHOP Properties, Inc. and the lease is guaranteed by IHOP Corp. (now known as DineEquity, Inc.).

The original lease term at commencement was 25 years with 21.1 years currently remaining as of July 15, 2010.  The lease contains contractual rental escalations of 10% every 5 years and provides three renewal options of 5 years each.  The lease is triple net whereby IHOP Properties, Inc. is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is approximately $303,000.

We acquired the IHOP restaurant with proceeds from the sale of our common stock.  We may finance the acquisition post closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

IHOP was founded in 1958 in the Los Angeles suburb of Toluca Lake, California and is a wholly owned subsidiary of DineEquity, Inc. (NYSE: DIN).  IHOP restaurants feature moderately priced, high quality food and beverage items served in an attractive and comfortable atmosphere.  Although IHOP is known for its pancakes and omelets, other breakfast specialties are popular menu options with patrons in the early morning hours.  IHOP restaurants are open throughout the day and evening and offer a broad array of lunch, dinner and snack favorites.  As of December 31, 2009, there were 1,456 IHOP restaurants located in 50 states, Canada, Mexico, Puerto Rico and the U.S. Virgin Islands.

Super Stop & Shop Property

On June 4, 2010, we acquired a free standing, fee simple supermarket for a Super Stop & Shop (the “Stop & Shop Property”) in Nanuet, New York for $23,807,000, inclusive of all closing costs and fees.  The Stop & Shop Property contains 59,032 square feet of gross leasable area.  The tenant of the Stop & Shop Property is The Stop & Shop Supermarket Company ( “Stop & Shop,” formerly known as “Stop & Shop, Inc.”), successor in interest to Shaw’s Supermarket, Inc.  The lease is guaranteed by J. Sainsbury, plc and Koninklijke Ahold N.V. (S&P: BBB).

The original lease term at commencement was 25.5 years with 12.6 years currently remaining as of July 15, 2010.  The lease contains contractual rental escalations of approximately 7.5% every 5 years and provides two renewal options of 10 years and 1 option of 4 years 3 months.  The lease is triple net whereby Stop & Shop is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent on a straight line basis for the initial term is approximately $1,946,000.

Stop & Shop operates over 375 stores throughout the following 6 states: Massachusetts, Rhode Island, Connecticut, New Hampshire, New York, and New Jersey.  The supermarket chain employs 59,000 associates from the communities where the stores are located. Stop & Shop was founded in 1914 in Somerville, Massachusetts by the Rabinowitz family as the Economy Grocery Stores Company.  By 1947, Economy Grocery Stores had grown into a chain of 86 supermarkets and the name of the company was changed to Stop & Shop, Inc.  In 1996, Koninklijke Ahold N.V. (“Royal Ahold”) acquired Stop & Shop, Inc.  Royal Ahold is a public limited liability company registered in the Netherlands and listed on Euronext’s Amsterdam Stock Exchange.  Royal Ahold is is one of the largest, international food retailing groups in the world operating leading supermarket companies in Europe and the United States.

We acquired the Stop & Shop Property with proceeds from the sale of our common stock.  We have financed the acquisition post-closing with a $10.8 million five year first mortgage loan from Ladder Capital at an interest rate of 5.25%.

Tractor Supply Property

On July 1, 2010, we acquired a build-to-suit, freestanding, fee-simple retail property located in DuBois, PA for $2,846,000, inclusive of all closing costs and fees.  The property contains 19,097 square feet of gross leaseable area.

The original lease term at commencement was 15 years with 14.8 years currently remaining.  The lease contains rental escalations of 10% every five years during the primary term, and contains three renewal options of five years each. The lease is triple net whereby Tractor Supply is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is $248,000.

We acquired the property with proceeds from the sale of our common stock.

Dollar General Property

On July 15, 2010, we acquired a build-to-suit, freestanding, fee-simple retail property located in Jacksonville, FL for $1,228,000, inclusive of all closing costs and fees.  The property contains 8,988 square feet of gross leaseable area.

The original lease term at commencement was 15 years with 14.5 years currently remaining.  The lease does not contain rental escalations during the primary term, but contains four renewal options of five years each. The lease is triple net whereby Dollar General is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The average annual base rent for the initial term is $118,000.

We acquired the property with proceeds from the sale of our common stock.

As of the date of this prospectus and other than the acquisitions described above and in the section entitled “Potential Property Investments,” we have not acquired or contracted to acquire any specific real properties or mortgage loans.  American Realty Capital Advisors, LLC our advisor, is continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties for us and other American Realty Capital-sponsored programs.  At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property.  We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment.  A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction.  Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate.  YOU SHOULD UNDERSTAND THAT THE DISCLOSURE OF ANY PROPOSED ACQUISITION CANNOT BE RELIED UPON AS AN ASSURANCE THAT WE WILL ULTIMATELY CONSUMMATE SUCH ACQUISITION OR THAT THE INFORMATION PROVIDED CONCERNING THE PROPOSED ACQUISITION WILL NOT CHANGE BETWEEN THE DATE OF THE SUPPLEMENT AND ANY ACTUAL PURCHASE.

We intend to obtain adequate insurance coverage for all properties in which we invest.

Potential Property Investments

The acquisition of each such property is subject to a number of conditions.  A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay a portion of the purchase price.  An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price.  Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We will decide whether to acquire properties generally based upon:

•	satisfaction of the conditions to the acquisitions contained in the respective contracts;

•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and

•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information.

Our advisor has identified the properties described below as potential suitable investments for us.  The acquisition of the properties is subject to a number of conditions.  A significant condition to acquiring the potential acquisition is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.

Other Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and/or preferred stock or otherwise raise capital in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property and/or as consideration for acquisitions.  Existing stockholders will have no preemptive right to additional shares issued in any future offering or other issuance of our capital stock, and any offering or issuance may cause a dilution of your investment.  In addition, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.  See “Description of Shares.” We may in the future issue common stock or preferred stock in connection with acquisitions, including issuing common stock or preferred stock in exchange for property.  We also may issue units of partnership interest in our operating partnership in connection with acquisitions of property or other assets or entities.

PLAN OF OPERATION

Certain statements contained in this “Plan of Operation” and elsewhere in this prospectus constitute “forward-looking statements.” Such statements include, in particular, statements about our plans, strategies and prospects, as well as information about our business and industry.  These forward-looking statements are not historical facts but our current intent, belief or expectations of our business and industry.  You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “will,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions.  You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control.

These forward-looking statements are subject to various risks and uncertainties, including those discussed above under “Risk Factors,” which could cause our actual results to differ materially from those projected in any forward-looking statement we make.  We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You should read the following discussion along with our financial statements and the related notes included in this prospectus.

General

All subscription payments for shares of our common stock sold under the initial offering and the follow-on offering are released to us as investors are released to us as stockholders and applied to investments in properties and other assets and the payment or reimbursement of selling commissions and other organization and offering expenses.  See “Estimated Use of Proceeds.” We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

Other than as disclosed in the “Investment Objectives and Policies” section herein, we have not entered into any arrangements to acquire any specific properties with the net proceeds from this offering.  The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties.

Our advisor also may, but will not be required to, establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of non-liquidating net sale proceeds from the sale of our properties.  Working capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures.  Alternatively, a lender may require its own formula for escrow of working capital reserves.

The net proceeds of this offering will provide funds to enable us to purchase properties.  We may acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, or we may selectively encumber all or certain properties, if favorable financing terms are available, following acquisition.  The proceeds from such loans will be used to acquire additional properties or increase cash flow.  In addition, we intend to borrow funds to purchase properties.  In the event that this offering is not fully sold, our ability to diversify our investments may be diminished.

We made an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT under the Internal Revenue Code, in the taxable year ended December 31, 2008.  As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders.  If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied.  Such an event could materially and adversely affect our net income.  However, we believe that we are organized and operate in a manner that enables us to qualify for treatment as a REIT for U.S. federal income tax purposes during the years ending December 31, 2009, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes.

We will monitor the various qualification tests that we must meet to maintain our status as a REIT.  Ownership of our shares will be monitored to ensure that no more than 50.0% in value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals at any time after the first taxable year for which we make an election to be taxed as a REIT.  We will also determine, on a quarterly basis, that the gross income, asset and distribution tests as described in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations — Requirements for Qualification” are met.

Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through investment interests, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness and other investments.  Generally, cash needs for items other than property acquisitions will be met from operations and property acquisitions from funding by public offerings of our shares.  However, there may be a delay between the sale of our shares and our purchase of properties that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations.  Our advisor will evaluate potential additional property acquisitions and engage in negotiations with sellers on our behalf.  Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis.  In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents.  During this period, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than the properties.  These lower returns may affect our ability to make distributions.

Our board of directors will determine the amount and timing of distributions to our stockholders and will base such determination on a number of factors, including funds legally available for payment of distributions, financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code.

Potential future sources of capital include proceeds from this offering, proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations.  If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.  Currently, we do not have a credit facility or other third party source of liquidity.  To the extent we do not secure a credit facility or other third party source of liquidity, we will be dependent upon the proceeds of this offering and income from operations in order to meet our long term liquidity requirements and to fund our distributions.

Results of Operations

We commenced our initial public offering of 150,000,000 shares of common stock on January 25, 2008, which we refer to as the initial offering.  As of July 27, 2010, we had issued 33,045,410 shares of common stock.  Total gross proceeds from these issuances were $328.7 million.  As of July 27, 2010, the aggregate value of all share issuances and subscriptions outstanding was $330.2 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP).  We will offer these shares until January 25, 2011, provided that the offering will be terminated if all of the shares are sold before then.  As of July 27, 2010, there were approximately 116,955,000 shares of our common stock outstanding, excluding shares available under the distribution reinvestment plan from the initial offering.  We have invested in 30 property portfolios with 169 total properties.  Our management is not aware of any material trends or uncertainties (other than (a) national economic conditions affecting real estate generally (such as lower capitalization rates, which lead to lower rents), and the trend toward sale-leaseback arrangements, which places more properties on the market), and (b) the recent dislocations in the debt markets that will reduce the amount of capital that will be available to finance real estate, which, in turn, (i) will no longer allow real estate investors to rely on capitalization rate compression to generate returns and (ii) has slowed real estate transaction activity) that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans, other than those referred to in this prospectus.  Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long term quality of the underlying real estate.  Our Sponsors have an established track record identifying attractive risk-adjusted investment opportunities and executing value creation strategies across different market cycles.

We anticipate that current disruptions in the real estate capital markets, resulting from heavy losses in sub-prime mortgages, will lead to improved fundamentals across the entire real estate market, especially in the commercial single-tenant real estate space, where we are active.  These are opportune times for acquirers of properties such as us.  While many real estate speculators view the recent market correction unfavorably, because it has brought the real estate capitalization (cap rate compression) to a halt, we believe that we are seeing a new more disciplined transactional environment in which better underwriting, lower prices and appropriate leverage levels give rise to greater predictability and lower market volatility.

We believe the current state of the real estate capital markets provides an excellent opportunity for value-oriented investors such as us, looking to purchase attractively priced real estate with appropriate risk adjusted debt terms.  The universe of buyers has shrunk as the debt crisis widened, marginalizing speculators and overleveraged purchasers, resulting in lower demand and downward pressure on prices.  We anticipate this will continue as real estate market movers transact at lower prices and increase their market share.  Lenders are looking for well capitalized and appropriately leveraged transactions such as ours.  A combination of these two movements will continue improving the value proposition and in turn providing our investors with a competitive risk adjusted return.

The credit crunch resulted in mortgage lenders tightening their belts as they return to real estate fundamentals in search of guidance to help structure loans.  Lenders are more closely underwriting real estate deals, scrutinizing tenant credit, the actual real estate, vacancy and absorption rates.  This is resulting in lower leverage loans at higher interest rates and more amortization.  The slowing of financing available to real estate purchasers has resulted in less transactions occurring and fewer sales, which in turn has caused cap rates to expand and real estate prices inching back down to the historical levels of a few years ago.

Inflation

The real estate market has not been affected significantly by inflation in the past several years due to the relatively low inflation rate.  However, in the event inflation does become a factor, our leases typically do not include provisions that would protect us from the impact of inflation.

SELECTED FINANCIAL DATA

As of July 27, 2010 there were 33,045,410 shares of our common stock outstanding.

The selected financial data presented below has been derived from our consolidated financial statements as of the periods indicated:

Balance sheet data (amounts in thousands)

	March 31,	December 31,
	2010	2009	2008	2007
Total real estate investments, at cost	$419,994	$338,556	$164,770	$—
Total assets	417,239	339,277	164,942	938
Mortgage notes payable	225,118	183,811	112,742	—
Total short-term equity	0	15,878	30,926	—
Other notes payable	13,000	13,000	1,090	—
Intangible lease obligation, net	9,006	9,085	9,400	—
Total liabilities	254,736	228,721	163,183	738
Total stockholders’ equity	162,503	110,556	1,759	200

Operating data (amounts in thousands except per share data)

	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from August 17, 2007 (date of inception) to December 31, 2007
Total revenue	$7,428	$14,964	$5,546	$—
Expenses
Property management fees to affiliate	—	—	4	—
Asset management fees to affiliate	—	145	—	—
Acquisition and transaction related costs	341	506	—	—
General and administrative	224	507	380	1
Depreciation and amortization	3,785	8,315	3,056	—
Total operating expenses	4,350	9,473	3,440	1
Operating income (loss)	3,078	5,491	2,106	(1)
Other income (expenses)
Interest expense	(3,673)	(10,353)	(4,774)	—
Interest income	11	52	3	—
Gains on sales to noncontrolling interest holders, net	335	—	—	—
Gains (losses) on derivative instruments	(152)	495	(1,618)	—
Total other expenses	3,479	(9,805)	(6,389)	—
Net loss	$(401)	$(4,315)	$(4,283)	$(1)
Other data
Modified funds from operations (1) (2)	$3,314	$3,460	$477	$—
Cash flows provided by (used in) operations	2,060	(2,526)	4,013	(200)
Cash flows used in investing activities	(81,438)	(173,786)	(97,456)	—
Cash flows provided by financing activities	77,146	180,435	94,330	200
Per share data
Net loss per common share – basic and diluted	$(0.02)	$(0.74)	$(6.02)	$—
Distributions declared	$.70	$.67	$.65	$—
Weighted-average number of common shares outstanding, basic and diluted	17,845,489	5,768,761	711,524	—

(3)
We consider funds from operations (“FFO”) and modified funds from operations (“MFFO”) a useful indicator of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO and MFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO and MFFO in accordance with the current National Association of Real Estate Investment Trust’s (“NAREIT”) definition (as we do) or may interpret the current NAREIT definition differently than we do. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs.

(4)	The FFO and MFFO measurement is applicable for the nine months ended December 31, 2008.

For additional information, including financial statements, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 18, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the SEC on May 7, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND OPERATIONS

Overview

We were formed on August 16, 2007 to acquire and operate commercial real estate primarily consisting of high quality, freestanding, single-tenant properties net leased to investment grade and other creditworthy tenants located throughout the United States and Commonwealth of Puerto Rico.

We are a Maryland corporation that elected to be taxed as a real estate investment trust, or REIT, beginning with the taxable year ended December 31, 2008.  On September 10, 2007, we filed our Registration Statement with the SEC to offer a minimum of 750,000 shares and a maximum of 150,000,000 shares of common stock for sale to the public.  The SEC declared the registration statement effective on January 25, 2008, at which time we launched our ongoing initial public offering and then commenced our real estate operations.  As of March 31, 2010, we issued 20,558,974 shares of common stock, including 339,077 shares issued in connection with an acquisition in March 2008.  Total gross proceeds from these issuances were $203.2 million.  As of March 31, 2010, the aggregate value of all share issuances and subscriptions outstanding was $205.4 million based on a per share value of $10.00 (or $9.50 for shares issued under the initial offering’s distribution reinvestment plan, or DRIP).  As of June 30, 2010, 242,505 shares of common stock had been redeemed (including shares approved for redemption as of June 30, 2010) under our stock repurchase program at a value of $849 thousand.  We are dependent upon the net proceeds from the offering to conduct our proposed operations.

We intend to use the proceeds of our ongoing initial public offering to acquire and manage a diverse portfolio of real estate properties consisting primarily of freestanding, single-tenant properties net leased to investment grade and other creditworthy tenants throughout the United States and Puerto Rico.  We plan to own substantially all of our assets and conduct our operations through our operating partnership, of which we are the sole general partner.  We have no paid employees.  Our advisor conducts our operations and manages our portfolio real estate investments.

We intend to continue our strategy of acquiring freestanding, single tenant properties through sale-leaseback and marketed transactions with in-place leases that have a minimum of ten years remaining under the primary term.  Such leases generally include renewal options.  We typically fund our acquisitions with a combination of equity and debt and in certain cases we may use only equity capital or we may fund a portion of the purchase price of an acquisition through investments from third parties.  We expect to arrange long-term financing on both a secured and unsecured fixed rate basis.  We intend to continue to grow our existing relationships and develop new relationships throughout various markets we serve, which we expect will lead to further acquisition opportunities.  We intend to have an overall leverage ratio as it relates to long-term secured mortgage financings of approximately 55%.  As of March 31, 2010 our leverage ratio was 54.8%.  We generally arrange for our mortgage note agreements to include monthly principal payments together with interest.  This amortization results in lowering our overall mortgage notes balance on a continuous basis.

As of March 31, 2010, we owned 146 properties compromising 2.6 million square feet, 100% leased with a weighted average remaining lease term of 16 years.  In constructing our portfolio, we are committed to diversification (industry, tenant and geography).  As of March 31, 2010, rental revenues derived from investment grade tenants (rated BBB+ or better by Standards & Poor) approximately 90%.  Our strategy encompasses receiving the majority of our revenue from investment grade tenants as we further acquire properties and enter into (or assume long-term lease arrangements.

Real estate-related investments are higher-yield and higher risk investments that our advisor will actively manage, if we elect to acquire such investments.  The real estate-related investments in which we may invest include: (i) mortgage loans; (ii) equity securities such as common stocks, preferred stocks and convertible preferred securities of real estate companies; (iii) debt securities, such as mortgage-backed securities, commercial mortgages, mortgage loan participations and debt securities issued by other real estate companies; and (iv) certain types of illiquid securities, such as mezzanine loans and bridge loans.  While we may invest in any of these real estate-related investments, our Advisor, with the support of our Board of Trustees, has elected to suspend all activities relating to acquiring real estate-related investments for an indefinite period based on the current adverse climate affecting the capital markets.  Since our inception, we have not acquired any real estate-related investments.

We may be considered a “blind pool” because, other than as described in the “Investment Objectives and Policies” section, we have not identified future investments we will make with proceeds from this offering.

We have no paid employees and are externally advised and managed by American Realty Capital Advisors, LLC, an affiliate of ours.

Recent Market Conditions

The current mortgage lending and interest rate environment for real estate continues to be disrupted and overall economic conditions remain uncertain.  Domestic and international financial markets experienced significant disruptions that were brought about in large part by challenges in the world-wide banking system.  These disruptions have severely impacted the availability of credit and have contributed to rising costs associated with obtaining credit.  We have and expect to continue to experience stringent lending criteria, which may affect our ability to finance certain property acquisitions.  Additionally, for properties for which we are able to obtain acquisition financing, the interest rates on such loans may be unacceptable.  We have and expect to continue to manage the current mortgage lending environment by utilizing fixed rate loans if the terms are acceptable, short-term variable rate loans, assuming existing mortgage loans in connection with property acquisitions, or entering into interest rate lock or swap agreements, or any combination of the foregoing.  We have and expect to continue to acquire properties for cash without financing, which will reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower.  If we are unable to obtain suitable financing for future acquisitions or we are unable to identify suitable properties at appropriate prices in the current credit environment, we may have a large amount of uninvested cash, which may adversely affect our results of operations.  All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions and redeem shares.

The current economic environment has lead to higher unemployment and a decline in consumer spending.  These economic trends have adversely impacted the retail and real estate markets causing higher tenant vacancies, declining rental rates, and declining property values.  As of March 31, 2010, 100% of our rentable square feet were under lease.  However, if current economic conditions persist, we may experience vacancies or be required to reduce rents on occupied space.  If we do experience vacancies, our advisor will actively seek to lease our vacant space; however, as retailers and other tenants have been delaying or eliminating their store expansion plans, the amount of time required to re-tenant a property has been increasing.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with GAAP.  The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions.  These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements.  Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

The critical accounting policies outlined below will be employed with the preparation of our financial statements.

Investments in Real Estate

Investments in real estate are recorded at cost.  Improvements and replacements are capitalized when they extend the useful life of the asset.  Costs of repairs and maintenance are expensed as incurred.  Depreciation is computed using the straight-line method over the estimated useful lives of up to forty years for buildings and improvements, five to ten years for fixtures and improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate.  These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented, Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Long-lived assets are carried at cost and evaluated for impairment when events or changes in circumstances indicate such evaluation is warranted or when they are designated as held for sale.  Valuation of real estate is considered a “critical accounting estimate” because the evaluation of impairment and the determination of fair values involve a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate.  Additionally, decisions regarding when a property should be classified as held for sale are also highly subjective and require significant management judgment.

Events or changes in circumstances that could cause an evaluation for impairment include the following:

•	a significant decrease in the market price of a long-lived asset;

•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; and

•
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset.

We review our portfolio on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability.  In general, our review of recoverability is based on an estimate of the future discounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition.  These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of leasing demand, competition and other factors.  If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property.  We are required to make subjected assessments as to whether there are impairments in the values of our investments in real estate.  These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values.  Tangible assets include land, buildings, equipment and tenant improvements on an as-if vacant basis.  We utilize various estimates, processes and information to determine the as-if vacant property value.  Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods.  Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.

Amounts allocated to land, buildings, equipment and fixtures are based on cost segregation studies performed by independent third-parties or on our analysis of comparable properties in our portfolio.  Depreciation is computed using the straight-line method over the estimated lives of forty years for buildings, five to ten years for building equipment and fixtures, and the short of the useful life or the remaining lease term for tenant improvements.

Above-market and below-market in-place leases values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.  The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases.  The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.  The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant.  Factors considered by us in our analysis of the in-place leases intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases.  In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 18 months.  We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

The aggregate value of intangible assets related to customer relationship is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant.  Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 2 to 20 years.  The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building.  If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.  We also consider information obtained about each property as a result o four pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.  The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that we will finalize once we receive additional information.  Accordingly, these allocations are subject to revision when final information is available, although we do not expect future revisions to have a significant impact on our financial position or results of operations.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings.  The principal objective of such agreements is to minimize the risk and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We record all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.  Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation.  Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  We may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Valuation of Real Estate Assets

We will continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable.  When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future operating cash flows expected from the use of the assets and their eventual disposition.  In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the real estate and related intangible assets to the fair value and recognize an impairment loss.

Projections of expected future cash flows require us to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment.  The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

Our advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf.  Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements.  During this period, we may decide to temporarily invest any unused proceeds from the Offering in certain investments that could yield lower returns than the properties.  These lower returns may affect our ability to make distributions.

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease.  Since many of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.  In the event that the collectability of a receivable is in doubt, we record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable in our consolidated statements of operations.

Income Taxes

Beginning with the year ended December 31, 2008, we made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code in the taxable year ending December 31, 2008.  As a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income.  REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and U.S. federal income and excise taxes on our undistributed income.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

As of December 31, 2009, we owned 126 properties which are 100% leased, compared to 92 properties which were 100% leased at December 31, 2008, an increase of 37.0%. Accordingly, our results of operations for the year ended December 31, 2009 as compared to the year ended December 31, 2008 reflect significant increases in most categories.

Rental Income

Rental income increased $9.4 million to $15.0 million for the year ended December 31, 2009, compared to $5.5 million for the year ended December 31, 2008. The increase in rental income was driven by our acquisition of $173.6 million of net leased property during 2009 with total square footage of 1.0 million an increase of 154.6% from the square footage we held at December 31, 2008. These properties, acquired at an average 8.27% cap rate, are leased from 10 to 25 years primarily to investment grade tenants.

Asset Management Fees to Affiliate

Our Advisor is entitled to fees for the management of our properties as well as fees for purchases and sales of properties. The Advisor has elected to waive all asset management fees except for $0.1 million for the year ended December 31, 2009 and waived its entire fee for the year ended December 31, 2008. For the years ended December 31, 2009 and 2008, we would have incurred additional asset management fees of $1.8 million and $0.7 million, respectively, had they not been waived.

Property Management Fees to Affiliate

Our affiliated Property Manager, has elected to waive the property management fees for the years ended December 31, 2009 and fees were $4 thousand for the year ended December 31, 2008 to improve our working capital. Such fees represent amounts that had they not been waived, would have been paid to our Property Manager to manage and lease our properties. For the years ended December 31, 2009 and 2008, we would have incurred property management fees of $0.3 million and $0.1 million, respectively, had the fees not been waived.

Acquisition and Transaction Related Costs

Beginning January 1, 2009, costs related to acquisitions of properties are required to be expensed in the period incurred. Prior to that date acquisition costs were capitalized and allocated to the fair value of the assets acquired. For the year ended December 31, 2009 acquisition costs of $0.5 million were required to be expensed in accordance with new accounting guidance for business combinations.

General and Administrative Expenses

General and administrative expenses increased $0.1 million or 33.4% to $0.5 million for the year ended December 31, 2009, compared to $0.4 million for the year ended December 31, 2008.  The majority of the general and administrative expenses for the year ended December 31, 2009 included $0.2 million of amortized insurance expense relating to our directors’ and officers’ insurance policy, $0.1 million of board member compensation, $0.1 million of professional fees. The increase from the year ended December 31, 2008 is mainly due to increases in professional fees and other expenses to support our larger real estate portfolio.

Depreciation and Amortization Expense

Depreciation and amortization expense increased $5.2 million, or 172.1%, to $8.3 million for the year ended December 31, 2009, compared to $3.1 million for the year ended December 31, 2008. The increase in depreciation and amortization expense was the result of our acquisition of real estate during 2008 and in 2009. These properties were placed into service when acquired and are being depreciated for the period held.

Interest Expense

Interest expense increased $5.6 million, or 116.8% to $10.4 million for the year ended December 31, 2009, compared to $4.8 million for the year ended December 31, 2008. The increase in interest expense was the mainly the result of a higher debt balance due to the financing of a portion of our property acquisitions. The average first mortgage debt balance for the year ended December 31, 2009 and, 2008 was $136.5 million and $45.3 million, respectively, an increase of 301.3%. We view these secured financing sources as an efficient and accretive means to acquire properties.

Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of proceeds raised in the Offering, the cost of borrowings, and the opportunity to acquire real estate assets which meet our investment objectives.

Derivative Instruments

Included in other income was a gain in the fair value of derivative instruments of $0.5 million for the year ended December 31, 2009 compared to a loss of $1.6 million for the year ended December 31, 2008.  These losses are related to marking our derivative instruments to fair value.

For the period of August 17, 2007 (date of inception) to December 31, 2007 our results of operations were comprised of general and administrative expenses.

Funds from Operations

We consider funds from operations (“FFO”) a useful indicator of the performance of a REIT.  Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical costs accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group.  Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.  As a result, we believe that the use of FFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.  Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trust’s (“NAREIT”) definition (as we do) or may interpret the current NAREIT definition differently than we do.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.

We believe that modified funds from operations (“MFFO”) is helpful to investors as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes.  By provided FFO and MFFO, we present information that assists investors and analysts in aligning their analysis with management’s analysis of long-term operating activities.  We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments, write-offs of capitalized costs or have acquisition activities.  As explained below, management’s evaluation of our operating performance excludes the items considered in the calculations of MFFO based on the following economic considerations:

•
Acquisition-related costs.  In evaluation investments in real estate, management’s investment models and analysis differentiates costs to acquire the investment from the operations derived from the investment.  Prior to 2009, acquisition costs for these types of investments were capitalized; however beginning 2009 acquisition costs related to business combinations are expensed.  We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable with other companies that do not currently engage in acquisition activities and is consistent with management’s analysis of the investing and operating performance of our properties.

•
Other infrequent charges not related to the operating performance or our properties.  Impairment charges, write-offs of previously capitalized assets such as costs associated with financing activities and other infrequent charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance.  An impairment charge represents a downward adjustment to the carrying amount of a long-lived asset to reflect the current valuation of the asset even when the asset is intended to be held long-term.  Such adjustment, when properly recognized under GAAP, may lag the underlying consequences related to rental rates, occupancy and other operating performance trends.  The valuation is also based, in part, on the impact of current market fluctuations and estimates of future capital requirements and long-term operating performance that may not be directly attributable to current operating performance.  Other charges such as the write-off capitalized financing costs upon the early disposition of a debt obligation or other non recurring charges are adjusted excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on market valuation changes or other infrequent events not related to our normal operations.

FFO and MFFO are non-GAAP financial measures and do not represent net income as defined by GAAP.  FFO and MFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the applicable periods during the years ended December 31, 2009 and 2008 (amounts in thousands):

	Three Months Ended March 30, 2009	Three Months Ended June 30, 2009	Three Months Ended September 30, 2009	Three Months Ended December 31, 2009	Total
Net loss	$(1,339)	$(673)	$(1,484)	$(770)	$(4,266)
Add:
Depreciation of real estate assets	1,362	1,362	1,628	2,229	6,581
Amortization of intangible lease assets	269	269	357	444	1,339
Fair value adjustment (1)	(58)	(524)	193	(139)	(528)
Noncontrolling interest adjustment (2)	—	—	(88)	(83)	(171)
FFO	234	434	606	1,681	2,955
Acquisition and transaction related costs (3)	—	—	347	159	506
Modified FFO	$234	$434	$953	$1,839	$3,460

Distributions paid (4)	$220	$410	$883	$1,662	$3,176

Modified FFO coverage ratio	106.7%	105.9%	107.9%	110.7%	109.0%
Modified FFO payout ratio	93.7%	94.4%	92.7%	90.3%	91.7%

(1) -
 This adjustment represents a non-cash fair value adjustment relating to the use of hedging our debt yield. It is the Companies general strategy to fix its variable rate debt to mitigate against interest rate volatility. The Company excludes this non-cash fair value adjustment relating to its hedging activities from its FFO calculation.

(2) -	Amounts represent noncontrolling interest portion of depreciation of real estate assets, amortization of intangible lease assets and fair value adjustments.
(3) -	Amounts represent acquisition related costs that are required by GAAP to be expensed as incurred as of January 1, 2009.

(4) -	Includes the value of common shares issued under the DRIP.

	Three Months Ended June 30,	Three Months Ended September 30,	Three Months Ended December 31,	Total
	2008	2008	2008	(3)

Net loss	$(454)	$(845)	$(2,641)	$(3,940)
Add:
Depreciation of real estate assets	617	717	1,056	2,390
Amortization of intangible lease assets	120	140	209	469
Mark-to market adjustment (1)	(197)	177	1,578	1,558
FFO	$86	$189	$202	$477

Distributions paid (2)	$80	$174	$191	$445

FFO coverage ratio	106.8%	108.4%	105.1%	106.7%
FFO payout ratio	93.7%	92.2%	95.2%	93.7%

(1) -
 This adjustment represents a non-cash fair value adjustment relating to the use of hedging our debt yield. It is the Companies general strategy to fix its variable rate debt to mitigate against interest rate volatility. The Company excludes this non-cash fair value adjustment relating to its hedging activities from its FFO calculation.

(2) -	Includes the value of common shares issued under the DRIP.
(3) -	FFO is not applicable for the three months ended March 31, 2008, as no distributions were paid during such period. Total includes results relating to the period from April 1 to December 31, 2008.

Liquidity and Capital Resources

We expect to continue to raise capital through the sale of shares of our common stock and to utilize the net proceeds from the sale of our common stock and proceeds from secured or unsecured financings to complete future property acquisitions.  Management expects that in the future, our portfolio grows, our properties will generate sufficient cash flow to cover operating expenses and the payment of a monthly distribution.  Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from private offerings, proceeds from the sale of properties and undistributed funds from operations.

Short-term Liquidity and Capital Resources

We expect to meet our short-term liquidity requirements through net cash provided by property operations and proceeds from the sale of our common stock.  We expect our operating cash flows to increase as properties are added to our portfolio.

Our principal demands for funds will continue to be for property acquisitions, either directly or through investment interests, for the payment of operating expenses, distributions to our investors, repurchases under our share repurchase plan, and for the payment of interest on our outstanding indebtedness.  Generally, cash needs for property acquisitions will be met through proceeds from the sale of common stock through our public offering and mortgage financing.  We may also from time to time enter into other agreements with third parties where by third parties will make equity investments in specific properties or groups of properties that we acquire.

Long-term Liquidity and Capital Resources

We expect to meet our long-term liquidity requirements through proceeds from the sale of our common stock, proceeds from secured or unsecured financings from banks and other lenders, the selective and strategic sale of properties and net cash flows from operations.  We expect that our primary uses of capital will be for property acquisitions, for the payment of tenant improvements, for the payment of offering-related costs, for the payment of operating expenses, including interest expense on any outstanding indebtedness, and for the payment of distributions to our stockholders.

We expect that substantially all net cash generated from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid at the properties; however, we may use other sources to fund distributions as necessary.  To the extent that cash flows from operations are lower due to fewer properties being acquired or lower returns on the properties, distributions paid to our stockholders may be lower.  We expect that substantially all net cash resulting from equity or debt financing will be used to fund acquisitions, certain capital expenditures identified at acquisition, repayments of outstanding debt, or distributions to our stockholders.

Loan Obligations

The payment terms of our loan obligations vary.  In general, principal and interest are payable monthly with all unpaid principal and interest due at maturity.  Certain of our mortgage loans have initial payments of interest only but require principal repayment in subsequent years.  Some of our loan agreements stipulate that we comply with specific reporting and financial covenants mainly related to debt coverage ratios and loan to value ratios.  Each loan that has these requirements has specific ratio thresholds that must be met.  As of March 31, 2010, we were in compliance with the debt covenants under our loan agreements.

Our advisor may, with approval from our independent board of directors, seek to borrow short-term capital that, combined with secured mortgage financing, exceeds our targeted leverage ratio.  Some short-term borrowings may be obtained from third-parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts.  We view the use of short-term borrowings as an efficient and accretive means of acquiring real estate in advance of raising equity capital.  Accordingly, we can take advantage of buying opportunities as we expand our fund raising activities.  As additional equity capital is obtained, these short-term borrowings will be repaid.  Our leverage ratio approximated 54.8% (secured mortgage notes payable as a percentage of total real estate investments, at cost) as of March 31 2010.

In addition as of March 31, 2010 we have an unused short-term equity line available to us from a related party entity that allows us to draw a maximum of $10.0 million.

Other Obligations

Our board of directors has adopted a share repurchase plan that enables our stockholders to sell their shares to us under limited circumstances.  At the time a shareholder requests redemption, we may, subject to certain conditions, redeem the shares presented for repurchase for cash to the extent we have sufficient funds available to fund such purchase.  As of March 31, 2010 we have had requests to repurchase a total of 3,000 shares at a value of $29 thousand.

As of March 31, 2010, we had cash and cash equivalents of $2.8 million, which we expect to be used primarily to invest in additional real estate, pay operating expenses and pay stockholder distributions. Our charter prohibits us from incurring debt that would cause our borrowings to exceed the greater of 75% of the greater of the aggregate cost (before depreciation and other non-cash reserves) or the aggregate fair market value of all assets owned by us as of the date of any borrowing, unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report.  The independent directors may approve borrowings that cause our leverage ratio at certain times to exceed the 75% limitation.  Such borrowing levels would be justified for the following reasons:

•	the borrowings would enable us to purchase the properties and earn rental income more quickly;

•
the property acquisitions are likely to increase the net offering proceeds from our initial public offering by allowing us to show potential investors actual acquisitions, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital; and

•	based on expected equity sales at the time and scheduled maturities of our short-term variable rate debt, leverage would likely exceed the charter’s guidelines only for a limited period of time.

Election as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended.  To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to stockholders.  If we continue to qualify as a REIT, we generally will not be subject to U.S. federal income tax on taxable income that we distribute to our stockholders.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.  If we fail to qualify as a REIT in any taxable year, we will then be subject to U.S. federal income taxes on our taxable income for four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions.  Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.  However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT for U.S. federal income tax purposes.

Inflation

We will be exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations.  Some of our leases contain provisions designed to mitigate the adverse impact of inflation.  These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures).  We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, our net leases require the tenant to pay its allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance.  This may reduce our exposure to increase costs and operating expenses resulting from inflation.  However, due to the long-term nature of the leases, the leases may not re-set frequently enough to cover inflation.

Related-Party Transactions and Agreements

We have entered into agreements with American Realty Capital Advisors, LLC and its affiliates, whereby we will pay certain fees to, or reimburse certain expenses of, American Realty Capital Advisors, LLC or its affiliates for acquisition and advisory fees and expenses, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and reimbursement of operating costs.  Refer to Note 10 to our consolidated financial statements incorporated by reference to this prospectus for further discussion of the various related-party transactions agreements and fees.

Conflicts of Interest

Affiliates of American Realty Capital Advisors, LLC may act as sponsor, general partner or advisor to various private real estate limited partnerships or a REIT, that offer its shares pursuant to an exemption from registration.  As such, there may be conflicts of interest where American Realty Capital Advisors, LLC or its affiliates, while serving in the capacity as sponsor, general partner or advisor for another American Realty Capital sponsored program, may be in competition with us in connection with property acquisitions, property dispositions, and property management.  The compensation arrangements between affiliates of American Realty Capital Advisors, LLC and these other American Realty Capital sponsored programs could influence American Realty Capital Advisor’s advice to us.  See the section captioned “Conflicts of Interest” elsewhere in this prospectus.

Impact of Recent Accounting Pronouncements

Refer to Note 2 to our consolidated financial statements which are incorporated by reference to this prospectus for further explanation of applicable new accounting pronouncements.  There are no new account pronouncements that have been issued but not yet applied by us that we believe will have a material impact on our consolidated financial statements.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed over the last ten years by Messrs. Schorsch and Kahane.  Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and their affiliates.  American Realty Capital New York Recovery REIT, Inc. (“NY Recovery REIT”) and Phillips Edison — ARC Shopping Center REIT, Inc.  (“Phillips Edison — ARC Shopping Center REIT”) are two American Realty Capital sponsored programs currently in registration with the U.S. Securities and Exchange Commission (the “SEC”).  All of our executive officers and directors are also executive officers and directors of New York Recovery REIT.  Mr. Kahane is also a director of Phillips Edison — ARC Shopping Center REIT.  To the extent that these entities or others have the same or similar objectives as ours or involve similar or nearby properties, they may be in competition with the properties acquired by us.  See the section entitled “Conflicts of Interest” in this prospectus for additional information.

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006.  During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,00 square feet for an aggregate purchase price of approximately $407.5 million.  These properties included five Hy Vee supermarkets, one CVS distribution center, three CVS drug stores, ten Rite Aids, sixteen Walgreens drug stores, 15 Harleysville bank branches, a portfolio of fifteen Logan’s Roadhouse Restaurants, six Tractor Supply Company stores, one Shop N Save supermarket, and one Fed Ex cross dock facility.  The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. American Realty Capital, LLC acquired no properties after December 31, 2007.  During the period of April 1, 2007 through October 31, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of 50,154.

American Realty Capital, LLC has operated in three (3) capacities; joint-venture (“JV”) partner, sole investor and advisor.

(1)
JV partner:  As indicated in the chart below, most of American Realty Capital, LLC’s properties have been acquired in joint venture with other investors, where American Realty Capital, LLC acts as advisor and American Realty Capital, LLC or its principals also act as an equity investor,

(2)	Sole Investor: American Realty Capital, LLC has also purchased properties for its own account where it is the sole investor, and

(3)	Advisor: American Realty Capital, LLC has acted as an advisor and not invested any of its or its principal’s equity in the property.

No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC.  All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC.

In instances where American Realty Capital, LLC was not an investor in the transaction, but rather an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	Identified potential properties for acquisition

•	Negotiated Letters of Intent and Purchase and Sale Contracts

•	Obtained financing

•	Performed due diligence

•	Closed properties

•	Managed properties

•	Sold properties

Nicholas S. Schorsch

During the period 1998-2002, our sponsor, Nicholas S. Schorsch, sponsored 7 private programs which raised approximately $38,300,000 from 93 investors that acquired properties with an aggregate purchase price of approximately $272,285,000.  These private programs (“Predecessor Entities”) financed their investments with investor equity and institutional first mortgages.  These properties are located throughout the United States as indicated in the table below.  Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings.  None of the properties included in the aforesaid figures were newly constructed.  Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties.  The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
PA	34	1,193,741
NJ	38	149,351
SC	3	65,992
KS	1	17,434
FL	4	16,202
OK	2	13,837
MO	1	9,660
AR	4	8,139
NC	2	7,612
TX	1	6,700

AFR

In 2002, American Financial Realty Trust (“AFR”) was founded by Nicholas S. Schorsch.  In September and October 2002, AFR sold approximately 40.8 million common shares in a Rule 144A private placement.  These sales resulted in aggregate net proceeds of approximately $378.6 million.  Simultaneous with the sale of such shares, AFR acquired the Predecessor Entities for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet.  Mr. Schorsch was the President, CEO and Vice-Chairman of AFR.  Mr. Kahane was the Chairman of the Finance Committee of AFR’s Board of Trustees.  AFR went public in June 2003 in what was at the time the second largest real estate investment trust initial public offering in U.S. history, raising over $800 million.  Three years after AFR was an industry leader, with over $4.3 billion in assets, over 1,110 properties in more than 37 states, over 35.0 million square feet, 175 employees and a well diversified portfolio of bank tenants.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million.  The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, NA. and Citizens Bank of Pennsylvania.  The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC.  Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million.  The properties are triple-net leased for a primary term of five years and include extension provisions.  The notes issued under this note program by ARC Income Properties, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million.  The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank.  The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by American Realty Capital Trust, Inc. in connection with its public offering of equity securities.  The properties are triple-net leased with primary term of ten years with a 10% rent increase after 5 years.  The notes issued under this note program by ARC Income Properties II, LLC were sold by Realty Capital Securities through participating broker-dealers.  Please see the Prior Performance Tables set forth on Appendix B.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million.  The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot.  The purchase price for the property was also funded with proceeds received from a mortgage loan.  The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year.  The notes issued under this note program by ARC Income Properties III, LLC were sold by Realty Capital Securities through participating broker-dealers.  Please see the Prior Performance Tables set forth on Appendix B.

ARC Growth Partnership, LP

ARC Growth Partnership, LP is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant.  Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches.  The purchase price of the properties also was funded with proceeds received from a three-year revolving warehouse facility.  The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution.  During the period from July 2008 to January 2009, ARC Growth Partnership acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions.  Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million.  As of September 30, 2009, 52 properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $5.6 million.  ARC Growth Partnership, LP mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination.  ARC Growth Partnership, LP is currently in the process of selling its remaining four (4) assets and has converted the revolving warehouse facility to a term loan with a maturity date of December 23, 2011.  Please see the Prior Performance Tables set forth on Appendix B.

Section 1031 Programs

The Operating Partnership has transferred forty-nine percent (49%) of its ownership interest in the Federal Express Distribution Facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida (when we acquired this property, it was a National City Bank property; see “Real Property Investments — National City Bank Properties”), to American Realty Capital DST I (the “Trust”), a Section 1031 Exchange Program. Realty Capital Securities, LLC has offered membership interests of up to forty-nine percent (49%), or $2,567,000, in the Trust to investors in a private offering. The remaining interests of no less than 51% will be retained by the Operating Partnership. To date, cash payments of $2,567,000 have been accepted by the Operating Partnership.

The Operating Partnership has transferred thirty-five and 2/10th percent (35.2%) of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida (when we acquired this property, it was a National City Bank property; see “Real Property Investments — National City Bank Properties”), to American Realty Capital DST II (the “Trust II”), a Section 1031 Exchange Program. Realty Capital Securities has offered membership interests of thirty-five and 2/10th percent (35.2%), or $493,802, in the Trust II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by the Operating Partnership. To date, cash payments of $493,802 have been accepted by the Operating Partnership.

The Operating Partnership has transferred forty-nine percent (49%) of its ownership interest in three CVS properties, located in Smyrna, GA, Chicago, IL and Visalia, CA to American Realty Capital DST III (the “Trust III”), a Section 1031 Exchange Program. Realty Capital Securities has offered membership interests of up to forty-nine percent (49%), or $3,050,000, in the Trust III to investors in a private offering. The remaining interests of no less than fifty-one percent (51%) will be retained by the Operating Partnership. To date, cash payments of $3,050,000 have been accepted by the Operating Partnership.

The Company purchased a Walgreens property in Sealy, TX under a tenant in common arrangement (“TIC”) with a third party investor. Under the TIC arrangement, the third party assumed a forty-four percent (44%) interest in the property at the time of acquisition for an investment of $1,200,000. The remaining interest of fifty-six percent (56%) was retained by the Company. To date cash payments of $1,200,000 have been accepted by the Operating Partnership.

The Operating Partnership shall transfer up to forty-nine percent (49%) of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico to American Realty Capital DST IV (the “Trust IV”), a Section 1031 Exchange Program. Realty Capital Securities has offered membership interests of up to forty-nine percent (49%), or $7,294,000, in the Trust IV to investors in a private offering. The remaining interests of no less than fifty-one percent (51%) will be retained by the Operating Partnership. To date, cash payments of $2,770,000 have been accepted by the Operating Partnership

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below).  No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the Internal Revenue Service, or IRS, or other tax authority.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements.  This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary.  In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ending December 31, 2008.  Furthermore, we intend to continue operating as a REIT; however, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Sections 856 through 860 of the Code, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2008, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;

•
deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;

•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and

•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.

•
If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.

•
We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.

•
We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

•
If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non qualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

•
If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.

•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.

•
We may elect to retain and pay income tax on our net capital gain.  In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income, as long term capital gain would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in our common stock.  Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for its qualification as a REIT;

•	that is neither a financial institution nor an insurance company;

•	that meets the gross income, asset and annual distribution requirements;

•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

•
generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

•
that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

•	that uses a calendar year for U.S. federal income tax purposes.

The first five conditions must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made.  We have adopted December 31 as our year end, thereby satisfying the last condition.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Code provides an exception for ownership of stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS.  For purposes of the Asset Tests and Gross Income Tests (each as defined below), all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold most of our investments through our operating partnership, we may hold some investments through qualified REIT subsidiaries.  A TRS is described in the section entitled “— 25% Asset Test” below. With respect to the operating partnership, an entity taxed as a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes generally is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition,  we cannot be “closely-held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT qualification.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Securities —  Restrictions on Ownership and Transfer” in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose,  upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our initial offering’s distribution reinvestment plan) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “—25% Asset Test.”

We are currently invested in the real properties described in the “Real Property Investments” section of this prospectus.  We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described below. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets may generally be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or  value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT.  In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT's proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “taxable REIT subsidiaries.”  As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and that is not a TRS. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to other taxes. Although we expect to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS which is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. A TRS is subject to full corporate-level tax on its income. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of non-qualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions.

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.  We may make real estate related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under section 11 of the Code, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests.  For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

The 75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test.  We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below) if such lease is respected as a true lease for U.S. federal income tax purposes (see – “Characterization of Property Leases”) and subject to the rules discussed below.  Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions).  The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS.  With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate rates on any income they earn.  In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test.  In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business.  We refer to this requirement as the 95% Gross Income Test.  It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests.  However, we may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short- and medium-term net lease assets for immediate gain. The gross income generated by our TRS would not be included in our gross income. However, any dividends from our TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.”  A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences.  Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•
loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash., and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary divident income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements. We are required to maintain records and request on an annual basis information from specified stockholders.  These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.”  Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;

•	generally has been held for at least two years;

•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

•	in some cases, was held for production of rental income for at least two years;

•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

•
when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we will eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Characterization of Property Leases.  We have acquired and intend to acquire and own commercial properties subject to net leases. We have and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;

•
the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;

•
the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;

•
in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

•
the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;

•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;

•
the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;

•
we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and

•
upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.”  In that case, we would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.   We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had an will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.   Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Section 704(b) of the Code and the Treasury Regulations.  For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Operating Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations.  Additionally, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Code would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method.  Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation will generally fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.   As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends, or for tax years beginning before January 1, 2011, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his or her common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2011, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.”  A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution.  The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)          the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);

(2)          the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)          the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2011) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain.  The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2011, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Taxation of Tax-Exempt Stockholders.   U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation.  However, they are subject to taxation on their unrelated business taxable income, or UBTI.  While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI.  Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld.  Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  A U.S. Stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.  In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non foreign status.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.   The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT.  A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.   Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sale of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.   Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution.  However, it is not  anticipated that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

U.S. Federal Income Tax Withholding on Distributions.   For U.S. federal income tax withholding purposes, we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.   Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We cannot assure you that we will qualify as “domestically controlled”. If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. However, it is not anticipated that our common shares will be “regularly traded” on an established market. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

Legislation that was signed into law by President Obama on March 18, 2010, generally imposes, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, common stock paid to certain foreign entities unless various information reporting requirements are satisfied.  Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets.  Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.   We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.   You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

ERISA CONSIDERATIONS

General

The following is a summary of certain additional considerations associated with an investment in our shares by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) and subject to Title I of ERISA, annuities described in Section 403(a) or (b) of the Internal Revenue Code, an individual retirement account or annuity described in Sections 408 or 408A of the Internal Revenue Code, an Archer MSA described in Section 220(d) of the Internal Revenue Code, a health savings account described in Section 223(d) of the Internal Revenue Code, or a Coverdell education savings account described in Section 530 of the Internal Revenue Code, which are referred to as Plans and IRAs, as applicable.  This summary is based on provisions of ERISA and the Internal Revenue Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the Internal Revenue Service through the date of this prospectus and is designed only to provide a general conceptual understanding of certain basic issues relevant to a Plan or IRA investor.  We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur.  Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs.  However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Internal Revenue Code and ERISA.  While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation.  This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;

•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;

•	whether the investment will result in UBTI to the Plan or IRA (see “Material U.S. Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders”);

•
whether there is sufficient liquidity for the Plan or IRA, considering the minimum and other distribution requirements under the Internal Revenue Code and the liquidity needs of such Plan or IRA, after taking this investment into account;

•	the need to value the assets of the Plan or IRA annually or more frequently; and

•	whether the investment would constitute or give rise to a non-exempt prohibited transaction under ERISA or the Internal Revenue Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust.

Minimum and Other Distribution Requirements — Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Internal Revenue Code, if applicable, and as it relates to other distributions (such as, for example, cash out distributions) that may be required under the terms of the Plan or IRA from time to time.  If the shares are held in an IRA or Plan and, before we sell our properties, mandatory or other distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Internal Revenue Code, then this could require that a distribution of the shares be made in kind to such participant or beneficiary or that a rollover of such shares be made to an IRA or other plan, which may not be permissible under the terms and provisions of IRA or Plan.  Even if permissible, a distribution of shares in kind to a participant or beneficiary of an IRA or Plan must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares.  See “Risk Factors — U.S. Federal Income Tax Risks.” The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop.  See “Annual Valuation Requirement” below.  Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold.  Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Internal Revenue Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares.  There may also be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual or More Frequent Valuation Requirement

Fiduciaries of Plans may be required to determine the fair market value of the assets of such Plans on at least an annual basis and, sometimes, as frequently as quarterly.  If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value.  Also, a trustee or custodian of an IRA must provide an IRA participant and the Internal Revenue Service with a statement of the value of the IRA each year.  However, currently, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed on the New York Stock Exchange or NASDAQ Stock Market it is not expected that a public market for our shares will develop.  To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.  Until 18 months after the completion of any subsequent offerings of our shares, we intend to use the offering price of shares in our most recent offering as the per share net asset value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of net asset value, in which case we will use the offering price less the per share amount of the special distribution).  Beginning 18 months after the completion of the last offering of our shares, our board of directors will determine the value of the properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

We anticipate that we will provide annual reports of our determination of value (a) to IRA trustees and custodians not later than January 15 of each year, and (b) to other Plan fiduciaries within 75 days after the end of each calendar year.  Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;

•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or

•	that the value, or method used to establish value, would comply with ERISA or Internal Revenue Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan has duties and obligations under ERISA as discussed herein.  For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan.  Further, many transactions between a Plan or an IRA and a “party-in-interest” or a “disqualified person” with respect to such Plan or IRA are prohibited by ERISA and/or the Internal Revenue Code.  ERISA also requires generally that the assets of Plans be held in trust.

In the event that our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “plan assets,” our directors would, and employees of our affiliates might be deemed fiduciaries of any Plans or IRAs investing as stockholders.  If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us.

Plan Assets—Definition

Prior to the passage of the Pension Protection Act of 2006 (the “PPA”), neither ERISA nor the Internal Revenue Code contained a definition of Plan Assets.  After the passage of the PPA, Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions.  A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, as modified or deemed to be modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets.  Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule.  Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the Securities and Exchange Commission;

•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company.  Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Asset Regulation.  The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (a) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (b) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.  We anticipate that we will meet the registration requirements under the Plan Asset Regulation.  Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer.  We anticipate that this requirement will be easily met.

Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held”, the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is `freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT.  The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000.  Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% or more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company but including a real estate operating company) as to which the entity has or obtains direct management rights.  To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct”, it is common practice to insure that an investment is made either (a) “directly” into real estate, (b) through wholly-owned subsidiaries, or (c) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the Internal Revenue Service for classification as a partnership for federal tax purposes.  We have structured ourselves in a manner in that should enable us to meet the venture capital operating company exception and our operating partnership to meet the real estate operating company exception.

Notwithstanding the foregoing, 50% of our operating partnership’s investments must be in real estate over which it maintains the right to substantially participate in the management and development activities.  An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception.  By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity will likely qualify as a real estate operating company.  The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors.  We intend to use contractors over which we have the right to supervise and the authority to terminate.  Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “venture capital operating company” and “real estate operating company” exceptions.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors.  As modified by the PPA, a “benefit plan investor” is now defined to mean an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Internal Revenue Code applies and any entity whose underlying assets include plan assets by reason of such a plan’s investment in such entity.  In the event we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

In the event that our underlying assets were treated by the Department of Labor as Plan Assets, our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA.  Further, if our assets are deemed to be Plan Assets, an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of Plan Assets with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA and/or the Internal Revenue Code would apply to any transaction involving our assets.  These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions.  Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Plans and IRAs from engaging in certain transactions involving Plan Assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan Assets.  The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code.  These definitions generally include “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and certain other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to Plan Assets or provides investment advice for a fee with respect to Plan Assets.  Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs.  Thus, if we are deemed to hold Plan Assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Plans and IRAs.  Whether or not we are deemed to hold Plan Assets, if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

ERISA forbids Plans from engaging in non-exempt prohibited transactions.  Fiduciaries of a Plan that allow a non-exempt prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties.  If it is determined by the Department of Labor or the Internal Revenue Service that a non-exempt prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom.  Additionally, the Internal Revenue Code requires that a disqualified person involved with a non-exempt prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected.  The percentage is generally 15%, but potentially is increased to 100% if the prohibited transaction is not corrected promptly.  For IRAs, if an IRA engages in a non-exempt prohibited transaction, the tax-exempt status of the IRA may be lost.

Reporting

Based on certain revisions to the Form 5500 Annual Return (“Form 5500”) that generally became effective on January 1, 2009, Plans may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500.  To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions (other than the descriptions of compensation for which there is no specific formula disclosed to calculate compensation) are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

DESCRIPTION OF SHARES

We were formed under the laws of the state of Maryland.  The rights of our stockholders are governed by Maryland law as well as our charter and bylaws.  The following summary of the terms of our common stock is only a summary, and you should refer to the Maryland General Corporation Law and our charter and bylaws for a full description.  The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws.  Copies of our charter and bylaws are available upon request.

Our charter authorizes us to issue up to 250,000,000 shares of stock, of which 240,000,000 shares are designated as common stock at $0.01 par value per share and 10,000,000 shares are designated as preferred stock at $0.01 par value per share.  As of July 27, 2010, 33,045,410 shares of our common stock were issued and outstanding, held by 8,604 stockholders, and no shares of preferred stock were issued and outstanding.  Our board of directors, with the approval of a majority of the entire board of directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders.

Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of repurchase of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time.  We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.  We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise.  These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors.  We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.  See “Risk Factors — Risks Related to an Investment in American Realty Capital Trust, Inc.”

Pursuant to the NASAA REIT Guidelines, at the first meeting of the stockholders on January 22, 2008, the charter was reviewed and ratified by a majority vote of the directors and independent directors.

To the extent that the Maryland General Corporation Law conflicts with the provisions set forth in the NASAA REIT Guidelines, the NASAA REIT Guidelines will control, unless the provisions of the Maryland General Corporations Law are mandatory under Maryland law.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of our stock, the holders of common stock are entitled to such dividends or other distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders.  Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable.  Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund, redemption or appraisal rights.  Shares of our common stock have equal distribution, liquidation and other rights.

In order to ensure adherence to the suitability standards, requisite criteria must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix A.  In addition, our advisor and dealer manager must make every reasonable effort to determine that the purchase of our shares (including the purchase of our shares through the automatic purchase plan) is a suitable and appropriate investment for an investor.  In making this determination, our advisor and dealer manager will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information.  Executed Subscription Agreements will be maintained in our records for six years.

Preferred Stock

Our charter authorizes our board of directors to, without stockholder approval, designate and issue one or more classes or series of preferred stock and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series of preferred stock.  Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of common stock.  If we ever create and issue preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock.  Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.  In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, offer, or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management.

Also, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the holders of common stock.

We currently have no preferred stock issued or outstanding.  Our board of directors has no present plans to issue shares of preferred stock, but it may do so at any time in the future without stockholder approval.

Dilution of Our Shares

Existing stockholders who purchased shares of our common stock in our initial offering will experience dilution of their equity investment during our follow-on offering.  As of July 27, 2010, we have raised gross offering proceeds of $328.7 million pursuant to our initial offering.  Our stockholders who own 100% of our outstanding common shares when we commenced our follow-on offering will own approximately 81% of our outstanding common shares upon completion of our follow-on offering, assuming we raise the maximum offering of $350,000,000.  See “Risks Related to Our Organizational Structure.”  Your interests may be diluted if we issue or offer additional shares.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, each holder of stock is entitled at each meeting of stockholders to cast one vote per share owned by such stockholder on those matters submitted to a vote of stockholders, including the election of directors.  There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote in the election of directors generally can elect all of the directors then standing for election and the holders of the remaining shares of stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.  However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.  Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

Also, because our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders.  Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the president, the chief executive officer or by our secretary upon the written request of stockholders holding at least 10% of our outstanding shares.  Upon receipt of a written request of stockholders holding at least 10% of our outstanding shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting.  The meeting must be held not less than 15 or more than 60 days after the distribution of the notice of meeting.  The presence of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, either in person or by proxy, will constitute a quorum.

Our stockholders are entitled to receive a copy of our stockholder list upon request.  The list provided by us will include each stockholder’s name, address and telephone number, if available, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request.  A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication.  Stockholders and their representatives shall also be given access to our corporate records at reasonable times.  We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests unrelated to the stockholder’s interests in his or her stock.

If we do not list shares of our common stock on the New York Stock Exchange or NASDAQ Stock Market by December 1, 2018, our charter requires that we either (a) seek stockholder approval of an extension or amendment of this listing deadline, or (b) seek stockholder approval of the liquidation of the corporation.  If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, our charter requires our board of directors to adopt a plan of liquidation and begin the orderly liquidation of our assets pursuant to any applicable provision of the Maryland General Corporation Law.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•
five or fewer individuals (as defined in the Internal Revenue Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

See “Material U.S. Federal Income Tax Considerations” for further discussion of this topic.  We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Internal Revenue Code.  However, there can be no assurance that this prohibition will be effective.  Our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number  of shares, whichever is more restrictive) of any class or series of shares of our stock, which we refer to as the “ownership limit.”

Our board of directors, in its sole discretion, may exempt a person from the ownership limit prospectively or retroactively if our board of directors receives evidence satisfactory to it that such ownership will not then or in the future jeopardize our status as a REIT and the person seeking such exemption provides us with certain representations and undertakings.  Also, the restrictions on transferability and ownership in our charter will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, our charter further prohibits the transfer or ownership of our stock if such transfer or ownership:

•	with respect to transfers only, results in our stock being owned by fewer than 100 persons;

•	results in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void.  In the event of any attempted transfer of our stock or other event which, if effective, would result in (a) violation of the ownership limit discussed above, or (b) in our being “closely held” under Section 856(h) of the Internal Revenue Code or our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares.  To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series.  The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary.  Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities.

The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the ownership limit or the other restrictions on ownership and transfer of our stock.  Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the ownership limit or the other restrictions on ownership and transfer of our stock) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the attempted transfer to the intended transferee).  The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (a) the price per share paid in the attempted transfer that created the Excess Securities, or (b) the current market price, until the Excess Securities are sold by the trustee of the beneficial trust.  An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any distribution we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the charter.

Any person who (a) acquires or attempts to acquire shares in violation of the foregoing restrictions on ownership and transfer of our stock, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a beneficial trust, or (b) proposes or attempts any of the transactions in clause (a), is required to give us 15 days’ written notice prior to such transaction.  In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.  The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The ownership limit does not apply to the underwriter in a public offering of shares or to a person or persons exempted from the ownership limit by our board of directors.  Any person who owns 5% or more of the outstanding shares during any taxable year must deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Automatic Purchase Plan

Investors who desire to purchase shares in this offering at regular intervals during the offering period may be able to do so through their participating broker-dealer or, if they are investing in this offering other than through a participating broker-dealer, the dealer manager by completing an automatic purchase plan enrollment form.  Participation in the automatic purchase plan is limited to investors who have already met the minimum purchase requirement in this offering of $1,000 or the amount required by your state of residence, if higher.  The minimum periodic investment is $100 per period.  The shares will not be issued on a deferred payment basis.  You may elect to make such automatic purchases on a monthly, quarterly, semi-annual or annual basis.  You may elect to have the money drawn from your account on the 1st or 15th of the month prescribed based on your periodic purchase election.

We will provide a confirmation of your purchases under the automatic purchase plan within five business days after the end of each period in which your investment is admitted.  The confirmation will disclose the following information:

•	the amount of the investment;

•	the admit date of the investment; and

•	the number and price of the shares purchased by you.

We will pay dealer manager fees and selling commissions in connection with sales under the automatic purchase plan to the same extent that we pay those fees and commissions on shares sold in this offering outside of the automatic purchase plan.

You may terminate your participation in the automatic purchase plan at any time by providing us with written notice.  If you elect to participate in the automatic purchase plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate.  In addition, our advisor and dealer manager must make every reasonable effort to determine that the purchase of our shares (including the purchase of our shares through the automatic purchase plan) is a suitable and appropriate investment for an investor.  In making this determination, our advisor and dealer manager will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information.  Executed Subscription Agreements will be maintained in our records for six years.  See the “Investor Suitability Standards” section of our Prospectus.

Distribution Policy and Distributions

As we have sufficient cash flow available to pay distributions, we intend to pay regular distributions to our stockholders as described below in this section.  Our real estate investments are described in the “Investment Objectives and Policies” section herein.  Except as described in this prospectus, we currently have not identified any additional probable real estate investments.  We will not make additional real estate investments until we identify investment opportunities and raise sufficient capital pursuant to this offering to do so.  Because all of our operations will be performed indirectly through American Realty Capital Operating Partnership, L.P., our operating partnership, our ability to pay distributions depends on American Realty Capital Operating Partnership, L.P.’s ability to pay distributions to its partners, including to us.  In the event that in the future we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering.

Distributions will be paid to our stockholders when as and if authorized by our board of directors and declared by us as legally available funds as of the record date selected by our board of directors.  We expect to declare and pay distributions at least quarterly.  Once we have sufficient cash flow, we may pay distributions monthly or more frequently.  We expect to regularly pay monthly distributions with daily record and declaration dates unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so.  Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Internal Revenue Code.  The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Internal Revenue Code.  This requirement is described in greater detail in the “Material U.S. Federal Income Tax Considerations — Requirements For Qualification as a REIT — Operational Requirements — Annual Distribution Requirements” section of this prospectus.  Our directors may authorize distributions in excess of this percentage as they deem appropriate.  Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform.  To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.  These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash.  In addition, such distributions may constitute a return of capital.  See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

The payment date for our distributions is the 2nd day following each month-end to stockholders of record at the close of business each day during the applicable period. As of July 16, 2010, distributions paid to shareholders totaled $12.3 million. On January 27, 2010, the Board of Directors approved an increase in its annual cash distribution, paid monthly. Based on a $10.00 share price, this increase, effective April 1, 2010, results in an annualized distribution rate of 7.0%. As of July 16, 2010 cash used to pay our distributions was partially generated from funds received from operating activities and fee waivers from our advisor. Our distributions have not been paid from any other sources. We have continued to pay distributions to our shareholders each month since our initial dividend payment. To date, the Company’s distributions have been paid with a combination of cash flows from operations and the proceeds from the sales of common stock.  There can be no assurance that cash flows from operations will be sufficient to pay distributions in future periods.  In the event we do not have enough cash to make distributions in the future, we may borrow, use proceeds from this offering, issue additional securities or sell assets in order to fund distributions.

The following table summarizes the Company’s historical and prospective distribution rate, reflecting the special distribution and increase to the annual rate effective April 1, 2010 noted above:

Period	Annualized Distribution Rate		Number of Months
May 2008(1) to December 2008	6.5%		8
January 2009 to March 2010	6.7%		15
Special Distribution–January 2010(2)	0.5%		—
	7.2	%(2)
April 2010 to — July 16, 2010	7.0%		3

(1)	initial distribution was paid in May 2008.

(2)
payable to shareholder’s of record as of December 31, 2009, resulting in a minimum distribution rate of 7.2% for an investor who owned a common share of the Company for the full year ended December 31, 2009.

The Company determined distributions paid to shareholders in 2009 will be reported as nondividend distributions on Form 1099 for the applicable period.  Accordingly, such distributions are generally not subject to ordinary income tax in the related period.  This tax characterization is consistent with distributions paid to shareholders in 2008.

The portion of the distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of a shareholder’s investment.  This defers a portion of applicable taxes until the investment is sold or the Company is liquidated, at which time the shareholder will be taxed at capital gains rates.  However, because each investor’s tax considerations are different, the Company recommends that investors consult with their tax advisor.

The following is a chart of monthly distributions declared and paid since the commencement of the offering:

	Total	Cash	Distribution Reinvestment Plan
2008:
April	$–	$–	$–
May	30,262	22,008	8,254
June	49,638	35,283	14,355
July	55,042	34,788	20,254
August	57,584	36,519	21,065
September	61,395	39,361	22,034
October	61,425	41,078	20,347
November	65,496	43,646	21,850
December	64,442	42,876	21,566
2009:
January	$69,263	$46,227	$23,036
February	76,027	50,214	25,813
March	74,915	49,020	25,895
April	101,282	64,375	36,907
May	128,867	78,604	50,263
June	180,039	106,741	73,298
July	217,325	127,399	89,926
August	290,230	177,620	112,610
September	375,926	220,165	155,761
October	455,051	264,729	190,322
November	563,472	328,555	234,917
December	643,125	374,715	268,410
2010:
January (1)	1,498,413	855,282	643,131
February	865,993	484,967	381,026
March	862,117	478,895	383,222
April	1,085,719	600,607	485,112
May	1,262,558	695,838	566,720
June	1,496,075	851,779	674,296

(1)	Includes the special distribution paid on January 19, 2010 to shareholders of record as of December 31, 2009.

The following tables shows the sources for the payment of distributions for the first quarter of the year ended December 31, 2010 and the years ended December 31, 2009 and 2008 (in thousands):

1st Quarter Year Ended December 31, 2010
Distributions paid in cash	$1,815
Distributions reinvested	1,407
Total distributions	$3,222
Source of distributions:
Cash flows from operations used for distributions	$2,060
Proceeds from issuance of common stock	1,162
Total sources	$3,222

1st Quarter Year Ended December 31, 2010
Distributions paid in cash	$1,821
Distributions reinvested	1,407
Total distributions	$3,228
Source of distributions:
Cash flows from operations used for distributions	$2,060
Proceeds from issuance of common stock	1,168
Total sources	$3,228

	Year Ended December 31, 2009
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Distributions paid in cash	$145	$250	$526	$967
Distributions reinvested	75	160	358	694
Total distributions	$220	$410	$884	$1,661
Source of distributions:
Cash flows from operations used for distributions	$(1,215)	$(3,129)	$828	$990
Proceeds from issuance of common stock	1,435	3,539	56	671
Total sources	$220	$410	$884	$1,661

	Year Ended December 31, 2008
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Distributions paid in cash	$—	$57	$111	$127
Distributions reinvested	—	23	63	64
Total distributions	$—	$80	$174	$191
Source of distributions:
Cash flows from operations used for distributions	$—	$80	$174	$191
Proceeds from issuance of common stock	—	—	—	—
Total sources	$—	$80	$174	$191

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  Pursuant to the statute, our board of directors has exempted any business combination with American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC.  Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC.  As a result, American Realty Capital Advisors, LLC or any affiliate of American Realty Capital Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares:”

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in the election of directors, generally, within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares.  A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares.  If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.  The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by Maryland General Corporation Law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the a majority of the remaining directors and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred.  Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.  With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of individuals for election to the board of directors at a special meeting may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors, or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Share Repurchase Program

Our board of directors has adopted a share repurchase program that enables our stockholders to sell their shares to us in limited circumstances.  Our share repurchase program permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below.

During the term of this follow-on offering and any subsequent public offering of our shares, the purchase price per share will depend on the length of time you have held such shares as follows:  after one year from the purchase date — 96.25% of the amount you actually paid for each share; and after two years from the purchase date — 97.75% of the amount you actually paid for each share; and after three years from the purchase date — 100% of the amount you actually paid for each share; (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).  At any time we are engaged in an offering of shares, the per share price for shares purchased under our repurchase plan will always be equal to or lower than the applicable per share offering price.  Thereafter, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).  Our board of directors will announce any purchase price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders.  Our board of directors shall use the following criteria for determining the net asset value of the shares:  value of our assets (estimated market value) less the estimated market value of our liabilities, divided by the number of shares.  The Board, with advice from the advisor, (i) will make internal valuations of the market value of its assets based upon the current capitalization rates of similar properties in the market, recent transactions for similar properties acquired by the Company and any extensions, cancellations, modifications or other material events affecting the leases, changes in rents or other circumstances related to such properties, (ii) review internal appraisals prepared by the advisor following standard commercial real estate appraisal practice and (iii) every three years or earlier, in rotation will have all of the properties appraised by an external appraiser.  Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement.  Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).  In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

On November 12, 2008, the Company’s board of directors modified the Share Repurchase Program (“share repurchase plan”) to fund purchases under the share repurchase plan, not only from the initial offering’s Distribution Reinvestment Plan (“DRIP”), but also from operating funds of the Company.  Accordingly, purchases under the share repurchase plan, subject to the terms of the share repurchase plan, may be funded from the proceeds from the sale of shares under the DRIP, from proceeds of the sale of shares in a public offering, and with other available allocated operating funds.  However, purchases under the share repurchase plan by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year.  The other terms and conditions of the share repurchase plan remain unchanged.

We will redeem our shares on the last business day of the month following the end of each quarter.  Requests for repurchases must be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month.  You may withdraw your request to have your shares repurchased at any time prior to the last day of the applicable quarter.  Shares presented for repurchase will continue to earn daily distributions up to and including the repurchase date.

Our board of directors may choose to amend, suspend or terminate our share repurchase program upon 30 days notice at any time.  Additionally we will be required to discontinue sales of shares under the initial offering’s distribution reinvestment plan on the earlier of August 5, 2012, which is two years from the effective date of this follow-on offering, or the date we sell all of the shares registered for sale under the initial offering’s distribution reinvestment plan, unless we file a new registration statement with the Securities and Exchange Commission and applicable states.  Because the repurchase of shares will be partially funded with the net proceeds we receive from the sale of shares under the initial offering’s distribution reinvestment plan, the discontinuance or termination of the initial offering’s distribution reinvestment plan may adversely affect our ability to purchase shares under the share repurchase program.  We would notify you of such developments:  (i) in the annual or quarterly reports mentioned above, or (ii) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act.  During this offering, we would also include this information in a prospectus supplement or post -effective amendment to the registration statement, as then required under federal securities laws.

Our share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as listing of the shares on the New York Stock Exchange or NASDAQ Stock Market, or our merger with a listed company.  The share repurchase program will be terminated if the shares become listed on a national securities exchange.  We cannot guarantee that a liquidity event will occur.

The shares we purchase under our share repurchase program will be cancelled and return to the status of unauthorized but unissued shares.  We do not intend to resell such shares to the public unless such resale is first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise conducted in compliance with such laws.

For the year ended December 31, 2009, we received requests to redeem 77,759 common shares pursuant to our share repurchase program.  We redeemed 100% of the redemption requests at an average price per share of $9.91 per share.  We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to the initial offering’s distribution reinvestment plan and from operating funds of the Company.

Restrictions on Roll-up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction.  This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or

•
a transaction involving our conversion to trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to American Realty Capital Advisors, LLC, American Realty Capital II, LLC or our investment objectives.

In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser.  The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction.  The appraisal shall assume an orderly liquidation of assets over a 12-month period.  The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders.  A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)	one of the following:

remaining as stockholders and preserving their interests therein on the same terms and conditions as existed previously, or receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any Roll-up Transaction:

•
that would result in the stockholders having voting rights in a Roll-up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution;

•
that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•
in which our investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by the stockholders.

SUMMARY OF OFFERING DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan. The following is a summary of our distribution reinvestment plan.

Investment of Distributions

We have adopted a distribution reinvestment plan pursuant to which our stockholders, and, subject to certain conditions set forth in the plan, any stockholder or partner of any other publicly offered limited partnership, real estate investment trust or other real estate program sponsored by our advisor or its affiliates, may elect to purchase shares of our common stock with our distributions or distributions from such other programs. We have the discretion to extend the offering period for the shares being offered pursuant to this prospectus under our distribution reinvestment plan beyond the termination of this offering until we have sold all of the shares allocated to the plan through the reinvestment of distributions. We may also offer shares pursuant to a new registration statement.

No dealer manager fees or sales commissions will be paid with respect to shares purchased pursuant to the distribution reinvestment plan, therefore, we will retain all of the proceeds from the reinvestment of distributions. Accordingly, substantially all the economic benefits resulting from distribution reinvestment purchases by stockholders from the elimination of the dealer manager fee and selling commissions will inure to the benefit of the participant through the reduced purchase price.

Pursuant to the terms of our distribution reinvestment plan the reinvestment agent, which currently is us, will act on behalf of participants to reinvest the cash distributions they receive from us. Stockholders participating in the distribution reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under our distribution reinvestment plan, the reinvestment agent will remit excess cash distributions to the participants. Participants purchasing shares pursuant to our distribution reinvestment plan will have the same rights as stockholders with respect to shares purchased under the plan and will be treated in the same manner as if such shares were issued pursuant to our offering.

After the termination of the offering of our shares registered for sale pursuant to the distribution reinvestment plan under the this prospectus and any subsequent offering, we may determine to allow participants to reinvest cash distributions from us in shares issued by another American Realty Capital-sponsored program only if all of the following conditions are satisfied:

 • prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the subsequent American Realty Capital-sponsored program and such prospectus allows investments pursuant to a distribution reinvestment plan;

 • a registration statement covering the interests in the subsequent American Realty Capital-sponsored program has been declared effective under the Securities Act;

 • the offer and sale of such interests are qualified for sale under applicable state securities laws;

 • the participant executes the subscription agreement included with the prospectus for the subsequent American Realty Capital-sponsored program; and

 • the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent American Realty Capital-sponsored program.

Stockholders who invest in subsequent American Realty Capital-sponsored programs pursuant to our distribution reinvestment plan will become investors in such subsequent American Realty Capital-sponsored program and, as such, will receive the same reports as other investors in the subsequent American Realty Capital-sponsored program.

Election to Participate or Terminate Participation

A stockholder may become a participant in our distribution reinvestment plan by making a written election to participate on his or her subscription agreement at the time he or she subscribes for shares. Any stockholder who has not previously elected to participate in the distribution reinvestment plan may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in our distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the distribution relates.

Some brokers may determine not to offer their clients the opportunity to participate in our distribution reinvestment plan. Any prospective investor who wishes to participate in our distribution reinvestment plan should consult with his or her broker as to the broker’s position regarding participation in the distribution reinvestment plan.

We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in ERISA) from participating in our distribution reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans. See “Investment by Tax-Exempt Entities and ERISA Considerations.”

Each stockholder electing to participate in our distribution reinvestment plan agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact.

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in our distribution reinvestment plan. A withdrawal from participation in our distribution reinvestment plan will be effective with respect to distributions for a quarterly or monthly distribution period, as applicable, only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on the New York Stock Exchange or NASDAQ Stock Market which we have no intent to do at this time and which may never occur will terminate participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

Offers and sales of shares pursuant to the distribution reinvestment plan must be registered in every state in which such offers and sales are made. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the distribution reinvestment plan in any states in which our registration is not renewed or extended.

Excluded Distributions

Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under our distribution reinvestment plan (Excluded Distributions). Accordingly, in the event that proceeds attributable to the potential sale transaction described above are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to our distribution reinvestment plan. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our taxable REIT income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. In most instances, we expect that our board of directors would not deem any of the distribution to be an Excluded Distribution. In that event, the amount distributed to participants in our distribution reinvestment plan will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed to be an Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through our distribution reinvestment plan. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.

Federal Income Tax Considerations

Taxable participants will incur tax liability for partnership income allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under our distributions reinvestment plan. See “Risk Factors — Federal Income Tax Risks.” In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. At least until our offering stage is complete, we expect that (a) we will sell shares under the distribution reinvestment plan at $9.50 per share, (b) no secondary trading market for our shares will develop and (c) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until our offering stage is complete, participants in our distribution reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our distribution reinvestment plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually.

Amendment and Termination

We reserve the right to amend any aspect of our distribution reinvestment plan with ten days’ notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the plan, and we reserve the right to terminate our distribution reinvestment plan itself in our sole discretion at any time, by sending ten days’ prior written notice of termination to the terminated participant or, upon termination of the plan, to all participants. Our authority to amend the distribution reinvestment plan will not revoke your ability to withdraw from the plan.

OUR OPERATING PARTNERSHIP AGREEMENT

General

American Realty Capital Operating Partnership, L.P. was formed on August 17, 2007 to acquire, own and operate properties on our behalf.  It is an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property.  These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT.  For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as American Realty Capital Operating Partnership, L.P., are deemed to be assets and income of the REIT.

A property owner may contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis.  In addition, American Realty Capital Operating Partnership, L.P. is structured to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock.  Finally, a limited partner in American Realty Capital Operating Partnership, L.P. may later exchange his or her limited partnership units in American Realty Capital Operating Partnership, L.P. for shares of our common stock in a taxable transaction.

The partnership agreement for American Realty Capital Operating Partnership, L.P. contains provisions that would allow, under certain circumstances, other entities, including other American Realty Capital-sponsored programs, to merge into or cause the exchange or conversion of their interests for interests of American Realty Capital Operating Partnership, L.P. In the event of such a merger, exchange or conversion, American Realty Capital Operating Partnership, L.P. would issue additional limited partnership interests, which would be entitled to the same exchange rights as other limited partnership interests of American Realty Capital Operating Partnership, L.P. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

We intend to hold substantially all of our assets through American Realty Capital Operating Partnership, L.P.  We are the sole general partner of American Realty Capital Operating Partnership, L.P., and our advisor, American Realty Capital Advisors, LLC, is the only limited partner of American Realty Capital Operating Partnership, L.P.  American Realty Capital II, LLC is the special limited partner of American Realty Capital Operating Partnership, L.P.  As the sole general partner of American Realty Capital Operating Partnership, L.P., we have the exclusive power to manage and conduct the business of American Realty Capital Operating Partnership, L.P.

The following is a summary of certain provisions of the partnership agreement of American Realty Capital Operating Partnership, L.P.  This summary is not complete and is qualified by the specific language in the partnership agreement.  You should refer to the partnership agreement, itself, which we have filed as an exhibit to the registration statement, for more detail.

Capital Contributions

As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to American Realty Capital Operating Partnership, L.P. as a capital contribution.  However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors.  American Realty Capital Operating Partnership, L.P. will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering.  If American Realty Capital Operating Partnership, L.P. requires additional funds at any time in excess of capital contributions made by our advisor and us (which are minimal in amount), or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to American Realty Capital Operating Partnership, L.P. on the same terms and conditions as are applicable to our borrowing of such funds.  In addition, we are authorized to cause American Realty Capital Operating Partnership, L.P. to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of American Realty Capital Operating Partnership, L.P. and us.

Operations

The partnership agreement requires that American Realty Capital Operating Partnership, L.P. be operated in a manner that will enable us to (a) satisfy the requirements for being classified as a REIT for tax purposes, (b) avoid any U.S. federal income or excise tax liability, and (c) ensure that American Realty Capital Operating Partnership, L.P. will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in American Realty Capital Operating Partnership, L.P. being taxed as a corporation, rather than as a partnership.  See “Material U.S. Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership — Classification as a Partnership.”

The partnership agreement provides that American Realty Capital Operating Partnership, L.P. will distribute cash flow from operations as follows:

•
regular distributions will be made initially to us, which we will distribute to the holders of our common stock until these holders have received distributions equal to a cumulative non-compounded return of 6% per year on their net investment.  “Net investment” refers to $10.00 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the incentive compensation of our sponsor, advisor and affiliates.

Similarly, the partnership agreement of American Realty Capital Operating Partnership, L.P. provides that taxable income is allocated to the limited partners of American Realty Capital Operating Partnership, L.P. in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in American Realty Capital Operating Partnership, L.P. will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations.  Losses, if any, generally will be allocated among the partners in accordance with their respective percentage interests in American Realty Capital Operating Partnership, L.P.

Upon the liquidation of American Realty Capital Operating Partnership, L.P., after payment of debts and obligations, any remaining assets of American Realty Capital Operating Partnership, L.P. will be distributed to partners according to the following (The return calculations described below apply to all regular and liquidation distributions received and not just distributions made upon liquidation.  Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to its Special Limited Partner and to us, which we will then distribute to our stockholders.):

•
first, distributions in connection with our liquidation will be made initially to us, which we will distribute to the holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 6% per year on their net investment.  “Net investment” refers to $10.00 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

•
after this 6% threshold is reached, 85% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 15% of such amount will be payable by our operating partnership to its Special Limited Partner.

In addition to the administrative and operating costs and expenses incurred by American Realty Capital Operating Partnership, L.P. in acquiring and operating real properties, American Realty Capital Operating Partnership, L.P. will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of American Realty Capital Operating Partnership, L.P.  Such expenses will include:

•	all expenses relating to the formation and continuity of our existence;

•	all expenses relating to the public offering and registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or repurchase of partnership interests or shares of our common stock; and

•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of American Realty Capital Operating Partnership, L.P.

All claims between the partners of American Realty Capital Operating Partnership, L.P. arising out of the partnership agreement are subject to binding arbitration.

Exchange Rights

The limited partners of American Realty Capital Operating Partnership, L.P., including American Realty Capital Advisors, LLC, have the right to cause their limited partnership units to be redeemed by American Realty Capital Operating Partnership, L.P. or purchased by us for cash.  In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis.  Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged.  These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (a) result in any person owning shares in excess of our ownership limits, (b) result in shares being owned by fewer than 100 persons, (c) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (d) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (e) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

Subject to the foregoing, limited partners of American Realty Capital Operating Partnership, L.P. may exercise their exchange rights at any time after one year following the date of issuance of their limited partnership units.  However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units, in which case, it must exercise his exchange right for all of his units.  We do not expect to issue any of the shares of common stock offered hereby to limited partners of American Realty Capital Operating Partnership, L.P. in exchange for their limited partnership units.  Rather, in the event a limited partner of American Realty Capital Operating Partnership, L.P. exercises its exchange rights, and we elect to purchase the limited partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Amendments to the Partnership Agreement

Our consent, as the general partner of American Realty Capital Operating Partnership, L.P., is required for any amendment to the partnership agreement.  We, as the general partner of American Realty Capital Operating Partnership, L.P., and without the consent of any limited partner, may amend the partnership agreement in any manner, provided, however, that the consent of limited partners holding more than 50% of the interests of the limited partners is required for any amendment that:

•	alters or changes the distribution and liquidation rights of limited partners, except as otherwise permitted in the partnership agreement;

•	alters or changes their exchange rights;

•	imposes on the limited partners any obligation to make additional capital contributions to American Realty Capital Operating Partnership, L.P.; and

•	alters the terms of the partnership agreement regarding the rights if the limited partners with respect to extraordinary transactions.

Termination of the Partnership

The operating partnership will continue in full force and effect until December 31, 2099, or until sooner dissolved and terminated upon (a) election by us and with the consent of the limited partners holding a majority interest, (b) our dissolution, bankruptcy, insolvency or termination, (c) the sale or other disposition of all or substantially all of the assets of the operating partnership, or (d) by operation of law.

Transferability of Interests

We may not (a) voluntarily withdraw as the general partner of American Realty Capital Operating Partnership, L.P. (except with the consent of two-thirds of the limited partner interests), (b) engage in any merger, consolidation or other business combination, or (c) transfer our general partnership interest in American Realty Capital Operating Partnership, L.P. (except to (i) a wholly-owned subsidiary or (ii) with the consent of two-thirds of the limited partner interests), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to American Realty Capital Operating Partnership, L.P. in return for an interest in American Realty Capital Operating Partnership, L.P. and agrees to assume all obligations of the general partner of American Realty Capital Operating Partnership, L.P.  With certain exceptions, a limited partner may not transfer its interests in American Realty Capital Operating Partnership, L.P., in whole or in part, without our written consent as general partner.

PLAN OF DISTRIBUTION

The Offering

We commenced our initial public offering of shares of our common stock on January 25, 2008, which we refer to as our initial offering.  As of July 27, 2010, we had raised gross offering proceeds of $328.7 million from 8,604 stockholders pursuant to our initial offering, which will terminate no later than January 25, 2011, unless extended to July 25, 2011.  As of July 27, 2010, we owned 169 geographically diverse properties comprising approximately 2.9 million square feet of gross leasable area, located in 30 states.

In this follow-on offering, we are offering a maximum of 35,000,000 shares of our common stock to the public through Realty Capital Securities, LLC, our dealer manager, a registered broker-dealer affiliated with our advisor at a price of $10.00 per share.  The total amount raised between the initial offering and the follow-on offering will not exceed $1.5 billion, excluding any funds raised by the distribution reinvestment plan.

Our board of directors has arbitrarily determined the selling price of the shares, consistent with comparable real estate investment programs in the market, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares.  Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

The shares are being offered on a “best efforts” basis, which means generally that the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares.  The offering of shares of our common stock will terminate on or before August 5, 2012, which is two years after the effective date of this offering.  This offering must be registered in every state in which we offer or sell shares.  Generally, such registrations are for a period of one year.  Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.  We reserve the right to terminate this offering at any time prior to the stated termination date.

Realty Capital Securities, LLC

Realty Capital Securities, LLC, our dealer manager, was organized in August 2007 for the purpose of participating in and facilitating the distribution of securities in programs sponsored by American Realty Capital II, LLC, its affiliates and its predecessors.  For additional information about Realty Capital Securities, LLC, including information relating to Realty Capital Securities, LLC’s affiliation with us, please refer to the section of this prospectus captioned “Management — Affiliated Companies—Dealer Manager.”

Compensation We Will Pay for the Sale of Our Shares

Except as provided below, our dealer manager will receive selling commissions of 7% of the gross offering proceeds. The dealer manager also will receive a dealer manager fee in the amount of 3% of the gross offering proceeds as compensation for acting as the dealer manager. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers.

The dealer manager does not intend to be a market maker and so will not execute trades for selling stockholders.  Set forth below is a table indicating the estimated dealer manager compensation and expenses that will be paid in connection with the offering.

	Per Share	Total Maximum
Primary Offering
Price to Public	$10.00	$325,000,000
Selling Commissions	0.70	$22,750,000
Dealer Manager Fees	0.30	$9,750,000
Proceeds to American Realty Capital Trust, Inc.	$9.00	$292,500,000
Distribution Reinvestment Plan
Price to Public	$9.50	$25,000,000
Distribution Selling Commissions	—	—
Dealer Manager Fees	—	—
Proceeds to American Realty Capital Trust, Inc.	$9.50	$25,000,000

We will not pay any selling commissions in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature.  Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their units shares down to zero (a) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (b) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department.  The net proceeds to us will not be affected by reducing the commissions payable in connection with such transaction.  All such sales must be made through registered broker-dealers.  Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in our shares.  In connection with the sale of shares to investors who elect the “wrap fee” feature, the dealer manager may pay to the registered investment advisor or other financial advisor or the company that sponsors the wrap account, service or other denominated fees on an annual basis.  In all events, the amount of the dealer manager fee and any services or other fee paid in connection with the sale of shares to investors whose contracts for investment advisor or related brokerage services include a fixed or wrap fee feature will not exceed 10% of the gross proceeds of the shares acquires by such investors.  Further, the dealer manager may pay up to 0.25% of the amount it receives from the sale of the shares in commissions to such an investment advisor.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, such as golf shirts, fruit baskets, cakes, chocolates, a bottle of wine, a gift certificate (provided it cannot be redeemed for cash) or tickets to a sporting event.  In no event shall such items exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target.  The value of such items will be considered underwriting compensation in connection with this offering.

We have agreed to indemnify the participating broker-dealers, including our dealer manager and selected registered investment advisors, against certain liabilities arising under the Securities Act.  However, the Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In addition to the compensation described above, our sponsor may pay certain costs associated with the sale and distribution of our shares.  We will not reimburse our sponsor for such payments.  Nonetheless, such payments will be deemed to be “underwriting compensation” by the FINRA.  In accordance with the rules of the FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by the FINRA that are anticipated to be paid by us and our sponsor in connection with the offering.  The amounts shown assume we sell all of the shares offered hereby and that all shares are sold in our primary offering through participating broker-dealers, which is the distribution channel with the highest possible selling commissions and dealer manager fees.

We will not pay selling commissions in connection with the following special sales:

•	the sale of common stock to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees;

•	the purchase of common stock under the distribution reinvestment program;

•
the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions; and

•	the common stock credited to an investor as a result of a volume discount.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase our common stock; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the common stock.

If, in connection with your purchase of our shares, you have engaged the services of a registered investment advisor to whom you have agreed to pay a fee for investment advisory services in lieu of normal commissions based on the volume of securities sold, you may agree with the participating broker-dealer selling such shares and Realty Capital Securities, LLC to reduce the amount of selling commissions payable with respect to such sale to zero.  The net proceeds to us will not be affected by eliminating the commissions payable in connection with sales to investors purchasing through such investment advisors.  All such sales must be made through registered broker-dealers.

To the extent necessary to comply with FINRA rules, we will provide, on an annual basis, a per-share estimated value of our common stock, the method by which we developed such value and the date of the data we used to estimate such value.

Shares Purchased by Affiliates

Our executive officers and directors, as well as officers and employees of American Realty Capital Advisors, LLC and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and Friends, may purchase shares offered in this offering at a discount.  Friends of American Realty Capital Advisors, LLC means service vendors who have a prior business relationship with the sponsors, including but not limited to real estate brokers, joint venture partners and their employees, title insurance company executives, surveyors, attorneys and similar individuals; and individuals who have a prior personal relationship with the sponsors from their association with AFR or with American Realty Capital.  The purchase price for such shares shall be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales.  The net offering proceeds we receive will not be affected by such sales of shares at a discount.  Our executive officers, directors and other affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale.  In addition, shares purchased by American Realty Capital Advisors, LLC or its affiliates will not be entitled to vote on matters presented to the stockholders for a vote relating to the removal of American Realty Capital, LLC as our advisor, the removal of any director that is an affiliate of American Realty Capital, LLC or any transaction between us and American Realty Capital, LLC or any of its affiliates.  Further, from and after the commencement of this offering, our directors, officers, advisor and their respective affiliates are subject to the restrictions on ownership and transfer of our stock, including the restriction that prohibits any person from owning more than 9.8% in value of the aggregate of our outstanding shares of  stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Volume Discounts

We will offer a reduced share purchase price to “single purchasers” on orders of more than $500,000 and selling commissions paid to Realty Capital Securities, LLC and participating broker-dealers will be reduced by the amount of the share purchase price discount.  The per share purchase price will apply to the specific range of each share purchased in the total volume ranges set forth in the table below.  The reduced purchase price will not affect the amount we receive for investment.

For a “Single Purchaser”		Purchase Price per Share in Volume Discount Range	Selling Commission per Share in Volume Discount Range
$1,000 – $ 500,000		$10.00	$0.70
500,001 – 1,000,000		9.90	0.60
1,000,001 – 5,000,000	+	9.55	0.25

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional shares.  Fractional shares will be issued.

As an example, a single purchaser would receive 100,505.05 shares rather than 100,000 shares for an investment of $1,000,000 and the selling commission would be $65,303.03.  The discount would be calculated as follows:  The purchaser would acquire 50,000 shares at a cost of $10.00 and 50,505.05 at a cost of $9.90 per share and would pay commissions of $0.70 per share for 50,000 shares and $0.60 per share for 50,505.05 shares.

Purchases by participating broker-dealers, including their registered representatives and their immediate family, will be less the selling commission

Selling commissions for purchases of $5,000,000 or more will, in our sole discretion, be reduced to $0.20 per share or less, but in no event will the proceeds to us be less than $9.20 per share.  In the event of a sale of $5,000,000 or more, we will supplement this prospectus to include:  (a) the aggregate amount of the sale, (b) the price per share paid by the purchaser and (c) a statement that other investors wishing to purchase at least the amount described in (a) will pay no more per share than the initial purchaser.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer.  The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined.  As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;

•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;

•	all funds and foundations maintained by a given corporation, partnership or other entity;

•
all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity exercises discretionary authority with respect to an investment in our company; and

•	any person or entity, or persons or entities, acquiring shares that are clients of and are advised by a single investment advisor registered under the Investment Advisors Act of 1940.

In the event a single purchaser described in the last five categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined.  Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, within 90 days of its initial purchase of shares, orders additional shares.  In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously.  Purchases subsequent to this 90 day period will not qualify to be combined for a volume discount as described herein.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay U.S. federal income tax may only be combined with purchases by other entities not required to pay U.S. federal income tax for purposes of computing amounts invested if investment decisions are made by the same person.  If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay U.S. federal income tax whose purchases are sought to be combined.  You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined.  We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis.  If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission.  However, the additional common stock to be credited to any entities not required to pay U.S. federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay U.S. federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968.  Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

•	all purchasers of the shares must be informed of the availability of quantity discounts;

•	the same volume discounts must be allowed to all purchasers of shares which are part of the offering;

•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and

•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Subscription Process

To purchase shares in this offering, you must complete and sign a subscription agreement, like the one contained in this prospectus as Appendix A.  Subscribers should pay for their shares by delivering a check for the full purchase price of the shares, payable to “American Realty Capital Trust, Inc.” You should exercise care to ensure that the applicable subscription agreement is filled out correctly and completely.  By executing the subscription agreement, you will attest that you meet the suitability standards described in this prospectus and agree to be bound by all of the terms of the subscription agreement.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.  We may not accept a subscription for shares until at least five business days after the date you receive this prospectus.  Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check no later than the business day following receipt of the subscriber’s subscription documents and check.  The proceeds from your subscription will be deposited in a segregated escrow account and will be held in trust for your benefit, pending our acceptance of your subscription.

We will accept or reject subscriptions within 35 days after we receive them.  If your subscription agreement is rejected, your funds, without interest, or reductions for offering expenses, commissions or fees will be returned to you within ten business days after the date of such rejection.  If your subscription is accepted, we will send you a confirmation of your purchase after you have been admitted as an investor.  We may admit new investors at least monthly and we may admit new investors more frequently.  We intend to admit investors weekly.

Status of the Initial Offering

We commenced our initial public offering of 150,000,000 shares of common stock on January 25, 2008, which we refer to as the initial offering.  As of July 27, 2010, we had issued 33,045,410 shares of common stock.  Total gross proceeds from these issuances were $328.7 million.  As of July 27, 2010, the aggregate value of all share issuances and subscriptions outstanding was $330.2 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP).  We will offer these shares until January 25, 2011, unless extended through July 25, 2011, provided that the offering will be terminated if all of the shares are sold before then.  As of July 27, 2010, there were approximately 116,955,000 shares of our common stock outstanding, excluding shares available under the initial offering’s distribution reinvestment plan.

In this follow-on offering, we are offering up to 32,500,000 shares of our common stock, $0.01 par value per share, in our primary offering for $10.00 per share, with discounts available for certain categories of purchasers.

HOW TO SUBSCRIBE

Investors who meet the applicable suitability standards and minimum purchase requirements described in the “Suitability Standards” section of this prospectus may purchase shares of common stock.  If you want to purchase shares, you must proceed as follows:

(3)	Read the entire prospectus and the current supplement(s), if any, accompanying this prospectus.

(4)
Complete the execution copy of the applicable subscription agreement.  A specimen copy of the subscription agreement, including instructions for completing it, for new and current investors is included in this prospectus as Appendix A.

(5)
Deliver a check to American Realty Capital Trust, Inc., c/o DST Systems, Inc., 430 W.  7th St. Kansas City, MO 64105-1407, for the full purchase price of the shares being subscribed for, payable to “American Realty Capital Trust, Inc.” along with the completed subscription agreement.  For custodial accounts (such as are commonly used for individual retirement accounts) send the completed subscription agreement and check to your custodian who will forward to DST Systems, Inc.  Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer.  In such case, the dealer will issue a check made payable to us for the purchase price of your subscription.  The name of the dealer appears on the subscription agreement.

(6)
By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the suitability standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement and agree to be bound by the terms of the subscription agreement.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus.  The sales materials may include information relating to this offering, the past performance of American Realty Capital Advisors, LLC, our advisor, and its affiliates, property brochures and articles and publications concerning real estate.  In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.

The offering of shares is made only by means of this prospectus.  Although the information contained in our supplemental sales material will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, will pass upon the legality of the common stock and Proskauer Rose LLP, New York, New York, will pass upon legal matters in connection with our status as a REIT and the Operating Partnership’s status as a partnership for U.S. federal income tax purposes.  Proskauer Rose LLP will rely on the opinion of Venable LLP as to all matters of Maryland law.  Neither Venable LLP nor Proskauer Rose LLP purport to represent our stockholders or potential investors, who should consult their own counsel.  Proskauer Rose LLP also provides legal services to American Realty Capital Advisors, LLC, our advisor, as well as affiliates of American Realty Capital Advisors, LLC, and may continue to do so in the future.

EXPERTS

The audited consolidated financial statements and financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus.  You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.  In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov.  You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 18, 2010;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the SEC on May 7, 2010;

•	Current Report on Form 8-K, dated April 30, 2010, filed with the SEC on May 6, 2010;

•	Current Report on Form 8-K dated June 2, 2010, filed with the SEC on June 3, 2010;

•	Current Report on Form 8-K dated June 3, 2010, filed with the SEC on June 4, 2010; and

•	Current Report on Form 8-K dated July 27, 2010, filed with the SEC on August 2, 2010.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus.  To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at Three Copley Place, Suite 3300, Boston, MA 02116, 1-866-771-2088, Attn:  Investor Services.  The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with our initial public offering.  We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:

American Realty Capital Trust, Inc.
Three Copley Place
Suite 3300
Boston, MA 02116
1-866-771-2088
Attn:  Investor Services

One of our affiliates maintains an Internet site at www.americanrealtycap.com, at which there is additional information about us.  The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

We will deliver electronically all available documents relating to an investment in our company to all stockholders who consent to electronic delivery of such documents by checking the applicable box in the subscription agreement.  However, a stockholder may revoke consent to electronic delivery at any time by contacting American Realty Capital Trust, Inc., Three Copley Place, Boston, MA 02116 (Phone:  866-771-2088, Fax:  857-350-9597).  If the stockholder revokes such consent, the stockholder will subsequently receive all such documents in paper format.  In addition, a stockholder may request paper copies of any documents delivered electronically by contacting American Realty Capital Trust, Inc.  A stockholder’s consent to electronic delivery is effective until revoked and relates to all documents relating to the stockholders’ investment.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits related thereto as filed with the Securities and Exchange Commission, reference to which is hereby made.

You can read our registration statement and the exhibits thereto and our future Securities and Exchange Commission filings over the Internet at www.sec.gov.  You may also read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.W., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

APPENDIX A:  SUBSCRIPTION AGREEMENT

1

American Realty Capital Trust, Inc.
Subscription Agreement

1. INVESTMENT

Amount of Subscription $________________________This is an ☐ Initial Investment ☐ Additional Investment

State in which sale was made if other than state of residence ________ ☐ Check enclosed ☐ Subscription amount wired

The minimum initial investment amount is 100 Shares ($1,000), with additional investment increments of 10 shares ($100).  Certain states may vary.  Please see prospectus.

☐ Net Commission Purchases.  Please check this box if you are eligible for Net Commission Purchase.  Net commission purchases are available to registered representatives, employees of soliciting broker-dealer, American Realty Capital Trust and its affiliates, participants in a wrap account or commission replacement account approved for a discount by the Broker-Dealer, RIA, bank trust account, etc.  Representative will not receive selling commission.

☐ Automatic Purchase Plan.  Please check this box if you wish to authorize additional investments in the Fund via automatic debits from your bank account.  A separate registration form is required to participate.

Investors should make check payable to:  American Realty Capital Trust, Inc.

2. TYPE OF OWNERSHIP (CHECK ONE)

☐ Individual
☐ Joint Tenants With
     Right of Survivorship
☐ Tenants in Common
☐ Transfer on Death**
 (Provide Beneficiary(ies)
 in Section 3)

☐ Trust Type:
 (please specify, i.e., Family,
 Living, Revocable, etc.)

☐ Corporation

☐ Company

☐ Community Property
☐Partnership

☐A Married Person Separate Property
☐IRA* Traditional
☐IRA*Roth
☐IRA*Rollover
☐IRA*SEP
☐IRA*Type:  ______________
☐Keogh*
☐Qualified Pension Plan*
☐Qualified Profit Sharing Plan*
☐Charitable Remainder Trust
☐Non Profit Organization

☐Custodian:  As Custodian for

Under the Uniform Gift to Minors Act,
State of _____________________

Under the Uniform Transfers to Minors Act,
State of _________________
☐Limited Liability Company (LLC)
☐Other _____________________

*
Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts.  No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder.  A separate private investment form or similar documentation from the Plan Custodian/Administrator and plan participants/investors is required for investment through these types of accounts.

**
Investors who qualify may elect Transfer on Death (TOD) registration for such investment account.  TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor’s death.  TOD registration is available only for owner(s)/investor(s) who (1) is a natural person or (2) two natural persons holding the account as Tenants by the Entirety or (3) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (4) a married couple holding the account as community property with right of survivorship.  The following forms of ownership are ineligible for TOD registration:  Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

3. INVESTOR INFORMATION

Please print name(s) in which Shares are to be registered.  Include custodian or trust name if applicable.

☐ Mr.  ☐ Mrs.  ☐ Ms.  ☐ Mr.  & Mrs.  ☐ Other

Name of Investor:  _________________________________________________________________________

Tax ID/Social Security Number _____________________________ Date of Birth/Incorporation _________________

Name of Joint Owner:  ____________________________________________________________________

Tax ID/Social Security Number _____________________________ Date of Birth/Incorporation _________________

2

Legal Address (cannot be a P.O. Box) ____________________________________________________________

City:  ________________________________________ State:  ________________ Zip Code:  __________

Mailing Address _________________________________________________________________________

City:  ________________________________________ State:  ________________ Zip Code:  __________

Home Telephone:  ________________________Business Telephone:  ___________________________________

E-Mail:  __________________________________________________________________________________________

Mother’s Maiden Name (requested for security purposes) __________________________________________

Transfer on Death Beneficiary Information (For Individual or Joint Accounts only)

Name:  ____________________________________________________________________________

Tax ID/Social Security Number _________________________________ Primary % ____________________

Name:  ____________________________________________________________________________

Tax ID/Social Security Number _________________________________ Primary % ____________________

☐  U.S. Citizen     ☐  Resident Alien     ☐  Non-Resident Alien

☐
Electronic Delivery:  Check here if you consent, in the event that American Realty Capital Trust, Inc. elects to deliver any shareholder communications electronically in lieu of mailing paper documents, to receiving such communications via e-mail notice that such communications are available on American Realty Capital Trust, Inc. website.

Custodian Information (if registered under IRA, Keogh, or Qualified Retirement Plan)

Name of Institution ____________________________________________________________________________

Street Address ________________________________________________________________________________

City:  ________________________________________ State:  ________________ Zip Code:  __________

Account Number:  ________________________ Tax ID:  _______________Phone:  _________________________

4. DISTRIBUTION OPTIONS

You may choose to have your distribution applied in two different ways.  Please indicate your preference(s) below.  If this is an additional purchase, and you have selected a new distribution allocation, this new allocation will be retroactive to all previous shares and will affect all future distributions.

Allocation%

__%   ☐ I would like to receive a distribution check mailed to my mailing address listed in Section 3.

__%   ☐ I would like for my distribution to be deposited into a third-party account.*

100%    Distribution preference(s) must be made in whole percentages equaling 100%

Institution Name:  _______________________________________ Account Name:  ____________

Institution ABA#:  _______________________________________ Account Number:  ___________

Street/P.O. Box:  ________________________________________________________________

City:  ________________________________________ State:  ________________ Zip Code:  __________

*
I authorize American Realty Capital Trust, Inc. REIT or its agent to deposit my distribution into the provided third party account listed above.  This authority will remain in force until I notify American Realty Capital Trust, Inc. REIT in writing to cancel it.  In the event that American Realty Capital Trust, Inc.  REIT deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

5. SUBSCRIBER SIGNATURES

Please carefully read and separately initial each of the representations below.  Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such investor’s behalf) the following (ALL appropriate lines must be initialed):

3

Investor (Initials)	JOINT OWNER (Initials)
☐	☐
acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the Prospectus of the Company relating to the Shares wherein the terms and conditions of the offering of the Shares are described, including among other things, the restriction on ownership and transfer of Shares, which require, under certain circumstances, that a holder of Shares shall give written notice and provide certain information to the Company (Minnesota and Massachusetts residents do not initial);

☐	☐
represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the Company) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the “Investor Suitability Standards” section of the Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares;

☐	☐
represents that the investor is purchasing the Shares for his or her own account and if I am (we are) purchasing Shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s) I (we) have due authority to execute the Subscription Agreement Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s);

☐	☐	acknowledges that the Shares are not liquid (Massachusetts residents do not initial); and

☐	☐	if an affiliate of the Company, represents that the Shares are being purchased for investment purposes only and not with a view toward immediate resale.

☐	☐
For residents of Kentucky only — Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

☐	☐
For residents of Massachusetts, Ohio, Iowa, Pennsylvania and Oregon - Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Ohio, Pennsylvania or Oregon resident’s net worth.

☐	☐
For residents of Michigan — Investors, must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer cannot exceed 10% of the Michigan resident’s net worth.

☐	☐	Tennessee — In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

☐	☐
Kansas — In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

☐	☐
In addition to the suitability requirements described above, investors ‘ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

☐	☐
For residents of Missouri — In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

☐	☐
For residents of Alabama and Mississippi only — In addition to the suitability standards above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

4

SUBSTITUTE FORM W-9

I declare that the information supplied above is true and correct and may be relied upon by the Fund in connection with my investment in the Fund.  Under penalties of perjury, by signing this Subscription Agreement, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, (b) I am not subject to back-up withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding and (c) except as otherwise expressly indicated above, I am a U.S. person (including a U.S. resident alien).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT YOU DO NOT WAIVE ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS AGREEMENT.

Signature of Investor                                                    Print Name                           Date

Signature of Joint Owner, if applicable                      Print Name                           Date

6. BROKER-DEALER AND REGISTERED REPRESENTATIVE (to be completed by selling registered representative)

The Broker-Dealer or authorized representative must sign below to complete order.  Broker-Dealer warrants that it is a duly licensed Broker-Dealer and may lawfully offer Shares in the state designated as the investor’s address or the state in which the sale was made, if different.  The Broker-Dealer or authorized representative warrants that he/she has reasonable grounds to believe this investment is suitable for the subscriber as defined in Section 3(b) of the Rules of Fair Practice of the FINRA Manual and that he/she has informed subscriber of all aspects of liquidity and marketability of this investment as required by Section 4 of such Rules of Fair Practice.

Broker-Dealer Name:  ________________________________ Phone __________________

Broker-Dealer Mailing Address:  __________________________________________________

City:  _________________________________ State:  __________ Zip Code:  __________

Registered Principle, Signature, if required:  ___________________________________________

Registered Representative Name:  _________________________________________________

Registered Representative Mailing Address:  ___________________________________________

City:  _________________________________ State:  __________ Zip Code:  __________

Registered Representative Signature:  _________________________________________________

Registered Representative E-mail address:  American Realty Capital Trust, Inc. may use this e-mail address to provide an e-mail notification receipt of this subscription and additional information from American Realty Capital Trust, Inc.

 Check this box to indicate whether submission is made through the Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative of a Broker-Dealer, if applicable, whose agreement with the subscriber includes a fixed or ‘‘wrap’’ fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a Broker-Dealer, the transaction should be completed through that Broker-Dealer, not through the RIA.

Please complete a Subscription Agreement (with all signatures) and check made payable to American Realty Capital Trust, Inc.

Please mail a completed Subscription Agreement and check to:
American Realty Capital Trust, Inc.,
c/o DST Systems, Inc. 430 W. 7th St, Kansas City, MO 64105-1407

Amount ___________________________ Date ____________________________________

Check/Wire # ________________________ Account # ________________________________

Registered Representative # _______________ Firm # _____________ Custodian ID # ____________

Transfer Agent Reviewer ________________________________________________________

5

SPECIAL NOTICE FOR CALIFORNIA RESIDENTS ONLY
CONDITIONS RESTRICTING TRANSFER OF SHARES

260.141.11 Restrictions on Transfer.

The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6, 260.141.10 or 260.534 of the Rules (the “Rules”) adopted under the California Corporate Securities Law (the “Code”) shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of the Rules), except:

to the issuer;

pursuant to the order or process of any court;

to any person described in subdivision (i) of Section 25102 of the Code or Section 260.105.14 of the Rules;

to the transferor’s ancestor, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor’s ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee’s ancestors, descendants or spouse;

to holders of securities of the same class of the same issuer;

by way of gift or donation inter vivos or on death;

by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities laws of the foreign state, territory or country concerned;

to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule not required;

by way of a sale qualified under Sections 25111, 25112, 25113 or 15121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

between residents of foreign states, territories or countries who are neither domiciled or actually present in this state;

to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;

by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (a) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (b) delivers to each purchaser a copy of this rule, and (c) advised the commissioner of the name of each purchaser;

by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities;

by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (1) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed therein in capital letters of not less than 10-point size, reading as follows:

6

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

7

SPECIAL NOTICE FOR MAINE, MASSACHUSETTS, MINNESOTA,
MISSOURI AND NEBRASKA RESIDENTS ONLY

In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the Prospectus.  Residents of the States of Maine, Massachusetts, Minnesota, Missouri and Nebraska who first received the Prospectus only at the time of subscription may receive a refund of the subscription amount upon request to the company within five days of the date of subscription.

INSTRUCTIONS TO SUBSCRIPTION AGREEMENT SIGNATURE PAGE TO AMERICAN
REALTY CAPITAL TRUST, INC. SUBSCRIPTION AGREEMENT

INVESTOR INSTRUCTIONS
Please follow these instructions carefully. Failure to do so may result in the rejection of your subscription. All information on the Subscription Agreement Signature Page should be completed as follows:

1. INVESTMENT
Please mark if this is an initial investment or additional investment. All additional investments must be in increments of at least $1000. Additional investments by residents of Maine must be for at least the $1,000 minimum amount, and residents of Maine must execute a new Subscription Agreement Signature Page to make additional investments in the company. If additional investments in the company are made, the investor agrees to notify the company and the broker-dealer named on the Subscription Agreement Signature Page in writing if at any time he or she fails to meet the applicable suitability standards or is unable to make any other representations or warranties set forth in the Prospectus or the Subscription Agreement. A minimum investment of $1,000 (100 shares) is required, except for certain states which require a higher minimum investment. Certain States may vary. See Prospectus. If the purchase is eligible for a Net Commission Purchase, please check the appropriate box. Representative will not receive selling commission. Make A CHECK FOR THE FULL PURCHASE PRICE OF THE SHARES SUBSCRIBED FOR PAYABLE TO THE ORDER OF “American Realty Capital Trust, Inc.” Shares may be purchased only by persons meeting the standards set forth under the “Investor Suitability Standards” section of the Prospectus. Please indicate the state in which the sale was made. WE WILL NOT ACCEPT CASH, MONEY ORDERS OR TRAVELERS CHECKS FOR INITIAL INVESTMENTS.

2. TYPE OF OWNERSHIP	Please check the appropriate box to indicate the type of entity or type of individuals subscribing

3. REGISTRATION NAMES AND CONTACT INFORMATION
Please enter the exact name in which the Shares are to be held. For joint tenants with right of survivorship or tenants in common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee along with the title, signature and successor trustee pages. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 5 of the Subscription Agreement Signature Page, the investor is certifying that this number is correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a Qualified Plan or trust, this will be the address of the trustee. Indicate the birthdate and occupation of the registered owner unless the registered owner is a partnership, corporation or trust.

8

4 DISTRIBUTION OPTIONS
An investor may choose to have their dividend distribution applied in two different ways. Dividend distribution(s) must be made in whole percentages equaling 100%.
a. CHECK TO ADDRESS OF RECORD: An investor can elect to receive a percentage (in whole percentages) of their distribution mailed to their address of record provided in Section 3.
b. DISTRIBUTION ADDRESS: An investor can elect to have a percentage (in whole percentages) of cash distribution sent to an address other than that provided in Section 3 (i.e., a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.

5 SUBSCRIBER SIGNATURES
Each investor must initial each representation in this Section, and then sign and date this Section. By initialing and signing, each investor is agreeing that the representations in this Section are true. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. If title is to be held jointly, all parties must initial and sign. If the registered owner is a partnership, corporation or trust, a general partner, officer or trustee of the entity must initial and sign. PLEASE NOTE THAT THESE SIGNATURES DO NOT HAVE TO BE NOTARIZED.

6 BROKER-DEALER
This Section is to be completed by the Registered Representative. Please complete all BROKER-DEALER information contained in Section 6 including suitability certification. SIGNATURE PAGE MUST BE SIGNED BY AN AUTHORIZED REPRESENTATIVE.

The Subscription Agreement Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to American Realty Capital Trust, Inc., c/o DST Systems, Inc., 430 W. 7th St., Kansas City, MO 64105-1407.  Only original, completed copies of Subscription Agreement Signature Pages can be accepted.  Photocopies or otherwise duplicate Subscription Agreement Signature Pages cannot be accepted by the company.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THE
SUBSCRIPTION AGREEMENT SIGNATURE PAGE,
PLEASE CALL 877-373-2522

9

APPENDIX B:  PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning other programs sponsored by American Realty Capital.  The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates.  We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives.  The private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC and ARC Income Properties III, LLC are net lease programs focused on providing current income through the payment of cash distributions, while ARC Growth Partnership, LP was formed to acquire vacant bank branch properties and opportunistically sell such properties.  The investment objectives of these affiliated programs differ from our investment objectives, which aim to acquire and operate a portfolio of commercial real estate consisting of freestanding single-tenant properties net leased to investment grade and other credit worthy tenants located throughout the United States and the Commonwealth of Puerto Rico.  For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM.  THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN.  IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES.  IF YOU PURCHASE SHARES IN AMERICAN REALTY TRUST, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

•	Table I: Experience in Raising and Investing Funds For Public and Non-Public Program Properties;

•	Table II: Compensation to Sponsor from Public and Non-Public Program Properties;

•	Table III: Operating Results of Public and Non-Public Program Properties;

•	Table IV: Results of Completed Public and Non-Public Programs of the Sponsor and its Affiliates;

•	Table V: Sales or Disposals of Public and Non-Public Program Properties; and

•	Table VI: Acquisitions of Properties by Public and Non-Public Programs. See Part II.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

NOT APPLICABLE

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2009, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2009, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2009, and ARC Growth Fund, L.P. from its inception on July 24, 2008 to December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC		ARC Income Properties, III, LLC		ARC Growth Fund, LP
			Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised
	(dollars in thousands)
Dollar amount offered (unsecured debt)	$19,537			$13,000		$11,243		$7,850
Dollar amount raised from investors	19,537			13,000		11,243		5,275
Dollar amount contributed from sponsor and affiliates	1,975			—		—		2,575
Total dollar amount raised	$21,512		100.00%	$13,000	100.00%	$11,243	100.00%	$7,850	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323	2.48%	$666	5.92%	$—	0.00%
Organizational expenses	—		0.00%	—	0.00%	—	0.00%	—	0.00%
Available for investment	$20,316		94.44%	$12,677	97.52%	$10,577	94.08%	$7,850	100.00%
Acquisition costs and loans made secured by real estate:
Equity investment (cash)	$11,302		52.54%	$9,086	69.89%	$10,329	91.87%	$41,307	526.20%
Proceeds from mortgage financings	82,622	(1)	384.0%	33,399	256.9%	14,934	132.8%	19,876	253.2%
Acquisition expenses	4,734		22.01%	1,905	14.65%	20	0.1%	1,094	13.94%
Acquisition fees paid to sponsor	2,959		13.7%	423	3.2%	662	5.8%	1,316	16.7%
Total acquisition costs	$101,617		472.37%	$44,813	344.72%	$25,945	230.77%	$63,593	810.10%
Cash used for acquisition costs	$18,995		88.3%	$11,414	87.8%	$11,011	97.9%	$43,717	556.9%
Percentage leverage (mortgage financing divided by total acquisition costs)	81.31%			74.53%		57.56%		31.26%
Date offering began	6/09/2008			9/17/2008		9/29/2009		7/24/2008
Number of offerings in the year	1			1		1		1
Length of offerings (in months)	7			4		3		1
Months to invest 90% of amount available for investment	7			4		3		1

(1)	Includes mortgage note assumed for ARC Income Properties, LLC

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

NOT APPLICABLE

TABLE II
COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2009, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2009, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2009, and ARC Growth Fund, L.P. from its inception on July 24, 2008 to December 31, 2009.

	ARC Income Properties, LLC	ARC Income Properties II, LLC	ARC Income Properties III, LLC	ARC Growth Fund, LP
	(dollars in thousands)
Date offering commenced	6/09/2008	9/17/2008	9/29/2009	7/24/2008
Dollar amount raised	$21,512 (1)	$13,000 (2)	$11,243 (2)	$7,850 (3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785	$323	666	—
Acquisition fees
Real estate commissions	$—	$—
Advisory fees – acquisition fees	$2,959	$423	662	1,316
Other – organizational and offering costs	$—	$—	—	—
Other – financing coordination fees	$939	$333	149	45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(1,195)	$1,731	3,537	6,163
Actual amount paid to sponsor from operations:
Property management fees	$—	$—	$—	$—
Partnership management fees	—	—	—	—
Reimbursements	—	—	—	—
Leasing commissions	—	—	—	—
Other (explain)	—	—	—	—
Total amount paid to sponsor from operations	$—	$—	$—	$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	—	—	—	11,880
Notes	—	—	—	18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—	—	—	—
Incentive fees	—	—	—	—
Other (disposition fees)	—	—	—	1,169
Other (refinancing fees)				39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from the sponsor and its affiliates.

(2)	Amount raised from investors.

(3)	Includes $5.3 million raised from investors and $2.6 million raised from the sponsor and its affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

NOT APPLICABLE

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Property, LLC and ARC Income Property II, LLC., as of the dates indicated.

	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC	ARC Growth Fund, LP
	Year ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from September 29, 2009 to December 31, 2009	Year ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
	($ in thousands)
Gross revenues	$5,347	$1,341	$3,423	$337	$341	$113	$8
Profit (loss) on sales of properties						(5,714)	9,746
Less:
Operating expenses	2,847	5	7	—	33	560	2,004
Interest expense	6,576	1,609	3,185	173	387	1,323	597
Depreciation	2,676	909	1,758	200	127	539	344
Amortization	886	—	670	—	42	—	—
Net income – GAAP Basis	$(7,638)	$(1,182)	$(2,197)	$(36)	$(248)	$(8,023)	$6,809
Taxable income (loss)
From operations	$(7,638)	$(1,182)	$(2,197)	$(36)	$(248)	$(2,309)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$—	$—	$(5,714)	$9,746
Cash generated from (used by) operations(1)	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing(1)	(2,349)	1,154	(2,282)	4,013	3,537	(2,216)	7,932
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(2,216)	$7,932

(1)	Includes interest expense for payments to investors
Note — non-public programs are combined with other entities for federal income tax reporting purposes Therefore federal income tax results for these programs is not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND
ITS AFFILIATES

NOT APPLICABLE

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND
ITS AFFILIATES

NOT APPLICABLE

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

NOT APPLICABLE

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2009.

ARC Growth Partnership, LP

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of Properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia, PA(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
			$43,243	$17,340	$—	$—	$60,583	$15,877	$41,829	$57,706	$(441)

(1)	Sale of property was to a related party.
(2)	No purchase money mortgages were taken back by any program.
(3)	Financial information for programs is prepared in accordance with GAAP, therefore, GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions in connection with the acquisition of property.
(6)
Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operation of the property.

AMERICAN REALTY CAPITAL TRUST, INC.

Common Stock

32,500,000 SHARES – MAXIMUM FOLLOW-ON OFFERING

PROSPECTUS

August 5, 2010

You should rely only on the information contained in this prospectus.  No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by American Realty Capital Trust, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.  You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$25,672
FINRA Filing Fee	35,500
Printing and Mailing Expenses	5,000,000
Blue Sky Fees and Expenses	32,725
Legal Fees and Expenses	2,250,000
Accounting Fees and Expenses	300,000
Transfer Agent and Escrow Fees	200,000
Educational Conferences and Seminars	3,000,000
Advertising and Sales Literature	3,750,000
Due Diligence Expenses	1,250,000
Miscellaneous	6,221,159
Total	22,065,056

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

In August 2007, American Realty Capital II, LLC purchased from us 20,000 Shares for $10.00 per Share, for an aggregate purchase price of $200,000, in connection with our organization.  We made a capital contribution to American Realty Capital Operating Partnership, L.P., our operating partnership, in the amount of $200,000 in exchange for 20,000 partnership units of the operating partnership.  Our advisor also made a capital contribution to American Realty Capital Operating Partnership, L.P., our operating partnership, in the amount of $2,000 in exchange for 200 limited partnership units of the operating partnership.  The 200 partnership units received by our advisor may be exchanged, at its option, for 200 shares identical to those being offered pursuant to the Prospectus included in this Registration Statement, subject to our option to pay cash in lieu of such shares.  No sales commission or other consideration was paid in connection with such sales, which were consummated without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration in Section 4(2) of the Act as transactions not involving any public offering.  The purchase price for the Rockland Properties (see “Real Estate Investment”) includes a preferred equity investment of approximately $4.0 million from an unaffiliated entity pursuant to a limited liability agreement entered into by this unaffiliated entity and our operating partnership, American Realty Capital Operating Partnership, L.P. to obtain an indirect ownership interest in the Rockland Properties.  This preferred equity investment was repaid in cash in the year ended December 31, 2009.

Item 34. Indemnification of Directors and Officers.

Article XII, Sections 12.2 and 12.3 of the company’s charter provide as follows:

SECTION 12.2.  LIMITATION OF DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION.

Subject to the conditions set forth under Maryland law or in paragraph (c) or (d) below, no Director or officer of the company shall be liable to the company or its Stockholders for money damages.  Neither the amendment nor repeal of this Section 12.2(a), nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 12.2(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Subject to the conditions set forth under Maryland law or in paragraph (c) or (d) below, the company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Director or officer of the company and at the request of the company, serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Advisor of any of its Affiliates acting as an agent of the company.  The company may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the company in any of the capacities described in (i) or (ii) above and to any employee or agent of the company or a predecessor of the company.  The Board may take such action as is necessary to carry out this Section 12.2(b).  No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Notwithstanding anything to the contrary contained in paragraph (a) or (b) above, the company shall not provide for indemnification of a Director, the Advisor or any Affiliate of the Advisor (the “Indemnitee”) for any liability or loss suffered by any of them and the company shall not provide that an Indemnitee be held harmless for any loss or liability suffered by the company, unless all of the following conditions are met:

(i)      The Indemnitee has determined, in good faith that the course of conduct that caused the loss or liability was in the best interests of the company.

(ii)      The Indemnitee was acting on behalf of or performing services for the company.

(iii)     Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.

(iv)    Such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from the Stockholders.

Notwithstanding anything to the contrary contained in paragraph (a) or (b) above, the company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:  (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violations of securities laws.

SECTION 12.3.  PAYMENT OF EXPENSES. Subject to the provisions of Section 12.2(c) of this Article XII, the company shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding if:  (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the company, (ii) the Indemnitee provides company with a written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the company as authorized by Section 12.2, (iii) the proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (iv) the Indemnitee provides the company with a written undertaking to repay the amount paid or reimbursed by the company, together with the applicable legal rate of interest if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct.

Item 35.  Treatment of Proceeds from Stock Being Registered.

NOT APPLICABLE

Item 36.  Financial Statements and Exhibits.

 (a)     FINANCIAL STATEMENTS

The following financial statements are included or have been incorporated by reference as part of the prospectus included in this registration statement:

As of December 31, 2009 and 2008 and the years ended December 31, 2009 and 2008 and the period from August 17, 2007 (date of inception) through December 31, 2007

(1)	Report of Independent Registered Public Accounting Firm

(2)	Consolidated Balance Sheets as of December 31, 2009 and 2008

(3)	Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and the period from August 17, 2007 (date of inception) to December 31, 2007

(4)	Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and the period from August 17, 2007 (date of inception) to December 31, 2007

(5)	Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2009, 2008 and the period from August 17, 2007 (date of inception) to December 31, 2007

(6)	Notes to Consolidated Financial Statements

(7)	Schedule of Properties and Accumulated Depreciation

As of March 31, 2010 and 2009 and the three months then ended

(1)	Consolidated Balance Sheets as of March 31, 2010 and 2009

(2)	Consolidated Statements of Operations for the three months ended March 31, 2010 and 2009

(3)	Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009

(4)	Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2010

(5)	Notes to Consolidated Financial Statements

(b)      EXHIBITS

The following documents are filed as part of this Registration Statement:

Exhibit No.	Description
1.1(2)	Form of Dealer Manager Agreement by and between American Realty Capital Trust, Inc. and Realty Capital Securities, LLC
1.2(2)	Form of Soliciting Dealers Agreement by and between Realty Capital Securities, LLC and the Soliciting Dealers
3.1(3)	Amended and Restated Charter of American Realty Capital Trust, Inc.
3.1(a)(5)	Articles of Amendment of American Realty Capital Trust, Inc.
3.2(1)	Bylaws of American Realty Capital Trust, Inc.
4.1(3)	Agreement of Limited Partnership of American Realty Capital Operating Partnership, L.P.
4.1(a)(7)	First Amendment to Agreement of Limited Partnership of American Realty Capital Operating Partnership, L.P.
4.2	Specimen Certificate for the Shares is not applicable because our board of directors has authorized the issuance of Shares of our stock without certificates
5**	Opinion of Proskauer Rose LLP as to the legality of the Shares being registered
5.1**	Opinion of Venable LLP
8**	Opinion of Proskauer Rose LLP as to tax matters
10.1(8)	Amended and Restated Escrow Agreement by and among American Realty Capital Trust, Inc., Boston Private Bank & Trust Company and Realty Capital Securities, LLC
10.2(2)	Form of Advisory Agreement by and among American Realty Capital Trust, Inc., American Realty Capital Operating Partnership, L.P. and American Realty Capital Advisors, LLC
10.3(1)	Form of Management Agreement, by and among American Realty Capital Trust, Inc., American Realty Capital Operating Partnership, L.P. and American Realty Capital Properties, LLC
10.3(a)(7)	First Amendment to Management Agreement
10.3(b)(7)	Second Amendment to Management Agreement
10.3(c)(10)	Third Amendment to Management Agreement
10.3(d)(10)	Fourth Amendment to Management Agreement
10.3(e)(10)	Fifth Amendment to Management Agreement
10.3(f)(13)	Sixth Amendment to Management Agreement
10.3(g)(13)	Seventh Amendment to Management Agreement
10.3(h)(13)	Eighth Amendment to Management Agreement
10.3.(i)(13)	Ninth Amendment to Management Agreement
10.3(j)(13)	Tenth Amendment to Management Agreement
10.4(7)	Company’s Stock Option Plan
10.5(6)
Agreement of Assignment of Partnership Interests between American Realty Capital Operating Partnership, L.P. and American Realty Capital LLC, William M. Kahane, Nicholas S. Schorsch, Lou Davis and Peter and Maria Wirth dated March 5, 2008. — Federal Express Distribution Center

10.6(6)	Agreement of Assignment of Partnership Interests between American Realty Capital Operating Partnership, L.P. and Nicholas S. Schorsch dated March 12, 2008. — Harleysville National Bank Portfolio
10.7(8)	Limited Liability Company Agreement of American Realty Capital Equity Bridge, LLC dated August 20, 2008
10.8(a)(10)
Agreement for Transfer of Membership Interest between ARC Growth Fund I, LLC, and American Realty Capital Operating Partnership, L.P., dated September 16, 2008. (Transfer to the Operating Partnership of an indirect interest in National City portfolio. Amends exhibit previously filed as exhibit 10.8 to the Post-Effective Amendment No. 2 to Form S-11, dated September 3, 2008.)

Exhibit No.	Description
10.8(b)(10)
Agreement for Transfer of Membership Interests between ARC Growth Fund I, LLC, and American Realty Capital Operating Partnership, L.P., dated September 16, 2008.  (Transfer to the Operating Partnership of an indirect interest in National City portfolio.  Amends exhibit previously filed as exhibit 10.8 to the Post-Effective Amendment No. 2 to Form S-11, dated September 3, 2008.)

10.9(a)(10)
Agreement of Assignment of Membership Interests by and among Milestone Partners Limited, and American Realty Capital Holdings, LLC, and American Realty Capital Operating Partnership, L.P., dated September 29, 2008.  (Transfer to the Operating Partnership of an indirect interest in the Rite Aid portfolio).

10.9(b)(10)
Consent to Transfer Agreement among ARC RACADOH001, LLC, ARC RACAROH001, LLC, ARC RAELPOH001, LLC, ARC RALISOH001, LLC, ARC RACARPA001, LP, ARC RAPITPA001, LP, American Realty Capital Holdings, LLC, Milestone Partners Limited, American Realty Capital Operating Partnership, L.P., and Wells Fargo Bank, N.A., dates September 29, 2008.  (Transfer of mortgage to Operating Partnership in the Rite Aid portfolio).

10.10(14)	Employee and Director Restricted Share Plan
10.11(15)
Amended and Restated Advisory Agreement among American Realty Capital Trust, Inc., American Realty Capital Operating Partnership, L.P. and American Realty Capital Advisors, LLC, dated as of June 2, 2010

23.1**	Consent of Grant Thornton LLP
23.2**	Consent of Proskauer Rose LLP (included in Opinion of Proskauer Rose LLP in Exhibit 5)
23.3**	Consent of Venable LLP (included in Opinion of Venable LLP in Exhibit 5.1)
24(4)	Power of Attorney

*      Filed herewith.

**      Will be filed in an amendment to this Registration Statement.

(1)	Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on November 20, 2007.

(2)	Previously filed as an exhibit to Amendment No. 3 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on January 16, 2008.

(3)	Previously filed as an exhibit to Amendment No. 4 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on January 22, 2008.

(4)	Previously filed as an exhibit to Amendment No. 5 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on January 24, 2008.

(5)	Previously filed as an exhibit to Current Report on Form 8-K that we filed with the Securities and Exchange Commission on March 4, 2008.

(6)	Previously filed as an exhibit to Quarterly Report on Form 10-Q that we filed with the Securities and Exchange Commission on May 14, 2008.

(7)	Previously filed as an exhibit to Pre-Effective Amendment No. 1 to Post Effective Amendment No. 1 to Form S-11 that we filed with the Securities and Exchange Commission on June 3, 2008.

(8)	Previously filed as an exhibit to Pre-Effective Amendment No. 1 to Post Effective Amendment No. 2 to Form S-11 that we filed with the Securities and Exchange Commission on September 3, 2008.

(9)	Previously filed as an exhibit to the Form 10-Q that we filed with Securities and Exchange Commission on November 13, 2008.

(10)	Previously filed as an exhibit to the Pre-Effective Amendment No. 2 to the Post-Effective Amendment No. 3 to Form S-11 that we filed with the Securities and Exchange Commission on February 18, 2009.

(11)	Previously filed as an exhibit to Pre-Effective Amendment No. 1 to Post Effective Amendment No. 5 to Form S-11 that we filed with the Securities and Exchange Commission on August 28, 2009.

(12)	Previously filed as an exhibit to Pre-effective Amendment No. 1 to Post-Effective Amendment No. 6 to Form S-11 that that we filed with the Securities and Exchange Commission on November 2, 2009.

(13)	Previously filed as an exhibit to the Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on March 18, 2010.

(14)	Previously filed as an exhibit to Pre-effective Amendment No. 1 to Post-Effective Amendment No. 8 to Form S-11 that we filed with the Securities and Exchange Commission on March 18, 2010.

(15)	Previously filed as an exhibit to Current Report on Form 8-K that we filed with the Securities and Exchange Commission on June 3, 2010.

Item 37.  Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   That all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission at the time such post-effective amendments are filed.

(4)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The Registrant undertakes to send to each Stockholder at least on an annual basis a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

C.    The Registrant undertakes to provide to the Stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.

D.    The Registrant hereby undertakes to send to the Stockholders, within 60 days after the close of each quarterly fiscal period, the information specified by Form 10-Q, if such report is required to be filed with the Securities and Exchange Commission.

E.     The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each Property not identified in the Prospectus at such time as there arises a reasonable probability that such Property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Stockholders.  Each sticker supplement should also disclose all compensation and fees received by the Advisor and its Affiliates in connection with any such acquisition.  The post-effective amendment shall include audited financial statements meeting the requirements Rule 3-14 of Regulation S-X only for Properties acquired during the distribution period.

F.     The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Stockholders at least once each quarter after the distribution period of the offering has ended.

G.     The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

H.     For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

I.       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

TABLE VI
ACQUISITIONS OF PROPERTIES BY PUBLIC PROGRAMS

The table below presents information concerning the acquisition of properties from non-public programs from their inception to December 31, 2009, sponsored by American Realty Capital II, LLC and its predecessor entities and affiliates.

Name	Location	Type of Property	Number of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
(dollars in thousands)
ARC Income Properties, LLC – Citizens Bank	Various	Bank Branches	62	303,130	July 2008 to August 2009	$82,622	$18,995	$96,883	$2,802	1,932	$101,617
ARC Income Properties II, LLC – PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008	33,399	11,414	42,709	—	2,104	44,813
ARC Income Properties III, LLC – Home Depot	South Carolina	Distribution facility	1	465,600	Nov-09	14,934	11,011	25,925	20	20	25,945
ARC Growth Fund, LP – Wachovia Bank	Various	Bank Branches	52	229,544	July to December 2008	19,876	43,717	61,124	—	2,469	63,593
			165	1,273,710		$150,831	$85,137	$226,641	$2,822	$6,525	$235,968

(1)
ARC Growth Partnership, LP mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination. ARC Growth Partnership, LP is currently in the process of selling its remaining assets.

TABLE VI
ACQUISITIONS OF PROPERTIES BY NON-PUBLIC PROGRAMS

The table below presents information concerning the acquisition of properties from non-public programs from their inception to December 31, 2009, sponsored by American Realty Capital II, LLC and its predecessor entities and affiliates.

Name	Location	Type of Property	Number of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
(dollars in thousands)
ARC Income Properties, LLC –Citizen Bank	Various	Bank Branches	65	303,130	July to August 2009	$82,622	$18,995	$96,883	$2,802	1,932	$101,617
ARC Income Properties II, LLC–PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008	33,399	11,414	42,709	—	2,104	44,813
ARC Income Properties III, LLC–Home Depot	South Carolina	Distribution facility	1	465,600	Nov-09	14,934	11,011	25,925	20	20	25,945
ARC Growth Fund, LP – Wachovia Bank	Various	Bank Branches	52	229,544	July to December 2008	19,876	43,717	61,124	—	2,469	63,593
			168	1,273,710		$150,831	$85,137	$226,641	$2,822	$6,525	$235,968

(1)
ARC Growth Partnership, LP mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination.  ARC Growth Partnership, LP is currently in the process of selling its remaining assets.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused Post-Effective Amendment No. to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jenkintown, State of Pennsylvania, on the 5th day of August, 2010.

AMERICAN REALTY CAPITAL TRUST, INC.

By:	/s/ NICHOLAS S. SCHORSCH
NICHOLAS S. SCHORSCH
CHIEF EXECUTIVE OFFICER AND
CHAIRMAN OF THE BOARD OF DIRECTORS

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ Nicholas S. Schorsch	Chief Executive Officer & Chairman of the Board of	August 5, 2010
Nicholas S. Schorsch	Directors

/s/ William M. Kahane	Chief Operating Officer, President and Director	August 5, 2010
William M. Kahane

/s/ Brian S. Block	Principal Financial Officer, Principal Accounting	August 5, 2010
Brian S. Block	Officer & Executive Vice President

/s/ Leslie Michelson	Independent Director	August 5, 2010
Leslie Michelson

/s/ William G. Stanley	Independent Director	August 5, 2010
William G. Stanley

	Independent Director	August 5, 2010
Robert H. Burns